Form 10-K405, Exhibit 13
period 1996-12-31
CHESTER BANCORP INC
filed 1997-03-31
CIK 1010838

                                                                      Exhibit 13
                                      LOGO

                                      logo

                               1996 annual report

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                Page
                                                                ----
Message to Our Stockholders                                       1
Common Stock and Related Matters                                  2
Selected Consolidated Financial Information                       3
Management's Discussion and Analysis                              5
Independent Auditors' Report                                     15
Consolidated Financial Statements                                16
Notes to Consolidated Financial Statements                       20
Stockholder Information                                       Inside
   Back Cover

MESSAGE TO OUR STOCKHOLDERS
--------------------------------------------------------------------------------

     On October 4, 1996, Chester Savings Bank, F.S.B. converted from mutual to stock ownership and converted from a federal savings bank to two national banks, Chester National Bank and Chester National Bank of Missouri. Simultaneously with these conversions, the Company, Chester Bancorp, Inc., was formed as a holding company for the two banks and the Company completed the initial public offering of its common stock. The conversion from mutual ownership in a savings association to stock ownership in a bank holding company has enabled customers, community members and other investors to participate in the Bank's growth and success through an equity interest in the Company. The conversion from a savings bank to national banks will enable both Chester National Bank and Chester National Bank of Missouri to offer increased commercial lending and a wider variety of products and services to their customers and local communities. In addition, the banks will be subject to various banking regulations but will not be subject to certain regulatory requirements applicable only to thrift institutions.

     The Banks will continue to focus on maintaining profitability by increasing their lending base while maintaining safe and sound banking practices. Both Chester National Bank and Chester National Bank of Missouri are well positioned as strong local community banks in the markets they serve. The Banks' multiple locations, including main facilities in Chester, Illinois and Perryville, Missouri, branch facilities in Sparta, Pinckneyville, Red Bud and Carbondale, Illinois, and loan production office in Cape Girardeau, Missouri, will enable the Banks to provide quality banking service to several local communities in the region. The Banks intend to aggressively pursue new lending opportunities in the growing southeast Missouri area through the Perryville location and the loan production office in Cape Girardeau, Missouri.

     The management and employees of the Banks will continue to provide top level service to the local communities they serve in the same manner as prior to the conversion to national banks, however, as national banks, the Banks will not be subject to certain thrift regulatory restrictions and will be able to offer additional commercial lending services to their customers. In addition, the Banks are considering various new products and services which would enhance the use of the Banks by members of the local community. Chester National Bank intends to increase single family lending in the St. Louis County area through selected brokered arrangements. Chester National Bank already has and will continue to reduce its dependence on single large deposits. Staff duties are being realigned to meet the changing customer base of the Banks.

     The Company intends to increase stockholder value through both increased stock price and the payment of dividends. While there can be no assurance that the Company's stock price will continue to increase, the Company believes that maintaining profitable operations at the Bank level will continue to be positively reflected in the stock price. The initial quarterly dividend on the Company's stock payable to holders of record on November 18, 1996 was $.05 per share and the second quarterly dividend on the Company's stock payable to holders of record on February 18, 1997 was $.06 per share. Future dividends are subject to many factors, including determination and declaration by the Board of Directors, capital requirements, regulatory limitations and results of operations of the Company, however, the Board of Directors views the payment of reasonable dividends as an appropriate method of returning value to its stockholders. In addition, any future repurchase of outstanding common stock by the Company, to the extent that such repurchase is then determined to be advisable by the Board of Directors and authorized by the appropriate regulatory authorities, will be considered by the Board of Directors as a method of increasing value to the Company's stockholders.

     On behalf of the Board of Directors of Chester Bancorp, Inc. and the management and employees of Chester National Bank and Chester National Bank of Missouri, I extend our deep appreciation to our stockholders and customers for your support during our conversion to two national banks and the related initial offering of Chester Bancorp, Inc. stock. We look forward to an exciting and profitable future.

Sincerely,

[Michael Welge Sig.]

Michael W. Welge

Chairman of the Board,
President and Chief
Financial Officer

COMMON STOCK AND RELATED MATTERS
--------------------------------------------------------------------------------

     The common stock of Chester Bancorp, Inc. is traded in the over-the-counter market and is listed for quotation in the NASDAQ National Market under the symbol "CNBA." The stock was issued on October 4, 1996 at $10.00 per share. As of December 31, 1996, there were 696 stockholders of record and 2,182,125 shares of common stock issued and outstanding.

     The following table sets forth the high and low closing bid prices as reported by NASDAQ and dividends paid per share of common stock for the period indicated.

                                                                   Dividends
  Quarter ended               High                Low                paid
----------------------------------------------------------------------------
December 31, 1996            $13.750            $12.625            $     .05

     Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and will depend upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, Chester Bancorp's results of operations and financial condition, tax considerations, and general economic conditions. No assurance can be given that dividends will be declared or, if declared, what the amount of dividends will be, or whether such dividends, once declared, will continue.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

                                                                            At December 31,
                                      -------------------------------------------------------------------------------------------
      (Dollars in thousands)               1996               1995               1994               1993               1992
---------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                          $       145,843    $       134,781    $       141,755    $       141,396    $       138,869
Loans receivable, net                          54,842             57,021             58,157             61,193             65,643
Mortgage-backed securities, net(1)             15,897             15,413             13,136              7,402             10,559
Investments, net(2)                            69,842             57,605             64,410             67,390             57,994
Savings deposits(3)                           102,247            106,718            129,712            130,231            128,731
Securities sold under agreements
  to repurchase(3)                             11,340             15,000          --                 --                 --
Stockholders' equity                           31,427             11,712             10,675              9,682              8,778

                                                                        Year Ended December 31,
                                      -------------------------------------------------------------------------------------------
      (Dollars in thousands)               1996               1995               1994               1993               1992
---------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Interest income                       $         9,307    $         9,035    $         8,696    $         9,132    $        10,392
Interest expense                                5,300              5,474              5,089              5,526              6,826
---------------------------------------------------------------------------------------------------------------------------------
  Net interest income                           4,007              3,561              3,607              3,606              3,566
Provision for loan losses                          33                161                 69                 30                 70
---------------------------------------------------------------------------------------------------------------------------------
  Net interest income after
     provision for loan losses                  3,974              3,400              3,538              3,576              3,496
Loss on sale of certificates of
  deposit                                         (54)         --                 --                 --                 --
Gain (loss) on sale of investment
  securities and mortgage-backed
  securities                                       42                 98          --                 --                      (228)
Others noninterest income                         180                140                114                129                131
Noninterest expense                             3,338              2,338              2,374              2,277              2,216
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and
  cumulative effect of change in
  accounting principle                            804              1,300              1,278              1,428              1,183
Income taxes                                      109                299                285                307                257
---------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of
  change in accounting principle                  695              1,001                993              1,121                926
Cumulative effect of change in
  accounting principle(4)                   --                 --                 --                      (227)         --
---------------------------------------------------------------------------------------------------------------------------------
Net income                            $           695    $         1,001    $           993    $           894    $           926
=================================================================================================================================
Earnings per share                    $           .19                N/A                N/A                N/A                N/A
==================================================================================================================================

--------------------------------------------------------------------------------

                                                                       At or for the Year Ended December 31,
                                                  -------------------------------------------------------------------------------
                                                     1996             1995             1994             1993             1992
---------------------------------------------------------------------------------------------------------------------------------
KEY OPERATING RATIOS(3):
Performance Ratios:
Return on average assets (net income divided
  by average assets)                                     0.49%            0.73%            0.69%            0.79%(5)         0.68%
Return on average equity (net income divided
  by average equity                                      4.12             8.94             9.76            12.15(5)         11.31
Interest rate spread (difference between
  average yield on interest-earning assets and
  average cost of interest-bearing
  liabilities)(6)                                        2.74             2.60             2.61             2.62             2.57
Net interest margin (net interest income as a
  percentage of average interest-earning
  assets)(6)                                             3.15             2.87             2.79             2.82             2.79
Noninterest expense to average assets                    2.38(8)          1.70             1.66             1.61             1.62
Average interest-earning assets to average
  interest-bearing liabilities                         110.41           106.48           104.91           104.66           104.29
Asset Quality:
Allowance for loan losses to total loans at
  end of period                                          0.70             0.68             0.42             0.34             0.28
Ratio of allowance for loan losses to
  non-performing loans                                 485.74           244.79            64.65            59.53            38.78
Net charge offs to average outstanding loans
  during the period                                      0.07             0.03             0.05             0.01             0.06
Ratio of non-performing assets to total
  assets(7)                                              0.13             0.27             0.31             0.44             0.84
Capital Ratios:
Average equity to average assets                        12.00             8.15             7.12             6.53             6.01
Equity to assets at end of period                       21.55             8.69             7.53             6.85             6.32

                                                                                  At December 31,
                                                  -------------------------------------------------------------------------------
                                                     1996             1995             1994             1993             1992
---------------------------------------------------------------------------------------------------------------------------------
OTHER DATA:
Number of:
  Real estate loans outstanding                         1,466            1,484            1,542            1,704            1,899
  Deposit accounts                                     12,632           12,282           12,742           13,184           13,636
  Full-service offices                                      6                6                6                6                6
  Loan production offices                                   1                1          --               --               --

---------------

(1) Includes mortgage backed securities available for sale of $1.9 million and $2.2 million at December 31, 1996 and December 31, 1995, respectively.
(2) Includes investment securities, interest-bearing deposits, federal funds sold, certificates of deposits, and FHLB stock. Includes securities available for sale of $12.5 million and $7.1 million at December 31, 1996 and December 31, 1995, respectively.
(3) During the year ended December 31, 1995, $15.0 million of certificates of deposit were converted into reverse repurchase agreements and, therefore, are not reflected in deposit totals.
(4) Resulted from the adoption of SFAS No. 109, "Accounting for Income Taxes" on January 1, 1993.
(5) Excludes cumulative effect of change in accounting principle.
(6) Information is presented on a tax equivalent basis assuming a tax rate of 34%.
(7) Non-performing assets include loans which are contractually past due 90 days or more, loans accounted for on a nonaccrual basis and real estate acquired through foreclosure.
(8) Includes SAIF special assessment of $812,498. Non-interest expense to average assets excluding SAIF special assessment is 1.80%.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

GENERAL

     The principal business of Chester Bancorp, Inc. and its subsidiaries (the Company) consists of attracting deposits from the general public and using these funds to originate mortgage loans secured by one- to four-family residences and to invest in investments and mortgage-backed securities. To a lesser extent, the Company engages in various forms of consumer lending. The Company's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans, mortgage-backed securities and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits and reverse repurchase agreements. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Net interest income is then reduced to the extent of provisions for loan losses.

     The Company's profitability is also affected by the level of noninterest income and expense. Noninterest income consists primarily of gains and losses on the sale of investment securities, late charges on loans, and deposit account fees. Noninterest expense consists of salaries and benefits, occupancy related expenses, data processing expenses, deposit insurance premiums paid to the SAIF and other operating expenses.

     The operations of the Company are significantly influenced by general economic conditions and related monetary and fiscal policies of financial institutions regulatory agencies. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

     On October 4, 1996, the Company, formerly known as Chester Savings Bank, FSB (the Bank), completed its conversion from a federal mutual savings bank to a federal capital stock savings bank and simultaneously formed Chester Bancorp, Inc., a Delaware corporation, to act as the holding company of the converted savings bank. Pursuant to the plan of conversion, the Bank converted to a national bank known as Chester National Bank, and a newly chartered bank subsidiary was formed by the Company known as Chester National Bank of Missouri. The stock conversion resulted in the sale and issuance of 2,181,125 shares of $
 .01 par value common stock at a price of $10.00 per share. In conjunction with the conversion, the Company loaned $1,745,700 to the Company's employee stock ownership plan for the purchase of 174,570 shares of common stock in connection with the stock conversion. After reducing gross proceeds for conversion costs of $939,363 and $1,745,700 related to the sale of shares to the Company's employee stock ownership plan, net proceeds totaled $19,136,187.

BUSINESS STRATEGY

     The Company's current business strategy is to operate as a well capitalized, profitable and independent community bank dedicated to financing home ownership and consumer needs in its market area and to providing quality service to its customers. The Company has implemented this strategy by: (1) closely monitoring the needs of customers and providing quality service; (2) emphasizing consumer banking by originating residential mortgage loans and consumer loans, and by offering checking accounts and other financial services and products; (3) maintaining asset quality; (4) maintaining significant investments in investment and mortgage-backed securities; (5) maintaining capital in excess of regulatory requirements; (6) increasing earnings; and, (7) managing interest rate risk by attempting to match asset and liability maturities and rates.

     It is anticipated that, subject to market conditions, competition and related factors, among other things, the Company intends to pursue a business strategy that places greater emphasis on commercial real estate and consumer lending as these types of lending, rather than residential mortgage lending, are emphasized by commercial banks, including national banks. Commercial real estate and consumer lending are generally considered to involve a greater degree of risk than residential mortgage lending. Furthermore, management anticipates considering the introduction of various new business products, including, but not limited to debit cards, trust powers, home equity loans and commercial deposits. Accordingly, management anticipates that the Company will incur start-up and ongoing expenses as these new programs and services are introduced. Since no determination has been made by management in connection with these services and products, no costs associated with them can be projected at this time.

FINANCIAL CONDITION

Assets.

     The Company's total assets increased by $11.1 million, or 8.2%, to $145.8 million at December 31, 1996 from $134.8 million at December 31, 1995. The increase in the Company's asset size resulted from the receipt of $19.1 million of net proceeds from the sale of common stock in accordance with the Company's initial public offering which was completed on October 4, 1996. The impact of the stock conversion on total assets was partially offset by a $4.5 million decline in the level of savings deposits and a $3.7 million decrease in reverse repurchase agreements from 1995 to 1996.

     Loans receivable decreased $2.2 million, or 3.8%, to $54.8 million at December 31, 1996 from $57.0 million at December 31, 1995. Because of conditions in the Company's primary market area, such as population shrinkage, low economic growth, and significant competition, the demand for mortgage loans has been limited. As a result, the Company has increased its investment in mortgage-backed securities and investment securities and has sought to become more active in consumer lending.

     Mortgage-backed securities at December 31, 1996 were $15.9 million compared to $15.4 million at December 31, 1995. Investment securities increased $9.8 million, or 25.2%, to $48.8 million at December 31, 1996 from $39.0 million at December 31, 1995. The increases in mortgage-backed securities and investment securities were mainly attributable to management's decision to reinvest the proceeds from maturities and sales of certificates of deposit into higher yielding investments. Also, since mortgage demand has been limited in the Company's primary market area, the Company has significantly increased its investment in investment securities, and to a lesser extent, in mortgage-backed securities.

     Certificates of deposit decreased $8.9 million, or 90.9%, to $888,000 at December 31, 1996 from $9.8 million at December 31, 1995. Management began in 1995 to liquidate its certificate of deposit portfolio and has reinvested the proceeds from certificate of deposit sales and maturities into other types of investments with higher yields.

     Cash, interest-bearing deposits, and federal funds sold, on a combined basis, increased $11.5 million, or 107.4%, to $22.1 million at December 31, 1996 from $10.7 million at December 31, 1995. The increase resulted from management's decision to maintain a greater investment in short-term deposits subsequent to the stock conversion as longer term investment opportunities are evaluated.

Liabilities.

     Savings deposits decreased $4.5 million, or 4.2%, to $102.2 million at December 31, 1996 from $106.7 million at December 31, 1995. The decrease in savings deposits reflected the impact of management's decision to reduce interest rates on savings deposits. Management determined that it wanted to compete less aggressively on savings rates, thus providing for a limited amount of deposit runoff.

RESULTS OF OPERATIONS

     The Company's operating results depend primarily on its level of net interest income, which is the difference between the interest income earned on its interest-earning assets (loans, mortgage-backed securities, investment securities, and interest-bearing deposits) and the interest expense paid on its interest-bearing liabilities (deposits and borrowings). Operating results are also significantly affected by provisions for losses on loans, noninterest income, and noninterest expense. Each of these factors is significantly affected not only by the Company's policies, but, to varying degrees, by general economic and competitive conditions and by policies of federal regulatory authorities.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS/COST

     The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. Yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances instead of daily balances, which management believes has not caused any material difference in the information presented.

                                                               1996                                     1995
                                            -------------------------------------------     ---------------------------------------
                                    At                                        Average                                       Average
                                 December       Average                       Yield/            Average                     Yield/
(Dollars in Thousands)           31, 1996       Balance        Interest        Cost             Balance        Interest       Cost
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)        8.65%     $        55,758   $    4,867          8.73%     $        57,326   $    5,026      8.77%
  Investments, net(2)(6)          5.74               48,262        2,785          5.77               42,852        2,407      5.62
  Mortgage-backed securities,
    net                           6.30               16,408        1,083          6.60               13,609          955      7.02
  Interest-bearing deposits(3)    5.50               14,227          807          5.67               18,316          875      4.78
                                            -----------------------------                   ----------------------------
    Total interest-earning
      assets                      6.90              134,655        9,542          7.09              132,103        9,263      7.01
                                   ---                        -------------------------                       --------------------
Non-interest-earning assets                           5,824                                           5,165
                                            ---------------                                 ---------------
    Total assets                            $       140,479                                 $       137,268
                                                   ========                                        ========
INTEREST-BEARING LIABILITIES:
  Deposits                        4.36      $       106,904        4,557          4.26      $       120,308        5,280      4.39
  Reverse repurchase agreements   4.93               15,057          743          4.93                3,750          194      5.17
                                            -----------------------------                   -----------------------------
    Total interest-bearing
      liabilities                 4.42              121,961        5,300          4.35              124,058        5,474      4.41
                                   ---                        -------------------------                       --------------------
Non-interest-bearing
  liabilities                                         1,662                                           2,016
                                            ---------------                                 ---------------
    Total liabilities                               123,623                                         126,074
Stockholders' equity                                 16,856                                          11,194
                                            ---------------                                 ---------------
    Total liabilities and
      retained earnings                     $       140,479                                 $       137,268
                                                   ========                                        ========
Net interest income                                           $    4,242                                      $    3,789
                                                                 =======                                         =======
Interest rate spread(4)(6)        2.48%                                           2.74%                                       2.60%
                                 =========                                     =======                                        ====
Net interest margin(5)(6)          N/A                                            3.15%                                       2.87%
                                 =========                                     =======                                        =====
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities                                                                   110.41%                                     106.48%
                                                                               =======                                      ======



                                                       1994
                                    -------------------------------------------
                                                                      Average
                                        Average                       Yield/
(Dollars in Thousands)                  Balance        Interest        Cost
-------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)          $        58,698   $    4,832           8.23%
  Investments, net(2)(6)                     41,537        2,095           5.04
  Mortgage-backed securities,
    net                                      10,972          770           7.02
  Interest-bearing deposits(3)               26,272        1,230           4.68
                                    -----------------------------
    Total interest-earning
      assets                                137,479        8,927           6.49
                                                      -------------------------
Non-interest-earning assets                   5,521
                                    ---------------
    Total assets                    $       143,000
                                           ========
INTEREST-BEARING LIABILITIES:
  Deposits                          $       131,046        5,089           3.88
  Reverse repurchase agreements           --              --            --
                                    -----------------------------
    Total interest-bearing
      liabilities                           131,046        5,089           3.88
                                                      -------------------------
Non-interest-bearing
  liabilities                                 1,775
                                    ---------------
    Total liabilities                       132,821
Stockholders' equity                         10,179
                                    ---------------
    Total liabilities and
      retained earnings             $       143,000
                                           ========
Net interest income                                   $    3,838
                                                         =======
Interest rate spread(4)(6)                                                 2.61%
                                                                        =======
Net interest margin(5)(6)                                                  2.79%
                                                                        =======
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities                                                            104.91%
                                                                        =======

---------------

(1) Average balance includes non-accrual loans.
(2) Includes FHLB stock and investment securities.
(3) Includes interest-bearing deposits, federal funds sold, and certificates of deposit.
(4) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Represents net interest income as a percentage of average interest-earning assets.
(6) Information is presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustments were approximately $235,000, $228,000 and $231,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

RATE/VOLUME ANALYSIS

     The following table sets forth the effects of changing volumes and rates on net interest income of the Company. Information is provided with respect to (i) effects on interest income and expense attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income and expense attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume). Information is presented on a tax equivalent basis assuming a tax rate of 34% for all years presented.

                                     1996 Compared to 1995                 1995 Compared to 1994
                              -----------------------------------   -----------------------------------
                                                         Total                                 Total
                                              Rate/     Increase                    Rate/     Increase
   (Dollars in Thousands)     Volume   Rate   Volume   (Decrease)   Volume   Rate   Volume   (Decrease)
-------------------------------------------------------------------------------------------------------
INTEREST-EARNINGS ASSETS:
  Loans receivable, net(1)    $(138)   $(23)   $  1      $(160)     $(113)   $317    $(10)      $194
  Investments, net(2)           304      65      10        379         66     241       4        311
  Mortgage-backed
    securities, net             196     (57)    (11)       128        185     --     --          185
  Interest-bearing
    deposits(3)                (195)    163     (35)       (67)      (372)     26      (9)      (355)
-------------------------------------------------------------------------------------------------------
    Total net change in
      income on
      interest-earning
      assets                    167     148     (35)       280       (234)    584     (15)       335
-------------------------------------------------------------------------------------------------------
Interest-bearing
  liabilities:
  Deposits                     (589)   (156)     23       (722)      (417)    668     (61)       190
  Reverse repurchase
    agreements                  585      (9)    (27)       549        194     --     --          194
-------------------------------------------------------------------------------------------------------
    Total net change in
      expense on interest-
      bearing liabilities        (4)   (165)     (4)      (173)      (223)    668     (61)       384
-------------------------------------------------------------------------------------------------------
    Net change in net
      interest income         $ 171    $313    $(31)     $ 453      $ (11)   $(84)   $ 46       $(49)
========================================================================================================

                                     1994 Compared to 1993
                              ------------------------------------
                                                          Total
                                               Rate/     Increase
   (Dollars in Thousands)     Volume   Rate    Volume   (Decrease)
----------------------------
INTEREST-EARNINGS ASSETS:
  Loans receivable, net(1)    $(400)   $(335)     25      $(710)
  Investments, net(2)           229      146      21        396
  Mortgage-backed
    securities, net             171     (124)    (28)        19
  Interest-bearing
    deposits(3)                 (57)     (88)      3       (142)
----------------------------
    Total net change in
      income on
      interest-earning
      assets                    (57)    (401)     21       (437)
----------------------------
Interest-bearing
  liabilities:
  Deposits                       38     (482)      7       (437)
  Reverse repurchase
    agreements                 --       --      --        --
----------------------------
    Total net change in
      expense on interest-
      bearing liabilities        38     (482)      7       (437)
----------------------------
    Net change in net
      interest income         $ (95)   $  81    $ 14      $--
============================

(1) Average balance includes nonaccrual loans.
(2) Includes FHLB stock and investment securities.
(3) Includes interest-bearing deposits, federal funds sold, and certificates of deposit.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

Net Income.

     The Company's net income for 1996 was $695,000 compared to $1.0 million for 1995. The $306,000 decline in net income for 1996 was the result of the one-time special assessment imposed by the Federal Deposit Insurance Corporation (FDIC) on SAIF-assessable deposits. The special assessment for the Company totaled $812,000 and was paid during the quarter ended December 31, 1996. The actual reduction of net income was $617,000, after considering the tax deductibility of the special assessment. Without considering the impact of the one-time special assessment, net income for 1996 would have been $1.3 million.

Net Interest Income.

     Net interest income increased $446,000, or 12.5%, to $4.0 million for 1996 from $3.6 million for 1995. This increase was the result of an increase in the Company's tax-equivalent interest rate spread from 2.60% for 1995 to 2.74% for 1996. The improvement in the Company's interest rate spread was mainly attributable to the combined impact of an eight basis point increase in the average yield on interest-earning assets and a six basis point decrease in the average cost of interest-bearing liabilities. Net interest income also benefited from an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 106.48% in 1995 to 110.41% in 1996. The improvement in the ratio was primarily attributable to the $19.1 million of net proceeds received from the issuance of common stock on October 4, 1996.

Interest Income.

     Interest income on loans receivable totaled $4.9 million for 1996 compared to $5.0 million for 1995. The $160,000, or 3.2%, decrease in interest income on loans receivable resulted primarily from a $1.6 million, or 2.7%, decline in the average balance of loans receivable. The decline was also impacted by a decrease in the average yield on loans receivable from 8.77% in 1995 to 8.73% in 1996.

     Interest income on mortgage-backed securities increased $128,000, or 13.4%, to $1.1 million for 1996 from $1.0 million for 1995. The increase resulted from an increase in the average balance of mortgage-backed securities of $2.8 million, or 20.6% in 1996. The increased investment in 1996 was attributable to limited mortgage loan demand in the

Company's market area and to management's decision to reinvest the proceeds from maturities and sales of certificates of deposit into higher yielding investments. The impact of increased volume was partially offset by a decline in the average yield on mortgage-backed securities from 7.02% for 1995 to 6.60% for 1996. The average yield on mortgage-backed securities decreased due to the impact of repayments of higher yielding mortgage-backed securities in prior years and the subsequent purchase of mortgage-backed securities with lower yields.

     Interest earned on investment securities was $2.6 million for 1996 compared to $2.2 million for 1995. The increase of $371,000, or 17.0%, for 1996 was mainly the result of an increase in the average balance of investments of $5.4 million, or 12.6%, for the year ended December 31, 1996. The increased investment in 1996 was attributable to limited mortgage loan demand in the Company's market area and to management's decision to reinvest the proceeds from maturities and sales of certificates of deposit into higher yielding investments. The improvement in interest on investments was also positively impacted by an increase in the average yield on investment securities of fifteen basis points. The increased yield in 1996 was due to the purchase of higher yielding investments in 1996 and 1995.

     Interest income on interest-bearing deposits decreased $67,000, or 7.7%, during 1996. The decline in interest income on interest-bearing deposits resulted from a decrease in the average balance of interest-bearing deposits of $4.1 million, or 22.3%, for 1996. The decline in the average balance was mainly due to the reinvestment of proceeds from certificate of deposit maturities and sales into higher yielding investments. The decrease in interest income on interest-bearing deposits was partially offset by an increase in the average yield on interest-bearing deposits from 4.78% in 1995 to 5.67% in 1996.

Interest Expense.

     Interest expense decreased $173,000, or 3.2%, during 1996. Interest expense on savings deposits decreased $722,000, or 13.7%, to $4.6 million for 1996 from $5.3 million for 1995. This decrease resulted primarily from the $13.4 million, or 11.1%, reduction in the average balance of deposits from $120.3 million for 1995 to $106.9 million for 1996. The decrease in interest expense on deposits was also impacted by a decline in the average cost of deposits from 4.39% in 1995 to 4.26% in 1996. The decline in average deposits was mainly due to the conversion of $15.0 million of deposit liabilities into reverse repurchase agreements on September 30, 1995. The reverse repurchase agreements averaged $15.1 million for fiscal year 1996 and resulted in interest expense of $743,000 in 1996 compared to $194,000 in 1995. The increase in interest expense on reverse repurchase agreements in 1996 was reflective of the initiation of such agreements on September 30, 1995. To a lesser extent, the fluctuation in the average balance of deposits was impacted by management's decision to reduce interest rates on savings deposits. Management determined that it wanted to compete less aggressively on savings rates, thus providing for a limited amount of deposit runoff. The decline in the average balance of deposits was not as great as expected due to funds held in savings accounts for stock subscriptions sold during the offering period which commenced in August 1996 and closed on October 4, 1996.

Provision For Loan Losses.

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including general economic conditions, loan portfolio composition, prior loss experience, the estimated fair value of the underlying collateral, and other factors that warrant recognition in providing for an adequate loan loss allowance.

     During 1996, the Company's provision for loan losses was $33,000 compared to $161,000 in 1995. The provision for 1996 was to maintain the loan loss allowance at a consistent level with 1995.

     The Company's allowance for loan losses was $384,000, or .70% of loans outstanding at December 31, 1996, compared to $390,000, or .68% of loans outstanding at December 31, 1995. The Company's level of net loans charged-off during the year ended December 31, 1996 was $38,000, which represented .07% of average loans receivable outstanding. This percentage of charge-offs increased slightly from the level of charge-offs experienced in 1995. Based on current levels in the allowance for loan losses in relation to loans receivable and delinquent loans, management's continued effort to favorably resolve problem loan situations, and the low level of charge-offs in recent years, management believes the allowance is adequate at December 31, 1996.

     The breakdown of general loss allowances and specific loss allowances is made for regulatory accounting purposes only. General loan loss allowances are added back to capital to the extent permitted in computing risk-based capital. Both general and specific loss allowances are charged to expense. The financial statements of the Company are prepared in accordance with generally accepted accounting principles (GAAP) and, accordingly, provisions for loan losses are based on management's assessment of the factors set forth above. The Company regularly reviews its loan portfolio, including problem loans, to determine whether any loans are impaired, require classification and/or the establishment of appropriate reserves. Management believes it has established its existing allowance for loan losses in accordance with GAAP, however, future additions may be necessary if economic conditions or other circumstances differ substantially from the assumptions used in making the initial determination.

Noninterest Income.

     Noninterest income was $168,000 for 1996 compared to $238,000 for 1995. The $70,000, or 29.6%, decrease resulted from a $54,000 loss on the sale of certificates of deposit and a $46,000 reduction in gains recognized from the sale of mortgage-backed securities, partially offset by a $27,000 increase in other noninterest income. Proceeds from the sale of mortgage-backed securities during 1995 totaled $2.4 million whereas no sales of mortgage-backed securities occurred in 1996. The $4.5 million of proceeds from the sale of certificates of deposit during 1996 resulted from management's decision to liquidate the certificate of deposit portfolio with one of its brokers. The Company also made the decision to not reinvest in certificates of deposit as they matured. The proceeds from the maturity and sale of certificates of deposit were invested in mortgage-backed securities and other investment securities. The increase in other noninterest income resulted from the receipt of state income tax refunds for prior years that totaled $25,000.

Noninterest Expense.

     Noninterest expense increased $1.0 million, or 42.8%, for 1996. The increase in noninterest expense resulted primarily from the one-time special assessment imposed by the FDIC on SAIF-assessable deposits. The special assessment for the Company totaled $812,000 and was paid during the quarter ended December 31, 1996. The remainder of the increase in noninterest expense was attributable to a $250,000 increase in compensation and employee benefits for 1996. The increase in compensation and employee benefits was mainly attributable to the adoption in January 1996 of a retirement plan for members of the Board of Directors who reach director emeritus status. During 1996, $207,000 of expense related to the plan was recognized. The director's retirement plan is funded by life insurance contracts. The cash surrender value of life insurance contracts totaled $181,000 as of December 31, 1996, and is included in other assets in the consolidated balance sheet. In future periods, compensation and employee benefits expense can be expected to increase due to the implementation of the Employee Stock Ownership Plan, Management Recognition Plan, and other benefit plans resulting from the consummation of the conversion to a stock institution.

Income Tax Expense.

     Income tax expense for 1996 was $109,000 compared to $299,000 for 1995. The Company's effective tax rate for 1996 and 1995 was 13.5% and 23.0%, respectively. The effective tax rate for each year was below the statutory federal rate of 34% due to the Company's significant investment in tax exempt securities.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

Net Income.

     The Company's net income for 1995 was $1.0 million compared to $993,000 for 1994. The fluctuation in net income was positively impacted by a $124,000 increase in noninterest income and a $35,000 decrease in noninterest expense, and was negatively impacted by a $92,000 increase in the provision for loan losses and a $45,000 decrease in net interest income.

Net Interest Income.

     Net interest income totaled $3.56 million for 1995 compared to $3.61 million for 1994. The $45,000, or 1.3%, decrease in net interest income was primarily the result of a decline in the Company's interest rate spread from 2.61% in 1994 to 2.60% in 1995. Although the Company's interest rate spread declined, net interest income benefited from an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 104.91% in 1994 to 106.48% in 1995.

Interest Income.

     Interest income totaled $9.0 million for 1995 compared to $8.7 million for 1994. The $339,000, or 3.9%, increase in interest income resulted primarily from an increase in the tax equivalent average yield on interest-earning assets to 7.01% in 1995 from 6.49% in 1994. This increase was partially offset by a $5.4 million, or 3.9%, decline in average interest-earning assets from $137.5 million in 1994 to $132.1 million in 1995. The increase in average yield on interest-earning assets was primarily the result of market interest rates which began rising in 1994 and continued through the first part of 1995, thus resulting in upward adjustments in rates on the Company's adjustable-rate mortgages and enabling the Company to originate loans and purchase investments at higher rates.

     Interest income earned on loans receivable increased $194,000, or 4.0%, to $5.0 million in 1995 from $4.8 million in 1994. This fluctuation was mainly due to the increase in the average yield on loans receivable from 8.23% in 1994 to 8.77% in 1995. This improvement in yield was partially offset by a $1.4 million, or 2.3%, decline in the average balance of loans receivable. The higher yield in 1995 was primarily due to the impact of rising interest rates on adjustable-rate mortgages that repriced during 1994 and 1995 and the continued increase in the level of higher yielding consumer loans.

     Interest income on mortgage-backed securities increased $185,000, or 24.0%, to $955,000 in 1995 from $770,000 in 1994. This increase is a result of the average balance of mortgage-backed securities increasing from $11.0 million in 1994 to $13.6 million in 1995. This $2.6 million, or 24.0%, increase in the average balance was attributable to $6.2 million and $8.1 million of mortgage-backed security purchases made in 1995 and 1994, respectively, which exceeded repayment and sales activity. The average yield on mortgage-backed securities remained constant at 7.02% for both 1995 and 1994.

     Interest earned on investment securities was $2.2 million in 1995 compared to $1.9 million in 1994. The $315,000, or 16.9%, increase was the result of an increase in the tax equivalent average yield from 5.04% in 1994 to 5.62% in 1995, coupled with a 3.2% increase in the average balance of investments. The increased yield in 1995 was due to the replacement of lower yielding investments that matured during 1994 and 1995 with purchases of higher yielding investment securities.

     Interest income on interest-bearing deposits decreased $355,000, or 28.9%, to $875,000 in 1995 from $1.2 million in 1994. This decline was primarily attributable to the average balance of interest-bearing deposits decreasing $8.0 million, or 30.3%, to $18.3 million in 1995 from $26.3 million in 1994. The decline in the average balance was mainly due to the reinvestment of proceeds from certificate of deposit maturities into higher yielding investment securities and mortgage-backed securities. This decrease was partially offset by an increase in the average yield on interest-bearing deposits from 4.68% in 1994 to 4.78% in 1995.

Interest Expense.

     Interest expense increased $384,000, or 7.6%, to $5.5 million in 1995 from $5.1 million in 1994. This increase resulted from the net impact of an increase in the average cost of deposits from 3.88% in 1994 to 4.39% in 1995, offset by an 8.2% decline in the average balance of deposits. The increase in the average cost of deposits reflected the impact of rising interest rates which began in 1994 and continued through the first part of 1995. The decline in average deposits was partially due to the conversion of $15.0 million of deposit liabilities into reverse repurchase agreements during October 1995. The reverse repurchase agreements were outstanding only in 1995 and had interest expense of $194,000. The remaining decrease in average deposits was attributable to increased competition in the Company's market place and also reflected management's decision to compete less aggressively on rates, thereby permitting some deposit runoff.

Provision For Loan Losses.

     During 1995, the Company's provision for loan losses was $161,000 compared to $69,000 for 1994. Consequently, the allowance for loan losses increased to $390,000, or .68% of loans outstanding at December 31, 1995, compared to $246,000, or .42% of loans outstanding at December 31, 1994. Management determined that an increase in the allowance for loan losses, especially for residential real estate loans, was necessary based on the following: the historical level of the allowance for loan losses to outstanding loans was low compared to its peers; the continued increase in credit card loans, which are unsecured and generally have a higher risk of default; the average level of non-performing residential real estate loans increased in 1995; and, the increased concern over prevailing economic conditions in the Company's primary market area. Based on these factors, management determined that an increase in the allowance for loan losses, especially for residential real estate loans, to a level consistent with its peers was necessary.

Noninterest Income.

     The Company's noninterest income increased $124,000, or 108.5%, from $114,000 in 1994 to $238,000 in 1995. This increase resulted from a $21,000 increase in late charges and other fees and $52,000 and $46,000 of gains recognized from the sale of investment securities and mortgage-backed securities, respectively. Proceeds from the sale of investment securities and mortgage-backed securities totaled $29.4 million and $2.4 million, respectively. There were no sales of investment securities or mortgage-backed securities in 1994. On November 15, 1995, the Financial Accounting Standards Board issued a special report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities (the Special Report), that allowed, from the date of issuance of the Special Report through December 31, 1995, all entities a one-time opportunity to reconsider their ability and intent to hold securities to maturity and transfer securities from held to maturity without "tainting" the remainder held to maturity securities. As a result of the Special Report, management reconsidered the classification of held to maturity securities and during December 1995 transferred $7.6 million and $2.2 million of investment securities and mortgage-backed securities, respectively, to available for sale. The investment securities transferred were comprised of U.S. agency securities and mortgage-backed bonds.

     The proceeds from sales of investment securities in 1995 consisted of $7.5 million for the U.S. agency securities and mortgage-backed bonds transferred to available for sale in conjunction with the provisions of the Special Report, as discussed above, and $21.9 million of U.S. government securities that were classified as available for sale.

     The proceeds from the sale of mortgage-backed securities in 1995 consisted of securities purchased prior to 1995 that were classified as held to maturity at December 31, 1994. The sale of these mortgage-backed securities occurred only after a substantial portion of the original principal outstanding had been collected.

Noninterest Expense.

     Noninterest expense was $2.3 million for 1995 and $2.4 million for 1994. The $35,000, or 1.5%, decrease primarily represented the net result of a $77,000 decrease in compensation and employee benefits, offset by a $52,000 reduction in gains on real estate acquired by foreclosure. The decrease in compensation and employee benefits was mainly the result of a $100,000 decline in bonuses paid to employees in 1995 as compared to 1994. The fluctuation in gain/loss on real estate acquired by foreclosure was due primarily to the 1994 balance including the impact of a $43,000 gain on sale of one foreclosed property that had been in real estate owned for a number of years.

Income Tax Expense.

     The Company's effective tax rate for 1995 and 1994 was 23.0% and 22.3%, respectively. The effective tax rate for each year was below the statutory federal rate of 34% due to the Company's significant investment in tax exempt securities.

ASSET/LIABILITY MANAGEMENT

     The principal operating objective of the Company is the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Since the Company's principal interest-earning assets have substantially longer terms to maturity than its primary source of funds, i.e., deposit liabilities, increases in general interest rates will generally result in an increase in the Company's cost of funds before the yield on its asset portfolio adjusts upward. The Company has generally sought to reduce its exposure to adverse changes in interest rates by attempting to achieve a closer match between the periods in which their interest-bearing liabilities and interest-earning assets can be expected to reprice through the origination of adjustable-rate mortgages and investment in loans and securities with shorter terms.

     The term "interest rate sensitivity" refers to those assets and liabilities which mature and reprice periodically in response to fluctuations in market rates and yields. Many banks have historically operated in a mismatched position with interest-sensitive liabilities greatly exceeding interest-sensitive assets in the short-term time periods. As noted above, one of the principal goals of the Company's asset/liability program is to more closely match the interest rate sensitivity characteristics of the asset and liability portfolios.

     In order to manage interest rate risk, the Company's Executive Committee monitors the difference between the Company's maturing and repricing assets and liabilities to develop and implement strategies to decrease the "negative gap" between the two. The primary responsibilities of the committee are to assess the Company's asset/liability mix, recommend strategies to the Board of Directors that will enhance income while managing the Company's vulnerability to changes in interest rates and report to the Board of Directors the results of the strategies used.

     In order to increase the interest rate sensitivity of its assets, the Company has originated adjustable rate residential mortgage loans and maintained a consistent level of short- and intermediate-term investment securities and interest-bearing deposits. At December 31, 1996, the Company had $15.6 million of adjustable rate mortgages, $50.0 million of investment securities and interest-bearing deposits maturing within one year, and $18.4 million of investment securities and mortgage-backed securities maturing within one to five years. In addition, at December 31, 1996, the Company had $5.9 million of consumer loans which typically have maturities of five years or less.

     In managing its future interest rate sensitivity, the Company intends to continue to stress the origination of adjustable rate mortgages and loans with shorter maturities, the maintenance of a consistent level of short- and intermediate-term securities, and pricing strategies that will extend the term of deposit liabilities.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds consist of deposits, reverse repurchase agreements, repayments and prepayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit base. The Company uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest in other interest-bearing assets, to maintain liquidity, and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet and exceed the Company's liquidity needs for 1997.

     A major portion of the Company's liquidity consists of cash and cash equivalents, which include investments in highly liquid, short-term deposits. The level of these assets is dependent on the Company's operating, investing, lending and financing activities during any given period. At December 31, 1996, cash and cash equivalents totaled $22.1 million.

     The primary investing activities of the Company include origination of loans and purchase of mortgage-backed securities and investment securities. During the year ended December 31, 1996, purchases of investment securities and mortgage-backed securities totaled $102.4 million and $3.0 million, respectively, while loan originations totaled $11.0 million. These investments were funded primarily from loan and mortgage-backed security repayments of $15.8 million, investment security sales and maturities of $93.0 million, $4.3 million of certificate of deposit maturities, and $4.5 million of certificate of deposit sales.

     Reverse repurchase agreements decreased to $11.3 million at December 31, 1996 from $15.0 million at December 31, 1995; however, they averaged $15.1 million during 1996. All such agreements are maintained with Gilster-Mary Lee Corporation (Gilster-Mary Lee), a food manufacturing and packaging company headquartered in Chester, Illinois. The Chairman of the Board of the Company is also the Executive Vice President, Treasurer and Secretary of Gilster-Mary Lee. Over the last several years, the Company has maintained a deposit relationship with Gilster-Mary Lee, which at times has had as much as $25 million in funds on deposit, typically with short terms. At December 31, 1996, the balance of funds on deposit with the Company was $16.3 million, which included the reverse repurchase agreements. Gilster-Mary Lee has notified the Company of its intent to maintain much smaller deposit balances with the institution in the future. The loss of funds is expected to impair future earnings as there is no intent to replace the savings deposits or reverse repurchase agreements with other wholesale funds. At December 31, 1996, the Company maintained an adequate liquidity level to cover the withdrawal of such deposits and/or the reduction of such borrowings.

     Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, the Company believes that it could borrow additional funds from the Federal Home Loan Bank of Chicago (FHLB). At December 31, 1996, the Company had no outstanding advances from the FHLB.

     At December 31, 1996, the Company exceeded all of its regulatory capital requirements.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

Accounting For Mortgage Servicing Rights.

     In May 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65 (SFAS 122). SFAS 122 amends Statement of Financial Accounting Standards No. 65, Accounting for Certain Mortgage Banking Activities, to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated to the mortgage loans (without mortgage servicing rights) and no cost should be allocated to the mortgage servicing rights. SFAS 122 also requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS 122 should be applied prospectively for fiscal years beginning after December 15, 1995, with earlier adoption encouraged, to transactions in which a mortgage banking enterprise sells or securitizes mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before the adoption of SFAS 122. Retroactive capitalization of mortgage servicing rights retained in transactions in which a mortgage banking enterprise originates mortgage loans and sells or securitizes those loans before the adoption of SFAS 122 is prohibited. The Company adopted the provisions of SFAS 122 on January 1, 1996 with no effect on the Company's financial position, as the Company sold no originated loans with servicing rights retained during 1996.

Accounting For Stock-Based Compensation.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans and also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instruments and encourages all entities to adopt that method of accounting. SFAS 123 also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). SFAS 123 is effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures required for entities that elect to continue to measure compensation cost using APB 25 must include the effect of all awards granted in fiscal years beginning after December 15, 1994. The adoption of SFAS 123 will not have any impact on the Company's financial condition or results of operations until the proposed stock option plan is established in fiscal 1997.

Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

     On June 28, 1996, the FASB issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125). SFAS 125 is effective for transfers and servicing financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that adoption of SFAS 125 will have a material impact on the Company's financial position, results of operations, or liquidity.

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

The Board of Directors
Chester Bancorp, Inc.
Chester, Illinois:

     We have audited the accompanying consolidated balance sheets of Chester Bancorp, Inc. and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements of the Company for the year ended December 31, 1994, were audited by other auditors whose report thereon dated January 18, 1995, expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 1996 and 1995 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chester Bancorp Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

St. Louis, Missouri
January 31, 1997

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
------------------------------------------------------------------------------

                 December 31, 1996 and 1995                        1996           1995
------------------------------------------------------------------------------------------
ASSETS
Cash                                                            $ 1,925,684    $ 1,773,061
Interest-bearing deposits                                         4,191,595      3,493,066
Federal funds sold                                               16,000,000      5,400,000
------------------------------------------------------------------------------------------
       Total cash and cash equivalents                           22,117,279     10,666,127
Certificates of deposit                                             888,265      9,761,774
Investment securities:
  Available for sale, at market value (cost of $12,538,936
     and $7,111,505 at December 31, 1996 and 1995,
     respectively)                                               12,508,487      7,128,490
  Held to maturity, at cost (market value of $36,236,481 and
     $31,903,611 at December 31, 1996 and 1995,
     respectively)                                               36,254,076     31,821,755
Mortgage-backed securities:
  Available for sale, at market value (cost of $1,891,468
     and $2,169,407 at December 31, 1996 and 1995,
     respectively)                                                1,898,532      2,207,139
  Held to maturity, at cost (market value of $13,995,987 and
     $13,331,707 at December 31, 1996 and 1995,
     respectively)                                               13,998,304     13,205,662
Loans receivable, net                                            54,842,131     57,021,009
Accrued interest receivable                                         863,692        636,592
Real estate acquired by foreclosure, net                            116,747        209,248
Office property and equipment, net                                1,949,535      1,843,286
Income taxes receivable                                              18,051        --
Deferred tax asset, net                                              23,792        --
Other assets                                                        363,858        279,910
------------------------------------------------------------------------------------------
                                                                $145,842,749  $134,780,992
===========================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Savings deposits                                                $102,246,850  $106,717,849
Securities sold under agreements to repurchase                   11,340,000     15,000,000
Accrued interest payable                                            112,623        455,998
Advance payments by borrowers for taxes and insurance               447,666        573,009
Income taxes payable                                                --              36,252
Deferred tax liability, net                                         --             103,886
Accrued expenses and other liabilities                              268,632        181,551
------------------------------------------------------------------------------------------
       Total liabilities                                        114,415,771    123,068,545
------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value, 3,000,000 shares authorized,
     2,182,125 shares issued and outstanding at December 31,
     1996                                                            21,821        --
  Additional paid-in capital                                     20,865,158        --
  Retained earnings, substantially restricted                    12,271,098     11,676,334
  Unrealized gain (loss) on securities available for sale,
     net of taxes                                                   (14,499)        36,113
  Unearned ESOP shares                                           (1,716,600)       --
------------------------------------------------------------------------------------------
       Total stockholders' equity                                31,426,978     11,712,447
------------------------------------------------------------------------------------------
                                                                $145,842,749  $134,780,992
==========================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------

            Three years ended December 31, 1996                   1996         1995         1994
---------------------------------------------------------------------------------------------------
Interest income:
  Loans receivable                                              $4,866,508   $5,026,068  $4,831,691
  Mortgage-backed securities                                    1,083,420      955,249      770,264
  Investments                                                   2,549,847    2,178,885    1,863,713
  Interest-bearing deposits and federal funds sold                807,444      874,839    1,230,257
---------------------------------------------------------------------------------------------------
       Total interest income                                    9,307,219    9,035,041    8,695,925
---------------------------------------------------------------------------------------------------
Interest expense:
  Savings deposits                                              4,557,361    5,279,535    5,089,295
  Securities sold under agreements to repurchase                  742,910      194,144       --
---------------------------------------------------------------------------------------------------
       Total interest expense                                   5,300,271    5,473,679    5,089,295
---------------------------------------------------------------------------------------------------
       Net interest income                                      4,006,948    3,561,362    3,606,630
Provision for loan losses                                          32,885      161,319       69,309
---------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses      3,974,063    3,400,043    3,537,321
---------------------------------------------------------------------------------------------------
Noninterest income:
  Late charges and other fees                                     115,423      102,363       81,412
  Loss on sale of certificates of deposit                         (53,714)      --           --
  Gain on sale of investment securities, net                       42,093       52,497       --
  Gain on sale of mortgage-backed securities, net                  --           45,919       --
  Other                                                            63,914       37,376       32,835
---------------------------------------------------------------------------------------------------
       Total noninterest income                                   167,716      238,155      114,247
---------------------------------------------------------------------------------------------------
Noninterest expense:
  Compensation and employee benefits                            1,344,793    1,095,268    1,172,522
  Occupancy                                                       287,726      293,634      300,908
  Data processing                                                 153,507      166,809      158,242
  Advertising                                                      52,298       54,576       60,303
  Federal insurance premiums                                      232,579      294,762      300,982
  SAIF special assessment                                         812,498       --           --
  Other                                                           460,242      415,255      414,451
  (Gain) loss on real estate acquired by foreclosure, net          (5,722)      17,994      (33,626)
---------------------------------------------------------------------------------------------------
       Total noninterest expense                                3,337,921    2,338,298    2,373,782
---------------------------------------------------------------------------------------------------
       Income before income tax expense                           803,858    1,299,900    1,277,786
Income tax expense                                                108,716      299,000      284,742
---------------------------------------------------------------------------------------------------
       Net income                                               $ 695,142    $1,000,900   $ 993,044
=====================================================================================================
Earnings per share                                              $     .19          N/A          N/A
=====================================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                      Unrealized
                                                                                      gain (loss)
                                                                      Retained       on securities
                                  Common stock         Additional     earnings,        available       Unearned        Total
    Three years ended       ------------------------    paid-in     substantially      for sale,         ESOP      stockholders'
    December 31, 1996        Shares       Amount        capital      restricted       net of tax        shares         equity
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993     --      $    --         $   --        $9,682,390     $    --           $   --         $9,682,390
Net income                     --           --             --           993,044          --               --            993,044
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994     --           --             --        10,675,434          --               --         10,675,434
Net income                     --           --             --         1,000,900          --               --          1,000,900
Cumulative effect of
  transfer of securities
  to available for sale,
  net of tax                   --           --             --           --                (33,465)        --            (33,465)
Change in unrealized gain
  (loss) on securities
  available for sale, net
  of tax                       --           --             --           --                 69,578         --             69,578
---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995     --           --             --        11,676,334            36,113         --         11,712,447
Net income                     --           --             --           695,142          --               --            695,142
Net proceeds from sale of
  common stock              2,182,125        21,821    20,860,066       --               --           (1,745,700)    19,136,187
Dividends on common stock
  at $.05 per share            --           --             --          (100,378)         --               --           (100,378)
Amortization of ESOP
  awards                       --           --              5,092       --               --               29,100         34,192
Change in unrealized gain
  (loss) on securities
  available for sale, net
  of tax                       --           --             --           --                (50,612)        --            (50,612)
---------------------------------------------------------------------------------------------------------------------------------
                            2,182,125  $     21,821    $20,865,158   $12,271,098    $     (14,499)    $(1,716,600)   $31,426,978
==============================================================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

            Three years ended December 31, 1996                    1996           1995           1994
---------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                    $   695,142    $ 1,000,900    $   993,044
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization:
      Office properties and equipment                               123,311        118,168        128,605
      Deferred fees, discounts, and premiums                       (163,643)       (82,198)       (38,833)
      Stock plan                                                     34,192        --             --
    (Increase) decrease in accrued interest receivable             (227,100)       148,520       (153,928)
    Increase (decrease) in accrued interest payable                (343,375)       415,812          6,354
    Increase (decrease) in income taxes, net                       (154,492)        63,349        (12,475)
    Loss on sale of certificates of deposit                          53,714        --             --
    Gain on sale of investment securities, net                      (42,093)       (52,497)       --
    Gain on sale of mortgage-backed securities                      --             (45,919)       --
    Provision for loan losses                                        32,885        161,319         69,309
    FHLB stock dividend                                             --              (9,100)       --
    Net change in other assets and other liabilities                  3,133       (301,156)        58,569
---------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                      11,674      1,417,198      1,050,645
---------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Principal repayments on:
    Loans receivable                                             13,249,189     16,062,634     16,156,976
    Mortgage-backed securities                                    2,519,007      1,637,310      2,340,955
    Investment securities                                           157,329        --             --
  Proceeds from the maturity of certificates of deposit           4,335,000     10,784,000      8,417,000
  Proceeds from the sale of certificates of deposit               4,484,286        --             --
  Proceeds from the maturity of investment securities
    available for sale                                            3,500,000      2,825,000        --
  Proceeds from the maturity of investment securities held
    to maturity                                                  70,490,000     13,375,000     13,930,790
  Proceeds from the sale of investment securities available
    for sale                                                     19,011,640     29,417,029        --
  Proceeds from the sale of mortgage-backed securities              --           2,409,229        --
  Proceeds from redemption of Federal Home Loan Bank stock          --             --             280,200
  Cash invested in:
    Loans receivable                                            (11,017,164)   (15,280,965)   (13,036,846)
    Mortgage-backed securities held to maturity                  (2,981,406)    (6,199,609)    (8,059,825)
    Investment securities available for sale                    (27,473,733)   (21,785,788)       --
    Investment securities held to maturity                      (74,975,877)   (20,951,499)   (20,381,146)
    Certificates of deposit                                         --          (1,976,000)    (5,041,055)
    FHLB stock                                                      (17,700)       --             --
    Federal Reserve Bank stock                                     (411,000)       --             --
  Proceeds from sales of real estate acquired through
    foreclosure                                                      20,000         54,950         68,200
  Purchase of office properties and equipment                      (229,560)       (15,370)      (912,978)
---------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) investing activities           660,011     10,355,921     (6,237,729)
---------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Decrease in savings deposits                                   (4,470,999)   (22,994,084)      (519,546)
  Increase (decrease) in securities sold under agreements to
    repurchase                                                   (3,660,000)    15,000,000        --
  Decrease in advance payments by borrowers for taxes and
    insurance                                                      (125,343)      (356,214)      (124,114)
  Proceeds from issuance of common stock, net                    19,136,187        --             --
  Dividends paid                                                   (100,378)       --             --
---------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities        10,779,467     (8,350,298)      (643,660)
---------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents       11,451,152      3,422,821     (5,830,744)
Cash and cash equivalents, beginning of year                     10,666,127      7,243,306     13,074,050
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                          $22,117,279    $10,666,127    $ 7,243,306
==============================================================================================================================
Supplemental information:
  Interest paid                                                 $ 5,643,646    $ 5,057,867    $ 5,082,941
  Income taxes paid                                                 231,000        228,740        297,000
==============================================================================================================================
Noncash investing and financing activities:
  Loans transferred to real estate acquired by foreclosure      $    93,651    $   296,524    $   169,710
  Interest credited to savings deposits                           3,098,000      3,616,000      3,922,000
  Securities transferred to available for sale                      --           9,758,681        --
==============================================================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Following are the significant accounting policies which Chester Bancorp, Inc. and subsidiaries (the Company) follow in preparing and presenting their consolidated financial statements:

Reorganization to a Stock Corporation

     On October 4, 1996, Chester Savings Bank, FSB (the Bank) converted from a federal mutual savings bank to a federal capital stock savings bank and simultaneously formed the Company, a Delaware corporation, to act as the holding company of the converted savings bank. Pursuant to the plan, the Bank converted to a national bank known as Chester National Bank, and a newly chartered bank subsidiary was formed by the Company known as Chester National Bank of Missouri (collectively referred to as the Banks). The stock conversion resulted in the sale and issuance of 2,182,125 shares of $.01 par value common stock at a price of $10.00 per share. After reducing gross proceeds for conversion costs of $939,363, net proceeds totaled $20,881,887. The stock of the Banks will be held by the Company. In conjunction with the conversion, the Company loaned $1,745,700 to the Banks' employee stock ownership plan for the purchase of 174,570 shares in the stock conversion.

     Prior to the stock conversion, the Company had not issued any stock, had no assets or liabilities, and had not engaged in any business activities other than of an organizational nature. Accordingly, operating activities prior to October 4, 1996 reflect the operations of the Bank only.

Business

     The Company provides a full range of financial services to individual and corporate customers through its home office in Chester, Illinois, and its four banking offices in neighboring cities in Southern Illinois and one banking office in Perryville, Missouri. The Company is subject to competition from other financial institutions in the area, is subject to the regulations of certain federal agencies, and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired by foreclosure or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and real estate acquired by foreclosure, management obtains independent appraisals for significant properties.

     Management believes that the allowances for losses on loans and real estate acquired by foreclosure are adequate. While management uses available information to recognize such losses, future additions to the allowances may be necessary based upon changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses. Such agencies may require the Company to recognize additions to the allowances based upon their judgment about information available to them at the time of their examination.

     Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the estimated fair value of the Company's financial instruments be disclosed. Fair value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings or a significant portion of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, some fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect these estimates. Fair value estimates are presented for existing on-balance-sheet and off-balance-sheet financial

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basis of Presentation (Continued)
instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates (see note 18).

Principles of Consolidation

     The consolidated financial statements include the accounts of Chester Bancorp, Inc. and its wholly-owned subsidiaries, Chester National Bank and Chester National Bank of Missouri. All significant intercompany accounts and transactions have been eliminated in consolidation.

Consolidated Statements of Cash Flows

     For purposes of the consolidated statements of cash flows, the Company considers all interest-bearing deposits with original maturities of three months or less and federal funds sold to be cash equivalents.

Investment Securities and Mortgage-Backed Securities

     The Company classifies its debt securities in one of the following categories: available for sale or held to maturity. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

     Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized.

     A decline in the market value of any security below cost that is deemed to be "other than temporary" results in a charge to earnings and the establishment of a new cost basis for the security.

     Premiums and discounts are amortized over the lives of the respective securities as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

     On November 15, 1995, the Financial Accounting Standards Board (FASB) issued a special report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities (the Special Report). Due to uncertainties surrounding the regulatory capital treatment for unrealized gains and losses on available-for-sale securities, the Special Report was issued to allow all entities a one-time opportunity to reconsider their ability and intent to hold securities to maturity and transfer securities from held to maturity without "tainting" the remaining held-to-maturity securities. These transfers were only allowed during the period from the date of issuance of the Special Report through December 31, 1995. As a result of the Special Report, management reconsidered the classification of held-to-maturity securities and transferred $7,589,274 and $2,169,407 of investment securities and mortgage-backed securities, respectively, to available for sale during December 1995.

Loans Receivable and Related Fees

     Loans receivable are carried at cost, as management has determined the Company has the ability to hold them to maturity and because it is management's intention to hold them for the foreseeable future. Interest is credited to income as earned; however, interest receivable is accrued only if deemed collectible.

     Loan fees and the related incremental direct costs of originating loans are deferred and are amortized over the lives of the related loans using the interest method.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans Receivable and Related Fees (Continued)
     The allowance for loan losses is maintained at an amount considered adequate to provide for potential losses. The provision for loan losses is based on periodic analysis of the loan portfolio by management. In this regard, management considers numerous factors, including, but not necessarily limited to, general economic conditions, loan portfolio composition, prior loss experience, and independent appraisals. In addition to the allowance for estimated losses on identified problem loans, an overall unallocated allowance is established to provide for unidentified credit losses. In estimating such losses, management considers various risk factors including geographic location, loan collateral, and payment history.

     Effective January 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, which amends SFAS No. 114. SFAS No. 114, as amended by SFAS No. 118, defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due -- both principal and interest -- according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, SFAS No. 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

     The Company applies the recognition criteria of SFAS No. 114 to multi-family residential loans, commercial real estate loans, agriculture loans, and restructured loans. Smaller balance, homogeneous loans, including one-to-four family residential loans and consumer loans, are collectively evaluated for impairment. SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. The Company has elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans. The adoption of SFAS No. 114 and SFAS No. 118 resulted in no prospective adjustment to the allowance for loan losses and did not affect the Company's policies regarding charge-offs or recoveries.

Real Estate Acquired by Foreclosure

     Real estate acquired by foreclosure is initially recorded on an individual property basis at estimated fair value on the date of foreclosure, thus establishing a new cost basis. Subsequent to foreclosure, real estate is periodically evaluated by management and a valuation allowance is established if the estimated fair value, less cost to sell, of the property declines. Subsequent increases in fair value are recorded through a reversal of the valuation allowance, but not below zero. Costs incurred in maintaining the properties are charged to expense.

     Profit on sales of real estate owned is recognized when title has passed, minimum down payment requirements have been met, the terms of any notes received by the Company are such to satisfy continuing payment requirements, and the Company is relieved of any requirement for continued involvement in the real estate. Otherwise, recognition of profit is deferred until such criteria are met.

Office Properties and Equipment

     Office properties and equipment are stated at cost less accumulated depreciation.

     Depreciation is charged to expense using the straight-line method based on the estimated useful lives of the related assets. Estimated lives are 10 to 35 years for buildings and improvements and 3 to 15 years for furniture and equipment.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities Sold Under Agreements to Repurchase

     The Company enters into sales of securities under repurchase agreements (the agreements). The agreements are treated as financings, and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets.

Income Taxes

     The Company files a consolidated federal income tax return. Deferred income taxes result from income and expense recognition in different accounting periods for income tax purposes than for financial reporting purposes (temporary differences).

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share

     Earnings per share are based upon the weighted average number of common shares outstanding during the period. Only ESOP shares committed to be released are considered outstanding for purposes of computing earnings per share.

     The Company completed its initial public stock offering on October 4, 1996. Earnings per share for 1996 have been computed based upon net income for the period from October 1, 1996 to December 31, 1996 totaling $382,298. The average number of common shares outstanding was 2,011,920. The effect on earnings per share for the period from October 1, 1996 to October 4, 1996 is not considered significant. Earnings per share for 1995 and 1994 are not applicable.

Reclassifications

     Certain reclassifications of 1995 and 1994 amounts have been made to conform with the 1996 financial statement presentation.

(2) INVESTMENT SECURITIES

     The amortized cost and market value of investment securities classified as available for sale at December 31, 1996 and 1995 follows:

                                                             December 31, 1996
                                         ---------------------------------------------------------
                                                          Gross            Gross
                                         Amortized     unrealized       unrealized        Market
                                            cost          gains           losses          value
--------------------------------------------------------------------------------------------------
Securities of U.S. government            $11,505,936  $      2,187    $      (32,636)   $11,475,487
Stock in Federal Home Loan Bank             622,000        --               --              622,000
Stock in Federal Reserve Bank               411,000        --               --              411,000
---------------------------------------------------------------------------------------------------
                                         $12,538,936  $      2,187    $      (32,636)   $12,508,487
===================================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(2) INVESTMENT SECURITIES (CONTINUED)

                                                             December 31, 1995
                                         ---------------------------------------------------------
                                                          Gross            Gross
                                         Amortized     unrealized       unrealized        Market
                                            cost          gains           losses          value
--------------------------------------------------------------------------------------------------
Securities of U.S. government            $6,507,205   $     22,826    $       (5,841)   $6,524,190
Stock in Federal Home Loan Bank             604,300        --               --             604,300
--------------------------------------------------------------------------------------------------
                                         $7,111,505   $     22,826    $       (5,841)   $7,128,490
==================================================================================================

     Gross realized gains, gross realized losses, and gross proceeds on sales of investment securities classified as available for sale follows:

                                                                  1996          1995
---------------------------------------------------------------------------------------
Gross realized gains                                           $   42,093    $  140,933
Gross realized losses                                              --           (88,436)
---------------------------------------------------------------------------------------
       Net realized gain                                       $   42,093    $   52,497
=======================================================================================
Gross proceeds                                                 $19,011,640  $29,417,029
=======================================================================================

     There were no sales of investment securities during the year ended December 31, 1994.

     The amortized cost and market value of investment securities classified as available for sale at December 31, 1996, by contractual maturity, follows:

                                                               Amortized       Market
                                                                  cost         value
---------------------------------------------------------------------------------------
Within one year                                                $5,510,899    $5,510,050
Between one and five years                                      5,995,037     5,965,437
---------------------------------------------------------------------------------------
                                                               11,505,936    11,475,487
No stated maturity                                              1,033,000     1,033,000
---------------------------------------------------------------------------------------
                                                              $12,538,936   $12,508,487
=======================================================================================

     The amortized cost and market value of investment securities classified as held to maturity at December 31, 1996 and 1995 follows:

                                                               December 31, 1996
                                         -------------------------------------------------------------
                                                           Gross              Gross
                                         Amortized      unrealized         unrealized         Market
                                            cost           gains             losses           value
------------------------------------------------------------------------------------------------------
Securities of U.S. agencies              $14,511,454  $       15,409    $        (46,088)   $14,480,775
Mortgage-backed bonds                    10,912,280           98,692              (8,755)   11,002,217
Securities of states and
  municipalities                         10,830,342            4,972             (81,825)   10,753,489
------------------------------------------------------------------------------------------------------
                                         $36,254,076  $      119,073    $       (136,668)  $36,236,481
======================================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(2) INVESTMENT SECURITIES (CONTINUED)

                                                              December 31, 1995
                                         -----------------------------------------------------------
                                                           Gross             Gross
                                         Amortized      unrealized        unrealized        Market
                                            cost           gains            losses          value
----------------------------------------------------------------------------------------------------
Securities of U.S. agencies              $10,017,220  $       10,758    $      (15,838)  $10,012,140
Mortgage-backed bonds                     8,606,035            9,822           (18,145)    8,597,712
Securities of states and
  municipalities                         13,198,500          121,509           (26,250)   13,293,759
----------------------------------------------------------------------------------------------------
                                         $31,821,755  $      142,089    $      (60,233)  $31,903,611
====================================================================================================

     The amortized cost and market value of investment securities classified as held to maturity at December 31, 1996, by contractual maturity, follows:

                                                               Amortized       Market
                                                                  cost         value
---------------------------------------------------------------------------------------
Within one year                                                $23,385,411  $23,362,560
Between one and five years                                     10,980,665    10,929,054
Between five and ten years                                      1,599,000     1,655,867
After ten years                                                   289,000       289,000
---------------------------------------------------------------------------------------
                                                               $36,254,076  $36,236,481
=======================================================================================

(3) MORTGAGE-BACKED SECURITIES

     The amortized cost and market value of mortgage-backed securities classified as available for sale at December 31, 1996 and 1995 follows:

                                                              December 31, 1996
                                         -----------------------------------------------------------
                                                           Gross             Gross
                                         Amortized      unrealized        unrealized        Market
                                            cost           gains            losses          value
----------------------------------------------------------------------------------------------------
GNMA                                     $  436,399   $       13,501    $     --          $  449,900
FNMA                                      1,455,069            4,363           (10,800)    1,448,632
----------------------------------------------------------------------------------------------------
                                         $1,891,468   $       17,864    $      (10,800)   $1,898,532
====================================================================================================

                                                              December 31, 1995
                                         -----------------------------------------------------------
                                                           Gross             Gross
                                         Amortized      unrealized        unrealized        Market
                                            cost           gains            losses          value
----------------------------------------------------------------------------------------------------
GNMA                                     $  498,912   $       17,830    $     --          $  516,742
FNMA                                      1,670,495           20,190              (288)    1,690,397
----------------------------------------------------------------------------------------------------
                                         $2,169,407   $       38,020    $         (288)   $2,207,139
====================================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(3) MORTGAGE-BACKED SECURITIES (CONTINUED)
     Gross realized gains, gross realized losses, and gross proceeds from sales of mortgage-backed securities for the year ended December 31, 1995 follows:

Gross realized gains                                            $   57,364
Gross realized losses                                              (11,445)
--------------------------------------------------------------------------
  Net realized gain                                             $   45,919
==========================================================================
Gross proceeds                                                  $2,409,229
==========================================================================

     There were no sales of mortgage-backed securities during the years ended December 31, 1996 or 1994.

     The sale of mortgage-backed securities during the year ended December 31, 1995 consisted of mortgage-backed securities classified as held to maturity and were in effect maturities as the sale of these mortgage-backed securities occurred only after a substantial portion of the original principal outstanding had been collected.

     The amortized cost and market value of mortgage-backed securities classified as available for sale at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments:

                                                               Amortized       Market
                                                                  cost         value
---------------------------------------------------------------------------------------
Between one and five years                                     $1,455,069    $1,448,632
After ten years                                                   436,399       449,900
---------------------------------------------------------------------------------------
                                                               $1,891,468    $1,898,532
=======================================================================================

     The amortized cost and market value of mortgage-backed securities classified as held to maturity at December 31, 1996 and 1995 follows:

                                                              December 31, 1996
                                         -----------------------------------------------------------
                                                           Gross             Gross
                                         Amortized      unrealized        unrealized        Market
                                            cost           gains            losses          value
----------------------------------------------------------------------------------------------------
GNMA                                     $1,334,857   $       42,077    $     --          $1,376,934
FNMA                                        124,545            4,201            (1,063)      127,683
FHLMC                                     4,199,918           15,763            (5,827)    4,209,854
Collateralized mortgage obligations       8,338,984            7,509           (64,977)    8,281,516
----------------------------------------------------------------------------------------------------
                                         $13,998,304  $       69,550    $      (71,867)  $13,995,987
====================================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(3) MORTGAGE-BACKED SECURITIES (CONTINUED)

                                                              December 31, 1995
                                         -----------------------------------------------------------
                                                           Gross             Gross
                                         Amortized      unrealized        unrealized        Market
                                            cost           gains            losses          value
----------------------------------------------------------------------------------------------------
GNMA                                     $1,514,450   $       49,175    $     --          $1,563,625
FNMA                                        153,343            5,300          --             158,643
FHLMC                                     5,326,161           63,628          --           5,389,789
Collateralized mortgage obligations       6,211,708           29,309           (21,367)    6,219,650
----------------------------------------------------------------------------------------------------
                                         $13,205,662  $      147,412    $      (21,367)  $13,331,707
====================================================================================================

     The amortized cost and market value of mortgage-backed securities classified as held to maturity at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments:

                                                               Amortized       Market
                                                                  cost         value
---------------------------------------------------------------------------------------
Within one year                                                $   --        $   --
Between one and five years                                      5,065,332     5,077,275
Between five and ten years                                      3,519,166     3,483,323
After ten years                                                 5,413,806     5,435,389
---------------------------------------------------------------------------------------
                                                               $13,998,304  $13,995,987
=======================================================================================

     Collateralized mortgage obligations at December 31, 1996 and 1995 were collateralized by mortgage-backed securities issued by the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(4) LOANS RECEIVABLE, NET

     A comparative summary of loans receivable follows:

                                                                  1996          1995
---------------------------------------------------------------------------------------
Loans secured by real estate:
  Residential:
     1-4 family                                                $44,958,078  $47,200,677
     Multifamily                                                  510,468       600,141
---------------------------------------------------------------------------------------
       Total residential                                       45,468,546    47,800,818
  Agriculture and land                                            884,915       928,001
  Commercial                                                    3,043,413     2,869,803
---------------------------------------------------------------------------------------
       Total loans secured by real estate                      49,396,874    51,598,622
---------------------------------------------------------------------------------------
Consumer loans:
  Automobile loans                                              1,641,439     1,712,752
  Home improvement                                              1,333,817     1,348,307
  Credit cards                                                    982,005       939,105
  Loans secured by deposits                                       513,393       440,367
  Other                                                         1,474,156     1,927,939
---------------------------------------------------------------------------------------
       Total consumer loans                                     5,944,810     6,368,470
---------------------------------------------------------------------------------------
                                                               55,341,684    57,967,092
---------------------------------------------------------------------------------------
Less:
  Loans in process                                                 94,770       532,810
  Unearned discount, net                                            7,567        12,944
  Deferred loan fees                                               13,075        10,615
  Allowance for losses                                            384,141       389,714
---------------------------------------------------------------------------------------
                                                                  499,553       946,083
---------------------------------------------------------------------------------------
                                                               $54,842,131  $57,021,009
=======================================================================================

     The weighted average interest rate on loans was 8.65% and 8.76% at December 31, 1996 and 1995, respectively.

     At December 31, 1996, 1995, and 1994, the Company was servicing loans for others with aggregate unpaid principal balances of approximately $87,000, $1,221,000, and $1,727,000, respectively.

     A summary of activity in the allowance for losses for the years ended December 31, 1996, 1995, and 1994 follows:

                                                             1996               1995               1994
-------------------------------------------------------------------------------------------------------------
Balance, beginning of year                              $       389,714    $       245,725    $       207,005
Provision charged to expense                                     32,885            161,319             69,309
Charge-offs                                                     (42,073)           (17,380)           (30,714)
Recoveries                                                        3,615                 50                125
-------------------------------------------------------------------------------------------------------------
Balance, end of year                                    $       384,141    $       389,714    $       245,725
=============================================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(4) LOANS RECEIVABLE, NET (CONTINUED)
     A summary of loans receivable contractually in arrears three months or more is as follows:

                                                                  1996          1995
--------------------------------------------------------------------------------------
Residential real estate loans                                   $ 11,003      $ 55,982
Commercial real estate loans                                      13,647        49,404
Consumer loans                                                    54,433        53,818
--------------------------------------------------------------------------------------
                                                                $ 79,083      $159,204
=======================================================================================
Percent of loans receivable                                         .14%          .28%
=======================================================================================
Number of loans                                                       29            20
=======================================================================================

     A summary of loans on which interest is not being accrued and impaired loans at December 31, 1996 and 1995 follows:

                                                                  1996          1995
--------------------------------------------------------------------------------------
Nonaccrual loans                                                $ 13,647      $ 41,945
Impaired loans continuing to accrue interest                       --            --
--------------------------------------------------------------------------------------
  Total impaired loans                                          $ 13,647      $ 41,945
=======================================================================================

     The allowance for losses on impaired loans was $8,389 at December 31, 1996 and 1995. The average balance of impaired loans during the years ended December 31, 1996 and 1995 was $37,229 and $175,336, respectively.

     A summary of interest income on nonaccrual and other impaired loans for the years ended December 31, 1996 and 1995 follows:

                                                                  1996          1995
--------------------------------------------------------------------------------------
Income recognized:
  Nonaccrual loans                                              $  --         $  6,133
  Impaired loans continuing to accrue interest                     --            --
--------------------------------------------------------------------------------------
                                                                $  --         $  6,133
=======================================================================================
Interest income if interest had accrued:
  Nonaccrual loans                                              $  2,885      $ 15,847
  Impaired loans continuing to accrue interest                     --            --
--------------------------------------------------------------------------------------
                                                                $  2,885      $ 15,847
=======================================================================================

(5) ACCRUED INTEREST RECEIVABLE

     A comparative summary of accrued interest receivable follows:

                                                                  1996          1995
--------------------------------------------------------------------------------------
Loans receivable                                                $385,378      $213,157
Mortgage-backed securities                                        75,379        74,919
Investment securities                                            385,744       286,800
Interest-bearing deposits                                         17,191        61,716
--------------------------------------------------------------------------------------
                                                                $863,692      $636,592
======================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(6) REAL ESTATE ACQUIRED BY FORECLOSURE, NET

     A comparative summary of real estate acquired by foreclosure is as follows:

                                                                     1996               1995
--------------------------------------------------------------------------------------------------
Foreclosed real estate                                          $       116,747    $        26,434
Real estate in judgment                                               --                   182,814
--------------------------------------------------------------------------------------------------
                                                                $       116,747    $       209,248
==================================================================================================

     A summary of activity in the allowance for losses of real estate acquired by foreclosure follows:

                                                                     1995
-------------------------------------------------------------------------------
Balance, beginning of year                                      $        96,888
Provision charged to expense                                          --
Charge-offs                                                             (96,888)
Recoveries                                                            --
-------------------------------------------------------------------------------
Balance, end of year                                            $     --
===============================================================================

(7) OFFICE PROPERTIES AND EQUIPMENT, NET

     A comparative summary of office properties and equipment follows:

                                                                  1996          1995
---------------------------------------------------------------------------------------
Land                                                           $  190,434    $  190,434
Office buildings and improvements                               2,329,665     2,326,913
Furniture, fixtures and equipment                               1,195,725       968,918
---------------------------------------------------------------------------------------
                                                                3,715,824     3,486,265
Less accumulated depreciation                                   1,766,289     1,642,979
---------------------------------------------------------------------------------------
                                                               $1,949,535    $1,843,286
=======================================================================================

     Depreciation expense for the years ended December 31, 1996, 1995, and 1994 amounted to $123,311, $118,168, and $128,605, respectively.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(8) DEPOSITS

     A comparative summary of deposits follows:

                                                       1996                      1995
                                              ----------------------    ----------------------
                                Stated                      Percent                   Percent
                                 rate           Amount      to total      Amount      to total
----------------------------------------------------------------------------------------------
Demand deposits:
  NOW accounts                      0-2.40%   $ 9,249,657       9.1%    $ 8,928,957       8.4%
  Money market demand               0-3.90     16,684,162      16.3      16,655,540      15.6
  Passbook                       2.50-2.75     10,141,837       9.9      10,469,368       9.8
----------------------------------------------------------------------------------------------
                                               36,075,656      35.3      36,053,865      33.8
----------------------------------------------------------------------------------------------
Certificates of deposit:
                            Less than 3.00        --          --            --          --
                                 3.00-4.99     15,528,015      15.2      28,005,074      26.2
                                 5.00-6.99     50,580,964      49.5      40,232,644      37.7
                                 7.00-8.99         62,215     --          2,426,266       2.3
----------------------------------------------------------------------------------------------
                                               66,171,194      64.7      70,663,984      66.2
----------------------------------------------------------------------------------------------
                                              $102,246,850    100.0%    $106,717,849    100.0%
=============================================================================================

     The weighted average interest rate on deposits was 4.36% and 4.36% at December 31, 1996 and 1995, respectively.

     A summary of the maturities of certificates of deposit at December 31, 1996 and 1995 follows:

                                                    1996                      1995
                                           -----------------------   -----------------------
                                             Amount       Percent      Amount       Percent
--------------------------------------------------------------------------------------------
Within one year                            $38,673,567       58.4%   $46,427,751        65.7%
Second year                                 20,889,977       31.6     13,190,439        18.7
Third year                                   6,566,505        9.9     10,389,828        14.7
Fourth year                                     41,145         .1        655,966          .9
--------------------------------------------------------------------------------------------
                                           $66,171,194      100.0%   $70,663,984       100.0%
============================================================================================

     Interest expense on deposits, by type, for the years ended December 31, 1996, 1995, and 1994 is summarized as follows:

                                                      1996         1995         1994
---------------------------------------------------------------------------------------
Passbook                                           $  367,827   $  295,348   $  338,938
NOW accounts                                          174,069      226,206      227,073
Money market demand                                   603,283      819,795    1,088,818
Certificates of deposit                             3,412,182    3,938,186    3,434,466
---------------------------------------------------------------------------------------
                                                   $4,557,361   $5,279,535   $5,089,295
=======================================================================================

     Certificates of deposit of $100,000 or more totaled $7,129,894 and $5,844,512 at December 31, 1996 and 1995, respectively. Investment securities and mortgage-backed securities with a carrying value of approximately $9.4 million and $8.3 million at December 31, 1996 and 1995, respectively, were pledged to secure certain certificates of deposit in excess of insurance of accounts limitations.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(8) DEPOSITS (CONTINUED)
     A corporation affiliated with the Chairman of the Board of the Company had savings deposits of approximately $5.0 million and $4.3 million with the Company at December 31, 1996 and 1995, respectively.

(9) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The agreements totaled $11,340,000 and $15,000,000 at December 31, 1996 and 1995, respectively. The agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability. The agreements mature within one year. All of the agreements were to repurchase identical securities. The investment securities and mortgage-backed securities underlying the agreements were delivered to a designated safekeeping agent. These investment securities and mortgage-backed securities had an amortized cost and market value of $12,594,006 and $12,497,411, respectively, at December 31, 1996 and $16,567,655 and $16,612,086, respectively, at December 31, 1995.

     The agreements averaged approximately $15,057,000 and $3,750,000 during 1996 and 1995, respectively. There were no such agreements in 1994. The maximum amount outstanding at any month-end during 1996 and 1995 was $18,340,000 and $15,000,000, respectively. The weighted average interest rate on the agreements was 4.93% and 5.10% at December 31, 1996 and 1995, respectively. All of the agreements were with a corporation affiliated with the Chairman of the Board of the Company.

(10) INCOME TAXES

     The composition of income tax expense for the years ended December 31, 1996, 1995, and 1994 is as follows:

                                                             1996                1995               1994
--------------------------------------------------------------------------------------------------------------
Current:
  Federal                                              $         220,436    $       325,477    $       272,989
  State                                                          (11,531)             8,500             19,249
Deferred                                                        (100,189)           (34,977)            (7,496)
--------------------------------------------------------------------------------------------------------------
                                                       $         108,716    $       299,000    $       284,742
==============================================================================================================

     The reasons for the difference between expected federal income tax expense computed at the federal statutory rate of 34% and the actual amount are as follows:

                                             1996                              1995                              1994
                                  ---------------------------       ---------------------------       ---------------------------
                                      Amount         Percent            Amount         Percent            Amount         Percent
---------------------------------------------------------------------------------------------------------------------------------
Computed "expected" income tax
  expense                         $       273,312       34.0%       $       441,966       34.0%       $       434,447        34.0%
Items affecting federal income
  tax rate:
  State income taxes, net of
     federal benefit                       (7,610)      (1.0)                 5,610         .4                 12,704         1.0
  Tax-exempt interest                    (155,157)     (19.3)              (150,148)     (11.5)              (152,500)      (11.9)
  Other                                    (1,829)       (.2)                 1,572         .1                 (9,909)        (.8)
---------------------------------------------------------------------------------------------------------------------------------
                                  $       108,716       13.5%       $       299,000       23.0%       $       284,742        22.3%
=================================================================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(10) INCOME TAXES (CONTINUED)
     The components of deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are summarized as follows:

                                                          1996         1995
-------------------------------------------------------------------------------
Deferred tax assets:
  General loan loss allowance                          $ 148,816    $ 147,725
  Deferred compensation                                   80,317           --
  Available-for-sale securities market valuation           8,886           --
  Other, net                                               7,996        4,953
-------------------------------------------------------------------------------
       Total deferred tax assets                         246,015      152,678
-------------------------------------------------------------------------------
Deferred tax liabilities:
  Available-for-sale securities market valuation              --      (18,603)
  Excess of tax bad debt reserves over base year        (129,355)    (154,897)
  Tax depreciation in excess of that recorded for book
     purposes                                            (66,875)     (57,131)
  FHLB stock dividends                                   (25,993)     (25,933)
-------------------------------------------------------------------------------
       Total deferred tax liabilities                   (222,223)    (256,564)
-------------------------------------------------------------------------------
       Net deferred tax asset (liability)              $  23,792    $(103,886)
===============================================================================

     If certain conditions were met, the Bank, in determining taxable income, was allowed a special bad debt deduction based on specified experience formulas or on a percentage of taxable income before such deduction. The Bank used the percentage of taxable income method in 1995 and 1994 since this method resulted in the maximum bad debt deduction. The bad debt deduction under the percentage method was limited to 8% of taxable income.

     The special bad deduction accorded thrift institutions is covered under
Section 593 of the Internal Revenue Code. On August 20, 1996 the Small Business Job Protection Act of 1996 (the Act) was signed into law. This Act included the repeal of Section 593 effective for tax years beginning after December 31, 1995. The repeal of the thrift reserve method generally requires thrift institutions to recapture into income the portion of bad debt reserves that exceed the base year reserve. The recapture will generally be taken into income ratably over six tax years. However, if the Company meets a residential loan requirement for the tax years beginning in 1996 and 1997, recapture of the reserve can be deferred until the tax year beginning in 1998. At December 31, 1996, the Company had bad debts deducted for tax purposes in excess of the base year reserve of approximately $334,000. The Company has recognized a deferred income tax liability for this amount.

     Certain events covered by IRC Section 593(e), which was not repealed, will trigger a recapture of the base year reserve. The base year reserve of thrift institutions would be recaptured if a thrift ceases to quality as a bank for federal income tax purposes. The base year reserves of thrift institutions also remain subject to income tax penalty provisions which, in general, require recapture upon certain stock redemptions of, and excess distributions to, stockholders. At December 31, 1996, retained earnings included approximately $2.1 million of base year reserves for which no deferred federal income tax liability has been recognized.

(11) REGULATORY MATTERS

     The Company and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of the Company and its subsidiary banks' assets, liabilities, and certain off-balance-sheet items as calculated under

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(11) REGULATORY MATTERS (CONTINUED)
regulatory accounting practices. The Company and its subsidiary banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulations to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, the Company and the subsidiary banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 1995, the most recent notification from regulatory agencies categorized the bank as well capitalized under the regulatory framework for prompt correction action. To be categorized as well capitalized, banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios of 10%, 6%, and 5%, respectively. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Company and subsidiary banks actual and required capital amounts and ratios as of December 31, 1996 are as follows:

                                                                   Capital
                                                  Actual         requirements
                                             ---------------    ---------------
(Dollars in thousands)                       Amount    Ratio    Amount    Ratio
-------------------------------------------------------------------------------
Total capital
  (to risk-weighted assets):
     Company                                 $31,825   59.9%    $ 4,252   8.00%
     Chester National Bank                    23,011   47.5       3,879   8.00
     Chester National Bank of Missouri         3,083   50.9         485   8.00
Tier I capital
  (to risk-weighted assets):
     Company                                 $31,441   59.2%    $ 2,126   4.00%
     Chester National Bank                    22,684   46.8       1,940   4.00
     Chester National Bank of Missouri         3,026   50.0         242   4.00
Tier I capital
  (to average assets):
     Company                                 $31,441   21.5%    $ 4,397   3.00%
     Chester National Bank                    22,684   18.2       3,739   3.00
     Chester National Bank of Missouri         3,026   25.4         357   3.00

(12) PENSION PLAN

     Substantially all employees are included in a trusteed defined benefit pension plan. The benefits contemplated by the plan are funded through payments to the Financial Institutions Retirement Fund, which operates as an industry-wide plan and does not report relative plan assets and actuarial liabilities of the individual participating associations. The cost of funding is charged to current operations. There is no unfunded liability for past service. Expense for the years ended December 31, 1996, 1995, and 1994 was $38,726, $83,840, and $71,000, respectively.

(13) EMPLOYEE STOCK OWNERSHIP PLAN

     During 1996, the Company established a tax-qualified ESOP. The plan covers substantially all employees who have attained the age of 21 and completed one year of service. In connection with the conversion to a stock corporation, the ESOP purchased 174,570 shares of the Company's common stock at a subscription price of $10.00 per share using funds loaned by the Company. All shares are held in a suspense account for allocation among the participants as the loan is

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(13) EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED) repaid with level principal payments over 15 years. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchases of the shares by the ESOP were recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares are committed to be released to compensate employees, the contra equity account is reduced and the Company recognizes compensation expense equal to the fair market value of the shares committed to be released. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt. Compensation expense related to the ESOP was $34,192 for the year ended December 31, 1996.

     The ESOP shares as of December 31, 1996 are as follows:

Allocated shares                                               $       --
Committed to be released shares                                     2,910
Unreleased shares                                                 171,660
-------------------------------------------------------------------------
  Total ESOP shares                                            $  174,570
=========================================================================
Fair value of unreleased shares                                $2,253,038
=========================================================================

(14) DIRECTOR EMERITUS RETIREMENT PLAN

     On January 18, 1996, the Company adopted a retirement plan for directors who reach director emeritus status. Eligibility for director emeritus status is achieved when a director reaches age 81 or upon retirement, if the director has served as a director for 15 years or more. A director emeritus, upon the later of the first anniversary of designation as a director emeritus, or the date on which the director emeritus attains age 65, will receive, on an annual basis for a period of 10 years following designation as a director emeritus, an amount equal to $500 multiplied by the number of full years of service as a director of the Company or any predecessor institution that was previously merged with the Company. Vesting for past service as a director occurred on December 31, 1996. Benefits to be paid for future service will be accrued over the remaining period of service as a director. During December 1995, the plan was funded through the purchase of life insurance contracts on the directors. The cash surrender value of the life insurance contracts totaled $181,481 as of December 31, 1996, and is included in other assets in the consolidated balance sheet. Expense related to the plan was $207,324 for the year ended December 31, 1996.

(15) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and financial guarantees.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

     At December 31, 1996, the Company had outstanding commitments to originate residential loans of approximately $419,350, $246,600 of which were at fixed rates. In addition, the Company had commitments to fund outstanding credit lines of approximately $176,000 at December 31, 1996. Commitments to extend credit may involve elements of interest

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(15) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED) rate risk in excess of the amount recognized in the balance sheets. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Company since the time the commitment was made.

(16) LITIGATION

     The Company is involved in various litigation arising in the ordinary course of business. In the opinion of management, at the present time, disposition of the suits and claims will not have a material effect on the financial position of the Company.

(17) LIQUIDATION ACCOUNT

     At the time of Conversion, the Bank established a liquidation account for the benefit of eligible savings account holders who continue to maintain their savings accounts with the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such event), eligible savings account holders who continue to maintain their accounts with the Bank shall be entitled to receive a distribution from the liquidation account after payment to all creditors but before any liquidation distribution with respect to common stock. The initial liquidation account was established at approximately $11.9 million. This account will be proportionately reduced for any subsequent reduction in the eligible holders' deposit accounts. The creation and maintenance of the liquidation account will not restrict the use or application of any of the capital accounts of the Company, except that the Company may not declare or pay a cash dividend on, or repurchase any of, its capital stock, if the effect of such dividend or repurchase would be to cause the Company's net worth to be reduced below the aggregate amount then required for the liquidation account, or the amount required by federal or state law.

(18) FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1996 and 1995 are as follows:

                                         December 31, 1996           December 31, 1995
                                     -------------------------   -------------------------
                                      Carrying      Estimated     Carrying      Estimated
                                        value      fair value       value      fair value
------------------------------------------------------------------------------------------
Interest-earning assets:
  Cash and cash equivalents          $22,117,279   $22,117,279   $10,666,127   $10,666,127
  Certificates of deposit                888,265       888,265     9,761,774     9,761,774
  Investment securities               47,729,563    47,711,968    38,345,945    38,427,801
  Mortgage-backed securities          15,896,836    15,894,519    15,412,801    15,538,846
  Loans receivable                    54,842,131    55,420,000    57,021,009    57,982,083
  Stock in Federal Home Loan Bank        622,000       622,000       604,300       604,300
  Stock in Federal Reserve Bank          411,000       411,000       --            --
------------------------------------------------------------------------------------------
                                    $142,507,074  $143,065,031  $131,811,956  $132,980,931
=======================================================================================
Interest-bearing liabilities:
  Deposits:
     Checking, money market demand,
       and passbooks                 $36,075,656   $36,075,656   $36,053,865   $36,053,865
     Certificates of deposit          66,171,194    66,132,000    70,663,984    70,525,081
     Securities sold under
       agreements to repurchase       11,340,000    11,340,000    15,000,000    15,000,000
------------------------------------------------------------------------------------------
                                    $113,586,850  $113,547,656  $121,717,849  $121,578,946
=======================================================================================

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument listed above:

Cash and Cash Equivalents

     Cash and cash equivalents consist of cash, interest-bearing deposits with maturities of three months or less, and federal funds sold. The carrying value is considered a reasonable estimate of fair value of these financial instruments due to their short-term nature.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(18) FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
Certificates of Deposit

     The carrying value is considered a reasonable estimate of fair value of the financial instrument due to original maturities not exceeding one year.

Investment and Mortgage-Backed Securities

     Fair values are based on quoted market prices or dealer quotes.

Loans Receivable

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as residential real estate, commercial real estate, and consumer loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

     The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience, with repayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions.

Stock in Federal Home Loan Bank and Federal Reserve Bank

     Stock in Federal Home Loan Bank and stock in Federal Reserve Bank are valued at cost, which represents redemption value and approximates fair value.

Deposits

     The fair value of deposits with no stated maturity, such as checking, money market demand, and passbook, is equal to the amount payable on demand at December 31, 1996.

     The fair value of certificates of deposit, all of which have stated maturities, is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Securities Sold Under Agreements to Repurchase

     The carrying value is considered a reasonable estimate of fair value of this financial instrument due to original maturities not exceeding one year.

(19) RECENT REGULATORY DEVELOPMENTS

     On September 30, 1996, the Deposit Insurance Funds Act of 1996 (DIFA) was signed into law. DIFA authorized the FDIC to impose a one-time special assessment on SAIF-assessable deposits of depository institutions. This special assessment, which was based on SAIF-assessable deposits at March 31, 1995, was intended to recapitalize the SAIF. The one-time special assessment for the Company totaled approximately $812,000.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(20) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data for the year ended December 31, 1996 is as follows:

                                                           Quarter ended
                                      --------------------------------------------------------
      (thousands of dollars,           March 31,     June 30,     September 30,   December 31,
      except per share data)             1996          1996           1996            1996
----------------------------------------------------------------------------------------------
Total interest income                 $   2,280     $    2,264     $     2,342    $     2,421
Total interest expense                    1,335          1,304           1,367          1,294
----------------------------------------------------------------------------------------------
  Net interest income                       945            960             975          1,127
Provision for losses on loans                 7              8               3             15
----------------------------------------------------------------------------------------------
  Net interest income after
     provision for losses on loans          938            952             972          1,112
Noninterest income                           (4)            34              54             84
Noninterest expense                         613            578           1,498(1)         649
----------------------------------------------------------------------------------------------
  Income (loss) before income tax
     expense (benefit)                      321            408            (472)           547
Income tax expense (benefit)                 77            105            (238)           165
----------------------------------------------------------------------------------------------
  Net income (loss)                   $     244     $      303     $      (234)   $       382
=======================================================================================
Earnings per share                    $     N/A     $      N/A     $       N/A    $       .19
=======================================================================================
(1) Includes SAIF special assessment of $812,000.

     Selected quarterly financial data for the year ended December 31, 1995 is as follows:

                                                           Quarter ended
                                      --------------------------------------------------------
      (thousands of dollars,           March 31,     June 30,     September 30,   December 31,
      except per share data)             1995          1995           1995            1995
----------------------------------------------------------------------------------------------
Total interest income                 $   2,244     $    2,264     $     2,271    $     2,256
Total interest expense                    1,329          1,365           1,409          1,371
----------------------------------------------------------------------------------------------
  Net interest income                       915            899             862            885
Provision for losses on loans                (2)             4               4            155
----------------------------------------------------------------------------------------------
  Net interest income after
     provision for losses on loans          917            895             858            730
Noninterest income                           78             86             107            (33)
Noninterest expense                         572            570             606            590
----------------------------------------------------------------------------------------------
  Income before income tax expense          423            411             359            107
Income tax expense                          109            102              86              2
----------------------------------------------------------------------------------------------
  Net income                          $     314     $      309     $       273    $       105
=======================================================================================
Earnings per share                    $     N/A     $      N/A     $       N/A    $       N/A
=======================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(21) PARENT COMPANY FINANCIAL INFORMATION

     The following are a condensed balance sheet as of December 31, 1996 and a condensed statement of income and cash flows for the period ended December 31, 1996 for Chester Bancorp, Inc. (parent company only):

                            CONDENSED BALANCE SHEET

                       (in thousands)                                1996
-------------------------------------------------------------------------------
Assets:
  Cash                                                          $           265
  Investment securities                                                   5,488
  Investment in subsidiaries                                             25,635
-------------------------------------------------------------------------------
                                                                $        31,388
===============================================================================
Liabilities and stockholders' equity:
  Other liabilities                                                          22
  Stockholders' equity                                                   31,366
-------------------------------------------------------------------------------
                                                                $        31,388
===============================================================================

                         CONDENSED STATEMENT OF INCOME

                       (in thousands)                                1996
-------------------------------------------------------------------------------
Interest income                                                 $            66
Interest expense                                                             --
-------------------------------------------------------------------------------
                                                                             66
Operating expenses                                                           12
-------------------------------------------------------------------------------
  Income before income taxes and equity in undistributed
     earnings of subsidiaries                                                54
Income tax expense                                                           22
-------------------------------------------------------------------------------
  Income before equity in undistributed earnings of
     subsidiaries                                                            32
Equity in undistributed earnings of subsidiaries                            663
-------------------------------------------------------------------------------
  Net income                                                    $           695
===============================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(21) PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)
                       CONDENSED STATEMENT OF CASH FLOWS

                       (in thousands)                                1996
-------------------------------------------------------------------------------
Operating activities:
  Net income                                                    $           695
  Equity in undistributed earnings of subsidiaries                         (663)
  Other, net                                                                 22
-------------------------------------------------------------------------------
       Net cash provided by operating activities                             54
-------------------------------------------------------------------------------
Investing activities:
  Capital contributions to subsidiaries                                 (13,337)
  Increase in investment securities                                      (5,488)
-------------------------------------------------------------------------------
       Net cash used in investing activities                            (18,825)
-------------------------------------------------------------------------------
Financing activities:
  Proceeds from issuance of stock                                        19,136
  Dividends paid                                                           (100)
-------------------------------------------------------------------------------
       Net cash provided by financing activities                         19,036
-------------------------------------------------------------------------------
       Net change in cash and cash equivalents                              265
Cash and cash equivalents at beginning of year                               --
-------------------------------------------------------------------------------
Cash and cash equivalents at end of year                        $           265
===============================================================================

STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

BOARD OF DIRECTORS               TRANSFER AGENT
Michael W. Welge, Chairman       Registrar and Transfer Company
John R. Beck, M.D.               10 Commerce Drive
Howard A. Boxdorfer              Cranford, NJ 07016
Edward K. Collins                (800) 368-5948
James C. McDonald
Allen R. Verseman                GENERAL INQUIRIES AND REPORTS
Thomas E. Welch, Jr.
Carl H. Welge                    A copy of the Company's 1996 Annual Report to
                                 the Securities and Exchange Commission, Form
CORPORATE HEADQUARTERS           10-K, may be obtained without charge by written
                                 request of stockholders to:
1112 State Street                Michael W. Welge, President
Chester, IL 62233                Chester Bancorp, Inc.
(618) 826-5038                   1112 State Street
ANNUAL MEETING                   Chester, IL 62233
Friday, April 4, 1997            OFFICERS
10:00 A.M.                       Michael W. Welge
American Legion Hall             President and Chief Financial Officer
500 E. Opdyke St.
Chester, IL 62233                Edward K. Collins
STOCK LISTING                    Secretary and Treasurer
NASDAQ                           FDIC DISCLAIMER
Symbol: CNBA                     This Annual Report has not been reviewed, or
                                 confirmed for accuracy or relevance, by the
GENERAL COUNSEL                  FDIC.
Bryan Cave LLP
One Metropolitan Square
Suite 3600
St. Louis, MO 63102-2750
INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
1010 Market Street
St. Louis, MO 63101

logo
                     LOGO

     1112 State Street - Chester, Illinois 62233 - Telephone (618) 826-5038