Form 10-K/A, Exhibit 13
period 1997-12-31
CHESTER BANCORP INC
filed 1998-03-23
CIK 1010838

                                      LOGO

                                      logo

                               1997 annual report

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

To Our Stockholders:

     Chester Bancorp, Inc. has completed its first full year as a public company. On October 4, 1996, Chester Savings Bank, F.S.B. converted from mutual to stock ownership and converted from a federal savings bank to two national banks, Chester National Bank and Chester National Bank of Missouri. Simultaneously with these conversions, the Company, Chester Bancorp, Inc., was formed as a holding company for the two banks and the Company completed the initial public offering of its common stock. The conversion from mutual ownership in a savings association to stock ownership in a bank holding company has enabled customers, community members and other investors to participate in the Bank's growth and success through an equity interest in the Company. The conversion from a savings bank to two national banks has enabled both Chester National Bank and Chester National Bank of Missouri to offer increased commercial lending and a wider variety of products and services to their customers and local communities.

     The Banks continue to focus on maintaining profitability by increasing their lending base while maintaining safe and sound banking practices. Both Chester National Bank and Chester National Bank of Missouri are well positioned as strong local community banks in the markets they serve. The Banks' multiple locations, including main facilities in Chester, Illinois and Perryville, Missouri, branch facilities in Sparta, Pinckneyville and Red Bud, Illinois, and the loan production office in Cape Girardeau, Missouri, enable the Banks to provide quality banking service to several local communities in the region. In July of 1997, Chester National Bank closed its branch in Carbondale, Illinois in order to pursue the Company's revised growth strategy of focusing its resources in more profitable markets. As part of this strategy, the Banks intend to aggressively pursue new lending opportunities in the growing southeast Missouri area through the Perryville location and the loan production office in Cape Girardeau, Missouri.

     Chester National Bank has also increased single family lending in the St. Louis County area through selected brokered arrangements. Chester National Bank already has and will continue to reduce its dependence on single large deposits.

     The Company intends to increase stockholder value through both increased stock price and the payment of dividends. While there can be no assurance that the Company's stock price will continue to increase, the Company believes that maintaining profitable operations at the Bank level will continue to be positively reflected in the stock price. The initial quarterly dividend on the Company's stock payable to holders of record on November 18, 1996 was $.05 per share and the next three quarterly dividends on the Company's stock were at a rate of $.06 per share. The quarterly dividend was increased to $.07 per share payable to holders of record on November 24, 1997 and February 18, 1998. Future dividends are subject to many factors, including determination and declaration by the Board of Directors, capital requirements, regulatory limitations and results of operations of the Company; however, the Board of Directors views the payment of reasonable dividends as an appropriate method of returning value to its stockholders.

     On April 4, 1997, the Company announced its initial repurchase plan to repurchase 5% of its then outstanding common stock. This initial repurchase plan was completed in 1997 with the repurchase of 109,106 shares of the Company's common stock. On October 7, 1997, the Company announced its plan to repurchase, from time to time, an additional 10% (204,202 shares) of its then outstanding shares. In addition, any future repurchase of outstanding common stock by the Company, to the extent that such repurchase is then determined to be advisable by the Board of Directors and authorized by the appropriate regulatory authorities, will be considered by the Board of Directors as a method of increasing value to the Company's stockholders.

     On behalf of the Board of Directors of Chester Bancorp, Inc. and the management and employees of Chester National Bank and Chester National Bank of Missouri, I extend our sincere appreciation to our stockholders and customers for your support during 1997. We look forward to an exciting and profitable future.

Sincerely,

Michael Welge Sig.
Michael W. Welge

Chairman of the Board,
President and Chief
Financial Officer

COMMON STOCK AND RELATED MATTERS
--------------------------------------------------------------------------------

     The common stock of Chester Bancorp, Inc. is traded in the over-the-counter market and is listed for quotation in the Nasdaq National Market under the symbol "CNBA." The stock was issued on October 4, 1996 at $10.00 per share. As of December 31, 1997, there were 624 stockholders of record and 1,953,046 shares of common stock outstanding.

     The following table sets forth the high and low closing prices as reported by Nasdaq National Market and dividends paid per share of common stock for the period indicated.

                                                                    Dividends
  Quarter ended                High                Low                paid
-----------------------------------------------------------------------------
December 31, 1996             $13.750            $12.625            $     .05
March 31, 1997                $15.500            $13.125            $     .06
June 30, 1997                 $15.500            $14.000            $     .06
September 30, 1997            $18.750            $14.750            $     .06
December 31, 1997             $20.500            $15.375            $     .07

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

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

                                                                            At December 31,
                                      -------------------------------------------------------------------------------------------
      (DOLLARS IN THOUSANDS)               1997               1996               1995               1994               1993
---------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                          $       133,777    $       145,843    $       134,781    $       141,755    $       141,396
Loans receivable, net                          60,468             54,842             57,021             58,157             61,193
Mortgage-backed securities, net(1)             13,788             15,897             15,413             13,136              7,402
Investments, net(2)                            54,689             69,842             57,605             64,410             67,390
Savings deposits(3)                            95,362            102,247            106,718            129,712            130,231
Securities sold under agreements
  to repurchase(3)                              8,380             11,340             15,000                 --                 --
Stockholders' equity                           28,988             31,427             11,712             10,675              9,682

                                                                        Year Ended December 31,
                                      -------------------------------------------------------------------------------------------
      (DOLLARS IN THOUSANDS)               1997               1996               1995               1994               1993
---------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Interest income                       $         9,182    $         9,307    $         9,035    $         8,696    $         9,132
Interest expense                                4,647              5,300              5,474              5,089              5,526
---------------------------------------------------------------------------------------------------------------------------------
  Net interest income                           4,535              4,007              3,561              3,607              3,606
Provision for loan losses                          98                 33                161                 69                 30
---------------------------------------------------------------------------------------------------------------------------------
  Net interest income after
     provision for loan losses                  4,437              3,974              3,400              3,538              3,576
Loss on sale of certificates of
  deposit                                          --                (54)                --                 --                 --
Gain (loss) on sale of investment
  securities and mortgage-backed
  securities                                       16                 42                 98                 --                 --
Other noninterest income                          203                180                140                114                129
Noninterest expense                             2,835              3,338              2,338              2,374              2,277
---------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and
  cumulative effect of change in
  accounting principle                          1,821                804              1,300              1,278              1,428
Income taxes                                      511                109                299                285                307
---------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of
  change in accounting principle                1,310                695              1,001                993              1,121
Cumulative effect of change in
  accounting principle(4)                          --                 --                 --                 --               (227)
---------------------------------------------------------------------------------------------------------------------------------
Net income                            $         1,310    $           695    $         1,001    $           993    $           894
=================================================================================================================================
Earnings per share -- basic           $           .68    $           .19                N/A                N/A                N/A
=================================================================================================================================
Earnings per share -- assuming
  dilution                            $           .67    $           .19                N/A                N/A                N/A
=================================================================================================================================

--------------------------------------------------------------------------------

                                                                      At or for the Year Ended December 31,
                                                ---------------------------------------------------------------------------------
                                                    1997              1996             1995             1994             1993
---------------------------------------------------------------------------------------------------------------------------------
KEY OPERATING RATIOS(3):
Performance Ratios:
Return on average assets (net income divided
  by average assets)                                     0.96%            0.49%            0.73%            0.69%         0.79%(5)
Return on average equity (net income divided
  by average equity)                                     4.28             4.12             8.94             9.76         12.15(5)
Interest rate spread (difference between
  average yield on interest-earning assets
  and average cost of interest-bearing
  liabilities)(6)                                        2.69             2.74             2.60             2.61          2.62
Net interest margin (net interest income as
  a percentage of average interest-earning
  assets)(6)                                             3.60             3.15             2.87             2.79          2.82
Noninterest expense to average assets                    2.07             2.38(8)          1.70             1.66          1.61
Average interest-earning assets to average
  interest-bearing liabilities                         125.71           110.41           106.48           104.91        104.66
Asset Quality:
Allowance for loan losses to total loans at
  end of period                                          0.72             0.70             0.68             0.42          0.34
Ratio of allowance for loan losses to non-
  performing loans                                   1,159.97           485.74           244.79            64.65         59.53
Net charge offs to average outstanding loans
  during the period                                      0.08             0.07             0.03             0.05          0.01
Ratio of non-performing assets to total
  assets(7)                                              0.06             0.13             0.27             0.31          0.44
Capital Ratios:
Average equity to average assets                        22.39            12.00             8.15             7.12          6.53
Equity to assets at end of period                       21.67            21.55             8.69             7.53          6.85

                                                                                  At December 31,
                                                  -------------------------------------------------------------------------------
                                                     1997             1996             1995             1994             1993
---------------------------------------------------------------------------------------------------------------------------------
OTHER DATA:
Number of:
  Real estate loans outstanding                         1,317            1,466            1,484            1,542            1,704
  Deposit accounts                                     10,391           12,632           12,282           12,742           13,184
  Full-service offices                                      5                6                6                6                6
  Loan production offices                                   1                1                1               --               --

---------------

(1) Includes mortgage backed securities available for sale of $1.6 million, $1.9 million, and $2.2 million at December 31, 1997, 1996, and 1995, respectively.
(2) Includes investment securities, interest-bearing deposits, federal funds sold, and certificates of deposits. Includes securities available for sale of $19.7 million, $12.5 million, and $7.1 million at December 31, 1997, 1996 and December 31, 1995, respectively.
(3) During the year ended December 31, 1995, $15.0 million of certificates of deposit were converted into reverse repurchase agreements and, therefore, are not reflected in deposit totals.
(4) Resulted form the adoption of SFAS No. 109, "Accounting for Income Taxes" on January 1, 1993.
(5) Excludes cumulative effect of change in accounting principle.
(6) Information is presented on a tax equivalent basis assuming a tax rate of 34%.
(7) Non-performing assets include loans which are contractually past due 90 days or more, loans accounted for on a nonaccrual basis and real estate acquired through foreclosure.
(8) Includes SAIF special assessment of $812,498. Non-interest expense to average assets excluding SAIF special assessment is 1.80%.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

GENERAL

     The principal business of Chester Bancorp, Inc. and its subsidiaries (the Company) consists of attracting deposits from the general public and using these funds to originate mortgage loans secured by one- to four-family residences and to invest in U.S. government and other securities and mortgage-backed securities. To a lesser extent, the Company engages in various forms of consumer lending. The Company's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans, mortgage-backed securities and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits and reverse repurchase agreements. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Net interest income is then reduced to the extent of provisions for loan losses.

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

     On October 4, 1996, the Company, formerly known as Chester Savings Bank, FSB (the Bank), completed its conversion from a federal mutual savings bank to a federal capital stock savings bank and simultaneously formed Chester Bancorp, Inc., a Delaware corporation, to act as the holding company of the converted savings bank. Pursuant to the plan, the Bank converted to a national bank known as Chester National Bank, and a newly chartered bank subsidiary was formed by the Company known as Chester National Bank of Missouri. The stock conversion resulted in the sale and issuance of 2,181,125 shares of $.01 par value common stock at a price of $10.00 per share. In conjunction with the conversion, the Company loaned $1,745,700 to the Company's employee stock ownership plan for the purchase of 174,570 shares in the stock conversion. After reducing gross proceeds for conversion costs of $939,363 and $1,745,700 related to the sale of shares to the Company's employee stock ownership plan, net proceeds totaled $19,136,187.

BUSINESS STRATEGY

     The Company's current business strategy is to operate as a well capitalized, profitable and independent community bank dedicated to financing home ownership and consumer needs in its market area and to providing quality service to its customers. The Company has implemented this strategy by: (1) closely monitoring the needs of customers and providing quality service; (2) emphasizing consumer banking by originating residential mortgage loans and consumer loans, and by offering checking accounts and other financial services and products; (3) maintaining asset quality; (4) maintaining significant investments in U.S. government and other securities and mortgage-backed securities; (5) maintaining capital in excess of regulatory requirements; (6) increasing earnings; and, (7) managing interest rate risk by attempting to match asset and liability maturities and rates.

FINANCIAL CONDITION

Assets.

     The Company's total assets decreased by $12.1 million, or 8.3%, to $133.8 million at December 31, 1997 from $145.8 million at December 31, 1996. The decrease in the Company's asset size resulted from a $6.9 million decline in the level of savings deposits and a $3.0 million decrease in reverse repurchase agreements from 1996 to 1997.

     Loans receivable increased $5.6 million, or 10.3%, to $60.5 million at December 31, 1997 from $54.8 million at December 31, 1996. The increase in loans receivable resulted from management's focus on the St. Louis residential lending market and a renewed emphasis on commercial business lending. During 1997, single-family loans increased

$4.4 million and commercial loans increased $2.2 million. The increase in residential and commercial loans was partially offset by a $1.3 million decline in consumer loans.

     Mortgage-backed securities at December 31, 1997 were $13.8 million compared to $15.9 million at December 31, 1996. Investment securities decreased $3.8 million, or 7.8%, to $44.9 million at December 31, 1997 from $48.8 million at December 31, 1996. The funds received from the decline in mortgage-backed and investment securities were used to partially fund loan growth, increased savings withdrawals and the decline in reverse repurchase agreements.

     Certificates of deposit decreased $598,000, or 67.4%, to $290,000 at December 31, 1997 from $888,000 at December 31, 1996. Management began in 1995 to liquidate its certificate of deposit portfolio and has reinvested the proceeds from certificate of deposit sales and maturities into other types of investments with higher yields.

     Cash, interest-bearing deposits, and federal funds sold, on a combined basis, decreased $10.8 million, or 48.9%, to $11.3 million at December 31, 1997 from $22.1 million at December 31, 1996. At December 31, 1996, management had invested a significant portion of the proceeds from the stock conversion into overnight deposits. During 1997, management completed its evaluation of longer term investment opportunities and invested a portion of the excess overnight deposits into residential and commercial loans. The excess overnight deposits were also used to partially fund increased savings withdrawals and the decline in reverse repurchase agreements.

Liabilities.

     Savings deposits decreased $6.9 million, or 6.7%, to $95.4 million at December 31, 1997 from $102.2 million at December 31, 1996. The decreased level of savings deposits reflected the closing of the Company's Carbondale, Illinois branch location on June 30, 1997 and the impact of management's decision to continue to compete less aggressively on savings rates. Reverse repurchase agreements decreased $3.0 million from $11.3 million at December 31, 1996 to $8.4 million at December 31, 1997. These agreements, however, averaged only $6.9 million during 1997 compared to a 1996 average balance of $15.1 million.

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

                                                                  1997                                     1996
                                               -------------------------------------------     -----------------------------
                                     At                                          Average
                                December 31,       Average                       Yield/            Average
    (DOLLARS IN THOUSANDS)          1997           Balance        Interest        Cost             Balance        Interest
----------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)         8.52%       $        58,127   $    5,040          8.67%     $        55,758   $    4,867
  Investments, net(2)(6)           5.92                 46,873        2,753          5.87               48,262        2,785
  Mortgage-backed securities,
    net                            6.23                 16,453        1,050          6.38               16,408        1,083
  Interest-bearing deposits(3)     6.10                  9,868          538          5.45               14,227          807
                                               -----------------------------                   -----------------------------
    Total interest-earning
      assets                       7.19                131,321        9,381          7.14              134,655        9,542
                                ------------                     -------------------------                       -----------
Non-interest-earning assets                              5,454                                           5,824
                                               ---------------                                 ---------------
    Total assets                               $       136,775                                 $       140,479
                                               ===============                                 ===============
INTEREST-BEARING LIABILITIES:
  Deposits                         4.43        $        97,552        4,300          4.41      $       106,904        4,557
  Reverse repurchase
    agreements                     5.30                  6,915          347          5.02               15,057          743
                                               -----------------------------                   -----------------------------
    Total interest-bearing
      liabilities                  4.49                104,467        4,647          4.45              121,961        5,300
                                ------------                     -------------------------                       -----------
Non-interest-bearing
  liabilities                                            1,690                                           1,662
                                               ---------------                                 ---------------
    Total liabilities                                  106,157                                         123,623
Stockholders' equity                                    30,618                                          16,856
                                               ---------------                                 ---------------
    Total liabilities and
      stockholders' equity                     $       136,775                                 $       140,479
                                               ===============                                 ===============
Net interest income                                              $    4,734                                      $    4,242
                                                                 ===========                                     ===========
Interest rate spread(4)(6)         2.70%                                             2.69%
                                    ===                                        ===========
Net interest margin(5)(8)           N/A                                              3.60%
                                    ===                                        ===========
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities                                                                      125.71%
                                                                               ===========

                                   1996                            1995
                                -----------     -------------------------------------------
                                  Average                                         Average
                                  Yield/            Average                       Yield/
    (DOLLARS IN THOUSANDS)         Cost             Balance        Interest        Cost
------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)            8.73%     $        57,326   $    5,026           8.77%
  Investments, net(2)(6)              5.77               42,852        2,407           5.62
  Mortgage-backed securities,
    net                               6.60               13,609          955           7.02
  Interest-bearing deposits(3)        5.67               18,316          875           4.78
                                                -----------------------------
    Total interest-earning
      assets                          7.09              132,103        9,263           7.01
                                                                  -------------------------
Non-interest-earning assets                               5,165
                                                ---------------
    Total assets                                $       137,268
                                                ===============
INTEREST-BEARING LIABILITIES:
  Deposits                            4.26      $       120,308        5,280           4.39
  Reverse repurchase
    agreements                        4.93                3,750          194           5.17
                                                -----------------------------
    Total interest-bearing
      liabilities                     4.35              124,058        5,474           4.41
                                                                  -------------------------
Non-interest-bearing
  liabilities                                             2,016
                                                ---------------
    Total liabilities                                   126,074
Stockholders' equity                                     11,194
                                                ---------------
    Total liabilities and
      stockholders' equity                      $       137,268
                                                ===============
Net interest income                                               $    3,789
                                                                  ===========
Interest rate spread(4)(6)            2.74%                                            2.60%
                                ===========                                     ===========
Net interest margin(5)(8)             3.15%                                            2.87%
                                ===========                                     ===========
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities                       110.41%                                          106.48%
                                ===========                                     ===========

---------------

(1) Average balance includes non-accrual loans.
(2) Includes FHLB stock, FRB stock and investment securities.
(3) Includes interest-bearing deposits, federal funds sold, and certificates of deposit.
(4) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Represents net interest income as a percentage of average interest-earning assets.
(6) Information is presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustments were approximately $199,000, $235,000 and $228,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

RATE/VOLUME ANALYSIS

     The following table sets forth the effects of changing volumes and rates on net interest income of the Company. Information is provided with respect to (i) effects on interest income and expense attributable to changes in volume (changes in volume when multiplied by prior rate); (ii) effects on interest income and expense attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume). Information is presented on a tax equivalent basis assuming a tax rate of 34% for all years presented.

                                    1997 Compared to 1996                  1996 Compared to 1995
                             ------------------------------------   -----------------------------------
                                                         Total                                 Total
                                              Rate/     Increase                    Rate/     Increase
  (Dollars in thousands)     Volume   Rate    Volume   (Decrease)   Volume   Rate   Volume   (Decrease)
-------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)   $ 207    $ (34)   $  0      $ 173      $(138)   $(23)   $  1      $(160)
  Investments, net(2)          (80)      48       0        (32)       304      65      10        379
  Mortgage-backed
    securities, net              3      (36)      0        (33)       196     (57)    (11)       128
  Interest-bearing
    deposits(3)               (247)     (31)      9       (269)      (195)    163     (35)       (67)
-------------------------------------------------------------------------------------------------------
    Total net change in
      income on interest-
      earning assets          (117)     (53)      9       (161)       167     148     (35)       280
-------------------------------------------------------------------------------------------------------
Interest-bearing
  liabilities:
  Deposits                    (398)     160     (19)      (257)      (589)   (156)     23       (722)
  Reverse repurchase
    agreements                (401)      13      (8)      (396)       585      (9)    (27)       549
-------------------------------------------------------------------------------------------------------
    Total net change in
      expense on interest-
      bearing liabilities     (799)     173     (27)      (653)        (4)   (165)     (4)      (173)
-------------------------------------------------------------------------------------------------------
    Net change in net
      interest income        $ 682    $(226)   $ 36      $ 492      $ 171    $313    $(31)     $ 453
=======================================================================================================

                                    1995 Compared to 1994
                             ------------------------------------
                                                         Total
                                              Rate/     Increase
  (Dollars in thousands)     Volume   Rate    Volume   (Decrease)
-----------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)   $(113)   $ 317     (10)     $ 194
  Investments, net(2)           66      241       4        311
  Mortgage-backed
    securities, net            185       --      --        185
  Interest-bearing
    deposits(3)               (372)      26      (9)      (355)
-----------------------------------------------------------------
    Total net change in
      income on interest-
      earning assets          (234)     584     (15)       335
-----------------------------------------------------------------
Interest-bearing
  liabilities:
  Deposits                    (417)     668     (61)       190
  Reverse repurchase
    agreements                 194       --      --        194
-----------------------------------------------------------------
    Total net change in
      expense on interest-
      bearing liabilities     (223)     668     (61)       384
-----------------------------------------------------------------
    Net change in net
      interest income        $ (11)   $ (84)   $ 46      $ (49)
=================================================================

(1) Average balance includes nonaccrual loans.
(2) Includes FHLB stock, FRB stock and investment securities.
(3) Includes interest-bearing deposits, federal funds sold, and certificates of deposit.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

Net Income.

     The Company's net income for 1997 was $1.3 million compared to $695,000 for 1996. The lower net income level in 1996 was the result of the one-time special assessment imposed by the Federal Deposit Insurance Corporation (FDIC) on SAIF-assessable deposits in 1996. The special assessment for the Company totaled $812,000 and was paid during the quarter ended December 31, 1996. The actual reduction of net income for 1996 was $617,000, after considering the tax deductibility of the special assessment. Without considering the impact of the one-time special assessment, net income for 1996 would have been $1.3 million. Net income in 1997 was negatively impacted by the accelerated vesting of restricted stock awards due to the death of one of the Company's directors. The expense recorded by the Company for the vesting of restricted stock awards totaled $305,000.

Net Interest Income.

     Net interest income increased $528,000, or 13.2%, to $4.5 million for 1997 from $4.0 million for 1996. This increase was the result of an increase in the Company's net interest margin from 3.15% for 1996 to 3.60% for 1997. The improvement in the Company's net interest margin was mainly attributable to the increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 110.41% in 1996 to 125.71% in 1997. The improvement in the ratio was primarily attributable to a full year's impact from the investment of $19.1 million of net proceeds received from the issuance of common stock on October 4, 1996.

Interest Income.

     Interest income on loans receivable totaled $5.0 million for 1997 compared to $4.9 million for 1996. The $173,000, or 3.6%, increase in interest income on loans receivable resulted primarily from a $2.4 million, or 4.2%, increase in the average balance of loans receivable. The impact of increased volume was partially offset by a decline in the average yield on loans receivable from 8.73% in 1996 to 8.67% in 1997. The increase in the average balance resulted from management's focus on the St. Louis residential lending market and a renewed emphasis on commercial business lending.

     Interest income on mortgage-backed securities decreased $33,000, or 3.1%, to $1.05 million for 1997 from $1.08 million for 1996. The decrease in interest income on mortgaged-backed securities resulted from a decline in the average yield from 6.60% in 1996 to 6.38% in 1997. The $16.5 million average balance of mortgaged-backed securities in 1997 was consistent with the 1996 average balance.

     Interest earned on investment securities was $2.6 million for both 1997 and 1996. The impact of the $1.4 million, or 2.9%, decrease in the average balance of investment securities was offset by an increase in the average yield. During 1997, management increased the Company's investment in available-for-sale securities and reduced the level of investments held to maturity. At December 31, 1997, investment securities available for sale comprised 44% of the investment portfolio, while at December 31, 1996 investment securities available for sale were only 26% of the investment portfolio. The increased level of available-for-sale securities resulted from a significant reduction in overnight deposits and the need to maintain a more liquid investment portfolio.

     Interest income on interest-bearing deposits decreased $270,000, or 33.4%, during 1997. The decline in interest income on interest-bearing deposits resulted from a decrease in the average balance of interest-bearing deposits of $4.4 million, or 30.6%, for 1997. The decline in the average balance was due to: the investment of overnight deposits into higher yielding investments (e.g., loans receivable); the use of overnight deposits to partially fund savings withdrawals and maturing reverse repurchase agreements; and a full year's impact related to the reinvestment of proceeds from certificate of deposit maturities and sales that occurred in 1996 into other investments. The decrease in interest income on interest-bearing deposits was also impacted by a decrease in the average yield on interest-bearing deposits from 5.67% in 1996 to 5.45% in 1997.

Interest Expense.

     Interest expense decreased $653,000, or 12.3%, during 1997. Interest expense on savings deposits decreased $257,000, or 5.6%, to $4.3 million for 1997 from $4.6 million for 1996. This decrease resulted primarily from the $9.4 million, or 8.7%, reduction in the average balance of deposits from $106.9 million for 1996 to $97.6 million for 1997. The decrease in interest expense on deposits was partially offset by an increase in the average cost of deposits from 4.26% in 1996 to 4.41% in 1997. The decline in average deposits was mainly impacted by three factors: (1) management's decision to continue to compete less aggressively on savings rates; (2) the closing of the Company's Carbondale, Illinois branch location on June 30, 1997; and (3) the reduction of funds held in savings accounts which were used by depositors to purchase stock subscriptions which were sold in accordance with the Bank's stock conversion in October 1996. Interest expense on reverse repurchase agreements decreased $396,000, or 53.3%, to $347,000 for 1997 from $743,000 for 1996. This decrease resulted primarily from the $8.1 million, or 54.1%, reduction in the average balance of reverse repurchase agreements from $15.1 million for 1996 to $6.9 million for 1997. See "Liquidity and Capital Resources" for more information on reverse repurchase agreements.

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

     During 1997, the Company's provision for loan losses was $98,000 compared to $33,000 in 1996. Management increased the provision in 1997 to compensate for the growth in the loan portfolio experienced in 1997 and to maintain the loan loss allowance at a consistent level with 1996.

     The Company's allowance for loan losses was $436,000, or .72%, of loans outstanding at December 31, 1997, compared to $384,000, or .70%, of loans outstanding at December 31, 1996. The Company's level of net loans charged-off during the year ended December 31, 1997 was $46,000, which represented .08% of average loans receivable. This percentage of charge-offs increased slightly from the level of charge-offs experienced in 1996. Based on current levels in the allowance for loan losses in relation to loans receivable and delinquent loans, management's continued effort to favorably resolve problem loan situations, and the low level of charge-offs in recent years, management believes the allowance is adequate at December 31, 1997.

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

Noninterest Income.

     Noninterest income was $219,000 for 1997 compared to $168,000 for 1996. The $51,000, or 30.6%, increase resulted primarily from the impact of the $54,000 loss on sale of certificates of deposit in 1996. The $4.5 million of proceeds from the sale of certificates of deposit during 1996 resulted from management's decision to liquidate the certificate of deposit portfolio with one of its brokers. There were no certificates of deposit sold in 1997. During 1997, late charges and other fees increased $19,000 as a result of a $2.00 increase in the monthly service charge on demand deposit accounts. In addition, the gain on sale of investment securities declined $26,000 in 1997 due to a reduction in the level of investment securities sold. During 1997, proceeds from the sale of investment securities available for sale totaled $4.0 million, while 1996 proceeds from the sale of investment securities available for sale totaled $19.0 million.

Noninterest expense.

     Noninterest expense decreased $503,000, or 15.1%, for 1997. In 1996, noninterest expense included the one-time special assessment by the FDIC on SAIF-assessable deposits. The special assessment for the Company totaled $812,000 and was paid during the quarter ended December 31, 1996. The remainder of the fluctuation in noninterest expense resulted from a $175,000 increase in compensation and employee benefits, an $81,000 increase in occupancy expense, a $164,000 reduction in federal insurance premiums, and a $184,000 increase in other noninterest expense.

     Compensation and employee benefits increased $175,000, or 13.0%, in 1997 due to a full year's impact of the Company's ESOP and the partial year's impact of the restricted stock award plan which was initiated in April 1997. Compensation expense related to the ESOP increased $74,000 in 1997, while restricted stock award amortization during the year totaled $435,000. The restricted stock award amortization included $305,000 related to the accelerated vesting of restricted stock awards due to the death of one of the Company's directors. These increases to compensation were partially offset by the impact of the amendment made to the Company's retirement plan for members of the Board of Directors who reach director emeritus status. In the amendment, the benefit period and the annual benefit multiple covered by the plan were reduced from 10 years and $500, respectively, to 5 years and $300, respectively. As a result of this amendment, the deferred compensation accrual related to this plan was reduced by $99,000 during the fourth quarter of 1997.

     Occupancy expense increased $81,000, or 28.1%, in 1997 due to the write-off of leasehold improvements associated with the Carbondale, Illinois branch location which was closed on June 30, 1997.

     Federal insurance premiums declined $164,000, or 70.6%, during 1997 due to a decline in rates charged by the FDIC on SAIF assessable deposits. As a result of the Deposit Insurance Funds Act of 1996 and the resultant recapitalization of the SAIF, the annual assessment rate on SAIF deposits decreased on January 1, 1997 from .23% to .0648%.

     The increase in noninterest expense of $184,000 resulted from a $158,000 increase in professional fees and assorted costs associated with being a public company. Included in this expense amount are professional fees related to the establishment of the Company's new benefit plans, costs associated with the administrative responsibilities of maintaining stockholder records, incremental costs related to required public reporting of financial information, and a general increase in professional fees due to the additional public reporting responsibilities. Noninterest expense was also impacted by an increase in losses from the sale of foreclosed real estate of $22,000.

Income Tax Expense.

     Income tax expense for 1997 was $511,000 compared to $109,000 for 1996. The Company's effective tax rate for 1997 and 1996 was 28.1% and 13.5%, respectively. The effective tax rate for each year was below the statutory federal rate of 34% due to the Company's significant investment in tax exempt securities.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

Net Income.

     The Company's net income for 1996 was $695,000 compared to $1.0 million for 1995. The $306,000 decline in net income for 1996 was the result of the one-time special assessment imposed by the FDIC on SAIF-assessable deposits. The special assessment for the Company totaled $812,000 and was paid during the quarter ended December 31, 1996. The actual reduction of net income was $617,000, after considering the tax deductibility of the special assessment. Without considering the impact of the one-time special assessment, net income for 1996 would have been $1.3 million.

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

     Interest income on mortgage-backed securities increased $128,000, or 13.4%, to $1.1 million for 1996 from $1.0 million for 1995. The increase resulted from an increase in the average balance of mortgage-backed securities of $2.8 million, or 20.6%, in 1996. The increased investment in 1996 was attributable to limited mortgage loan demand in the Company's market area and to management's decision to reinvest the proceeds from maturities and sales of certificates of deposit into higher yielding investments. The impact of increased volume was partially offset by a decline in the average yield on mortgage-backed securities from 7.02% for 1995 to 6.60% for 1996. The average yield on mortgage-backed securities decreased due to the impact of repayments of higher yielding mortgage-backed securities in prior years and the subsequent purchase of mortgage-backed securities with lower yields.

     Interest earned on investment securities was $2.6 million for 1996 compared to $2.2 million for 1995. The increase of $371,000, or 17.0%, for 1996 was mainly the result of an increase in the average balance of investments of $5.4 million, or 12.6%, for the year ended December 31,1996. The increased investment in 1996 was attributable to limited mortgage loan demand in the Company's market area and to management's decision to reinvest the proceeds from maturities and sales of certificates of deposit into higher yielding investments. The improvement in interest on investments was also positively impacted by an increase in the average yield on investment securities of fifteen basis points. The increased yield in 1996 was due to the purchase of higher yielding investments in 1996 and 1995.

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

Income Tax Expense.

     Income tax expense for 1996 was $109,000 compared to $299,000 for 1995. The Company's effective tax rate for 1996 and 1995 was 13.5% and 23.0%. respectively. The effective tax rate for each year was below the statutory federal rate of 34% due to the Company's significant investment in tax exempt securities.

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

     In order to increase the interest rate sensitivity of its assets, the Company has originated adjustable rate residential mortgage loans and maintained a consistent level of short- and intermediate-term investment securities and interest-bearing deposits. At December 31, 1997, the Company had $13.2 million of adjustable rate mortgages, $39.1 million of investment securities and interest-bearing deposits maturing within one year, and $16.3 million of investment securities and mortgage-backed securities maturing within one to five years. In addition, at December 31, 1997, the Company had $4.7 million of consumer loans which typically have maturities of five years or less.

     In managing its future interest rate sensitivity, the Company intends to continue to stress the origination of adjustable rate mortgages and loans with shorter maturities, the maintenance of a consistent level of short- and intermediate-term securities, and pricing strategies that will extend the term of deposit liabilities.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds consist of deposits, reverse repurchase agreements, repayments and prepayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit base. The Company uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest in other interest-bearing assets, to maintain liquidity, and to meet operating expenses. Management believes that loan repayments and other sources of funds will be adequate to meet or exceed the Company's liquidity needs for 1998. Due to the recent decline in long-term mortgage interest rates, management anticipates loan prepayments will increase in 1998.

     A major portion of the Company's liquidity consists of cash and cash equivalents, which include investments in highly liquid, short-term deposits. The level of these assets is dependent on the Company's operating, investing, lending and financing activities during any given period. At December 31, 1997, cash and cash equivalents totaled $11.3 million.

     The primary investing activities of the Company include the origination of loans and the purchase of mortgage-backed securities and investment securities. During the year ended December 31, 1997, purchases of investment securities and mortgage-backed securities totaled $107.6 million and $3.3 million, respectively, while loan originations totaled $20.7 million. These investments were funded primarily from loan and mortgage-backed security repayments of $20.5 million, investment security sales and maturities of $112.0 million, and a $10.8 million reduction in cash and cash equivalents.

     Reverse repurchase agreements decreased to $8.4 million at December 31, 1997 from $11.3 million at December 31, 1996. At December 31, 1997, $7.8 million of the agreements are maintained with Gilster-Mary Lee Corporation (Gilster-Mary Lee), a food manufacturing and packaging company headquartered in Chester, Illinois. The Chairman of the Board of the Company is also the Executive Vice President, Treasurer and Secretary of Gilster-Mary Lee. Over the last several years, the Company has maintained a deposit relationship with Gilster-Mary Lee, which at times has had as much as $25 million in funds on deposit, typically with short terms. At December 31, 1997 and 1996, the balance of funds on deposit with the Company was $18.5 million and $16.3 million, respectively, which included the reverse repurchase agreements. Gilster-Mary Lee notified the Company at the time of the Bank's stock conversion of its intent to maintain smaller deposit balances with the institution in the future. The loss of funds could impair future earnings as there is no intent to replace the Gilster-Mary Lee savings deposits or reverse repurchase agreements with other wholesale funds. At December 31, 1997, the Company maintained an adequate liquidity level to cover the withdrawal of such deposits and/or additional reduction of such borrowings.

     Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, the Company believes that it could borrow additional funds from the Federal Home Loan Bank (FHLB). At December 31, 1997, the Company had no outstanding advances from the FHLB.

     At December 31, 1997, the Company exceeded all of its regulatory capital requirements.

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

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

     On January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", which provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The statement also requires that a liability can be derecognized if and only if either (a) the debtor pays the creditor and is relieved of its obligation for the liability or
(b) the debtor is legally released from the liability either judicially or by the creditor. The Statement provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase transactions including "dollar rolls", "wash sales", loan syndications and participations, risk participation in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishments of liabilities. The adoption of SFAS No. 125 did not have a material effect on the Company's consolidated financial statements.

Earnings Per Share

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which establishes standards for computing and presenting earnings per share (EPS). SFAS No. 128 simplifies existing standards for computing EPS and makes them comparable to international standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the components of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior-period EPS data presented. The adoption of SFAS No. 128 did not have a material impact on the Company's consolidated financial statements.

Disclosure of Information About Capital Structure

     In February 1997, the FASB issued SFAS 129 which establishes standards for disclosing information about an entity's capital structure. SFAS 129 is effective for financial statements for periods ending after December 15, 1997. Since SFAS 129 is a disclosure requirement there is no impact on the Company's financial statements.

Reporting Comprehensive Income

     In June 1997, the FASB issued SFAS 130 which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. SFAS 130 is a reporting and disclosure requirement and, therefore, will have no impact on the Company's financial statements.

Disclosure about Segments of an Enterprise and Related Information

     In June 1997, the FASB issued SFAS 131 which establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim reports issued to shareholders. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. Since SFAS 131 was only recently issued, the Company has not yet determined the impact of adopting SFAS 131. However, since SFAS 131 is a disclosure requirement there will be no effect on the Company's financial statements.

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

The Board of Directors
Chester Bancorp, Inc.
Chester, Illinois:

     We have audited the accompanying consolidated balance sheets of Chester Bancorp, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chester Bancorp Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

St. Louis, Missouri
January 23, 1998

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                 DECEMBER 31, 1997 AND 1996                        1997           1996
------------------------------------------------------------------------------------------
ASSETS
Cash                                                            $ 1,833,006    $ 1,925,684
Interest-bearing deposits                                         3,063,057      4,191,595
Federal funds sold                                                6,395,000     16,000,000
------------------------------------------------------------------------------------------
       Total cash and cash equivalents                           11,291,063     22,117,279
Certificates of deposit                                             290,000        888,265
Investment securities:
  Available for sale, at market value (cost of $19,674,051
     and $12,538,936 at December 31, 1997 and 1996,
     respectively)                                               19,708,063     12,508,487
  Held to maturity, at cost (market value of $25,413,098 and
     $36,236,481 at December 31, 1997 and 1996,
     respectively)                                               25,232,519     36,254,076
Mortgage-backed securities:
  Available for sale, at market value (cost of $1,623,616
     and $1,891,468 at December 31, 1997 and 1996,
     respectively)                                                1,641,949      1,898,532
  Held to maturity, at cost (market value of $12,179,290 and
     $13,995,987 at December 31, 1997 and 1996,
     respectively)                                               12,145,702     13,998,304
Loans receivable, net                                            60,467,735     54,842,131
Accrued interest receivable                                         887,375        863,692
Real estate acquired by foreclosure, net                             38,233        116,747
Office property and equipment, net                                1,766,748      1,949,535
Income taxes receivable                                             --              18,051
Deferred tax asset, net                                              16,818         23,792
Other assets                                                        290,444        363,858
------------------------------------------------------------------------------------------
                                                                $133,776,649   $145,842,749
==========================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Savings deposits                                                $95,362,100    $102,246,850
Securities sold under agreements to repurchase                    8,380,389     11,340,000
Accrued interest payable                                            158,899        112,623
Advance payments by borrowers for taxes and insurance               439,274        447,666
Income taxes payable                                                288,891        --
Accrued expenses and other liabilities                              158,778        268,632
------------------------------------------------------------------------------------------
       Total liabilities                                        104,788,331    114,415,771
------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value, 3,000,000 shares authorized,
     2,182,125 shares issued at December 31, 1997 and 1996           21,821         21,821
  Additional paid-in capital                                     21,766,390     20,865,158
  Retained earnings, substantially restricted                    13,088,331     12,271,098
  Unrealized gain (loss) on securities available for sale,
     net of tax                                                      32,454        (14,499)
  Unamortized restricted stock awards                              (725,868)       --
  Unearned ESOP shares                                           (1,647,920)    (1,716,600)
  Treasury stock, at cost: 229,079 shares at December 31,
     1997                                                        (3,546,890)       --
------------------------------------------------------------------------------------------
       Total stockholders' equity                                28,988,318     31,426,978
------------------------------------------------------------------------------------------
                                                                $133,776,649   $145,842,749
==========================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

            THREE YEARS ENDED DECEMBER 31, 1997                   1997         1996         1995
---------------------------------------------------------------------------------------------------
Interest income:
  Loans receivable                                              $5,039,655   $4,866,508   $5,026,068
  Mortgage-backed securities                                    1,050,249    1,083,420      955,249
  Investments                                                   2,554,389    2,549,847    2,178,885
  Interest-bearing deposits and federal funds sold                537,704      807,444      874,839
---------------------------------------------------------------------------------------------------
       Total interest income                                    9,181,997    9,307,219    9,035,041
---------------------------------------------------------------------------------------------------
Interest expense:
  Savings deposits                                              4,299,985    4,557,361    5,279,535
  Securities sold under agreements to repurchase                  346,946      742,910      194,144
---------------------------------------------------------------------------------------------------
       Total interest expense                                   4,646,931    5,300,271    5,473,679
---------------------------------------------------------------------------------------------------
       Net interest income                                      4,535,066    4,006,948    3,561,362
Provision for loan losses                                          97,800       32,885      161,319
---------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses      4,437,266    3,974,063    3,400,043
---------------------------------------------------------------------------------------------------
Noninterest income:
  Late charges and other fees                                     134,078      115,423      102,363
  Loss on sale of certificates of deposit                          --          (53,714)      --
  Gain on sale of investment securities, net                       16,256       42,093       52,497
  Gain on sale of mortgage-backed securities, net                  --           --           45,919
  Other                                                            68,779       63,914       37,376
---------------------------------------------------------------------------------------------------
       Total noninterest income                                   219,113      167,716      238,155
---------------------------------------------------------------------------------------------------
Noninterest expense:
  Compensation and employee benefits                            1,520,102    1,344,793    1,095,268
  Occupancy                                                       368,562      287,726      293,634
  Data processing                                                 174,781      153,507      166,809
  Advertising                                                      64,067       52,298       54,576
  Federal insurance premiums                                       68,399      232,579      294,762
  SAIF special assessment                                          --          812,498       --
  Other                                                           638,657      454,520      433,249
---------------------------------------------------------------------------------------------------
       Total noninterest expense                                2,834,568    3,337,921    2,338,298
---------------------------------------------------------------------------------------------------
       Income before income tax expense                         1,821,811      803,858    1,299,900
Income tax expense                                                511,445      108,716      299,000
---------------------------------------------------------------------------------------------------
       Net income                                               $1,310,366   $ 695,142    $1,000,900
===================================================================================================
Earnings per common share -- basic                              $     .68    $     .19          N/A
Earnings per common share -- assuming dilution                  $     .67    $     .19          N/A
===================================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                     Unrealized
                                                                                     gain (loss)
                                                                     Retained       on securities
                                 Common stock         Additional     earnings,        available       Unearned    Unamortized
    Three years ended      ------------------------    paid-in     substantially      for sale,         ESOP       restricted
    December 31, 1997       Shares       Amount        capital      restricted       net of tax        shares     stock awards
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
 1994                         --      $    --         $  --         $10,675,434    $     --          $   --        $  --
Net income                    --           --            --          1,000,900           --              --           --
Cumulative effect of
 transfer of securities
 to available for sale,
 net of tax                   --           --            --            --                 (33,465)       --           --
Change in unrealized gain
 (loss) on securities
 available for sale, net
 of tax                       --           --            --            --                  69,578        --           --
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
 1995                         --           --            --         11,676,334             36,113        --           --
Net income                    --           --            --            695,142           --              --           --
Net proceeds from sale of
 common stock              2,182,125        21,821    20,860,066       --                --          (1,745,700)      --
Dividends on common stock
 at $.05 per share            --           --            --           (100,378)          --              --           --
Amortization of ESOP
 awards                       --           --             5,092        --                --              29,100       --
Change in unrealized gain
 (loss) on securities
 available for sale, net
 of tax                       --           --            --            --                 (50,612)       --           --
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
 1996                      2,182,125        21,821    20,865,158    12,271,098            (14,499)   (1,716,600)      --
Net income                    --           --            --          1,310,366           --              --           --
Issuance of restricted
 stock awards                 --           --         1,160,894        --                --              --        (1,160,894)
Purchase of treasury
 stock                        --           --            --            --                --              --           --
Issuance of treasury
 stock for restricted
 stock awards                 --           --          (305,494)       (16,366)          --              --           --
Amortization of
 restricted stock awards      --           --            --            --                --              --           435,026
Amortization of ESOP
 awards                       --           --            39,492        --                --              68,680       --
Tax benefit from stock
 related compensation         --           --             6,340        --                --              --           --
Dividends on common stock
 at $.25 per share            --           --            --           (476,767)          --              --           --
Change in unrealized gain
 (loss) on securities
 available for sale, net
 of tax                       --           --            --            --                  46,953        --           --
------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
 1997                      2,182,125  $     21,821    $21,766,390   $13,088,331    $       32,454    $(1,647,920)  $ (725,868)
==============================================================================================================================


                               Treasury stock            Total
    Three years ended      -----------------------   stockholders'
    December 31, 1997        Shares       Amount         equity
-------------------------
BALANCE, DECEMBER 31,
 1994                          --       $   --         $10,675,434
Net income                     --           --          1,000,900
Cumulative effect of
 transfer of securities
 to available for sale,
 net of tax                    --           --            (33,465)
Change in unrealized gain
 (loss) on securities
 available for sale, net
 of tax                        --           --             69,578
-------------------------
BALANCE, DECEMBER 31,
 1995                          --           --         11,712,447
Net income                     --               --        695,142
Net proceeds from sale of
 common stock                  --               --     19,136,187
Dividends on common stock
 at $.05 per share             --               --       (100,378)
Amortization of ESOP
 awards                        --           --             34,192
Change in unrealized gain
 (loss) on securities
 available for sale, net
 of tax                        --           --            (50,612)
-------------------------
BALANCE, DECEMBER 31,
 1996                          --           --         31,426,978
Net income                     --           --          1,310,366
Issuance of restricted
 stock awards                  --           --            --
Purchase of treasury
 stock                        250,900   (3,868,750)    (3,868,750)
Issuance of treasury
 stock for restricted
 stock awards                 (21,821)     321,860        --
Amortization of
 restricted stock awards       --           --            435,026
Amortization of ESOP
 awards                        --           --            108,172
Tax benefit from stock
 related compensation          --           --              6,340
Dividends on common stock
 at $.25 per share             --           --           (476,767)
Change in unrealized gain
 (loss) on securities
 available for sale, net
 of tax                        --           --             46,953
-------------------------
BALANCE, DECEMBER 31,
 1997                         229,079   $(3,546,890)   $28,988,318
=========================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

            THREE YEARS ENDED DECEMBER 31, 1997                    1997           1996           1995
---------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                    $ 1,310,366    $   695,142    $ 1,000,900
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization:
      Office properties and equipment                               130,554        123,311        118,168
      Deferred fees, discounts, and premiums                       (665,837)      (163,643)       (82,198)
      Stock plans                                                   543,198         34,192        --
    (Increase) decrease in accrued interest receivable              (23,683)      (227,100)       148,520
    Increase (decrease) in accrued interest payable                  46,276       (343,375)       415,812
    Increase (decrease) in income taxes, net                        291,479       (154,492)        63,349
    Loss on sale of certificates of deposit                         --              53,714        --
    Gain on sale of investment securities, net                      (16,256)       (42,093)       (52,497)
    Gain on sale of mortgage-backed securities                      --             --             (45,919)
    Provision for loan losses                                        97,800         32,885        161,319
    FHLB stock dividend                                             --             --              (9,100)
    Net change in other assets and other liabilities                (36,440)         3,133       (301,156)
---------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                   1,677,457         11,674      1,417,198
---------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Principal repayments on:
    Loans receivable                                             15,084,638     13,249,189     16,062,634
    Mortgage-backed securities                                    5,513,055      2,519,007      1,637,310
    Investment securities                                            88,001        157,329        --
  Proceeds from the maturity of certificates of deposit             693,000      4,335,000     10,784,000
  Proceeds from the sale of certificates of deposit                 --           4,484,286        --
  Proceeds from the maturity of investment securities
    available for sale                                            5,500,000      3,500,000      2,825,000
  Proceeds from the maturity of investment securities held
    to maturity                                                 102,527,000     70,490,000     13,375,000
  Proceeds from the sale of investment securities available
    for sale                                                      4,006,250     19,011,640     29,417,029
  Proceeds from the sale of mortgage-backed securities              --             --           2,409,229
  Proceeds from redemption of Federal Reserve Bank stock              6,000        --             --
  Cash invested in:
    Loans receivable                                            (20,706,983)   (11,017,164)   (15,280,965)
    Mortgage-backed securities held to maturity                  (3,331,285)    (2,981,406)    (6,199,609)
    Investment securities available for sale                    (16,624,424)   (27,473,733)   (21,785,788)
    Investment securities held to maturity                      (91,009,152)   (74,975,877)   (20,951,499)
    Certificates of deposit                                         (95,000)       --          (1,976,000)
    FHLB stock                                                      --             (17,700)       --
    Federal Reserve Bank stock                                      --            (411,000)       --
  Proceeds from sales of real estate acquired through
    foreclosure                                                      73,002         20,000         54,950
  Purchase of office properties and equipment                       (29,505)      (229,560)       (15,370)
---------------------------------------------------------------------------------------------------------
      Net cash provided by investing activities                   1,694,597        660,011     10,355,921
---------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Decrease in savings deposits                                   (6,884,750)    (4,470,999)   (22,994,084)
  Increase (decrease) in securities sold under agreements to
    repurchase                                                   (2,959,611)    (3,660,000)    15,000,000
  Decrease in advance payments by borrowers for taxes and
    insurance                                                        (8,392)      (125,343)      (356,214)
  Proceeds from issuance of common stock, net                       --          19,136,187        --
  Purchase of treasury stock                                     (3,868,750)       --             --
  Dividends paid                                                   (476,767)      (100,378)       --
---------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities       (14,198,270)    10,779,467     (8,350,298)
---------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents      (10,826,216)    11,451,152      3,422,821
Cash and cash equivalents, beginning of year                     22,117,279     10,666,127      7,243,306
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                          $11,291,063     22,117,279    $10,666,127
=========================================================================================================
Supplemental information:
  Interest paid                                                 $ 4,600,655      5,643,646    $ 5,057,867
  Income taxes paid                                                 195,357        231,000        228,740
=========================================================================================================
Noncash investing and financing activities:
  Loans transferred to real estate acquired by foreclosure      $    24,534         93,651    $   296,524
  Interest credited to savings deposits                           2,861,760      3,098,000      3,616,000
  Securities transferred to available for sale                      --             --           9,758,681
=========================================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

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

Business

     The Company provides a full range of financial services to individual and corporate customers through its home office in Chester, Illinois, and its three banking offices in neighboring cities in Southern Illinois and one banking office in Perryville, Missouri. The Company is subject to competition from other financial institutions in the area, is subject to the regulations of certain federal agencies, and undergoes periodic examinations by those regulatory authorities.

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

     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired by foreclosure or in satisfaction of loans. In connection with the determination of the allowance for losses on loans, management obtains independent appraisals for significant properties.

     Management believes that the allowance for losses on loans is adequate. While management uses available information to recognize such losses, future additions to the allowance may be necessary based upon changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses. Such agencies may require the Company to recognize additions to the allowance based upon their judgment about information available to them at the time of their examination.

     Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the estimated fair value of the Company's financial instruments be disclosed. Fair value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings or a significant portion of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, some fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect these estimates. Fair value estimates are presented for existing on-balance-sheet and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Basis of Presentation (Continued)
that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates (see note 20).

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

Investment Securities and Mortgage-Backed Securities

     The Company classifies its debt securities as either: available for sale or held to maturity. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

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

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Loans Receivable and Related Fees (Continued)
     Loan fees and the related incremental direct costs of originating loans are deferred and are amortized over the lives of the related loans using the interest method.

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

     A loan is considered impaired when it is probable the Company will be unable to collect all amounts due -- both principal and interest -- according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, the Company measures impairment based on the fair value of the collateral when it determines foreclosure is probable. Additionally, impairment of loans for which terms have been modified in a troubled-debt restructuring is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

     The Company applies the recognition criteria for impaired loans to multi-family residential loans, commercial real estate loans, agriculture loans, and restructured loans. Smaller balance, homogeneous loans, including one-to-four family residential loans and consumer loans, are collectively evaluated for impairment. Interest income on impaired loans is recognized on a cash basis.

Real Estate Acquired by Foreclosure

     Real estate acquired by foreclosure is initially recorded on an individual property basis at estimated fair value, less cost to sell, on the date of foreclosure, thus establishing a new cost basis. Subsequent to foreclosure, real estate is periodically evaluated by management and a valuation allowance is established if the estimated fair value, less cost to sell, of the property declines. Subsequent increases in fair value are recorded through a reversal of the valuation allowance, but not below zero. Costs incurred in maintaining the properties are charged to expense.

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

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Stock Option Plan

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has also adopted SFAS 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma net income for employee stock option grants made in 1996 and future years as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS 123.

Earnings Per Share

     Effective December 31, 1997, the Company adopted SFAS No. 128, Earnings Per Share (SFAS 128). SFAS 128 supersedes APB Opinion No. 15, Earnings Per Share (APB 15) and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential common stock. SFAS 128 was issued to simplify the computation of EPS and to make the U.S. standard more compatible with the EPS standards of other countries and that of the International Accounting Standards Committee
(IASC). It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. (See note 2.) Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS under APB 15.

     The Company completed its initial public stock offering on October 4, 1996. Earnings per share for 1996 have been computed based upon net income for the period from October 1, 1996 to December 31, 1996 totaling $382,298. The effect on EPS for the period from October 1, 1996 to October 4, 1996 is not considered significant. Also, the Company had no potentially dilutive securities during 1996. EPS for 1995 is not applicable.

Reclassifications

     Certain reclassifications of 1996 and 1995 amounts have been made to conform with the 1997 financial statement presentation.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(2) EARNINGS PER SHARE

     The computation of EPS at December 31, 1997 and 1996 follows:

          (in thousands, except per share amounts)                1997         1996
--------------------------------------------------------------------------------------
Basic EPS:
  Income available to common shareholders                      $1,310,366   $  382,298
======================================================================================
  Average common shares outstanding                             1,925,475    2,011,920
======================================================================================
  Basic EPS                                                    $     0.68   $     0.19
======================================================================================
Diluted EPS:
  Income available to common shareholders                      $1,310,366   $  382,298
======================================================================================
  Average common shares outstanding                             1,925,475    2,011,920
  Dilutive potential due to stock options                          16,983       --
--------------------------------------------------------------------------------------
  Average number of common shares and dilutive potential
     common shares outstanding                                  1,942,458    2,011,920
======================================================================================
  Diluted EPS                                                  $     0.67   $     0.19
======================================================================================

     The 61,100 of unvested common shares related to the restricted stock awards granted in 1997 were not included in the computation of diluted EPS because to do so would have been antidilutive for 1997.

(3) INVESTMENT SECURITIES

     The amortized cost and market value of investment securities classified as available for sale at December 31, 1997 and 1996 follows:

                                                            December 31, 1997
                                         -------------------------------------------------------
                                                          Gross           Gross
                                         Amortized     unrealized      unrealized       Market
                                            cost          gains          losses         value
------------------------------------------------------------------------------------------------
Securities of U.S. government            $17,492,301  $     21,061    $     (4,299)   $17,509,063
Stock in Federal Home Loan Bank             622,000        --              --            622,000
Stock in Federal Reserve Bank               405,000        --              --            405,000
Equity securities                         1,154,750         17,250         --          1,172,000
------------------------------------------------------------------------------------------------
                                         $19,674,051  $     38,311    $     (4,299)   $19,708,063
================================================================================================

                                                            December 31, 1996
                                         -------------------------------------------------------
                                                         Gross           Gross
                                         Amortized    unrealized      unrealized        Market
                                            cost         gains          losses          value
------------------------------------------------------------------------------------------------
Securities of U.S. government            $11,505,936  $    2,187    $      (32,636)   $11,475,487
Stock in Federal Home Loan Bank             622,000       --              --             622,000
Stock in Federal Reserve Bank               411,000       --              --             411,000
------------------------------------------------------------------------------------------------
                                         $12,538,936  $    2,187    $      (32,636)   $12,508,487
================================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(3) INVESTMENT SECURITIES (CONTINUED)
     Gross realized gains, gross realized losses, and gross proceeds on sales of investment securities classified as available for sale follows:

                                                    1997          1996          1995
---------------------------------------------------------------------------------------
Gross realized gains                              $  16,256    $   42,093    $  140,933
Gross realized losses                                --            --           (88,436)
---------------------------------------------------------------------------------------
       Net realized gain                          $  16,256        42,093        52,497
=======================================================================================
Gross proceeds                                    $4,006,250   $19,011,640   $29,417,029
=======================================================================================

     The amortized cost and market value of investment securities classified as available for sale at December 31, 1997, by contractual maturity, follows:

                                                               Amortized       Market
                                                                  cost         value
---------------------------------------------------------------------------------------
Within one year                                                $13,994,113   $14,000,313
Between one and five years                                      3,498,188     3,508,750
---------------------------------------------------------------------------------------
                                                               17,492,301    17,509,063
No stated maturity                                              2,181,750     2,199,000
---------------------------------------------------------------------------------------
                                                               $19,674,051   $19,708,063
=======================================================================================

     The amortized cost and market value of investment securities classified as held to maturity at December 31, 1997 and 1996 follows:

                                                          December 31, 1997
                                         ---------------------------------------------------
                                                         Gross        Gross
                                          Amortized    unrealized   unrealized     Market
                                            cost         gains        losses        value
--------------------------------------------------------------------------------------------
Securities of U.S. government
  agencies                               $14,942,096    $    938     $(18,484)   $14,924,550
Mortgage-backed bonds                      2,633,827      --           (2,446)     2,631,381
Securities of states and
  municipalities                           7,656,596     201,606       (1,035)     7,857,167
--------------------------------------------------------------------------------------------
                                         $25,232,519    $202,544     $(21,965)   $25,413,098
============================================================================================

                                                          December 31, 1996
                                         ---------------------------------------------------
                                                         Gross        Gross
                                          Amortized    unrealized   unrealized     Market
                                            cost         gains        losses        value
--------------------------------------------------------------------------------------------
Securities of U.S. government and
  agencies                               $14,511,454    $ 15,409    $ (46,088)   $14,480,775
Mortgage-backed bonds                     10,912,280      98,692       (8,755)    11,002,217
Securities of states and
  municipalities                          10,830,342       4,972      (81,825)    10,753,489
--------------------------------------------------------------------------------------------
                                         $36,254,076    $119,073    $(136,668)   $36,236,481
============================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(3) INVESTMENT SECURITIES (CONTINUED)
     The amortized cost and market value of investment securities classified as held to maturity at December 31, 1997, by contractual maturity, follows:

                                                                Amortized       Market
                                                                  cost           value
-----------------------------------------------------------------------------------------
Within one year                                                $15,315,429    $15,301,233
Between one and five years                                       7,645,090      7,683,304
Between five and ten years                                       2,124,000      2,274,812
After ten years                                                    148,000        153,749
-----------------------------------------------------------------------------------------
                                                               $25,232,519    $25,413,098
=========================================================================================

(4) MORTGAGE-BACKED SECURITIES

     The amortized cost and market value of mortgage-backed securities classified as available for sale at December 31, 1997 and 1996 follows:

                                                            December 31, 1997
                                            -------------------------------------------------
                                                           Gross        Gross
                                            Amortized    unrealized   unrealized     Market
                                               cost        gains        losses       value
---------------------------------------------------------------------------------------------
GNMA                                        $  381,199    $14,142      $ --        $  395,341
FNMA                                         1,242,417      7,380       (3,189)     1,246,608
---------------------------------------------------------------------------------------------
                                            $1,623,616    $21,522      $(3,189)    $1,641,949
=============================================================================================

                                                            December 31, 1996
                                            -------------------------------------------------
                                                           Gross        Gross
                                            Amortized    unrealized   unrealized     Market
                                               cost        gains        losses       value
---------------------------------------------------------------------------------------------
GNMA                                        $  436,399    $13,501      $ --        $  449,900
FNMA                                         1,455,069      4,363       (10,800)    1,448,632
---------------------------------------------------------------------------------------------
                                            $1,891,468    $17,864      $(10,800)   $1,898,532
=============================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(4) MORTGAGE-BACKED SECURITIES (CONTINUED)
     Gross realized gains, gross realized losses, and gross proceeds from sales of mortgage-backed securities for the year ended December 31, 1995 follows:

Gross realized gains                                          $   57,364
Gross realized losses                                            (11,445)
----------------------------------------------------------------------------------------------------
  Net realized gain                                           $   45,919
====================================================================================================
Gross proceeds                                                $2,409,229
====================================================================================================

     There were no sales of mortgage-backed securities during the years ended December 31, 1997 or 1996.

     The amortized cost and market value of mortgage-backed securities classified as available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments:

                                                               Amortized       Market
                                                                  cost         value
----------------------------------------------------------------------------------------------------
Between one and five years                                     $1,242,417    $1,246,608
After ten years                                                   381,199       395,341
----------------------------------------------------------------------------------------------------
                                                               $1,623,616    $1,641,949
====================================================================================================

     The amortized cost and market value of mortgage-backed securities classified as held to maturity at December 31, 1997 and 1996 follows:

                                                              December 31, 1997
                                         -----------------------------------------------------------
                                                           Gross             Gross
                                         Amortized      unrealized        unrealized        Market
                                            cost           gains            losses          value
----------------------------------------------------------------------------------------------------
GNMA                                    $ 1,170,128   $       44,250    $     --         $ 1,214,378
FNMA                                        100,809            3,272              (601)      103,480
FHLMC                                     3,483,117           19,184            (1,920)    3,500,381
Collateralized mortgage obligations       7,391,648            3,172           (33,769)    7,361,051
----------------------------------------------------------------------------------------------------
                                        $12,145,702   $       69,878    $      (36,290)  $12,179,290
====================================================================================================

                                                              December 31, 1996
                                         -----------------------------------------------------------
                                                           Gross             Gross
                                         Amortized      unrealized        unrealized        Market
                                            cost           gains            losses          value
----------------------------------------------------------------------------------------------------
GNMA                                    $ 1,334,857   $       42,077    $     --         $ 1,376,934
FNMA                                        124,545            4,201            (1,063)      127,683
FHLMC                                     4,199,918           15,763            (5,827)    4,209,854
Collateralized mortgage obligations       8,338,984            7,509           (64,977)    8,281,516
----------------------------------------------------------------------------------------------------
                                        $13,998,304   $       69,550    $      (71,867)  $13,995,987
====================================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(4) MORTGAGE-BACKED SECURITIES (CONTINUED)
     The amortized cost and market value of mortgage-backed securities classified as held to maturity at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments:

                                                               Amortized       Market
                                                                  cost         value
---------------------------------------------------------------------------------------
Between one and five years                                     $3,947,841    $3,965,372
Between five and ten years                                      2,748,320     2,733,633
After ten years                                                 5,449,541     5,480,285
---------------------------------------------------------------------------------------
                                                               $12,145,702   $12,179,290
=======================================================================================

(5) LOANS RECEIVABLE, NET

     A comparative summary of loans receivable follows:

                                                                  1997          1996
---------------------------------------------------------------------------------------
Loans secured by real estate:
  Residential:
     1-4 family                                                $47,173,434   $42,807,135
     Multifamily                                                  705,899       819,279
---------------------------------------------------------------------------------------
       Total residential                                       47,879,333    43,626,414
  Agriculture and land                                            722,571       884,915
  Commercial                                                    5,082,556     4,606,388
---------------------------------------------------------------------------------------
       Total loans secured by real estate                      53,684,460    49,117,717
---------------------------------------------------------------------------------------
Commercial business loans                                       2,526,630       279,157
Consumer loans:
  Automobile                                                    1,101,681     1,641,439
  Home improvement                                              1,401,613     1,333,817
  Credit cards                                                    999,336       982,005
  Loans secured by deposits                                       418,346       513,393
  Other                                                           767,283     1,474,156
---------------------------------------------------------------------------------------
       Total consumer loans                                     4,688,259     5,944,810
---------------------------------------------------------------------------------------
                                                               60,899,349    55,341,684
---------------------------------------------------------------------------------------
Less:
  Loans in process                                                 41,675        94,770
  Unearned discount, net                                            3,967         7,567
  Deferred loan fees (costs), net                                 (50,166)       13,075
  Allowance for losses                                            436,138       384,141
---------------------------------------------------------------------------------------
                                                                  431,614       499,553
---------------------------------------------------------------------------------------
                                                               $60,467,735   $54,842,131
=======================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(5) LOANS RECEIVABLE, NET (CONTINUED)
     The weighted average interest rate on loans was 8.52% and 8.65% at December 31, 1997 and 1996, respectively.

     A summary of activity in the allowance for losses for the years ended December 31, 1997, 1996, and 1995 follows:

                                                             1997               1996               1995
-------------------------------------------------------------------------------------------------------------
Balance, beginning of year                              $       384,141    $       389,714    $       245,725
Provision charged to expense                                     97,800             32,885            161,319
Charge-offs                                                     (67,360)           (42,073)           (17,380)
Recoveries                                                       21,557              3,615                 50
-------------------------------------------------------------------------------------------------------------
Balance, end of year                                    $       436,138    $       384,141    $       389,714
=============================================================================================================

     A summary of loans receivable contractually in arrears three months or more is as follows:

                                                                  1997          1996
-------------------------------------------------------------------------------------------------------------
Residential real estate loans                                   $ 27,303      $ 11,003
Commercial real estate loans                                       --           13,647
Consumer loans                                                    10,296        54,433
-------------------------------------------------------------------------------------------------------------
                                                                $ 37,599      $ 79,083
=============================================================================================================
Percent of loans receivable                                        0.06%         0.14%
=============================================================================================================
Number of loans                                                        7            29
=============================================================================================================

     A summary of loans on which interest is not being accrued and impaired loans at December 31, 1997 and 1996 follows:

                                                                  1997          1996
-------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                $  --         $ 13,647
Impaired loans continuing to accrue interest                       --            --
-------------------------------------------------------------------------------------------------------------
  Total impaired loans                                          $  --         $ 13,647
=============================================================================================================

     The allowance for losses on impaired loans was $-0- at December 31, 1997 and 1996. The average balance of impaired loans during the years ended December 31, 1997 and 1996 was $2,105 and $37,229, respectively.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(5) LOANS RECEIVABLE, NET (CONTINUED)
     A summary of interest income on nonaccrual and other impaired loans for the years ended December 31, 1997 and 1996 follows:

                                                                  1997          1996
--------------------------------------------------------------------------------------
Income recognized:
  Nonaccrual loans                                              $  --         $  --
  Impaired loans continuing to accrue interest                     --            --
--------------------------------------------------------------------------------------
                                                                   --            --
======================================================================================
Interest income if interest had accrued:
  Nonaccrual loans                                              $  --         $  2,885
  Impaired loans continuing to accrue interest                     --            --
--------------------------------------------------------------------------------------
                                                                $  --         $  2,885
======================================================================================

(6) ACCRUED INTEREST RECEIVABLE

     A comparative summary of accrued interest receivable follows:

                                                                  1997          1996
--------------------------------------------------------------------------------------
Loans receivable                                                $401,411      $385,378
Mortgage-backed securities                                        64,265        75,379
Investment securities                                            397,538       385,744
Interest-bearing deposits                                         24,161        17,191
--------------------------------------------------------------------------------------
                                                                $887,375      $863,692
======================================================================================

(7) OFFICE PROPERTIES AND EQUIPMENT, NET

     A comparative summary of office properties and equipment follows:

                                                                  1997          1996
---------------------------------------------------------------------------------------
Land                                                           $  190,434    $  190,434
Office buildings and improvements                               2,344,278     2,329,665
Furniture, fixtures and equipment                               1,210,617     1,195,725
---------------------------------------------------------------------------------------
                                                                3,745,329     3,715,824
Less accumulated depreciation                                   1,978,581     1,766,289
---------------------------------------------------------------------------------------
                                                               $1,766,748    $1,949,535
=======================================================================================

     Depreciation expense for the years ended December 31, 1997, 1996, and 1995 amounted to $130,554, $123,311, and $118,168, respectively.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(8) DEPOSITS

     A comparative summary of deposits follows:

                                                       1997                      1996
                                              ----------------------    ----------------------
                                Stated                      Percent                   Percent
                                 rate           Amount      to total      Amount      to total
----------------------------------------------------------------------------------------------
Demand deposits:
NOW accounts                        0-2.40%   $ 8,086,304       8.5%    $ 9,249,657       9.1%
  Money market demand               0-3.90     15,617,440      16.4      16,684,162      16.3
  Passbook                       2.50-2.75      8,685,305       9.1      10,141,837       9.9
----------------------------------------------------------------------------------------------
                                               32,389,049      34.0      36,075,656      35.3
----------------------------------------------------------------------------------------------
Certificates of deposit:
                            Less than 3.00         16,716     --            --          --
                                 3.00-4.99      9,740,260      10.2      15,528,015      15.2
                                 5.00-6.99     53,179,693      55.8      50,580,964      49.5
                                 7.00-8.99         36,382     --             62,215     --
----------------------------------------------------------------------------------------------
                                               62,973,051      66.0      66,171,194      64.7
----------------------------------------------------------------------------------------------
                                              $95,362,100     100.0%    $102,246,850    100.0%
==============================================================================================

     The weighted average interest rate on deposits was 4.43% and 4.36% at December 31, 1997 and 1996, respectively.

     A summary of the maturities of certificates of deposit at December 31, 1997 and 1996 follows:

                                                    1997                      1996
                                           -----------------------   -----------------------
                                             Amount       Percent      Amount       Percent
--------------------------------------------------------------------------------------------
Within one year                            $46,444,432       73.8%   $38,673,567        58.4%
Second year                                 11,312,839       18.0     20,889,977        31.6
Third year                                   5,114,846        8.1      6,566,505         9.9
Fourth year                                     89,569         .1         41,145          .1
Thereafter                                      11,365      --           --           --
--------------------------------------------------------------------------------------------
                                           $62,973,051     100.0%    $66,171,194      100.0%
============================================================================================

     Interest expense on deposits, by type, for the years ended December 31, 1997, 1996, and 1995 is summarized as follows:

                                                      1997         1996         1995
----------------------------------------------------------------------------------------------
Passbook                                           $  260,560   $  367,827   $  295,348
NOW accounts                                          161,671      174,069      226,206
Money market demand                                   494,391      603,283      819,795
Certificates of deposit                             3,383,363    3,412,182    3,938,186
----------------------------------------------------------------------------------------------
                                                   $4,299,985   $4,557,361   $5,279,535
==============================================================================================

     Certificates of deposit of $100,000 or more totaled $6,970,489 and $7,129,894 at December 31, 1997 and 1996, respectively. Investment securities and mortgage-backed securities with a carrying value of approximately $7.5 million

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(8) DEPOSITS (CONTINUED)
and $9.4 million at December 31, 1997 and 1996, respectively, were pledged to secure certain certificates of deposit in excess of insurance of accounts limitations.

     A corporation affiliated with the Chairman of the Board of the Company had savings deposits of approximately $10.7 million and $5.0 million with the Company at December 31, 1997 and 1996, respectively.

(9) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The agreements totaled $8,380,389 and $11,340,000 at December 31, 1997 and 1996, respectively. The agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability. The agreements mature within one year. All of the agreements were to repurchase identical securities. The investment securities and mortgage-backed securities underlying the agreements were delivered to a designated safekeeping agent. These investment securities and mortgage-backed securities had an amortized cost and market value of $8,367,386 and $8,348,317, respectively, at December 31, 1997 and $12,594,006 and $12,497,411, respectively, at December 31, 1996.

     The agreements averaged approximately $6,915,000, $15,057,000, and $3,750,000 during 1997, 1996, and 1995, respectively. The maximum amount outstanding at any month-end during 1997, 1996, and 1995 was $8,380,000, $18,340,000, and $15,000,000, respectively. The weighted average interest rate on the agreements was 5.30%, 4.93%, and 5.10% at December 31, 1997, 1996, and 1995, respectively. The majority of the agreements were with a corporation affiliated with the Chairman of the Board of the Company.

(10) INCOME TAXES

     The composition of income tax expense for the years ended December 31, 1997, 1996, and 1995 is as follows:

                                                         1997        1996         1995
-------------------------------------------------------------------------------------------------------------
Current:
  Federal                                              $527,218    $ 220,436    $325,477
  State                                                   6,030      (11,531)      8,500
Deferred                                                (21,803)    (100,189)    (34,977)
-------------------------------------------------------------------------------------------------------------
                                                       $511,445    $ 108,716    $299,000
=============================================================================================================

     The reasons for the difference between expected federal income tax expense computed at the federal statutory rate of 34% and the actual amount are as follows:

                                        1997                        1996                        1995
                                ---------------------       ---------------------       ---------------------
                                 Amount      Percent         Amount      Percent         Amount      Percent
-------------------------------------------------------------------------------------------------------------
Computed "expected" income
  tax expense                   $ 619,416       34.0%       $ 273,312       34.0%       $ 441,966        34.0%
Items affecting federal
  income tax rate:
  Amortization of ESOP awards      13,427         .8            1,731         .2           --          --
  State income taxes, net of
     federal benefit                3,980         .2           (7,610)      (1.0)           5,610          .4
  Tax-exempt interest            (131,179)      (7.2)        (155,157)     (19.3)        (150,148)      (11.5)
  Other                             5,801         .3           (3,560)       (.4)           1,572          .1
-------------------------------------------------------------------------------------------------------------
                                $ 511,445       28.1%       $ 108,716       13.5%       $ 299,000        23.0%
=============================================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(10) INCOME TAXES (CONTINUED)
     The components of deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are summarized as follows:

                                                                  1997         1996
--------------------------------------------------------------------------------------
Deferred tax assets:
  General loan loss allowance                                   $ 156,486      148,816
  Deferred compensation                                            21,213       80,317
  Restricted stock awards                                          50,181       --
  Available-for-sale securities market valuation                   --            8,886
  Other, net                                                       22,500        7,996
--------------------------------------------------------------------------------------
  Total deferred tax assets                                       250,380      246,015
--------------------------------------------------------------------------------------
Deferred tax liabilities:
  Available-for-sale securities market valuation                  (19,891)      --
  Excess of tax bad debt reserves over base year                 (104,464)    (129,355)
  Tax depreciation in excess of that recorded for book
     purposes                                                     (54,675)     (66,875)
  FHLB stock dividends                                            (25,993)     (25,993)
  Other, net                                                      (28,539)      --
--------------------------------------------------------------------------------------
     Total deferred tax liabilities                              (233,562)    (222,223)
--------------------------------------------------------------------------------------
     Net deferred tax asset                                     $  16,818    $  23,792
======================================================================================

     If certain conditions were met, the Bank, in determining taxable income, was allowed a special bad debt deduction based on specified experience formulas or on a percentage of taxable income before such deduction. The Bank used the percentage of taxable income method in 1995 since this method resulted in the maximum bad debt deduction. The bad debt deduction under the percentage method was limited to 8% of taxable income.

     The special bad deduction accorded thrift institutions is covered under
Section 593 of the Internal Revenue Code. On August 20, 1996 the Small Business Job Protection Act of 1996 (the Act) was signed into law. This Act included the repeal of Section 593 effective for tax years beginning after December 31, 1995. The repeal of the thrift reserve method generally requires thrift institutions to recapture into income the portion of bad debt reserves that exceed the base year reserve. The recapture will generally be taken into income ratably over six tax years. However, if the Company meets a residential loan requirement for the tax years beginning in 1996 and 1997, recapture of the reserve can be deferred until the tax year beginning in 1998. At December 31, 1997, the Company had bad debts deducted for tax purposes in excess of the base year reserve of approximately $270,000. The Company has recognized a deferred income tax liability for this amount.

     Certain events covered by IRC Section 593(e), which was not repealed, will trigger a recapture of the base year reserve. The base year reserve of thrift institutions would be recaptured if a thrift ceases to qualify as a bank for federal income tax purposes. The base year reserves of thrift institutions also remain subject to income tax penalty provisions which, in general, require recapture upon certain stock redemptions of, and excess distributions to, stockholders. At December 31, 1997, retained earnings included approximately $2.1 million of base year reserves for which no deferred federal income tax liability has been recognized.

(11) REGULATORY MATTERS

     The Company and its subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(11) REGULATORY MATTERS (CONTINUED)
additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary banks must meet specific capital guidelines that involve quantitative measures of the Company and its subsidiary banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and its subsidiary banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulations to ensure capital adequacy require the Company and its subsidiary banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, the Company and the subsidiary banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 1996, the most recent notification from regulatory agencies categorized the subsidiary banks as well capitalized under the regulatory framework for prompt correction action. To be categorized as well capitalized, the subsidiary banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios of 10%, 6%, and 5%, respectively. There are no conditions or events since that notification that management believes have changed the subsidiary banks' category.

     The Company and subsidiary banks' actual and required capital amounts and ratios as of December 31, 1997 are as follows:

                                                                                         Capital
                                                              Actual                   requirements
                                                     ------------------------    ------------------------
             (Dollars in thousands)                     Amount         Ratio        Amount         Ratio
---------------------------------------------------------------------------------------------------------
Total capital
  (to risk-weighted assets):
     Company                                         $      29,392      59.1%    $       3,976       8.00%
     Chester National Bank                                  24,357      57.8             3,368       8.00
     Chester National Bank of Missouri                       3,162      46.4               546       8.00
Tier I capital
  (to risk-weighted assets):
     Company                                         $      28,956     58.3%     $       1,988      4.00%
     Chester National Bank                                  23,992      57.0             1,684       4.00
     Chester National Bank of Missouri                       3,091      45.3               273       4.00
Tier I capital
  (to average assets):
     Company                                         $      28,956     21.3%     $       4,086      3.00%
     Chester National Bank                                  23,992      20.1             3,587       3.00
     Chester National Bank of Missouri                       3,091      24.1               384       3.00

(12) PENSION PLAN

     Substantially all employees are included in a trusteed defined benefit pension plan. The benefits contemplated by the plan are funded through payments to the Financial Institutions Retirement Fund, which operates as an industry-wide plan and does not report relative plan assets and actuarial liabilities of the individual participating associations. The cost of funding is charged to current operations. There is no unfunded liability for past service. Expense for the years ended December 31, 1997, 1996, and 1995 was $6,395, $38,726, and $83,840, respectively.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(13) EMPLOYEE STOCK OWNERSHIP PLAN

     During 1996, the Company established a tax-qualified ESOP. The plan covers substantially all employees who have attained the age of 21 and completed one year of service. In connection with the conversion to a stock corporation, the ESOP purchased 174,570 shares of the Company's common stock at a subscription price of $10.00 per share using funds loaned by the Company. In January 1997, the Company loan was restructured and is now being repaid with level principal payments over 25 years. All shares are held in a suspense account for allocation among the participants as the loan is repaid. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchases of the shares by the ESOP were recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares are committed to be released to compensate employees, the contra equity account is reduced and the Company recognizes compensation expense equal to the fair market value of the shares committed to be released. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt. Compensation expense related to the ESOP was $108,172 and $34,192 for the years ended December 31, 1997 and 1996, respectively.

     The ESOP shares as of December 31, 1997 and 1996 are as follows:

                                                                   1997          1996
----------------------------------------------------------------------------------------
Allocated shares                                                     9,778         2,910
Committed to be released shares                                     --            --
Unreleased shares                                                  164,792       171,660
----------------------------------------------------------------------------------------
Total ESOP shares                                                  174,570       174,570
========================================================================================
Fair value of unreleased shares                                 $2,925,058    $2,253,038
========================================================================================

(14) DIRECTOR EMERITUS RETIREMENT PLAN

     On January 18, 1996, the Company adopted a retirement plan for directors who reach director emeritus status. Eligibility for director emeritus status is achieved when a director reaches age 81 or upon retirement, if the director has served as a director for 15 years or more. Originally, a director emeritus, upon the later of the first anniversary of designation as a director emeritus, or the date on which the director emeritus attains age 65, was to receive, on an annual basis for a period of 10 years following designation as a director emeritus, an amount equal to $500 multiplied by the number of full years of service as a director of the Company or any predecessor institution that was previously merged with the Company. In an amendment to the plan dated December 9, 1997, the benefit period was changed from 10 years to five years and the annual benefit multiple was changed from $500 to $300. Vesting for past service as a director occurred on December 31, 1996. Benefits to be paid for future service will be accrued over the remaining period of service as a director. During December 1995, the plan was funded through the purchase of life insurance contracts on the directors. The cash surrender value of the life insurance contracts totaled $198,393 as of December 31, 1997, and is included in other assets in the consolidated balance sheet. Expense related to the plan was $17,393 and $207,324 for the years ended December 31, 1997 and 1996, respectively.

(15) RESTRICTED STOCK AWARDS

     On April 4, 1997, the Company adopted the 1997 Management Recognition and Development Plan. The plan provides that common stock totaling 82,921 shares can be issued to directors and employees in key management positions to encourage such directors and key employees to remain with the Company. Interest in the plan for each participant vests in five equal installments beginning April 4, 1998. The adoption of the plan has been recorded in the consolidated financial statements through a $1,160,894 credit to additional paid-in capital with a corresponding charge to a contra equity account for the restricted shares. The contra equity account will be amortized to compensation expense over the period of

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(15) RESTRICTED STOCK AWARDS (CONTINUED) vesting. Compensation expense was $435,026 for the year ended December 31, 1997. Included in this amount was $305,494 related to full vesting of one participant's interest upon his death in 1997.

(16) STOCK OPTION PLAN

     On April 4, 1997, the Company adopted the 1997 Stock Option Plan which provided for the granting of options for a maximum of 200,754 shares of common stock at $14.00 per share to directors, key officers, and employees. Activity within the plan is summarized as follows:

                                                      Number
                                                     of shares       Price
----------------------------------------------------------------------------
Balance at December 31, 1996                            --          $  --
Granted                                               200,754          14.00
Exercised                                               --             --
Cancelled                                               --             --
----------------------------------------------------------------------------
Balance at December 31, 1997                          200,754       $  14.00
============================================================================

     The Company applies APB opinion No. 25 in accounting for stock options and, accordingly, no compensation cost has been recognized in the consolidated financial statements. Had the Company determined compensation cost for stock options granted in 1997 based on the fair value at the grant date under SFAS No. 123, the Company's net income in 1997 would have been reduced to the pro forma amount indicated below:

----------------------------------------------------------------------------
Net income:
  As reported                                                     $1,310,366
  Pro forma                                                        1,155,050
============================================================================
Earnings per share -- basic:
  As reported                                                     $      .68
  Pro forma                                                              .60
============================================================================
Earnings per share -- assuming dilution:
  As reported                                                     $      .67
  Pro forma                                                              .59
============================================================================

     The per share fair value of stock options granted in 1997 was estimated on the date of grant at $5.80 using the Black-Scholes option-pricing model. The following assumptions were used to determine the per share fair value of the stock options: dividend yield of .14%; risk-free interest rate of 6.00%; expected volatility of 24.9%; and an estimated life of 7 years.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(17) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

     At December 31, 1997, the Company had outstanding commitments to originate residential loans of approximately $988,000, of which $386,000 were at fixed rates. In addition, the Company had commitments to fund outstanding credit lines of approximately $543,000 at December 31, 1997. Commitments to extend credit may involve elements of interest rate risk in excess of the amount recognized in the consolidated balance sheets. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Company since the time the commitment was made.

(18) LITIGATION

     The Company is involved in various litigation arising in the ordinary course of business. In the opinion of management, at the present time, disposition of the suits and claims will not have a material effect on the financial position of the Company.

(19) LIQUIDATION ACCOUNT

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

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(20) FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1997 and 1996 are as follows:

                                         December 31, 1997           December 31, 1996
                                     -------------------------   -------------------------
                                      Carrying      Estimated     Carrying      Estimated
                                        value      fair value       value      fair value
------------------------------------------------------------------------------------------
Interest-earning assets:
  Cash and cash equivalents          $11,291,063   $11,291,063   $22,117,279   $22,117,279
  Certificates of deposit                290,000       290,000       888,265       888,265
  Investment securities               43,913,582    44,094,161    47,729,563    47,711,968
  Mortgage-backed securities          13,787,651    13,821,239    15,896,836    15,894,519
  Loans receivable                    60,467,735    61,124,000    54,842,131    55,420,000
  Stock in Federal Home Loan Bank        622,000       622,000       622,000       622,000
  Stock in Federal Reserve Bank          405,000       405,000       411,000       411,000
------------------------------------------------------------------------------------------
                                     $130,777,031  $131,647,463  $142,507,074  $143,065,031
==========================================================================================
Interest-bearing liabilities:
  Deposits:
     Checking, money market demand,
       and passbooks                 $32,389,049   $32,389,049   $36,075,656   $36,075,656
     Certificates of deposit          62,973,051    62,934,000    66,171,194    66,132,000
     Securities sold under
       agreements to repurchase        8,380,389     8,380,389    11,340,000    11,340,000
------------------------------------------------------------------------------------------
                                     $103,742,489  $103,703,438  $113,586,850  $113,547,656
==========================================================================================

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

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(20) FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
Loans Receivable (Continued)
     The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience, with repayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions.

Stock in Federal Home Loan Bank and Federal Reserve Bank

     Stock in Federal Home Loan Bank and stock in Federal Reserve Bank are valued at cost, which represents redemption value and approximates fair value.

Deposits

     The fair value of deposits with no stated maturity, such as checking, money market demand, and passbook, is equal to the amount payable on demand.

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

(21) REGULATORY DEVELOPMENTS

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

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(22) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data for the year ended December 31, 1997 is as follows:

                                                           Quarter ended
                                      --------------------------------------------------------
      (thousands of dollars,           March 31,     June 30,     September 30,   December 31,
      except per share data)             1997          1997           1997            1997
----------------------------------------------------------------------------------------------
Total interest income                 $   2,304     $    2,344     $     2,272    $     2,262
Total interest expense                    1,173          1,179           1,154          1,141
----------------------------------------------------------------------------------------------
  Net interest income                     1,131          1,165           1,118          1,121
Provision for losses on loans                15             15              29             39
----------------------------------------------------------------------------------------------
  Net interest income after
     provision for losses on loans        1,116          1,150           1,089          1,082
Noninterest income                           65             64              54             36
Noninterest expense                         669            680             967            518
----------------------------------------------------------------------------------------------
  Income before income tax expense          512            534             176            600
Income tax expense                          145            157              19            191
----------------------------------------------------------------------------------------------
  Net income                          $     367            377             157            409
==============================================================================================
Earnings per share -- basic           $    0.18     $     0.19     $      0.08    $      0.23
==============================================================================================
Earnings per share -- assuming
  dilution                            $    0.18     $     0.19     $      0.08    $      0.22
==============================================================================================

     Selected quarterly financial data for the year ended December 31, 1996 is as follows:

                                                           Quarter ended
                                      --------------------------------------------------------
      (thousands of dollars,           March 31,     June 30,     September 30,   December 31,
      except per share data)             1996          1996           1996            1996
----------------------------------------------------------------------------------------------
Total interest income                 $   2,280     $    2,264     $     2,342    $     2,421
Total interest expense                    1,335          1,304           1,367          1,294
----------------------------------------------------------------------------------------------
  Net interest income                       945            960             975          1,127
Provision for losses on loans                 7              8               3             15
----------------------------------------------------------------------------------------------
  Net interest income after
     provision for losses on loans          938            952             972          1,112
Noninterest income (expense)                 (4)            34              54             84
Noninterest expense                         613            578           1,498(1)         649
----------------------------------------------------------------------------------------------
  Income (loss) before income tax
     expense (benefit)                      321            408            (472)           547
Income tax expense (benefit)                 77            105            (238)           165
----------------------------------------------------------------------------------------------
  Net income (loss)                   $     244     $      303     $      (234)   $       382
==============================================================================================
Earnings per share -- basic                 N/A            N/A             N/A    $      0.19
==============================================================================================
Earnings per share -- assuming
  dilution                                  N/A            N/A             N/A    $      0.19
==============================================================================================
(1) Includes SAIF special assessment of $812,000.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(23) PARENT COMPANY FINANCIAL INFORMATION

     The following are condensed balance sheets as of December 31, 1997 and 1996 and condensed statements of income and cash flows for the year ended December 31, 1997 and the period from October 4, 1996 to December 31, 1996 for Chester Bancorp, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS

                       (in thousands)                                1997               1996
--------------------------------------------------------------------------------------------------
Assets:
  Cash                                                          $            58                265
  Investment securities                                                   1,801              5,488
  Investment in subsidiaries                                             27,105             25,696
  Other assets                                                               52          --
--------------------------------------------------------------------------------------------------
                                                                $        29,016    $        31,449
==================================================================================================
Liabilities and stockholders' equity:
  Other liabilities                                             $            28    $            22
  Stockholders' equity                                                   28,988             31,427
--------------------------------------------------------------------------------------------------
                                                                $        29,016    $        31,449
==================================================================================================

                         CONDENSED STATEMENTS OF INCOME

                       (in thousands)                                1997               1996
--------------------------------------------------------------------------------------------------
Interest income                                                 $           218    $            66
Interest expense                                                             14          --
--------------------------------------------------------------------------------------------------
                                                                            204                 66
Operating expenses                                                          435                 12
--------------------------------------------------------------------------------------------------
  Income (loss) before income tax expense (benefit) and
     equity in undistributed earnings of subsidiaries                      (231)                54
Income tax expense (benefit)                                               (108)                22
--------------------------------------------------------------------------------------------------
  Income (loss) before equity in undistributed earnings of
     subsidiaries                                                          (123)                32
Equity in undistributed earnings of subsidiaries                          1,433                663
--------------------------------------------------------------------------------------------------
  Net income                                                    $         1,310    $           695
==================================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
(CONTINUED)
--------------------------------------------------------------------------------

(23) PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)
                       CONDENSED STATEMENTS OF CASH FLOWS

                       (in thousands)                                1997               1996
--------------------------------------------------------------------------------------------------
Operating activities:
  Net income                                                    $         1,310    $           695
  Equity in undistributed earnings of subsidiaries                       (1,433)              (663)
  Other, net                                                                575                 22
--------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                            452                 54
--------------------------------------------------------------------------------------------------
Investing activities:
  Capital contributions to subsidiaries                               --                   (13,337)
  Decrease (increase) in investment securities                            3,687             (5,488)
--------------------------------------------------------------------------------------------------
       Net cash provided by (used in) investing activities                3,687            (18,825)
--------------------------------------------------------------------------------------------------
Financing activities:
  Proceeds from issuance of stock                                     --                    19,136
  Purchase of treasury stock                                             (3,869)         --
  Dividends paid                                                           (477)              (100)
--------------------------------------------------------------------------------------------------
       Net cash (used in) provided by financing activities               (4,346)            19,036
--------------------------------------------------------------------------------------------------
       Net change in cash and cash equivalents                             (207)               265
Cash and cash equivalents at beginning of year                              265                 --
--------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                        $            58    $           265
==================================================================================================

STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

BOARD OF DIRECTORS                                                TRANSFER AGENT
Michael W. Welge, Chairman                                        Registrar and Transfer Company
John R. Beck, M.D.                                                10 Commerce Drive
Edward K. Collins                                                 Cranford, NJ 07016
James C. McDonald                                                 (800) 368-5948
Allen R. Verseman
Thomas E. Welch, Jr.                                              GENERAL INQUIRIES AND REPORTS
Carl H. Welge                                                     A copy of the Company's 1997 Annual Report to
CORPORATE HEADQUARTERS                                            the Securities and Exchange Commission, Form
                                                                  10-K, may be obtained without charge by written
1112 State Street                                                 request of shareholders to:
Chester, IL 62233                                                 Michael W. Welge, President
(618) 826-5038                                                    Chester Bancorp, Inc.
                                                                  1112 State Street
ANNUAL MEETING                                                    Chester, IL 62233
Friday, April 3, 1998                                             OFFICERS
10:00 A.M.
American Legion Hall                                              Michael W. Welge
500 E. Opdyke St.                                                 President and Chief Financial Officer
Chester, IL 62233                                                 Edward K. Collins
STOCK LISTING                                                     Secretary and Treasurer
Nasdaq National Market                                            FDIC DISCLAIMER
Symbol: CNBA                                                      This Annual Report has not been
GENERAL COUNSEL                                                   reviewed, or confirmed for accuracy
Bryan Cave LLP                                                    or relevance, by the FDIC.
One Metropolitan Square
Suite 3600
St. Louis, MO 63102-2750
INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
10 South Broadway
St. Louis, MO 63102

LOGO
                     LOGO

     1112 State Street - Chester, Illinois 62233 - Telephone (618) 826-5038