Form 10-K, Exhibit 13
period 1998-12-31
CHESTER BANCORP INC
filed 1999-03-31
CIK 1010838

                             CHESTER BANCORP, INC.


                             [CHESTER BANCORP. LOGO]



                               1998 Annual Report

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                Page
                                                                ----

Message to Our Stockholders                                       1
Common Stock and Related Matters                                  2
Selected Consolidated Financial Information                       3
Management's Discussion and Analysis                              5
Independent Auditors' Report                                     16
Consolidated Financial Statements                                17
Notes to Consolidated Financial Statements                       22
Stockholder Information                                    Inside Back Cover

MESSAGE TO OUR STOCKHOLDERS
--------------------------------------------------------------------------------

To Our Stockholders:

     Chester Bancorp, Inc. has completed its second full year as a public company. On October 4, 1996, Chester Savings Bank, F.S.B. converted from mutual to stock ownership and converted from a federal savings bank to two national banks, Chester National Bank and Chester National Bank of Missouri. Simultaneously with these conversions, the Company, Chester Bancorp, Inc., was formed as a holding company for the two banks and the Company completed the initial public offering of its common stock. The conversion from mutual ownership in a savings association to stock ownership in a bank holding company has enabled customers, community members and other investors to participate in the Bank's growth and success through an equity interest in the Company.

     The Banks continue to focus on maintaining profitability by increasing their lending base while maintaining safe and sound banking practices. Both Chester National Bank and Chester National Bank of Missouri are well positioned as strong local community banks in the markets they serve. The Banks' multiple locations, including main facilities in Chester, Illinois, and Perryville, Missouri, branch facilities in Sparta, Pinckneyville and Red Bud, Illinois, and a loan production office in Cape Girardeau, Missouri, enable the Banks to provide quality banking service to several local communities in the region.

     The Company is expanding in the Perryville market with the opening of a branch office in the new Bucheit building located on Route 51 in Perryville.

     The Company initially offered 2,182,125 shares of common stock to the public on October 4, 1996. The Company has reduced the number of outstanding shares of its common stock to 1,481,988 as of December 31, 1998, through various repurchases of the Company's capital stock. Beginning on April 4, 1997, the Company announced its initial repurchase plan to repurchase 5% of its then outstanding capital stock, with this repurchase plan being completed in 1997. On October 7, 1997, the Company announced a further plan to repurchase an additional 10% of its then outstanding shares, with this plan being completed during 1998. In addition, the Company has continued to repurchase shares from time to time, to the extent that such repurchases are then determined to be advisable by the Board of Directors and authorized by the appropriate regulatory authorities. The Company will continue this practice which is considered by the Board of Directors as a method of increasing value to the Company's stockholders.

     On behalf of the Board of Directors of Chester Bancorp, Inc. and the management and employees of Chester National Bank and Chester National Bank of Missouri, I extend our sincere appreciation to our stockholders and customers for your support during 1998. We look forward to an exciting and profitable 1999.

Sincerely,
Michael W. Welge
Michael W. Welge

Chairman of the Board,
President and Chief
Financial Officer

COMMON STOCK AND RELATED MATTERS
--------------------------------------------------------------------------------

     The common stock of Chester Bancorp, Inc. is traded in the over-the-counter market and is listed for quotation in the Nasdaq National Market under the symbol "CNBA." The stock was issued on October 4, 1996 at $10.00 per share. As of December 31, 1998, there were 624 stockholders of record and 1,481,988 shares of common stock issued and outstanding.

     The following table sets forth the high and low closing prices as reported by Nasdaq National Market and dividends paid per share of common stock for the period indicated.



                                                                    Dividends
  Quarter ended                High                Low                paid
-----------------------------------------------------------------------------
December 31, 1996             $13.750            $12.625              $.05
March 31, 1997                $15.500            $13.125              $.06
June 30, 1997                 $15.500            $14.000              $.06
September 30, 1997            $18.750            $14.750              $.06
December 31, 1997             $20.500            $15.375              $.07
March 31, 1998                $18.750            $17.125              $.07
June 30, 1998                 $18.000            $16 .750             $.07
September 30, 1998            $18.000            $17.000              $.07
December 31, 1998             $17.250            $16.750              $.07


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

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------



                                                                                 At December 31,
                                         -------------------------------------------------------------------------------------------
           (DOLLARS IN THOUSANDS)               1998               1997               1996               1995               1994
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                             $       142,796    $       133,777    $       145,843    $       134,781    $       141,755
Loans receivable, net                             48,209             60,468             54,842             57,021             58,157
Mortgage-backed securities, net(1)                21,870             13,788             15,897             15,413             13,136
Investments, net(2)                               68,218             54,689             69,842             57,605             64,410
Savings deposits(3)                               99,435             95,362            102,247            106,718            129,712
Securities sold under agreements to
  repurchase(3)                                   10,880              8,380             11,340             15,000              --
Federal Home Loan Bank advances                   10,000               --                 --                 --
Stockholders' equity                              21,705             28,988             31,427             11,712             10,675



                                                                                Year Ended December 31,
                                                ------------------------------------------------------------------------------------
           (DOLLARS IN THOUSANDS)                 1998               1997               1996               1995               1994
------------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Interest income                          $         9,077    $         9,182    $         9,307    $         9,035    $         8,696
Interest expense                                   5,122              4,647              5,300              5,474              5,089
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income                              3,955              4,535              4,007              3,561              3,607
Provision for loan losses                             17                 98                 33                161                 69
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for
     loan losses                                   3,938              4,437              3,974              3,400              3,538
Loss on sale of certificates of deposit               --                 --                (54)                --                 --
Gain on sale of investment securities and
  mortgage-backed securities                          33                 16                 42                 98                 --
Other noninterest income                             207                203                180                140                114
Noninterest expense                                2,514              2,835              3,338              2,338              2,374
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                         1,664              1,821                804              1,300              1,278
Income taxes                                         514                511                109                299                285
------------------------------------------------------------------------------------------------------------------------------------
Net income                               $         1,150    $         1,310    $           695    $         1,001    $           993
====================================================================================================================================
Earnings per share -- basic              $           .75    $           .68    $           .19                N/A                N/A
====================================================================================================================================
Earnings per share -- diluted            $           .73    $           .67    $           .19                N/A                N/A
====================================================================================================================================


--------------------------------------------------------------------------------



                                                          At or for the Year Ended December 31,
                                                  ------------------------------------------------------
                                                   1998       1997         1996        1995        1994
--------------------------------------------------------------------------------------------------------
KEY OPERATING RATIOS(3):
Performance Ratios:
Return on average assets (net income divided
  by average assets)                                0.82%       0.96%       0.49%       0.73%       0.69%
Return on average equity (net income divided
  by average equity)                                4.63        4.28        4.12        8.94        9.76
Interest rate spread (difference between
  average yield on interest-earning assets and
  average cost of interest-bearing
  liabilities)(4)                                   2.31        2.69        2.74        2.60        2.61
Net interest margin (net interest income as a
  percentage of average interest-earning
  assets)(4)                                        3.03        3.60        3.15        2.87        2.79
Noninterest expense to average assets               1.79        2.07        2.38(6)     1.70        1.66
Average interest-earning assets to average
  interest-bearing liabilities                    118.91      125.71      110.41      106.48      104.91
Asset Quality:
Allowance for loan losses to total loans at
  end of period                                      .92        0.72        0.70        0.68        0.42
Ratio of allowance for loan losses to
  non-performing loans                            287.41    1,159.97      485.74      244.79       64.65
Net charge offs to average outstanding loans
  during the period                                  .01        0.08        0.07        0.03        0.05
Ratio of non-performing assets to total
  assets(5)                                          .20        0.06        0.13        0.27        0.31
Capital Ratios:
Average equity to average assets                   17.74       22.39       12.00        8.15        7.12
Equity to assets at end of period                  15.20       21.67       21.55        8.69        7.53




                                                                     At December 31,
                                                  ------------------------------------------------------
                                                   1998       1997         1996        1995        1994
--------------------------------------------------------------------------------------------------------
OTHER DATA:
Number of:
  Real estate loans outstanding                    1,127       1,317       1,466       1,484       1,542
  Deposit accounts                                 9,970      10,391      12,632      12,282      12,742
  Full-service offices                                 5           5           6           6           6
  Loan production offices                              1           1           1           1        --


---------------

(1) Includes mortgage backed securities available for sale of $11.3 million, $1.6 million, $1.9 million, and $2.2 million at December 31, 1998, 1997, 1996, and 1995, respectively.
(2) Includes investment securities, interest-bearing deposits, federal funds sold, and certificates of deposits. Includes securities available for sale of $12.5 million, $19.7 million, $12.5 million, and $7.1 million at December 31, 1998, 1997, 1996 and December 31, 1995, respectively.
(3) During the year ended December 31, 1995, $15.0 million of certificates of deposit were converted into reverse repurchase agreements and, therefore, are not reflected in deposit totals.
(4) Information is presented on a tax equivalent basis assuming a tax rate of 34%.
(5) Non-performing assets include loans which are contractually past due 90 days or more, loans accounted for on a nonaccrual basis and real estate acquired through foreclosure.
(6) Includes SAIF special assessment of $812,498. Non-interest expense to average assets excluding SAIF special assessment is 1.80%.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

GENERAL

     The principal business of Chester Bancorp, Inc. and its subsidiaries (the Company) consists of attracting deposits from the general public and using these funds to originate mortgage loans secured by one- to four-family residences and to invest in investments and mortgage-backed securities. To a lesser extent, the Company engages in various forms of consumer lending. The Company's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans, mortgage-backed securities and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits, securities sold under agreements to repurchase and advances from the Federal Home Loan Bank (FHLB). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

     The Company's profitability is also affected by the level of provisions for loan losses, noninterest income and noninterest expense. Noninterest income consists primarily of gains and losses on the sale of investment securities, late charges on loans, and deposit account fees. Noninterest expense consists of salaries and benefits, occupancy related expenses, data processing expenses, deposit insurance premiums paid to the SAIF and other operating expenses.

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

     When used in this Annual Report the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from the historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

FINANCIAL CONDITION

Assets.

     The Company's total assets increased by $9.0 million, or 6.7%, to $142.8 million at December 31, 1998 from $133.8 million at December 31, 1997. The increase in the Company's asset size was reflective of increases in investment securities and mortgage-backed securities, offset by a decline in loans receivable. The funding for the increased asset size resulted from a $4.1 million increase in the level of savings deposits, a $2.5 million increase in securities sold under agreements to repurchase, and $10.0 million of FHLB advances received during the first quarter of 1998.

     Loans receivable decreased $12.3 million, or 20.3%, to $48.2 million at December 31, 1998 from $60.5 million at December 31, 1997. The primary reason for the decline in loans receivable relates to the significant level of prepayments experienced by the Company during 1998. Refinancing volume was high due to the low level of interest rates throughout 1998. In addition, new originations declined from $20.7 million in 1997 to $6.2 million in 1998. In 1997, management made a conscious effort to originate loans in the St. Louis residential lending market through various wholesale channels. The program generated $8 million of new loan volume in 1997. A similar program was not utilized in 1998. Also, local demand for mortgage loans has been limited the past few years because of significant competition in the Company's primary market area. In 1999, management will focus on: increasing commercial lending by participating in government guaranteed lending arrangements; expanding the Company's presence in the growing Perryville, Missouri area; and, renewed focus on consumer lending.

     Mortgage-backed securities at December 31, 1998 were $21.9 million compared to $13.8 million at December 31, 1997. Investment securities increased $7.7 million, or 17.1%, to $52.6 million at December 31, 1998 from $44.9 million at December 31, 1997. The excess funds received from the repayment of loans and the funds received from FHLB advances were primarily invested in U.S. government agency securities and mortgage-backed securities

     Certificates of deposit decreased $195,000, or 67.2%, to $95,000 at December 31, 1998 from $290,000 at December 31, 1997. Management began in 1995 to liquidate its certificate of deposit portfolio and has reinvested the proceeds from certificate of deposit sales and maturities into other types of investments with higher yields.

     Cash, interest-bearing deposits, federal funds sold, and bankers' acceptances, on a combined basis, increased $5.5 million, or 48.8%, to $16.8 million at December 31, 1998 from $11.3 million at December 31, 1997. The increase in interest-bearing deposits resulted primarily from the sale of $4.5 million of investment securities in the fourth quarter of 1998. Management is currently evaluating longer term investing opportunities for the proceeds from these sales.

Liabilities.

     Savings deposits increased $4.1 million, or 4.3%, to $99.4 million at December 31, 1998 from $95.4 million at December 31, 1997. The increase in savings deposits reflects a $3.3 million increase in the level of deposits from Gilster-Mary Lee Corporation (Gilster-Mary Lee), a food manufacturing and packaging company headquartered in Chester, Illinois. The Chairman of the Board of the Company is also the Executive Vice President, Treasurer and Secretary of Gilster-Mary Lee.

     Securities sold under agreements to repurchase increased $2.5 million from $8.4 million at December 31, 1997 to $10.9 million at December 31, 1998. These agreements averaged $9.5 million during 1998 compared to a 1997 average balance of $6.9 million. At December 31, 1998, $10.3 million of the agreements are maintained with Gilster-Mary Lee.

     Over the last several years, the Company has maintained a deposit relationship with Gilster-Mary Lee, which at times has had as much as $25 million in funds on deposit, typically with short terms. At December 31, 1998 and 1997, the balance of funds on deposit with the Company was $24.3 million and $18.5 million, respectively, which included the securities sold under agreements to repurchase. Gilster-Mary Lee notified the Company at the time of the Bank's stock conversion of its intent to maintain smaller deposit balances with the institution in the future; however, this situation has not developed. A significant loss of funds from Gilster-Mary Lee could impair future earnings as there is no intent to replace the Gilster-Mary Lee savings deposits or securities sold under agreements to repurchase with other wholesale funds. At December 31, 1998, the Company maintained an adequate liquidity level to cover the withdrawal of such deposits and/or additional reduction of such borrowings.

     Advances from the Federal Home Loan Bank (FHLB) were $10.0 million at December 31, 1998, whereas the Company had no FHLB advances at December 31, 1997. The advances have ten year terms at a fixed rate of interest. Management invested the funds from the advances into U.S. government agency securities with a one year maturity.

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



                                                                        1998                                            1997
                                                     -------------------------------------------     -----------------------------
                                           At                                          Average
                                      December 31,       Average                       Yield/            Average
       (DOLLARS IN THOUSANDS)             1998           Balance        Interest        Cost             Balance        Interest
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)               8.30%       $        52,893   $    4,496          8.50%     $        58,127   $    5,040
  Investments, net(2)(6)                 5.96                 47,607        2,735          5.74               46,873        2,753
  Mortgage-backed securities, net        6.14                 18,670        1,145          6.13               16,453        1,050
  Interest-bearing deposit               5.55                 16,128          839          5.20                9,868          538
                                                     -----------------------------                   -----------------------------
    Total interest-earning assets        6.76                135,298        9,215          6.81              131,321        9,381
                                      ------------                     -------------------------                       -----------
Non-interest-earning assets                                    4,796                                           5,454
                                                     ---------------                                 ---------------
    Total assets                                     $       140,094                                 $       136,775
                                                     ===============                                 ===============
INTEREST-BEARING LIABILITIES:
  Deposits                               4.36        $        95,493        4,223          4.42      $        97,552        4,300
  FHLB advances                          4.76                  8,767          423          4.82                   --           --
  Securities sold under agreements
    to repurchase                        4.59                  9,523          476          5.00                6,915          347
                                                     -----------------------------                   -----------------------------
    Total interest-bearing
      liabilities                        4.41                113,783        5,122          4.50              104,467        4,647
                                      ------------                     -------------------------                       -----------
Non-interest-bearing liabilities                               1,458                                           1,690
                                                     ---------------                                 ---------------
    Total liabilities                                        115,241                                         106,157
Stockholders' equity                                          24,853                                          30,618
                                                     ---------------                                 ---------------
    Total liabilities and
      stockholders' equity                           $       140,094                                 $       136,775
                                                     ===============                                 ===============
Net interest income                                                    $    4,093                                      $    4,734
                                                                       ===========                                     ===========
Interest rate spread(4)(6)               2.35%                                             2.31%
                                         ====                                        ===========
Net interest margin(5)                    N/A                                              3.03%
                                          ===                                        ===========
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                                                            118.91%
                                                                                     ===========




                                                     1997                             1996
                                                   ----------     -------------------------------------------
                                                    Average                                         Average
                                                    Yield/            Average                       Yield/
       (DOLLARS IN THOUSANDS)                        Cost             Balance        Interest        Cost
-------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)                              8.67%     $        55,758   $    4,867           8.73%
  Investments, net(2)(6)                                5.87               48,262        2,785           5.77
  Mortgage-backed securities, net                       6.38               16,408        1,083           6.60
  Interest-bearing deposit                              5.45               14,227          807           5.67
                                                                  -----------------------------
    Total interest-earning assets                       7.14              134,655        9,542           7.09
                                                   ----------                       -------------------------
Non-interest-earning assets                                                 5,824
                                                                  ---------------
    Total assets                                                  $       140,479
                                                                  ===============
INTEREST-BEARING LIABILITIES:
  Deposits                                              4.41      $       106,904        4,557           4.26
  FHLB advances                                           --                   --           --             --
  Securities sold under agreements
    to repurchase                                       5.02               15,057          743           4.93
                                                                  -----------------------------
    Total interest-bearing
      liabilities                                       4.45              121,961        5,300           4.35
                                                   ----------                       -------------------------
Non-interest-bearing liabilities                                            1,662
                                                                  ---------------
    Total liabilities                                                     123,623
Stockholders' equity                                                       16,856
                                                                  ---------------
    Total liabilities and
      stockholders' equity                                        $       140,479
                                                                  ===============
Net interest income                                                                 $    4,242
                                                                                    ===========
Interest rate spread(4)(6)                              2.69%                                            2.74%
                                                   ==========                                     ===========
Net interest margin(5)                                  3.60%                                            3.15%
                                                   ==========                                     ===========
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                         125.71%                                          110.41%
                                                   ==========                                     ===========

---------------

(1) Average balance includes non-accrual loans.
(2) Includes FHLB stock, FRB stock and investment securities.
(3) Includes interest-bearing deposits, federal funds sold, bankers' acceptances, and certificates of deposit.
(4) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Represents net interest income as a percentage of average interest-earning assets.

(6) Information is presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustments were approximately $138,000, $199,000 and $235,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

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


                                   1998 Compared to 1997                  1997 Compared to 1996
                            ------------------------------------   ------------------------------------
                                                        Total                                  Total
                                             Rate/     Increase                     Rate/     Increase
  (Dollars in thousands)    Volume   Rate    Volume   (Decrease)   Volume   Rate    Volume   (Decrease)
--------------------------------------------------------------------------------------------------------

INTEREST-EARNING ASSETS:
  Loans receivable, net(1)  $(454)   $ (99)   $  9      $(544)     $ 207    $ (34)   $  0      $ 173
  Investments, net(2)          43      (61)      0        (18)       (80)      48       0        (32)
  Mortgage-backed
    securities, net           142      (41)     (6)        95          3      (36)      0        (33)
  Interest-bearing
    deposits(3)               341      (25)    (15)       301       (247)     (31)      9       (269)
--------------------------------------------------------------------------------------------------------
    Total net change in
      income on interest-
      earning assets           72     (226)    (12)      (166)      (117)     (53)      9       (161)
--------------------------------------------------------------------------------------------------------
Interest-bearing
  liabilities:
  Deposits                    (91)      10       4        (77)      (398)     160     (19)      (257)
  FHLB advances               440       --     (17)       423         --       --      --         --
  Securities sold under
    agreements to
    repurchase                131       (2)      0        129       (401)      13      (8)      (396)
--------------------------------------------------------------------------------------------------------
    Total net change in
      expense on interest-
      bearing liabilities     480        8     (13)       475       (799)     173     (27)      (653)
--------------------------------------------------------------------------------------------------------
    Net change in net
      interest income       $(408)   $(234)   $  1      $(641)     $ 682    $(226)   $ 36      $ 492
========================================================================================================


                                       1996 Compared to 1995
                            -------------------------------------------
                                                               Total
                                                   Rate/     Increase
  (Dollars in thousands)      Volume    Rate       Volume   (Decrease)
-----------------------------------------------------------------------

INTEREST-EARNING ASSETS:
  Loans receivable, net(1)    $138      $ (23)      1      $(160)
  Investments, net(2)          304         65      10        379
  Mortgage-backed
    securities, net            196        (57)    (11)       128
  Interest-bearing
    deposits(3)               (195)       163     (35)       (67)
-----------------------------------------------------------------------
    Total net change in
      income on interest-
      earning assets           167        148     (35)       280
-----------------------------------------------------------------------
Interest-bearing
  liabilities:
  Deposits                    (589)      (156)     23       (722)
  FHLB advances                 --         --      --         --
  Securities sold under
    agreements to
    repurchase                 585         (9)    (27)       549
-----------------------------------------------------------------------
    Total net change in
      expense on interest-
      bearing liabilities       (4)      (165)     (4)      (173)
-----------------------------------------------------------------------
    Net change in net
      interest income         $171      $ 313    $(31)     $ 453
=======================================================================

(1) Average balance includes nonaccrual loans.
(2) Includes FHLB stock, FRB stock and investment securities.
(3) Includes interest-bearing deposits, federal funds sold, bankers' acceptances and certificates of deposit.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31,1998 AND 1997

Net Income.

     The Company's net income for 1998 was $1.1 million compared to $1.3 million for 1997. The lower net income level in 1998 reflects a $580,000 decline in net interest income which was partially offset by a $320,000 decrease in noninterest expense. The decline in net interest income resulted from a decrease in the Company's interest rate spread. Net income in 1997 was negatively impacted by the accelerated vesting of restricted stock awards due to the death of one of the Company's directors. The expense recorded by the Company in 1997 for the vesting of restricted stock awards related to the deceased director totaled $305,000.

Net Interest Income.

     Net interest income decreased $580,000, or 12.8%, to $4.0 million for 1998 from $4.5 million for 1997. This decrease was the result of a decline in the Company's interest rate spread from 2.69% for 1997 to 2.31% for 1998. The decrease in the Company's interest rate spread was mainly attributable to a decline in the average yield for each component of interest-earning assets. This decline is reflective of the lower interest rate environment experienced during 1998 and a change in the asset mix that has occurred over the past year. For 1997, average loans comprised 44% of total earning assets, whereas for 1998 average loans comprised only 39% of total earning assets. Net interest income was also impacted by a decline in the ratio of average interest-earning assets to average interest-bearing liabilities from 125.71% in 1997 to 118.91% in 1998. The reduction in the ratio was primarily attributable to management's continued planned use of funds to repurchase the Company's common stock.

Interest Income.

     Interest income on loans receivable totaled $4.5 million for 1998 compared to $5.0 million for 1997. The $543,000, or 10.8%, decrease in interest income on loans receivable resulted from a $5.2 million, or 9.0%, decrease in the average balance of loans receivable. The impact of decreased volume was further impacted by a decline in the average yield on loans receivable from 8.67% in 1997 to 8.50% in 1998. The decrease in the average balance resulted from significant loan prepayments coupled with a significant reduction in origination volume.

     Interest income on mortgage-backed securities increased $95,000, or 9.0%, to $1.15 million for 1998 from $1.05 million for 1997. The increase in interest income on mortgage-backed securities resulted from a $2.2 million, or 13.5%, increase in the average balance of mortgage-backed securities. The impact of an increased average balance was partially offset by a decline in the average yield on mortgage-backed securities from 6.38% in 1997 to 6.13% in 1998. The increase in the average balance resulted primarily from a greater emphasis on mortgage-backed securities as a means of investing excess funds resulting from significant loan repayments.

     Interest earned on investment securities was $2.6 million for both 1998 and 1997. The impact of the $734,000, or 1.6%, increase in the average balance of investment securities was offset by a decrease in the average yield. During 1998, management increased the Company's investment in held to maturity securities and reduced the level of investments available-for-sale. At December 31, 1998, investment securities held to maturity comprised 76% of the investment portfolio, while at December 31, 1997 investment securities held to maturity were 56% of the investment portfolio.

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Among other things, the Statement provides that on the date of initial application, an entity may transfer any held-to-maturity security into the available-for-sale category. The Company adopted this Statement on October 1, 1998. Although the Company did not have any derivative instruments to record, management reconsidered their ability and intent to hold certain debt securities to maturity and transferred $11,064,440 and $10,510,911 of investment securities and mortgage-backed securities classified as held to maturity, respectively, to available for sale on October 1, 1998.

     Interest income on interest-bearing deposits increased $301,000, or 56.1%, during 1998. The increase in interest income on interest-bearing deposits resulted from an increase in the average balance of interest-bearing deposits of $6.3 million, or 63.4%, for 1998. The increase in the average balance was due to the increased availability of funds that resulted from significant loan repayments. The increase in interest income on interest-bearing deposits was partially offset by a decrease in the average yield on interest-bearing deposits from 5.45% in 1997 to 5.20% in 1998.

Interest Expense.

     Interest expense increased $475,000, or 10.2%, during 1998. Interest expense on savings deposits decreased $77,000, or 1.8%, to $4.2 million for 1998 from $4.3 million for 1997. This decrease resulted primarily from the $2.1 million, or 2.1%, reduction in the average balance of deposits from $97.6 million for 1997 to $95.5 million for 1998. The decrease in interest expense on deposits was not significantly impacted by the slight increase in the average cost of deposits. The decline in average deposits was mainly impacted by management's decision to continue to compete less aggressively on savings rates and a full year's impact from the closing of the Company's Carbondale, Illinois branch location on June 30, 1997. Interest expense on reverse repurchase agreements increased $129,000, or 37.2%, to $476,000 for 1998 from $347,000 for
1997, This increase resulted primarily from the $2.6 million, or 37.7%, increase in the average balance of securities sold under agreements to repurchase from $6.9 million for 1997 to $9.5 million for 1998. The increase in the average balance of securities sold under agreements to repurchase was attributable to Gilster-Mary Lee increasing the level of funds maintained with the Company.

     Interest expense on FHLB advances was $423,000 for 1998 compared to no expense in 1997. The Company borrowed $10.0 million from the FHLB in February 1998 and invested the funds in a U.S. government agency security with a one-year maturity. The Company had no FHLB advances outstanding during 1997. The average balance and the average cost on FHLB advances for 1998 was $8.8 million and 4.82% respectively.

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

     During 1998, the Company's provision for loan losses was $17,000 compared to $98,000 in 1997. Management decreased the provision in 1998 due to the reduction in the loan portfolio experienced in 1998.

     The Company's allowance for loan losses was $449,000, or .92%, of loans outstanding at December 31, 1998, compared to $436,000, or .72%, of loans outstanding at December 31, 1997. The Company's level of net loans charged-off during the year ended December 31, 1998 was $4,000, which represented .01% of average loans receivable outstanding. This percentage of charge-offs decreased from the .08% level of charge-offs experienced in 1997. Based on current levels in the allowance for loan losses in relation to loans receivable and delinquent loans, management's continued effort to favorably resolve problem loan situations, and the low level of charge-offs in recent years, management believes the allowance is adequate at December 31, 1998.

     The financial statements of the Company are prepared in accordance with generally accepted accounting principles (GAAP) and, accordingly, provisions for loan losses are based on management's assessment of the factors set forth above. The Company regularly reviews its loan portfolio, including problem loans, to determine whether any loans are impaired, require classification and/or the establishment of appropriate reserves. Management believes it has established its existing allowance for loan losses in accordance with GAAP; however, future additions may be necessary if economic conditions or other circumstances differ substantially from the assumptions used in making the initial determination.

Noninterest Income.

     Noninterest income was $240,000 for 1998 compared $219,000 for 1997. The $21,000, or 9.4%, increase resulted primarily from an increase in gains recognized from sales of investment securities and mortgage-backed securities. As noted previously, the Company transferred $11,064,440 and $10,510,911 of investment securities and mortgage-backed securities, respectively, classified as held to maturity to available for sale on October 1, 1998. During the fourth quarter, management sold $4.5 million of the investment securities transferred and $250,000 of the mortgage-backed securities transferred which resulted in a combined net gain on sale of $33,000. During 1998, late charges, deposit account fees and other fees increased $55,000 as a result of the Company's Cape Girardeu loan office selling all of its loan production to other financial institutions for a fee. Management expects this activity to continue in 1999. The $50,000 decline in other noninterest income was primarily the result of fiscal 1997 including a settlement payment for On-Line Financial stock.

Noninterest Expense.

     Noninterest expense decreased $320,000, or 11.3%, for 1998. The decrease in noninterest expense resulted primarily from a $279,000 decrease in compensation and employee benefits coupled with a $94,000 decline in occupancy expense.

     Compensation and employee benefits decreased $279,000, or 18.3%, in 1998 due to the 1997 restricted stock award amortization including $305,000 related to the accelerated vesting of restricted stock awards due to the death of one of the Company's directors. The impact of this was partially offset by a full year's amortization of restricted stock awards in 1998 for the other participants in the plan compared to nine months of amortization in 1997 due to the establishment of the plan in April 1997. Compensation expense also benefited from the termination of the Director Emeritus Retirement Plan in June 1998. As a result of this termination, the deferred compensation accrual related to this plan was reduced by $60,000 during the second quarter of 1998.

     Occupancy expense decreased $94,000, or 25.6%, in 1998 due primarily to the write-off in 1997 of leasehold improvements associated with the Carbondale, Illinois branch location which was closed on June 30, 1997.

Income Tax Expense.

     Income tax expense for 1998 was $514,000 compared to $511,000 for 1997. The Company's effective tax rate for 1998 and 1997 was 30.9% and 28.1%, respectively. The effective tax rate for each year was below the statutory federal rate of 34% due to the Company's investment in tax exempt securities.

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

     In order to increase the interest rate sensitivity of its assets, the Company has originated adjustable rate residential mortgage loans and maintained a consistent level of short- and intermediate-term investment securities and interest-bearing deposits. At December 31, 1998, the Company had $11.5 million of adjustable rate mortgages, $56.8 million of investment securities, mortgage-backed securities and interest-bearing deposits maturing within one year, and $12.3 million of investment securities and mortgage-backed securities maturing within one to five years. In addition, at December 31, 1998, the Company had $3.5 million of consumer loans which typically have maturities of five years or less.

     In managing its future interest rate sensitivity, the Company intends to continue to stress the origination of adjustable rate mortgages and loans with shorter maturities, the maintenance of a consistent level of short- and intermediate-term securities, and pricing strategies that will extend the term of deposit liabilities.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds consist of deposits, securities sold under agreements to repurchase, repayments and prepayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit base. The Company uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest in other interest-bearing assets, to maintain liquidity, and to meet operating expenses. Management anticipates that loan repayments and other sources of funds will be adequate to meet and exceed the Company's liquidity needs for 1999.

     A major portion of the Company's liquidity consists of cash and cash equivalents, which include investments in highly liquid, short-term deposits. The level of these assets is dependent on the Company's operating, investing, lending and financing activities during any given period. At December 31, 1998, cash and cash equivalents totaled $16.8 million.

     The primary investing activities of the Company include origination of loans and purchase of mortgage-backed securities and investment securities. During the year ended December 31, 1998, purchases of investment securities and mortgage-backed securities totaled $109.3 million and $17.1 million, respectively, while loan originations totaled $6.2 million. These investments were funded primarily from loan and mortgage-backed security repayments of $27.2 million, investment security sales and maturities of $102.3 million, and FHLB advances of $10.0 million.

     In April 1997, the Company announced its initial repurchase plan to repurchase 5% of its then outstanding common stock. Since that time the Company has continued to repurchase shares when it was determined to be advisable by the Board of Directors and authorized by the appropriate regulatory authorities. As of December 31, 1998, the Company had repurchased approximately 734,000, or 33.6%, of its common shares. Management expects to continue to repurchase common shares when it is viewed as a method of increasing value to the Company's stockholders,

     Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, the Company believes that it could borrow additional funds from the Federal Home Loan Bank (FHLB). At December 31, 1998, the Company had $10.0 million of long-term advances from the FHLB.

     At December 31, 1998, the Company exceeded all of its regulatory capital requirements.

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

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

Reporting Comprehensive Income

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements, and requires an enterprise to
(a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company adopted the provisions of SFAS No. 130 as of December 31, 1998, and now reports comprehensive income on a separate statement. Application of SFAS No. 130 did not impact amounts previously reported for net income or affect the comparability of previously issued financial statements.

Disclosures About Segments of an Enterprise and Related Information

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which requires business segments to be reported based on the way management organizes segments within the Company for making operating decisions and assessing performance. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has not included disclosures regarding specific segments since management makes operating decisions and assesses performance based on the Company as a whole.

Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Statement also provides that on the date of initial application, an entity may transfer any held-to-maturity security into the available-for-sale category. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company adopted this Statement on October 1, 1998. Although the Company does not have any derivative instruments to record, management reconsidered their ability and intent to hold certain debt securities to maturity and transferred $11,064,440 and $10,510,911 of investment securities and mortgage-backed securities, respectively, to available for sale on October 1, 1998. As a result of the transfers: a market valuation account was established for the available-for-sale debt securities of $215,565 to increase the recorded balance of such securities to their fair value; a deferred tax liability of $81,915 was recorded to reflect the tax effect of the market valuation account; and the net increase resulting from the market valuation adjustment of $133,650 was recorded as a transition adjustment in the Consolidated Statements of Comprehensive Income.

YEAR 2000 ISSUES

     Over the next year, many companies, including financial institutions such as the Company, will face potentially serious issues associated with the inability of existing data processing hardware and software to appropriately recognize calendar dates beginning in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered may read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. In 1997, the Company began the process of identifying the many software applications and hardware devices expected to be impacted by this issue. The Company outsources its principal data processing activities to a third party, and purchases most of its software applications from third party vendors. The Company believes that its vendors are actively addressing the problems associated with the "Year 2000" issue. The Company has completed the assessment phase of its program and is currently in the testing phase of determining Year 2000 readiness.

     The Company has spent approximately $7,500 to-date in Year 2000 computer upgrades and does not expect that the remaining out-of-pocket cost of its Year 2000 compliance effort will be material to its financial condition. The most significant cost associated with the Company's Year 2000 program has been the effort put forth by current employees. The internal costs incurred by Company employees are not maintained separately by the Company.

     The major applications which pose the greatest Year 2000 risk to the Company if implementation of its readiness program is not successful are the Company's data services systems supported by third party vendors, loan customers inability to meet contractual payment obligations in the event the Year 2000 problem has a significant impact on their business, and items processing equipment which renders customers bank statements and banking transactions. The potential problems which could result from the inability of these applications to correctly process the Year 2000 are the inaccurate calculation of interest income and expense, service delivery interruptions to the Company's banking customers, credit losses resulting from the Company's loan customers inability to make contractual credit obligations, interrupted financial data gathering, and poor customer relations resulting from inaccurate or delayed transaction processing.

     The Company intends on completing all Year 2000 remediation and testing activities by early 1999. Although the Company has initiated Year 2000 communications with key vendors, service providers and other parties material to the Company's operations and is monitoring the progress of such third parties in their Year 2000 compliance efforts, such third parties nonetheless represent a risk that cannot be assessed with precision or controlled with certainty. For that reason, the Company has developed a contingency plan to address alternatives in the event that Year 2000 failures of automatic systems and equipment occur.

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

The Board of Directors
Chester Bancorp, Inc.
Chester, Illinois:

     We have audited the accompanying consolidated balance sheets of Chester Bancorp, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chester Bancorp Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

St. Louis, Missouri
January 22, 1999

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                 DECEMBER 31, 1998 AND 1997                        1998           1997
------------------------------------------------------------------------------------------
ASSETS
Cash                                                            $ 1,305,850    $ 1,833,006
Interest-bearing deposits                                         8,708,822      3,063,057
Federal funds sold                                                5,788,000      6,395,000
Bankers' acceptances                                                994,167             --
------------------------------------------------------------------------------------------
       Total cash and cash equivalents                           16,796,839     11,291,063
Certificates of deposit                                              95,000        290,000
Investment securities:
  Available for sale, at fair value (cost of $12,467,687 and
    $19,674,051 at December 31, 1998 and 1997, respectively)     12,515,769     19,708,063
  Held to maturity, at cost (fair value of $40,277,481 and
    $25,413,098 at December 31, 1998 and 1997, respectively)     40,116,367     25,232,519
Mortgage-backed securities:
  Available for sale, at fair value (cost of $11,170,541 and
    $1,623,616 at December 31, 1998 and 1997, respectively)      11,275,061      1,641,949
  Held to maturity, at cost (fair value of $10,619,540 and
    $12,179,290 at December 31, 1998 and 1997, respectively)     10,595,289     12,145,702
Loans receivable, net                                            48,208,662     60,467,735
Accrued interest receivable                                         909,953        887,375
Real estate acquired by foreclosure, net                            127,613         38,233
Office properties and equipment, net                              1,684,381      1,766,748
Income taxes receivable                                             155,261        --
Deferred tax asset, net                                             --              16,818
Other assets                                                        316,062        290,444
------------------------------------------------------------------------------------------
                                                               $142,796,257   $133,776,649
==========================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Savings deposits                                                $99,434,579    $95,362,100
Borrowed money                                                   20,880,389      8,380,389
Accrued interest payable                                            215,420        158,899
Advance payments by borrowers for taxes and insurance               419,552        439,274
Income taxes payable                                                --             288,891
Deferred tax liability, net                                          44,174        --
Accrued expenses and other liabilities                               97,055        158,778
------------------------------------------------------------------------------------------
       Total liabilities                                        121,091,169    104,788,331
------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value, 3,000,000 shares authorized,
    2,182,125 shares issued at December 31, 1998 and 1997            21,821         21,821
  Additional paid-in capital                                     21,650,837     21,766,390
  Retained earnings, substantially restricted                    13,803,400     13,088,331
  Accumulated other comprehensive income                             93,610         32,454
  Unearned ESOP shares                                           (1,592,980)    (1,647,920)
  Unamortized restricted stock awards                              (559,674)      (725,868)
  Treasury stock, at cost: 700,137 and 229,079 shares at
    December 31, 1998 and 1997, respectively                    (11,711,926)    (3,546,890)
------------------------------------------------------------------------------------------
       Total stockholders' equity                                21,705,088     28,988,318
------------------------------------------------------------------------------------------
                                                               $142,796,257   $133,776,649
==========================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------


            THREE YEARS ENDED DECEMBER 31, 1998                   1998         1997         1996
---------------------------------------------------------------------------------------------------
Interest income:
  Loans receivable                                             $4,496,309   $5,039,655   $4,866,508
  Mortgage-backed securities                                    1,145,034    1,050,249    1,083,420
  Investments                                                   2,596,529    2,554,389    2,549,847
  Interest-bearing deposits, federal funds sold, and
     bankers' acceptance                                          839,157      537,704      807,444
---------------------------------------------------------------------------------------------------
       Total interest income                                    9,077,029    9,181,997    9,307,219
---------------------------------------------------------------------------------------------------
Interest expense:
  Savings deposits                                              4,223,085    4,299,985    4,557,361
  Borrowed money                                                  898,580      346,946      742,910
---------------------------------------------------------------------------------------------------
       Total interest expense                                   5,121,665    4,646,931    5,300,271
---------------------------------------------------------------------------------------------------
       Net interest income                                      3,955,364    4,535,066    4,006,948
Provision for loan losses                                          16,800       97,800       32,885
---------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses      3,938,564    4,437,266    3,974,063
---------------------------------------------------------------------------------------------------
Noninterest income:
  Late charges, deposit account fees, and other fees              188,691      134,078      115,423
  Loss on sale of certificates of deposit                          --           --          (53,714)
  Gain on sale of investment securities, net                       30,318       16,256       42,093
  Gain on sale of mortgage-backed securities, net                   2,352       --           --
  Other                                                            18,448       68,779       63,914
---------------------------------------------------------------------------------------------------
       Total noninterest income                                   239,809      219,113      167,716
---------------------------------------------------------------------------------------------------
Noninterest expense:
  Compensation and employee benefits                            1,241,287    1,520,102    1,344,793
  Occupancy                                                       274,119      368,562      287,726
  Data processing                                                 157,330      174,781      153,507
  Advertising                                                      65,570       64,067       52,298
  Federal deposit insurance premiums                               57,813       68,399      232,579
  SAIF special assessment                                          --           --          812,498
  Other                                                           718,189      638,657      454,520
---------------------------------------------------------------------------------------------------
       Total noninterest expense                                2,514,308    2,834,568    3,337,921
---------------------------------------------------------------------------------------------------
       Income before income tax expense                         1,664,065    1,821,811      803,858
Income tax expense                                                514,338      511,445      108,716
---------------------------------------------------------------------------------------------------
       Net income                                              $1,149,727   $1,310,366    $ 695,142
===================================================================================================
Earnings per common share -- basic                              $     .75    $     .68    $     .19
Earnings per common share -- diluted                            $     .73    $     .67    $     .19
===================================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
--------------------------------------------------------------------------------


            THREE YEARS ENDED DECEMBER 31, 1998                   1998         1997         1996
--------------------------------------------------------------------------------------------------
Net income                                                     $1,149,727   $1,310,366    $695,142
Other comprehensive income, net of tax:
  Unrealized holding gain (loss) on securities available for
     sale                                                         (52,239)      57,032     (24,514)
  Transition adjustment from transfer of securities to
     available for sale on October 1, 1998                        133,650         --           --
  Less adjustment for realized gains included in net income
     (net of tax of $12,415, $6,177, and $15,995 for 1998,
     1997, and 1996, respectively)                                (20,255)     (10,079)    (26,098)
--------------------------------------------------------------------------------------------------
       Total other comprehensive income                            61,156       46,953     (50,612)
--------------------------------------------------------------------------------------------------
       Comprehensive income                                    $1,210,883   $1,357,319    $644,530
==================================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------


                                                                         Retained        Accumulated
                                     Common stock         Additional     earnings,          other         Unearned    Unamortized
      Three years ended        ------------------------    paid-in     substantially    comprehensive       ESOP       restricted
      December 31, 1998         Shares       Amount        capital      restricted         income          shares     stock awards
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995        --      $    --         $   --       $11,676,334    $      36,113     $   --        $  --
Net income                        --                --        --           695,142          --                            --
                                                                                                            ----
Net proceeds from sale of
 common stock                  2,182,125        21,821    20,860,066       --               --           (1,745,700)      --
Dividends on common stock at
 $.05 per share                   --           --             --          (100,378)         --               --           --
Amortization of ESOP awards       --           --              5,092       --               --               29,100       --
Change in accumulated other
 comprehensive income             --           --             --           --                (50,612)        --           --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996     2,182,125        21,821    20,865,158    12,271,098           (14,499)    (1,716,600)      --
Net income                        --           --             --         1,310,366          --               --           --
Issuance of restricted stock
 awards                           --           --          1,160,894       --               --               --        (1,160,894)
Purchase of treasury stock        --           --             --           --               --               --           --
Issuance of treasury stock
 for restricted stock awards      --           --           (305,494)      (16,366)         --               --           --
Amortization of restricted
 stock awards                     --           --             --           --               --               --           435,026
Amortization of ESOP awards       --           --             39,492       --               --               68,680       --
Tax benefit from stock
 related compensation             --           --              6,340       --               --               --           --
Dividends on common stock at
 $.25 per share                   --           --             --          (476,767)         --               --           --
Change in accumulated other
 comprehensive income             --           --             --           --                 46,953         --           --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997     2,182,125        21,821    21,766,390    13,088,331            32,454     (1,647,920)     (725,868)
Net income                        --           --             --         1,149,727          --               --           --
Purchase of treasury stock        --           --             --           --               --               --           --
Issuance of treasury stock
 for restricted stock awards      --           --           (170,996)       (9,161)         --               --           --
Amortization of restricted
 stock awards                     --           --             --           --               --               --           166,194
Amortization of ESOP awards       --           --             40,656       --               --               54,940       --
Tax benefit from stock
 related compensation             --           --             14,787       --               --               --           --
Dividends on common stock at
 $.28 per share                   --           --             --          (425,497)         --               --           --
Change in accumulated other
 comprehensive income             --           --             --           --                 61,156         --           --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998     2,182,125  $     21,821    $21,650,837   $13,803,400    $      93,610    $(1,592,980)   $ (559,674)
===================================================================================================================================


                                     Treasury stock            Total
      Three years ended         ------------------------   stockholders'
      December 31, 1998           Shares       Amount          equity
-------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1995          --       $   --         $11,712,447
Net income                          --           --             695,142

Net proceeds from sale of
 common stock                       --           --          19,136,187
Dividends on common stock at
 $.05 per share                     --           --            (100,378)
Amortization of ESOP awards         --           --              34,192
Change in accumulated other
 comprehensive income               --           --             (50,612)
-------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996          --           --          31,426,978
Net income                          --           --           1,310,366
Issuance of restricted stock
 awards                             --           --             --
Purchase of treasury stock         250,900    (3,868,750)    (3,868,750)
Issuance of treasury stock
 for restricted stock awards       (21,821)      321,860        --
Amortization of restricted
 stock awards                       --           --             435,026
Amortization of ESOP awards         --           --             108,172
Tax benefit from stock
 related compensation               --           --               6,340
Dividends on common stock at
 $.25 per share                     --           --            (476,767)
Change in accumulated other
 comprehensive income               --           --              46,953
-------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997         229,079    (3,546,890)    28,988,318
Net income                          --           --           1,149,727
Purchase of treasury stock         483,272    (8,345,193)    (8,345,193)
Issuance of treasury stock
 for restricted stock awards       (12,214)      180,157        --
Amortization of restricted
 stock awards                       --           --             166,194
Amortization of ESOP awards         --           --              95,596
Tax benefit from stock
 related compensation               --           --              14,787
Dividends on common stock at
 $.28 per share                     --           --            (425,497)
Change in accumulated other
 comprehensive income               --           --              61,156
-------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998         700,137  $(11,711,926)   $21,705,088
=========================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


            THREE YEARS ENDED DECEMBER 31, 1998                     1998           1997           1996
----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                    $  1,149,727    $ 1,310,366    $   695,142
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization:
      Office properties and equipment                                140,073        130,554        123,311
      Deferred fees, discounts, and premiums                        (648,052)      (665,837)      (163,643)
      Stock plans                                                    261,790        543,198         34,192
    Increase in accrued interest receivable                          (22,578)       (23,683)      (227,100)
    Increase (decrease) in accrued interest payable                   56,521         46,276       (343,375)
    Increase (decrease) in income taxes, net                        (407,474)       291,479       (154,492)
    Loss on sale of certificates of deposit                               --             --         53,714
    Gain on sale of investment securities, net                       (30,318)       (16,256)       (42,093)
    Gain on sale of mortgage-backed securities, net                   (2,352)            --             --
    Provision for loan losses                                         16,800         97,800         32,885
    Net change in other assets and other liabilities                 (87,341)       (36,440)         3,133
----------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                      426,796      1,677,457         11,674
----------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Principal repayments on:
    Loans receivable                                              18,288,784     15,084,638     13,249,189
    Mortgage-backed securities                                     8,919,266      5,513,055      2,519,007
    Investment securities                                            104,682         88,001        157,329
  Proceeds from the maturity of certificates of deposit              195,000        693,000      4,335,000
  Proceeds from the sale of certificates of deposit                       --             --      4,484,286
  Proceeds from the maturity of investment securities
    available for sale                                            14,000,000      5,500,000      3,500,000
  Proceeds from the maturity of investment securities held
    to maturity                                                   83,805,890    102,527,000     70,490,000
  Proceeds from the sale of investment securities available
    for sale                                                       4,527,500      4,006,250     19,011,640
  Proceeds from the sale of mortgage-backed securities               249,779             --             --
  Proceeds from redemption of Federal Reserve Bank stock                  --          6,000             --
  Cash invested in:
    Loans receivable                                              (6,219,094)   (20,706,983)   (11,017,164)
    Mortgage-backed securities held to maturity                  (17,124,741)    (3,331,285)    (2,981,406)
    Investment securities available for sale                        (147,187)   (16,624,424)   (27,473,733)
    Investment securities held to maturity                      (109,114,765)   (91,009,152)   (74,975,877)
    Certificates of deposit                                               --        (95,000)            --
    FHLB stock                                                      (178,700)            --        (17,700)
    Federal Reserve Bank stock                                            --             --       (411,000)
  Proceeds from sales of real estate acquired through
    foreclosure                                                       48,205         73,002         20,000
  Purchase of office properties and equipment                        (57,706)       (29,505)      (229,560)
----------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) investing activities         (2,703,087)     1,694,597        660,011
----------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Increase (decrease) in savings deposits                          4,072,479     (6,884,750)    (4,470,999)
  Increase (decrease) in securities sold under agreements to
    repurchase                                                     2,500,000     (2,959,611)    (3,660,000)
  Proceeds from FHLB advances                                     10,000,000             --             --
  Decrease in advance payments by borrowers for taxes and
    insurance                                                        (19,722)        (8,392)      (125,343)
  Proceeds from issuance of common stock, net                             --             --     19,136,187
  Purchase of treasury stock                                      (8,345,193)    (3,868,750)            --
  Dividends paid                                                    (425,497)      (476,767)      (100,378)
----------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities          7,782,067    (14,198,270)    10,779,467
----------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents         5,505,776    (10,826,216)    11,451,152
Cash and cash equivalents, beginning of year                      11,291,063     22,117,279     10,666,127
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                          $ 16,796,839    $11,291,063    $22,117,279
==========================================================================================================
Supplemental information:
  Interest paid                                                 $  5,065,144      4,600,655    $ 5,643,646
  Income taxes paid                                                  603,609        195,357        231,000
==========================================================================================================
Noncash investing and financing activities:
  Loans transferred to real estate acquired by foreclosure      $    136,577         24,534    $    93,651
  Interest credited to savings deposits                            2,173,699      2,861,760      3,098,000
  Securities transferred to available for sale                    21,575,351             --             --
==========================================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

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

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures About Segments of an Enterprise and Related Information, which requires business segments to be reported based on the way management organizes segments within the Company for making operating decisions and assessing performance. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has not included disclosures regarding specific segments since management makes operating decisions and assesses performance based on the Company as a whole.

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

Fair Value of Financial Instruments

     SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires that the estimated fair value of the Company's financial instruments be disclosed. Fair value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings or a significant portion of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, some fair value estimates are subjective in nature and involve uncertainties and matters of significant
                                       22

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Fair Value of Financial Instruments (Continued)

judgment. Changes in assumptions could significantly affect these estimates. Fair value estimates are presented for existing on-balance-sheet and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Principles of Consolidation

     The consolidated financial statements include the accounts of Chester Bancorp, Inc. and its wholly-owned subsidiaries, Chester National Bank and Chester National Bank of Missouri. All significant intercompany accounts and transactions have been eliminated in consolidation.

Consolidated Statements of Comprehensive Income

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements, and requires an enterprise to
(a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a balance sheet. The Company adopted the provisions of SFAS No. 130 as of December 31, 1998 and now reports comprehensive income on a separate statement. Application of SFAS No. 130 did not impact amounts previously reported for net income or affect the comparability of previously issued financial statements.

Consolidated Statements of Cash Flows

     For purposes of the consolidated statements of cash flows, the Company considers all interest-bearing deposits and bankers' acceptances with original maturities of three months or less and federal funds sold to be cash equivalents.

Investment Securities and Mortgage-Backed Securities

     The Company classifies its debt securities as either: available for sale or held to maturity. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

     Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as other comprehensive income.

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

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are recorded each period in current earnings or other comprehensive income, depending on

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Investment Securities and Mortgage-Backed Securities (Continued)

whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Statement also provides that on the date of initial application, an entity may transfer any held-to-maturity security into the available-for-sale category. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, with earlier application permitted. The Company adopted this Statement on October 1, 1998. Although the Company does not have any derivative instruments to record, management reconsidered their ability and intent to hold certain debt securities to maturity and transferred $11,064,440 and $10,510,911 of investment securities and mortgage-backed securities, respectively, to available for sale on October 1, 1998. As a result of the transfers, a market valuation account was established for the available-for-sale debt securities of $215,565 to increase the recorded balance of such securities to their fair value, a deferred tax liability of $81,915 was recorded to reflect the tax effect of the market valuation account, and the net increase resulting from the market valuation adjustment of $133,650 was recorded as a transition adjustment in the statement of comprehensive income.

Loans Receivable and Related Fees

     Loans receivable are carried at cost, as management has determined the Company has the ability to hold them to maturity and because it is management's intention to hold loans receivable for the foreseeable future. Interest is credited to income as earned; however, interest receivable is accrued only if deemed collectible.

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

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Real Estate Acquired by Foreclosure

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

Stock Option Plan

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The Company has also adopted SFAS 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma net income and earnings per share for employee stock option grants made in 1996 and future years as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS 123.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

     The Company completed its initial public stock offering on October 4, 1996. Earnings per share for 1996 have been computed based upon net income for the period from October 1, 1996 to December 31, 1996 totaling $382,298. The average number of common shares outstanding was 2,011,920. The Company had no potentially dilutive securities during 1996.

Reclassifications

     Certain reclassifications of 1997 and 1996 amounts have been made to conform with the 1998 financial statement presentation.

(2) EARNINGS PER SHARE

     The computation of EPS at December 31, 1998, 1997, and 1996 follows:


     (in thousands, except per share amounts)            1998         1997         1996
------------------------------------------------------------------------------------------
Basic EPS:
  Net income                                          $1,149,727   $1,310,366   $  382,298
==========================================================================================
  Average common shares outstanding                    1,535,617    1,925,475    2,011,920
==========================================================================================
  Basic EPS                                           $      .75   $      .68   $      .19
==========================================================================================
Diluted EPS:
  Net income                                          $1,149,727   $1,310,366   $  382,298
==========================================================================================
  Average common shares outstanding                    1,535,617    1,925,475    2,011,920
  Dilutive potential due to stock options                 39,033       16,983       --
------------------------------------------------------------------------------------------
  Average number of common shares and dilutive
     potential common shares outstanding               1,574,650    1,942,458    2,011,920
==========================================================================================
  Diluted EPS                                         $      .73   $      .67   $      .19
==========================================================================================

     Nonvested common shares related to the restricted stock awards granted in 1997 were not included in the computation of diluted EPS because to do so would have been antidilutive for 1998 and 1997.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(3) INVESTMENT SECURITIES

     The amortized cost and fair value of investment securities classified as available for sale at December 31, 1998 and 1997 follows:


                                                          December 31, 1998
                                         ---------------------------------------------------
                                                         Gross        Gross
                                          Amortized    unrealized   unrealized      Fair
                                            cost         gains        losses        value
--------------------------------------------------------------------------------------------
Securities of U.S. government            $ 2,999,419    $14,643     $ --         $ 3,014,062
Securities of U.S. government agencies     6,960,631     33,439       --           6,994,070
Equity securities                          1,301,937      --          --           1,301,937
Stock in Federal Home Loan Bank              800,700      --          --             800,700
Stock in Federal Reserve Bank                405,000      --          --             405,000
--------------------------------------------------------------------------------------------
                                         $12,467,687    $48,082     $ --         $12,515,769
============================================================================================


                                                          December 31, 1997
                                         ---------------------------------------------------
                                                         Gross        Gross
                                          Amortized    unrealized   unrealized      Fair
                                            cost         gains        losses        value
--------------------------------------------------------------------------------------------

Securities of U.S. government            $17,492,301    $21,061      $(4,299)    $17,509,063
Equity securities                          1,154,750     17,250        --          1,172,000
Stock in Federal Home Loan Bank              622,000      --           --            622,000
Stock in Federal Reserve Bank                405,000      --           --            405,000
--------------------------------------------------------------------------------------------
                                         $19,674,051    $38,311      $(4,299)    $19,708,063
============================================================================================

     Gross realized gains, gross realized losses, and gross proceeds on sales of investment securities classified as available for sale follows:


                                                        1998         1997         1996
------------------------------------------------------------------------------------------
Gross realized gains                                 $   30,318   $   16,256   $    42,093
Gross realized losses                                    --           --           --
------------------------------------------------------------------------------------------
Net realized gain                                    $   30,318   $   16,256   $    42,093
==========================================================================================
Gross proceeds                                       $4,527,500   $4,006,250   $19,011,640
==========================================================================================

     The amortized cost and fair value of investment securities classified as available for sale at December 31, 1998, by contractual maturity, follows:


                                                               Amortized        Fair
                                                                  cost         value
---------------------------------------------------------------------------------------
Within one year                                                $2,999,419    $3,014,062
Between one and five years                                      6,960,631     6,994,070
---------------------------------------------------------------------------------------
                                                                9,960,050    10,008,132
No stated maturity                                              2,507,637     2,507,637
---------------------------------------------------------------------------------------
                                                              $12,467,687   $12,515,769
=======================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(3) INVESTMENT SECURITIES (CONTINUED)

     The amortized cost and fair value of investment securities classified as held to maturity at December 31, 1998 and 1997 follows:


                                                          December 31, 1998
                                         ---------------------------------------------------
                                                         Gross        Gross
                                          Amortized    unrealized   unrealized      Fair
                                            cost         gains        losses        value
--------------------------------------------------------------------------------------------
Securities of U.S. government agencies   $33,962,412    $  4,152     $(48,424)   $33,918,140
Mortgage-backed bonds                      1,257,603          --       (1,946)     1,255,657
Securities of states and
  municipalities                           4,896,352     207,332           --      5,103,684
--------------------------------------------------------------------------------------------
                                         $40,116,367    $211,484     $(50,370)   $40,277,481
============================================================================================


                                                          December 31, 1997
                                         ---------------------------------------------------
                                                         Gross        Gross
                                          Amortized    unrealized   unrealized      Fair
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
============================================================================================

     The amortized cost and fair value of investment securities classified as held to maturity at December 31, 1998, by contractual maturity, follows:


                                                               Amortized        Fair
                                                                  cost         value
---------------------------------------------------------------------------------------
Within one year                                               $36,388,882   $36,350,362
Between one and five years                                      1,973,485     2,026,813
Between five and ten years                                      1,754,000     1,900,306
---------------------------------------------------------------------------------------
                                                              $40,116,367   $40,277,481
=======================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(4) MORTGAGE-BACKED SECURITIES

     The amortized cost and fair value of mortgage-backed securities classified as available for sale at December 31, 1998 and 1997 follows:


                                                              December 31, 1998
                                            ------------------------------------------------------
                                                             Gross         Gross
                                             Amortized     unrealized    unrealized       Fair
                                               cost          gains         losses         value
--------------------------------------------------------------------------------------------------
GNMA                                        $ 1,838,636     $ 39,691      $    --      $ 1,878,327
FNMA                                          3,842,777       26,760           --        3,869,537
FHLMC                                         5,489,128       40,708       (2,639)       5,527,197
--------------------------------------------------------------------------------------------------
                                            $11,170,541     $107,159      $(2,639)     $11,275,061
==================================================================================================


                                                              December 31, 1997
                                            ------------------------------------------------------
                                                             Gross         Gross
                                            Amortized      unrealized    unrealized        Fair
                                               cost          gains         losses         value
--------------------------------------------------------------------------------------------------
GNMA                                        $  381,199      $14,142       $    --       $  395,341
FNMA                                         1,242,417        7,380        (3,189)       1,246,608
--------------------------------------------------------------------------------------------------
                                            $1,623,616      $21,522       $(3,189)      $1,641,949
==================================================================================================

     Gross realized gains, gross realized losses, and gross proceeds on sales of investment securities classified as available for sale for the year ended December 31, 1998 follows:

Gross realized gains                                            $  4,262
Gross realized losses                                             (1,910)
------------------------------------------------------------------------
     Net realized gains                                         $  2,352
========================================================================
Gross proceeds                                                  $249,779
========================================================================

     There were no sales of mortgage-backed securities during the years ended December 31, 1997 or 1996.

     The amortized cost and fair value of mortgage-backed securities classified as available for sale at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments:


                                                                 Amortized        Fair
                                                                   cost           value
------------------------------------------------------------------------------------------
Within one year                                                 $ 1,753,848    $ 1,771,951
Between one and five years                                        3,340,125      3,371,211
Between five and ten years                                        4,060,533      4,079,062
After ten years                                                   2,016,035      2,052,837
------------------------------------------------------------------------------------------
                                                                $11,170,541    $11,275,061
==========================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(4) MORTGAGE-BACKED SECURITIES (CONTINUED)

     The amortized cost and fair value of mortgage-backed securities classified as held to maturity at December 31, 1998 and 1997 follows:


                                                           December 31, 1998
                                          ---------------------------------------------------
                                                          Gross        Gross
                                           Amortized    unrealized   unrealized      Fair
                                             cost         gains        losses        value
---------------------------------------------------------------------------------------------
Collateralized mortgage obligations       $10,595,289    $35,495      $(11,244)   $10,619,540
=============================================================================================


                                                           December 31, 1997
                                          ---------------------------------------------------
                                                          Gross        Gross
                                           Amortized    unrealized   unrealized      Fair
                                             cost         gains        losses        value
---------------------------------------------------------------------------------------------
GNMA                                      $ 1,170,128    $44,250      $ --        $ 1,214,378
FNMA                                          100,809      3,272          (601)       103,480
FHLMC                                       3,483,117     19,184        (1,920)     3,500,381
Collateralized mortgage obligations         7,391,648      3,172       (33,769)     7,361,051
---------------------------------------------------------------------------------------------
                                          $12,145,702    $69,878      $(36,290)   $12,179,290
=============================================================================================

     The amortized cost and fair value of mortgage-backed securities classified as held to maturity at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments:


                                                                Amortized        Fair
                                                                  cost           value
-----------------------------------------------------------------------------------------
Within one year                                                $    34,855    $    34,733
Between five and ten years                                       3,459,561      3,461,087
After ten years                                                  7,100,873      7,123,720
-----------------------------------------------------------------------------------------
                                                               $10,595,289    $10,619,540
=========================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(5) LOANS RECEIVABLE, NET

     A comparative summary of loans receivable follows:


                                                                  1998          1997
---------------------------------------------------------------------------------------
Loans secured by real estate:
  Residential:
     1-4 family                                               $36,797,825   $47,173,434
     Multifamily                                                  597,123       705,899
---------------------------------------------------------------------------------------
       Total residential                                       37,394,948    47,879,333
  Agriculture and land                                            453,190       722,571
  Commercial                                                    5,456,639     5,082,556
---------------------------------------------------------------------------------------
       Total loans secured by real estate                      43,304,777    53,684,460
---------------------------------------------------------------------------------------
Commercial loans                                                1,874,055     2,526,630
Consumer loans:
  Automobile loans                                                751,440     1,101,681
  Home improvement                                                980,669     1,401,613
  Credit cards                                                    804,673       999,336
  Loans secured by deposits                                       352,286       418,346
  Other                                                           586,935       767,283
---------------------------------------------------------------------------------------
       Total consumer loans                                     3,476,003     4,688,259
---------------------------------------------------------------------------------------
Total loans                                                    48,654,835    60,899,349
---------------------------------------------------------------------------------------
Less:
  Loans in process                                                  8,731        41,675
  Unearned discount, net                                           --             3,967
  Deferred loan fees, net                                         (11,201)      (50,166)
  Allowance for losses                                            448,643       436,138
---------------------------------------------------------------------------------------
                                                                  446,173       431,614
---------------------------------------------------------------------------------------
Loans receivable, net                                         $48,208,662   $60,467,735
=======================================================================================

     The weighted average interest rate on loans was 8.30% and 8.52% at December 31, 1998 and 1997, respectively.

     A summary of activity in the allowance for losses for the years ended December 31, 1998, 1997, and 1996 follows:


                                                             1998               1997               1996
-------------------------------------------------------------------------------------------------------------
Balance, beginning of year                              $       436,138    $       384,141    $       389,714
Provision charged to expense                                     16,800             97,800             32,885
Charge-offs                                                     (27,896)           (67,360)           (42,073)
Recoveries                                                       23,601             21,557              3,615
-------------------------------------------------------------------------------------------------------------
Balance, end of year                                    $       448,643    $       436,138    $       384,141
=============================================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(5) LOANS RECEIVABLE, NET (CONTINUED)
     A summary of loans receivable contractually in arrears three months or more is as follows:


                                                                      1998                  1997
-------------------------------------------------------------------------------------------------------
Residential real estate loans                                  $          149,916    $           27,303
Consumer loans                                                              6,185                10,296
-------------------------------------------------------------------------------------------------------
                                                               $          156,101    $           37,599
=======================================================================================================
Percent of loans receivable                                                  .32%                  .06%
=======================================================================================================
Number of loans                                                                10                     7
=======================================================================================================

     There were no impaired loans at December 31, 1998 and 1997.

     The average balance of impaired loans during the year ended December 31, 1997 was $2,105.

(6) ACCRUED INTEREST RECEIVABLE

     A comparative summary of accrued interest receivable follows:


                                                                       1998                  1997
--------------------------------------------------------------------------------------------------------
Loans receivable                                                $          322,250    $          401,411
Mortgage-backed securities                                                 109,069                64,265
Investment securities                                                      478,634               397,538
Interest-bearing deposits                                                       --                24,161
--------------------------------------------------------------------------------------------------------
                                                                $          909,953    $          887,375
========================================================================================================

(7) OFFICE PROPERTIES AND EQUIPMENT, NET

     A comparative summary of office properties and equipment follows:


                                                                       1998                  1997
--------------------------------------------------------------------------------------------------------
Land                                                            $          190,434    $          190,434
Office buildings and improvements                                        2,344,278             2,344,278
Furniture, fixtures and equipment                                        1,268,323             1,210,617
--------------------------------------------------------------------------------------------------------
                                                                         3,803,035             3,745,329
Less accumulated depreciation                                            2,118,654             1,978,581
--------------------------------------------------------------------------------------------------------
                                                                $        1,684,381    $        1,766,748
========================================================================================================

     Depreciation expense for the years ended December 31, 1998, 1997, and 1996 amounted to $140,073, $130,554, and $123,311, respectively.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(8) DEPOSITS

     A comparative summary of deposits follows:


                                                            1998                         1997
                                                   -----------------------      -----------------------
                                   Stated                         Percent                      Percent
                                    rate             Amount       to total        Amount       to total
-------------------------------------------------------------------------------------------------------
Demand deposits:
NOW accounts                           0-2.00%     $ 9,166,456      9.2%        $ 8,086,304      8.5%
  Money market demand                  0-3.90       16,282,063     16.4          15,617,440     16.4
  Passbook                          2.50-2.75        8,534,011      8.6           8,685,305      9.1
-------------------------------------------------------------------------------------------------------
                                                    33,982,530     34.2          32,389,049     34.0
-------------------------------------------------------------------------------------------------------
Certificates of deposit:
                               Less than 3.00           40,000       --              16,716       --
                                    3.00-4.99       12,861,591     13.0           9,740,260     10.2
                                    5.00-6.99       52,512,504     52.8          53,179,693     55.8
                                    7.00-8.99           37,954       --              36,382       --
-------------------------------------------------------------------------------------------------------
                                                    65,452,049     65.8          62,973,051     66.0
-------------------------------------------------------------------------------------------------------
                                                   $99,434,579    100.0%        $95,362,100    100.0%
=======================================================================================================

     The weighted average interest rate on deposits was 4.36% and 4.43% at December 31, 1998 and 1997, respectively.

     A summary of the maturities of certificates of deposit at December 31, 1998 and 1997 follows:


                                                         1998                        1997
                                                ----------------------      ----------------------
                                                  Amount       Percent        Amount       Percent
--------------------------------------------------------------------------------------------------
Within one year                                 $39,938,882     61.0%       $46,444,432     73.8%
Second year                                      15,360,805     23.5         11,312,839     18.0
Third year                                       10,107,933     15.4          5,114,846      8.1
Fourth year                                          32,173       .1             89,569       .1
Thereafter                                           12,256      --              11,365      --
--------------------------------------------------------------------------------------------------
                                                $65,452,049    100.0%       $62,973,051    100.0%
==================================================================================================

     Interest expense on savings deposits, by type, for the years ended December 31, 1998, 1997, and 1996 is summarized as follows:


                                                         1998            1997            1996
------------------------------------------------------------------------------------------------
Passbook                                              $  243,252      $  260,560      $  367,827
NOW accounts                                             151,666         161,671         174,069
Money market demand                                      546,682         494,391         603,283
Certificates of deposit                                3,281,485       3,383,363       3,412,182
------------------------------------------------------------------------------------------------
                                                      $4,223,085      $4,299,985      $4,557,361
================================================================================================

     Certificates of deposit of $100,000 or more totaled $10,071,981 and $6,970,489 at December 31, 1998 and 1997, respectively. Investment securities and mortgage-backed securities with a carrying value of approximately $4.1 million and $7.5 million at December 31, 1998 and 1997, respectively, were pledged to secure certain certificates of deposit in excess of insurance of accounts limitations.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(8) DEPOSITS (CONTINUED)
     A corporation affiliated with the Chairman of the Board of the Company had savings deposits of approximately $14.0 million and $10.7 million with the Company at December 31, 1998 and 1997, respectively.

(9) BORROWED MONEY

     A comparative summary of the borrowed money at December 31, 1998 and 1997 follows:


                                                     1998                    1997
                                            ----------------------   ---------------------
                                                          Weighted                Weighted
                                                          average                 average
                                                          interest                interest
                                              Amount        rate       Amount       rate
------------------------------------------------------------------------------------------
Securities sold under agreements to
  repurchase                                $10,880,389     4.59%    $8,380,389    5.30%
Fixed-term advances from FHLB due in 2008    10,000,000     4.76             --       --
------------------------------------------------------------------------------------------
                                            $20,880,389     4.67%    $8,380,389    5.30%
==========================================================================================

     Securities sold under agreements to repurchase (repurchase agreements) are treated as financings, and the obligations to repurchase securities sold are reflected as a liability. The repurchase agreements mature within one year. All of the repurchase agreements were to repurchase identical securities. The investment securities and mortgage-backed securities underlying the repurchase agreements were delivered to a designated safekeeping agent. These investment securities and mortgage-backed securities had an amortized cost and fair value of $10,987,000 and $10,964,000, respectively at December 31, 1998 and $8,367,000 and $8,348,000, respectively, at December 31, 1997.

     The repurchase agreements averaged approximately $9,523,000, $6,915,000, and $15,057,000 during 1998, 1997, and 1996, respectively. The maximum amount outstanding at any month-end during 1998, 1997, and 1996 was $10,880,000, $8,380,000, and $18,340,000, respectively. Interest expense on the repurchase agreements was $475,463, $346,946, and $742,910 for the years ended December 31, 1998, 1997, and 1996, respectively. At December 31, 1998 and 1997, $10,340,000 and $7,840,000, respectively, of the repurchase agreements were with a corporation affiliated with the Chairman of the Board of the Company.

     Interest expense on fixed-term advances from the FHLB was $423,117 for the year ended December 31, 1998. There were no fixed-term advances from the FHLB outstanding during the years ended December 31, 1997 and 1996.

     Advances from the FHLB of Chicago are secured by a blanket lien of qualifying first mortgage loans equivalent to 165% of outstanding borrowings. As of December 31, 1998, the Company's available credit from the FHLB cannot exceed the lesser of 35% of total assets ($50.0 million), or 60% of one-to-four family residential mortgages not more than 90 days delinquent ($22.0 million).

(10) INCOME TAXES

     The composition of income tax expense for the years ended December 31, 1998, 1997, and 1996 is as follows:


                                                                  1998        1997        1996
-------------------------------------------------------------------------------------------------
Current:
  Federal                                                       $468,345    $527,218    $ 220,436
  State                                                           24,228       6,030      (11,531)
Deferred                                                          21,765     (21,803)    (100,189)
-------------------------------------------------------------------------------------------------
                                                                $514,338    $511,445    $ 108,716
=================================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(10) INCOME TAXES (CONTINUED)
     The reasons for the difference between expected federal income tax expense computed at the federal statutory rate of 34% and the actual amount are as follows:


                                                   1998                  1997                   1996
                                            ------------------    -------------------    -------------------
                                             Amount    Percent     Amount     Percent     Amount     Percent
------------------------------------------------------------------------------------------------------------
Computed "expected" income tax expense      $565,782    34.0%     $ 619,416    34.0%     $ 273,312     34.0%
Items affecting federal income tax rate:
  Amortization of ESOP awards                 13,823      .8         13,427      .8          1,731       .2
  State income taxes, net of federal
     benefit                                  15,990     1.0          3,980      .2         (7,610)    (1.0)
  Tax-exempt interest                        (91,405)   (5.5)      (131,179)   (7.2)      (155,157)   (19.3)
  Other                                       10,148      .6          5,801      .3         (3,560)     (.4)
------------------------------------------------------------------------------------------------------------
                                            $514,338    30.9%     $ 511,445    28.1%     $ 108,716     13.5%
============================================================================================================

     The components of deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are summarized as follows:


                                                                  1998         1997
--------------------------------------------------------------------------------------
Deferred tax assets:
  General loan loss allowance                                   $ 161,781    $ 156,486
  Deferred compensation                                                --       21,213
  Restricted stock awards                                          48,320       50,181
  Other                                                             2,695       22,500
--------------------------------------------------------------------------------------
  Total deferred tax assets                                       212,796      250,380
--------------------------------------------------------------------------------------
Deferred tax liabilities:
  Available-for-sale securities market valuation                  (59,118)     (19,891)
  Excess of tax bad debt reserves over base year                 (104,464)    (104,464)
  Tax depreciation in excess of that recorded for book
     purposes                                                     (58,553)     (54,675)
  FHLB stock dividends                                            (25,993)     (25,993)
  Other                                                            (8,842)     (28,539)
--------------------------------------------------------------------------------------
  Total deferred tax liabilities                                 (256,970)    (233,562)
--------------------------------------------------------------------------------------
  Net deferred tax asset (liability)                            $ (44,174)   $  16,818
======================================================================================

     If certain conditions were met, the Bank, in determining taxable income, was allowed a special bad debt deduction based on specified experience formulas or on a percentage of taxable income before such deduction. The special bad deduction accorded thrift institutions was covered under Section 593 of the Internal Revenue Code. On August 20, 1996, the Small Business Job Protection Act of 1996 (the Act) was signed into law. This Act included the repeal of Section 593 effective for tax years beginning after December 31, 1995. The repeal of the thrift reserve method generally requires thrift institutions to recapture into income the portion of bad debt reserves that exceed the base year reserve. The recapture will generally be taken into income ratably over six tax years. However, if the Company met a residential loan requirement for the tax years beginning in 1996 and 1997, recapture of the reserve could be deferred until the tax year beginning in 1998. At December 31, 1998, the Company had bad debts deducted for tax purposes in excess of the base year reserve of approximately $270,000. The Company has recognized a deferred income tax liability for this amount.

     Certain events covered by IRC Section 593(e), which was not repealed, will trigger a recapture of the base year reserve. The base year reserve of thrift institutions would be recaptured if a thrift ceases to qualify as a bank for federal

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(10) INCOME TAXES (CONTINUED)
income tax purposes. The base year reserves of thrift institutions also remain subject to income tax penalty provisions which, in general, require recapture upon certain stock redemptions of, and excess distributions to, stockholders. At December 31, 1998, retained earnings included approximately $2.1 million of base year reserves for which no deferred federal income tax liability has been recognized.

(11) REGULATORY MATTERS

     The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company and the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulations to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, the Company and the Banks meet all capital adequacy requirements to which they are subject.

     As of March 31, 1997, the most recent notification from regulatory agencies categorized the Banks as well capitalized under the regulatory framework for prompt correction action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios of 10%, 6%, and 5%, respectively. There are no conditions or events since that notification that management believes have changed the Banks' category.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(11) REGULATORY MATTERS (CONTINUED)

     The Company's and the Banks' actual and required capital amounts and ratios as of December 31, 1998 and 1997 are as follows:


                                                               December 31, 1998
                                                      -----------------------------------
                                                                              Capital
                                                           Actual          requirements
                                                      ----------------    ---------------
              (Dollars in thousands)                  Amount     Ratio    Amount    Ratio
-----------------------------------------------------------------------------------------

Total capital (to risk-weighted assets):
     Company                                          $22,060    42.7%    $4,136    8.00%
     Chester National Bank                             17,565    40.0      3,550    8.00
     Chester National Bank of Missouri                  3,290    49.7        530    8.00
Tier I capital (to risk-weighted assets):
     Company                                          $21,611    41.8%    $2,068    4.00%
     Chester National Bank                             17,197    38.7      1,775    4.00
     Chester National Bank of Missouri                  3,209    48.5        265    4.00
Tier I capital (to average assets):
     Company                                          $21,611    14.9%    $4,346    3.00%
     Chester National Bank                             17,197    13.2      3,918    3.00
     Chester National Bank of Missouri                  3,209    25.6        375    3.00


                                                               December 31, 1997
                                                      -----------------------------------
                                                                              Capital
                                                           Actual          requirements
                                                      ----------------    ---------------
              (Dollars in thousands)                  Amount     Ratio    Amount    Ratio
-----------------------------------------------------------------------------------------
Total capital to risk-weighted assets):
     Company                                          $29,392    59.1%    $3,976    8.00%
     Chester National Bank                             24,357    57.8      3,368    8.00
     Chester National Bank of Missouri                  3,162    46.4        546    8.00
Tier I capital (to risk-weighted assets):
     Company                                          $28,956    58.3%    $1,988    4.00%
     Chester National Bank                             23,992    57.0      1,684    4.00
     Chester National Bank of Missouri                  3,091    45.3        273    4.00
Tier I capital (to average assets):
     Company                                          $28,956    21.3%    $4,086    3.00%
     Chester National Bank                             23,992    20.1      3,587    3.00
     Chester National Bank of Missouri                  3,091    24.1        384    3.00

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(12) PENSION PLAN

     Substantially all employees are included in a trusteed defined benefit pension plan. The benefits contemplated by the plan are funded through payments to the Financial Institutions Retirement Fund, which operates as an industry-wide plan and does not report relative plan assets and actuarial liabilities of the individual participating associations. The cost of funding is charged to current operations. There is no unfunded liability for past service. Expense for the years ended December 31, 1998, 1997, and 1996 was $2,438, $6,395, and $38,726, respectively.

(13) EMPLOYEE STOCK OWNERSHIP PLAN

     During 1996, the Company established a tax-qualified ESOP. The plan covers substantially all employees who have attained the age of 21 and completed one year of service. In connection with the conversion to a stock corporation, the ESOP purchased 174,570 shares of the Company's common stock at a subscription price of $10.00 per share using funds loaned by the Company. In January 1997, the Company loan was restructured to be repaid with level principal payments over 25 years. In January 1998, the Company loan was restructured again and is now being repaid with level principal payments over 30 years. All shares are held in a suspense account for allocation among the participants as the loan is repaid. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchases of the shares by the ESOP were recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares are committed to be released to compensate employees, the contra equity account is reduced and the Company recognizes compensation expense equal to the fair market value of the shares committed to be released. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt. Compensation expense related to the ESOP was $95,596, $108,172, and $34,192 for the years ended December 31, 1998, 1997, and 1996, respectively.

     The ESOP shares as of December 31, 1998 and 1997 are as follows:


                                                                   1998          1997
----------------------------------------------------------------------------------------
Allocated shares                                                    15,272         9,778
Committed to be released shares                                         --            --
Unreleased shares                                                  159,298       164,792
----------------------------------------------------------------------------------------
Total ESOP shares                                                  174,570       174,570
========================================================================================
Fair value of unreleased shares                                 $2,678,198    $2,925,058
========================================================================================

(14) DIRECTOR EMERITUS RETIREMENT PLAN

     On January 18, 1996, the Company adopted a retirement plan for directors who reached director emeritus status. Eligibility for director emeritus status was achieved when a director reached age 81 or upon retirement, if the director has served as a director for 15 years or more. Originally, a director emeritus, upon the later of the first anniversary of designation as a director emeritus, or the date on which the director emeritus attained age 65, was to receive, on an annual basis for a period of 10 years following designation as a director emeritus, an amount equal to $500 multiplied by the number of full years of service as a director of the Company or any predecessor institution that was previously merged with the Company. In an amendment to the plan dated December 9, 1997, the benefit period was changed from 10 years to five years and the annual benefit multiple was changed from $500 to $300. Vesting for past service as a director occurred on December 31, 1996. In June 1998, the Company terminated the director emeritus retirement plan and eliminated the corresponding deferred compensation accrual of $59,700. Expense related to the plan was $17,393 and $207,324 for the years ended December 31, 1997 and 1996, respectively.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(15) RESTRICTED STOCK AWARDS

     On April 4, 1997, the Company adopted the 1997 Management Recognition and Development Plan. The plan provides that common stock totaling 82,921 shares can be issued to directors and employees in key management positions to encourage such directors and key employees to remain with the Company. Interest in the plan for each participant vests in five equal installments beginning April 4, 1998. The adoption of the plan in 1997 was recorded in the consolidated financial statements through a $1,160,894 credit to additional paid-in capital with a corresponding charge to a contra equity account for the restricted shares. The contra equity account will be amortized to compensation expense over the period of vesting. Compensation expense was $166,194 and $435,026 for the years ended December 31, 1998 and 1997, respectively. Included in the 1997 amount was $305,494 related to full vesting of one participant's interest upon his death in 1997.

(16) STOCK OPTION PLAN

     On April 4, 1997, the Company adopted the 1997 Stock Option Plan which provided for the granting of options for a maximum of 218,212 shares of common stock to directors, key officers, and employees. Interest in the plan for each participant vests in five equal installments beginning April 4, 1998. On April 4, 1997 and December 8, 1998, 200,754 and 17,458 shares were granted at a price per share of $14.00 and $17.00, respectively. Activity within the plan is summarized as follows:


                                                                 Number
                                                                of shares      Price
-------------------------------------------------------------------------------------
Balance at December 31, 1997                                      200,754      $14.00
Granted                                                            17,458       17.00
Exercised                                                          --            --
Cancelled                                                          --            --
-------------------------------------------------------------------------------------
Balance at December 31, 1998                                      218,212      $14.24
=====================================================================================

     The Company applies APB opinion No. 25 in accounting for stock options and, accordingly, no compensation cost has been recognized in the consolidated financial statements. Had the Company determined compensation cost for stock options granted in 1998 and 1997 based on the fair value at the grant date under SFAS No. 123, the Company's net income in 1998 and 1997 would have been reduced to the pro forma amount indicated below:


                                                                     1998            1997
--------------------------------------------------------------------------------------------
Net income:
  As reported                                                     $1,149,727      $1,310,366
  Pro forma                                                          915,125       1,155,050
============================================================================================
Earnings per share -- basic:
  As reported                                                     $      .75      $      .68
  Pro forma                                                              .60             .60
============================================================================================
Earnings per share -- diluted:
  As reported                                                     $      .73      $      .67
  Pro forma                                                              .58             .59
============================================================================================

     The per share fair value of stock options granted in 1998 and 1997 were estimated on the date of grant at $5.60 and $5.80, respectively, using the Black-Scholes option-pricing model. The following assumptions were used to determine the
                                       39

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(16) STOCK OPTION PLAN (CONTINUED)
per share fair value of the stock options granted in 1998: dividend yield of
 .14%; risk-free interest rate of 6.00%; expected volatility of 4.2%; and an estimated life of 7 years. The following assumptions were used to determine the per share fair value of the stock options in 1997: dividend yield of .14%; risk-free interest rate of 6.00%; expected volatility of 24.9%; and an estimated life of 7 years.

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

     At December 31, 1998, the Company had outstanding commitments to originate residential loans of approximately $902,000, all of which were at fixed rates. In addition, the Company had commitments to fund commercial loans and outstanding credit lines of approximately $940,000 and $1,551,000, respectively, at December 31, 1998. Commitments to extend credit may involve elements of interest rate risk in excess of the amount recognized in the consolidated balance sheets. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Company since the time the commitment was made.

(18) LITIGATION

     The Company is involved in various litigation arising in the ordinary course of business. In the opinion of management, at the present time, disposition of the suits and claims will not have a material effect on the financial position of the Company.

(19) LIQUIDATION ACCOUNT

     At the time of conversion to a stock corporation, the Bank established a liquidation account for the benefit of eligible savings account holders who continue to maintain their savings accounts with the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such event), eligible savings account holders who continue to maintain their accounts with the Bank shall be entitled to receive a distribution from the liquidation account after payment to all creditors but before any liquidation distribution with respect to common stock. The initial liquidation account was established at approximately $11.9 million. This account is proportionately reduced for any subsequent reduction in the eligible holders' deposit accounts. The creation and maintenance of the liquidation account will not restrict the use or application of any of the capital accounts of the Company, except that the Company may not declare or pay a cash dividend on, or repurchase any of, its capital stock, if the effect of such dividend or repurchase would be to cause the Company's net worth to be reduced below the aggregate amount then required for the liquidation account, or the amount required by federal or state law.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(20) FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1998 and 1997 are as follows:


                                         December 31, 1998           December 31, 1997
                                     -------------------------   -------------------------
                                      Carrying      Estimated     Carrying      Estimated
                                        value      fair value       value      fair value
------------------------------------------------------------------------------------------
Interest-earning assets:
  Cash and cash equivalents          $16,796,839   $16,796,839   $11,291,063   $11,291,063
  Certificates of deposit                 95,000        95,000       290,000       290,000
  Investment securities               52,632,136    52,793,250    44,940,582    45,121,161
  Mortgage-backed securities          21,870,350    21,894,601    13,787,651    13,821,239
  Loans receivable                    48,208,662    49,154,000    60,467,735    61,124,000
------------------------------------------------------------------------------------------
                                    $139,602,987  $140,733,690  $130,777,031  $131,647,463
==========================================================================================
Interest-bearing liabilities:
  Deposits:
     Checking, money market demand,
       and passbooks                 $33,982,530   $33,982,530   $32,389,049   $32,389,049
     Certificates of deposit          65,452,049    65,201,000    62,973,051    62,934,000
     Securities sold under
       agreements to repurchase       10,880,389    10,880,389     8,380,389     8,380,389
     Fixed-term advances from FHLB    10,000,000    10,000,000       --            --
------------------------------------------------------------------------------------------
                                    $120,314,968  $120,063,919  $103,742,489  $103,703,438
==========================================================================================

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument listed above:

Cash and Cash Equivalents

     Cash and cash equivalents consist of cash, interest-bearing deposits and bankers' acceptances with maturities of three months or less, and federal funds sold. The carrying value is considered a reasonable estimate of fair value of these financial instruments due to their short-term nature.

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

     The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(20) FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

Loans Receivable (Continued)

is based on the Company's historical experience, with repayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions.

Stock in Federal Home Loan Bank and Federal Reserve Bank

     Stock in Federal Home Loan Bank and stock in Federal Reserve Bank are valued at cost, which represents redemption value.

Deposits

     The fair value of deposits with no stated maturity, such as checking, money market demand, and passbook, is equal to the amount payable on demand at December 31, 1998.

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

Fixed-term Advances From FHLB

     The fair value of FHLB advances is based on the discounted value of contractual cash flows. The discount rate is estimated using rates currently available to the Company for similar terms to maturity.

(21) REGULATORY DEVELOPMENTS

     On September 30, 1996, the Deposit Insurance Funds Act of 1996 (DIFA) was signed into law. DIFA authorized the FDIC to impose a one-time special assessment on SAIF-assessable deposits of depository institutions. This special assessment, which was based on SAIF-assessable deposits at March 31, 1995, was intended to recapitalize the SAIF. The one-time special assessment for the Company totaled $812,498. The actual reduction of net income was approximately $504,000, after considering the tax deductibility of the special assessment.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(22) PARENT COMPANY FINANCIAL INFORMATION

     The following are condensed balance sheets as of December 31, 1998 and 1997 and condensed statements of income and cash flows for the years ended December 31, 1998, 1997, and 1996 for Chester Bancorp, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS


                       (in thousands)                          1998      1997
-------------------------------------------------------------------------------
Assets:
  Cash                                                        $    49   $    58
  Investment securities                                         1,566     1,801
  Investment in subsidiaries                                   20,514    27,105
  Other assets                                                     71        52
-------------------------------------------------------------------------------
                                                              $22,200   $29,016
===============================================================================
Liabilities and stockholders' equity:
  Other liabilities                                           $   495   $    28
  Stockholders' equity                                         21,705    28,988
-------------------------------------------------------------------------------
                                                              $22,200   $29,016
===============================================================================

                         CONDENSED STATEMENTS OF INCOME


                       (in thousands)                          1998     1997      1996
----------------------------------------------------------------------------------------
Interest income                                               $   53   $   218   $    66
Interest expense                                                  18        14        --
----------------------------------------------------------------------------------------
                                                                  35       204        66
Operating expenses                                               295       435        12
----------------------------------------------------------------------------------------
  Income (loss) before income tax expense (benefit) and
     equity in undistributed earnings of subsidiaries           (260)     (231)       54
Income tax expense (benefit)                                     (84)     (108)       22
----------------------------------------------------------------------------------------
  Income (loss) before equity in undistributed earnings of
     subsidiaries                                               (176)     (123)       32
Equity in undistributed earnings of subsidiaries               1,326     1,433       663
----------------------------------------------------------------------------------------
  Net income                                                  $1,150   $ 1,310   $   695
========================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(22) PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS


                       (in thousands)                          1998      1997      1996
-----------------------------------------------------------------------------------------
Operating activities:
  Net income                                                  $ 1,150   $ 1,310   $   695
  Equity in undistributed earnings of subsidiaries             (1,326)   (1,433)     (663)
  Other, net                                                      710       575        22
-----------------------------------------------------------------------------------------
  Net cash provided by operating activities                       534       452        54
-----------------------------------------------------------------------------------------
Investing activities:
  Capital contributions to subsidiaries                            --        --   (13,337)
  Decrease (increase) in investment securities                    235     3,687    (5,488)
-----------------------------------------------------------------------------------------
  Net cash provided by (used in) investing activities             235     3,687   (18,825)
-----------------------------------------------------------------------------------------
Financing activities:
  Proceeds from issuance of stock                                  --        --    19,136
  Dividends received from subsidiaries                          7,992        --        --
  Purchase of treasury stock                                   (8,345)   (3,869)       --
  Dividends paid                                                 (425)     (477)     (100)
-----------------------------------------------------------------------------------------
  Net cash (used in) provided by financing activities            (778)   (4,346)   19,036
-----------------------------------------------------------------------------------------
  Net change in cash and cash equivalents                          (9)     (207)      265
Cash and cash equivalents at beginning of year                     58       265        --
-----------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                      $    49   $    58   $   265
=========================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
(CONTINUED)
--------------------------------------------------------------------------------

(23) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data for the year ended December 31, 1998 is as follows:


                                                             Quarter ended
                                         ------------------------------------------------------
(thousands of dollars,                   March 31,    June 30,    September 30,    December 31,
except per share data)                     1998         1998          1998             1998
-----------------------------------------------------------------------------------------------

Total interest income                     $2,305       $2,288        $2,259           $2,225
Total interest expense                     1,214        1,282         1,288            1,338
-----------------------------------------------------------------------------------------------
  Net interest income                      1,091        1,006           971              887
Provision for loan losses                     12            5            --               --
-----------------------------------------------------------------------------------------------
  Net interest income after provision
     for loan losses                       1,079        1,001           971              887
Noninterest income                            55           50            53               82
Noninterest expense                          678          578           642              616
-----------------------------------------------------------------------------------------------
  Income before income tax expense           456          473           382              353
Income tax expense                           135          146           116              117
-----------------------------------------------------------------------------------------------
  Net income                              $  321       $  327        $  266           $  236
===============================================================================================
Earnings per share-- basic                $  .18       $  .21        $  .18           $  .18
===============================================================================================
Earnings per share-- diluted              $  .18       $  .20        $  .17           $  .18
===============================================================================================

     Selected quarterly financial data for the year ended December 31, 1997 is as follows:


                                                             Quarter ended
                                         ------------------------------------------------------
(thousands of dollars,                   March 31,    June 30,    September 30,    December 31,
except per share data)                     1997         1997          1997             1997
-----------------------------------------------------------------------------------------------

Total interest income                     $2,304       $2,344        $2,272           $2,262
Total interest expense                     1,173        1,179         1,154            1,141
-----------------------------------------------------------------------------------------------
  Net interest income                      1,131        1,165         1,118            1,121
Provision for loan losses                     15           15            29               39
-----------------------------------------------------------------------------------------------
  Net interest income after provision
     for loan losses                       1,116        1,150         1,089            1,082
Noninterest income                            65           64            54               36
Noninterest expense                          669          680           967              518
-----------------------------------------------------------------------------------------------
  Income before income tax expense           512          534           176              600
Income tax expense                           145          157            19              191
-----------------------------------------------------------------------------------------------
  Net income                              $  367       $  377        $  157           $  409
===============================================================================================
Earnings per share-- basic                $  .18       $  .19        $  .08           $  .23
===============================================================================================
Earnings per share-- diluted              $  .18       $  .19        $  .08           $  .22
===============================================================================================

STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

BOARD OF DIRECTORS              TRANSFER AGENT
Michael W. Welge, Chairman      Registrar and Transfer Company
John R. Beck, M.D.              10 Commerce Drive
Edward K. Collins               Cranford, NJ 07016
James C. McDonald               (800) 368-5948
Allen R. Verseman
Thomas E. Welch, Jr.            GENERAL INQUIRIES AND REPORTS
Carl H. Welge
                                A copy of the Company's 1998 Annual Report to
CORPORATE HEADQUARTERS          the Securities and Exchange Commission, Form
                                10-K, may be obtained without charge by written
1112 State Street               request of shareholders to:
Chester, IL 62233               Michael W. Welge, President
(618) 826-5038                  Chester Bancorp, Inc.
                                1112 State Street
ANNUAL MEETING                  Chester, IL 62233
Friday, April 2, 1999
10:00 A.M.                      OFFICERS
American Legion Hall
500 E. Opdyke St.               Michael W. Welge
Chester, IL 62233               President and Chief Financial Officer

                                Edward K. Collins
STOCK LISTING                   Secretary and Treasurer
Nasdaq National Market
Symbol: CNBA                    FDIC DISCLAIMER

                                This Annual Report has not been
GENERAL COUNSEL                 reviewed, or confirmed for
                                accuracy or relevance, by the FDIC.

Bryan Cave LLP
One Metropolitan Square
Suite 3600
St. Louis, MO 63102-2750

INDEPENDENT AUDITORS
KPMG Peat Marwick LLP
10 South Broadway
St. Louis, MO 63102

[CHESTER BANCORP, INC. LOGO]

                             CHESTER BANCORP, INC.

     1112 State Street - Chester, Illinois 62233 - Telephone (618) 826-5038