Form 10-K405, Exhibit 13
period 1999-12-31
CHESTER BANCORP INC
filed 2000-03-24
CIK 1010838

                             Chester Bancorp. Inc.

                                     [LOGO]

                               1999 Annual Report

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                Page
                                                                ----
Message to Our Stockholders                                       1
Common Stock and Related Matters                                  2
Selected Consolidated Financial Information                       3
Management's Discussion and Analysis                              5
Independent Auditors' Report                                     12
Consolidated Financial Statements                                13
Notes to Consolidated Financial Statements                       18
Stockholder Information                                       Inside Back Cover

MESSAGE TO OUR STOCKHOLDERS
--------------------------------------------------------------------------------

To Our Stockholders:

     Chester Bancorp, Inc. has completed another successful year as a public company. It has now been almost 3 1/2 years since October 4, 1996, when Chester Savings Bank, F.S.B. converted from mutual to stock ownership and converted from a federal savings bank to two national banks, Chester National Bank and Chester National Bank of Missouri. Simultaneously with these conversions, the Company, Chester Bancorp, Inc., was formed as a holding company for the two banks and the Company completed the initial public offering of its common stock at $10 per share.

     The Banks continue to focus on maintaining profitablilty by increasing their lending base while maintaining safe and sound banking practices. Both Chester National Bank and Chester National Bank of Missouri are well positioned as strong local community banks in the markets they serve.

     Although the price of the Company's common stock has remained stable during 1999, we have continued to increase dividends and the Company's management is focused on increasing our earnings per share.

     The Banks' multiple locations, including main facilities in Chester, Illinois, and Perryville, Missouri, and branch facilities in Sparta and Red Bud, Illinois, enable the Banks to provide quality banking service to several local communities in the region.

     We have not had significant loan growth in our primary markets, but we have had increased lending in the Southeast Missouri -- Cape Girardeau area and we expect this trend to continue.

     During 1999, the Company expanded further into the Perryville market with the completion of a branch office in the new Bucheit building located on Route 51 in Perryville. We believe that this high visibility location will provide us with an increased share of the growing Perryville lending market. The Company is also a shareholder in Perry County Financial Corporation and participates in the Perryville market through this investment.

     Also during 1999, we completed the sale of our branch in Pinckneyville, Illinois. The purchase and assumption transaction included the sale of approximately $10,000,000 of deposits at a premium. We believe that based upon the premium obtained in the sale and the dynamic strategic focus of the Company, the sale was in the best interests of the Company and the shareholders.

     Since October 4, 1996, the date that the Company initially offered 2,182,125 shares of common stock to the public, the Company has continually and gradually reduced the number of outstanding shares of its common stock through various repurchases to 1,389,553 as of December 31, 1999. We intend to continue to repurchase shares from time to time, to the extent that such repurchases are then determined to be advisable by the Board of Directors, authorized by the appropriate regulatory authorities and comply with applicable legal requirements. This practice is considered by the Board of Directors as a method of increasing value to the Company's stockholders. Such repurchases have enabled the Company to maintain growth in earnings per share.

     On behalf of the Board of Directors of Chester Bancorp, Inc. and the management and employees of Chester National Bank and Chester National Bank of Missouri, I extend our sincere appreciation to our stockholders and customers for your support during 1999. We look forward to an exciting and profitable 2000.

Sincerely,

Michael Welge Sig.
Michael W. Welge

Chairman of the Board,
President and Chief
Financial Officer

COMMON STOCK AND RELATED MATTERS
--------------------------------------------------------------------------------

     The common stock of Chester Bancorp, Inc. is traded in the over-the-counter market and is listed for quotation in the Nasdaq National Market under the symbol "CNBA." The stock was issued on October 4, 1996 at $10.00 per share. As of December 31, 1999, there were 1,389,553 shares of common stock issued and outstanding.

     The following table sets forth the high and low closing prices as reported by Nasdaq National Market and dividends paid per share of common stock for the period indicated.

                                                                    Dividends
  Quarter ended                High                Low                paid
-----------------------------------------------------------------------------
December 31, 1996             $13.750            $12.625            $     .05
March 31, 1997                $15.500            $13.125            $     .06
June 30, 1997                 $15.500            $14.000            $     .06
September 30, 1997            $18.750            $14.750            $     .06
December 31, 1997             $20.500            $15.375            $     .07
March 31, 1998                $18.750            $17.125            $     .07
June 30, 1998                 $18.000            $16.750            $     .07
September 30, 1998            $18.000            $17.000            $     .07
December 31, 1998             $17.250            $16.750            $     .07
March 31, 1999                $16.937            $16.750            $     .07
June 30, 1999                 $16.812            $16.687            $     .08
September 30, 1999            $17.125            $16.687            $     .09
December 31, 1999             $16.750            $16.250            $     .09

     Payment of dividends on the common stock is subject to determination and declaration by the Board of Directors and will depend upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, Chester Bancorp's results of operations and financial condition, tax considerations, and general economic conditions. No assurance can be given that dividends will be declared or, if declared, what the amount of dividends will be, or whether such dividends will continue.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

                                                                         At December 31,
                                               --------------------------------------------------------------------
         (DOLLARS IN THOUSANDS)                  1999           1998           1997           1996           1995
-------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                                   $120,392       $142,796       $133,777       $145,843       $134,781
Loans receivable, net                            48,277         48,209         60,468         54,842         57,021
Mortgage-backed securities, net(1)               21,734         21,870         13,758         15,897         15,413
Investments, net(2)                              45,747         68,218         54,689         69,842         57,605
Savings deposits(3)                              90,753         99,435         95,362        102,247        106,718
Securities sold under agreements to
  repurchase(3)                                   --            10,880          8,380         11,340         15,000
Federal funds purchased                           2,807          --             --             --             --
Federal Home Loan Bank advances                   5,000         10,000          --             --             --
Stockholders' equity                             20,873         21,705         28,988         31,427         11,712

                                                                     Year Ended December 31,
                                               --------------------------------------------------------------------
         (DOLLARS IN THOUSANDS)                  1999           1998           1997           1996           1995
-------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Interest income                                $  8,266       $  9,077       $  9,182       $  9,307       $  9,035
Interest expense                                  4,640          5,122          4,647          5,300          5,474
-------------------------------------------------------------------------------------------------------------------
  Net interest income                             3,626          3,955          4,535          4,007          3,561
Provision for loan losses                           200             17             98             33            161
-------------------------------------------------------------------------------------------------------------------
  Net interest income after provision
     for loan losses                              3,426          3,938          4,437          3,974          3,400
Loss on sale of certificates of deposit           --             --             --               (54)         --
Gain on sale of investment securities
  and mortgage-backed securities                  --                33             16             42             98
Other non-interest income                         1,069            207            203            180            140
Non-interest expense                              2,532          2,514          2,835          3,338          2,338
-------------------------------------------------------------------------------------------------------------------
Income before income taxes                        1,963          1,664          1,821            804          1,300
Income taxes                                        654            514            511            109            299
-------------------------------------------------------------------------------------------------------------------
Net income                                     $  1,309       $  1,150       $  1,310       $    695       $  1,001
===================================================================================================================
Earnings per share -- basic                    $   1.03       $   0.75       $   0.68       $   0.19            N/A
===================================================================================================================
Earnings per share -- diluted                  $   1.01       $   0.73       $   0.67       $   0.19            N/A
===================================================================================================================

--------------------------------------------------------------------------------

                                                                  At or for the Year Ended December 31,
                                                       ------------------------------------------------------------
                                                        1999         1998          1997          1996         1995
-------------------------------------------------------------------------------------------------------------------
KEY OPERATING RATIOS(3):
Performance Ratios:
Return on average assets (net income divided by
  average assets)                                        1.00%        0.82%          0.96%        0.49%        0.73%
Return on average equity (net income divided by
  average equity)                                        6.38         4.63           4.28         4.12         8.94
Interest rate spread (difference between average
  yield on interest-earning assets and average
  cost of interest-bearing liabilities)(4)               2.39         2.31           2.69         2.74         2.60
Net interest margin (net interest income as a
  percentage of average interest-earning
  assets)(4)                                             2.97         3.03           3.60         3.15         2.87
Non-interest expense to average assets                   1.93         1.79           2.07         2.38(6)      1.70
Average interest-earning assets to average
  interest-bearing liabilities                         115.71       118.91         125.71       110.41       106.48
Asset Quality:
Allowance for loan losses to total loans at end
  of period                                              1.24         0.92           0.72         0.70         0.68
Ratio of allowance for loan losses to
  non-performing loans                                 698.60       287.41       1,159.97       485.74       244.79
Net charge-offs to average outstanding loans
  during the period                                      0.09          .01           0.08         0.07         0.03
Ratio of non-performing assets to total
  assets(5)                                              0.23          .20           0.06         0.13         0.27
Capital Ratios:
Average equity to average assets                        15.62        17.74          22.39        12.00         8.15
Equity to assets at end of period                       17.34        15.20          21.67        21.55         8.69

                                                                             At December 31,
                                                       ------------------------------------------------------------
                                                        1999         1998          1997          1996         1995
-------------------------------------------------------------------------------------------------------------------
OTHER DATA:
Number of:
  Real estate loans outstanding                         1,050        1,127          1,317        1,466        1,484
  Deposit accounts                                      8,216        9,970         10,391       12,632       12,282
  Full-service offices                                      4            5              5            6            6

---------------
(1) Includes mortgage backed securities available for sale of $17.0 million, $11.3 million, $1.6 million, $1.9 million, and $2.2 million at December 31, 1999, 1998, 1997, 1996 and 1995 respectively.
(2) Includes investment securities, interest-bearing deposits, federal funds sold, and certificates of deposits. Includes securities available for sale of $5.0 million, $12.5 million, $19.7 million, $12.5 million, and $7.1 million at December 31, 1999, 1998, 1997, 1996 and 1995 respectively.
(3) During the year ended December 31, 1995, $15.0 million of certificates of deposit were converted into reverse repurchase agreements and, therefore, are not reflected in deposit totals.
(4) Information is presented on a tax equivalent basis assuming a tax rate of 34%.
(5) Non-performing assets include loans which are contractually past due 90 days or more, loans accounted for on nonaccrual basis and real estate acquired through foreclosure.
(6) Includes SAIF special assessment of $812,498. Non-interest expense to average assets excluding SAIF special assessment is 1.80%.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

GENERAL

     The principal business of Chester Bancorp, Inc. and its subsidiaries (the Company) consists of attracting deposits from the general public and using these funds to originate mortgage loans secured by one- to four-family residences and to invest in investments and mortgage-backed securities. To a lesser extent, the Company engages in various forms of consumer lending. The Company's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans, mortgage-backed securities and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits, securities sold under agreements to repurchase, federal funds purchased and advances from the Federal Home Loan Bank (FHLB). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

     The Company's profitability is also affected by the level of provisions for loan losses, noninterest income and noninterest expense. Noninterest income consists primarily of gains and losses on the sale of investment securities, late charges on loans, and deposit account fees. Noninterest expense consists of salaries and benefits, occupancy related expenses, data processing expenses, deposit insurance premiums paid to the Savings Association Insurance Fund and other operating expenses.

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

     When used in this Annual Report the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from the historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

FINANCIAL CONDITION

Assets.

     The Company's total assets decreased by $22.4 million, or 15.7%, to $120.4 million at December 31, 1999 from $142.8 million at December 31, 1998. The decrease in the Company's asset size resulted from an $8.7 million decline in the level of savings deposits and a $13.1 decrease in borrowed money. The decrease in savings deposits was mainly attributable to the sale of the Company's Pinckneyville branch. The purchase and assumption transaction included the sale of $9.3 million of deposits at a premium.

     Loans receivable increased $69,000 or .1%, to $48.3 million at December 31, 1999 from $48.2 million at December 31, 1998. The average balance on loans receivable decreased $5.3 million, or 10.0% for 1999. Repayments on loans receivable were $15.0 million for 1999 compared to $18.3 million for 1998. Heavier loan repayments were experienced during the first half of 1999 due to refinancing of loans. New loan originations increased from $6.2 million in 1998 to $15.6 million in 1999. Loan portfolio growth occurred during the second half of 1999.

     Mortgage-backed securities at December 31, 1999 were $21.7 million compared to $21.9 million at December 31, 1998. Investment securities decreased $11.5 million, or 21.8%, to $41.2 million at December 31, 1999. The funds received from the decline in mortgage-backed securities and investment securities were used to fund the decline in savings deposits and borrowed money.

     On a combined basis cash, interest-bearing deposits, federal funds sold, certificates of deposit, and bankers' acceptances (overnight deposits), decreased $11.1 million, or 65.4%, to $5.8 million at December 31, 1999 from $16.9 million at December 31, 1998. The overnight deposits were used to fund the decline in savings deposits and borrowed money.

Liabilities.

     Savings deposits decreased $8.7 million, or 8.7%, to $90.8 million at December 31, 1999 from $99.4 million at December 31, 1998. The decrease in savings deposits reflects a $9.3 million decrease in savings deposits from the sale of the Company's Pinckneyville branch. The sale of the Pinckneyville branch is part of the Company's long-term strategy to focus its resources on its other operations in Randolph County, Illinois and Perry County, Missouri.

     Borrowed money decreased $13.1 million, or 62.6%, from $20.9 million at December 31, 1998 to $7.8 million at December 31, 1999. FHLB advances decreased $5.0 million or 50.0% to $5.0 million at December 31, 1999. Federal funds purchased were $2.8 million at December 31, 1999, whereas the Company had no federal funds purchased at December 31, 1998. Securities sold under agreements to repurchase decreased $10.9 million from $10.9 million at December 31, 1998. There were no securities sold under agreements to repurchase at December 31, 1999.

     Over the last several years, the Company has maintained a deposit relationship with Gilster-Mary Lee Corporation, (Gilster-Mary Lee), a food manufacturing and packaging company headquartered in Chester, Illinois. The Chairman of the Board of the Company is also the Executive Vice President, Treasurer and Secretary of Gilster-Mary Lee. Over the last several years, the Company has maintained a deposit relationship with Gilster-Mary Lee, which at times has had as much as $25 million in funds on deposit, typically with short terms. At December 31, 1999 and 1998, the balance of funds on deposit with the Company was $14.8 million and $24.3 million, respectively, which included the securities sold under agreements to repurchase.

     A significant loss of funds from Gilster-Mary Lee could impair future earnings as there is no intent to replace the Gilster-Mary Lee savings deposits or securities sold under agreements to repurchase with other wholesale funds. At December 31, 1999, the Company maintained an adequate liquidity level to cover the withdrawal of such deposits and/or additional reduction of such borrowings.

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

                                               1999                               1998                          1997
                                  -------------------------------    -------------------------------    --------------------
                                                          Average                            Average
                                  Average                 Yield/     Average                 Yield/     Average
    (Dollars in thousands)        Balance     Interest     Cost      Balance     Interest     Cost      Balance     Interest
----------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)        $ 47,580     $3,931       8.26%    $ 52,893     $4,496       8.50%    $ 58,127     $5,040
  Investments, net(2)               44,546      2,599       5.83       47,607      2,735       5.74       46,873      2,753
  Mortgage-backed securities,
    net                             24,867      1,459       5.87       18,670      1,145       6.13       16,453      1,050
  Interest-bearing deposits(3)       8,831        392       4.44       16,128        839       5.20        9,868        538
                                  ------------------------------------------------------------------------------------------
    Total interest-earning
      assets                       125,824      8,381       6.66      135,298      9,215       6.81      131,321      9,381
                                              -------------------                -------------------                --------
Noninterest-earning assets           5,435                              4,796                              5,454
                                  --------                           --------                           --------
    Total assets                  $131,259                           $140,094                           $136,775
                                  ========                           ========                           ========
INTEREST-BEARING LIABILITIES:
  Deposits                        $ 96,389      4,048       4.20       95,493      4,223       4.42     $ 97,552      4,300
  Securities sold under
    agreements to repurchase         2,588        113       4.37        9,523        476       5.00        6,915        347
  Federal funds purchased              381         22       5.77                               4.82        --         --
  FHLB Advances                      9,384        457       4.87        8,767        423       4.88        --         --
                                  ------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                  108,742      4,640       4.27      113,783      5,122                 104,467      4,647
                                              -------------------                --------                           --------
Noninterest-bearing
liabilities                          2,008                              1,458                              1,690
                                  --------                           --------                           --------
    Total liabilities              110,750                            115,241                            106,157
Stockholders' equity                20,509                             24,853                             30,618
                                  --------                           --------                           --------
    Total liabilities and
      stockholders' equity        $131,259                           $140,094                           $136,775
                                  ========                           ========                           ========
Net interest income                            $3,741                             $4,093                             $4,734
                                               ======                             ======                             ======
Interest rate spread(4)                                     2.39%                              2.31%
                                                          ======                             ======
Net interest margin(5)                                      2.97%                              3.03%
                                                          ======                             ======
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities                                             115.71%                            118.91%
                                                          ======                             ======

                                 1997
                                -------
                                Average
                                Yield/
    (Dollars in thousands)       Cost
-------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)        8.67%
  Investments, net(2)             5.87
  Mortgage-backed securities,
    net                           6.38
  Interest-bearing deposits(3)    5.45
                                -------
    Total interest-earning
      assets                      7.14
                                -------
Noninterest-earning assets
    Total assets
INTEREST-BEARING LIABILITIES:
  Deposits                        4.41
  Securities sold under
    agreements to repurchase      5.02
  Federal funds purchased         --
  FHLB Advances                   --
                                -------
    Total interest-bearing
      liabilities                 4.45
                                -------
Noninterest-bearing
liabilities
    Total liabilities
Stockholders' equity
    Total liabilities and
      stockholders' equity
Net interest income
Interest rate spread(4)           2.69%
                                ======
Net interest margin(5)            3.60%
                                ======
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities                   125.71%
                                ======

---------------
(1) Average balance includes nonaccrual loans.
(2) Includes FHLB stock, FRB stock and investment securities.
(3) Includes interest-bearing deposits, federal funds sold, bankers' acceptances and certificates of deposit.
(4) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS

     The following table sets forth the effects of changing volumes and rates on net interest income of the Company. Information is provided with respect to (i) effects on interest income and expense attributable to changes in volume (changes in volume when multiplied by prior rate); (ii) effects on interest income and expense attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate volume (change in rate multiplied by change in volume). Information is presented on a tax equivalent basis assuming a tax rate of 34% for all years presented.

                                   1999 COMPARED TO 1998                  1998 Compared to 1997
                            ------------------------------------   ------------------------------------
                                                        Total                                  Total
                                             Rate/     Increase                     Rate/     Increase
  (Dollars in thousands)    Volume   Rate    Volume   (Decrease)   Volume   Rate    Volume   (Decrease)
-------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)  $(452)   $(127)   $ 14      $(565)     $(454)   $ (99)   $  9      $(544)
  Investments, net(2)        (176)      43      (3)      (136)        43      (61)      0        (18)
  Mortgage-backed
    securities, net           380      (49)    (17)       314        142      (41)     (6)        95
  Interest-bearing
    deposits(3)              (380)    (123)     56       (447)      (314)     (25)    (15)       301
-------------------------------------------------------------------------------------------------------
    Total net change in
      income on interest-
      earning assets         (628)    (256)     50       (834)        72     (226)    (12)      (166)
-------------------------------------------------------------------------------------------------------
Interest-bearing
  liabilities:
  Deposits                     40     (210)     (5)      (175)       (91)      10       4        (77)
  FHLB advances                30        4      --         34        440       --     (17)       423
  Federal funds purchased      --       --      22         22         --       --      --         --
  Securities sold under
    agreements to
    repurchase               (347)     (60)     44       (363)       131       (2)      0        129
-------------------------------------------------------------------------------------------------------
    Total net change in
      expense on interest-
      bearing liabilities    (277)    (266)     61       (482)       480        8     (13)       475
    Net change in net
      interest income       $(351)   $  10    $(11)     $(352)     $(408)   $(234)   $  1      $(641)
=======================================================================================================

                                   1997 Compared to 1996
                            ------------------------------------
                                                        Total
                                             Rate/     Increase
  (Dollars in thousands)    Volume   Rate    Volume   (Decrease)
----------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)  $ 207    $ (34)   $  0      $ 173
  Investments, net(2)         (80)      48       0        (32)
  Mortgage-backed
    securities, net             3      (36)      0        (33)
  Interest-bearing
    deposits(3)              (247)     (31)      9       (269)
----------------------------------------------------------------
    Total net change in
      income on interest-
      earning assets         (117)     (53)      9       (161)
----------------------------------------------------------------
Interest-bearing
  liabilities:
  Deposits                   (398)     160     (19)      (257)
  FHLB advances                --       --      --         --
  Federal funds purchased      --       --      --         --
  Securities sold under
    agreements to
    repurchase               (401)      13      (8)      (396)
----------------------------------------------------------------
    Total net change in
      expense on interest-
      bearing liabilities    (799)     173     (27)      (653)
    Net change in net
      interest income       $ 682    $(226)   $ 36      $ 492
================================================================

---------------
(1) Average balance includes nonaccrual loans.
(2) Includes FHLB stock, FRB stock and investment securities.
(3) Includes interest-bearing deposits, federal funds sold, bankers' acceptance

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Net Income.

     The Company's net income for 1999 was $1.3 million compared to $1.1 million for 1998. The higher net income level in 1999 reflects the sale of the Company's Pinckneyville branch. The premium received by the Company totaled $0.9 million and was received by the Company during the quarter ended December 31, 1999. The actual increase in net income for 1999 was $610,000, after considering the tax effect of the gain. Without considering the impact of the gain from the sale of the branch, net income for 1999 would have been $698,000.

Net Interest Income.

     Net interest income decreased $329,000, or 8.3%, to $3.6 million for 1999 from $4.0 million for 1998. The decrease in net interest income was the result of a decline in the ratio of average interest-earning assets to average interest-bearing liabilities of 115.7% in 1999 from 118.9% in 1998. The reduction in the ratio was primarily attributable to management's continued planned use of funds to repurchase the company's common stock and reduced borrowing.

Interest Income.

     Interest income on loans receivable totaled $3.9 million for 1999 compared to $4.5 million for 1998. The $566,000, or 12.6%, decrease in interest income on loans receivable resulted from a $5.3 million, or 10.0%, decrease in the average balance of loans receivable. The impact of decreased volume was further impacted by a decline in the average yield on loans receivable of 8.26% in 1999 from 8.50% in 1998.

     Interest income on mortgage-backed securities increased $314,000, or 27.5%, to $1.5 million for 1999 from $1.2 million for 1998. The increase in interest income on mortgage-backed securities resulted from a $6.2 million, or 33.2%, increase in the average balance of mortgage-backed securities. The impact of an increased average balance was partially offset by a decline in the average yield on mortgage-backed securities of 5.87% in 1999 from 6.13% in 1998.

Management invested a portion of the short-term interest bearing funds into higher yielding mortgage-backed securities during the first quarter of 1999.

     Interest earned on investment securities totaled $2.5 million for 1999 compared to $2.6 million for 1998. The $112,000, or 4.3% decrease in interest income on investment securities resulted from a $3.1 million, or 6.4%, decrease in the average balance of investment securities, positively impacted by an increase in the average yield on investment securities of 5.83% in 1999 from 5.75% in 1998. Management invested into higher yielding, longer maturity investment securities during the first half of 1999.

     Interest income on interest-bearing deposits, federal fund sold and bankers' acceptances, totaled $392,000 for 1999 compared to $839,000 for 1998. The $447,000, or 53.3%, decrease in interest income on interest-bearing deposits resulted from a $7.3 million, or 45.2%, decrease in the average balance of interest-bearing deposits. The decrease in the average balance was due increased funding of savings withdrawals and a decline in borrowed money. The impact of decreased volume was further impacted by a decline in the average yield on interest-bearing deposits of 4.44% in 1999 from 5.20% in 1998.

Interest Expense.

     Interest expense decreased $481,000, or 9.4%, during 1999. Interest expense on savings deposits decreased $175,000, or 4.2%, to $4.0 million for 1999 from $4.2 million for 1998. This decrease resulted primarily from the decrease in the average cost of deposits from 4.4% in 1998 to 4.2% in 1999. The sale of the Company's Pinckneyville branch, on November 14, 1999, had a slight impact in the decrease of interest expense. Interest expense on securities sold under agreement to repurchase decreased $363,000, or 76.3%, to $113,000 for 1999 from $476,000 for 1998. This decrease resulted primarily from the $6.9 million, or 72.8%, decrease in the average balance of securities sold under agreements to repurchase from $9.5 million for 1998 to $2.6 million for 1999. The decrease in the average balance of securities sold under agreements to repurchase was attributable to Gilster-Mary Lee decreasing the level of funds maintained with the Company.

     Interest expense on FHLB advances increased $34,000, or 8.0%, for 1999 from $423,000 for 1998. The Company borrowed $10.0 million from the FHLB in February 1998 and invested the funds in a U.S. government agency security with a one-year maturity. In February, 1999, a $5.0 million FHLB advance was called and the Company borrowed funds with federal funds purchased. The average balance and the average cost on FHLB advances for 1999 and 1998 was $9.4 million and 4.87%, and $8.8 million and 4.82%, respectively.

     Interest expense on federal funds purchased was $22,000 for 1999. The average balance and the average cost on federal funds purchased for 1999 was $381,000 and 5.77%, respectively. Federal funds purchased were $2.8 million at December 31, 1999, whereas the Company had no federal funds purchased at December 31, 1998. Federal funds purchased and FHLB advances were used to partially fund the sale of the Company's Pinckneyville branch transaction.

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

     During 1999, the Company's provision for loan losses was $200,000 compared to $17,000 in 1998. Management increased the provision in 1999 due to an increase of the commercial loan portfolio and an increase in net charge-offs.

     The Company's allowance for loan losses was $605,000, or 1.24%, of loans outstanding at December 31, 1999, compared to $449,000, or .92%, of loans outstanding at December 31, 1998. The Company's level of net loans charged-off during the year ended December 31, 1999 was $43,000, which represented .09% of average loans receivable outstanding. This percentage of charge-offs increased from the .01% level of charge-offs experienced in 1998. Based on current levels in the allowance for loan losses in relation to loans receivable and delinquent loans, management's continued effort to favorably resolve problem loan situations, and the low level of charge-offs in recent years, management believes the allowance is adequate at December 31, 1999.

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

Noninterest Income.

     Noninterest income was $1.1 million for 1999 compared to $240,000 for 1998. The $829,000, or 345.8%, increase resulted primarily from the sale of the Company's Pinckneyville branch. The sale transaction for the Company totaled $0.9 million and was recorded during the quarter ended December 31, 1999. Without considering the impact of the sale transaction, net noninterest income for 1999 would have been $153,633, a decrease of $86,000. During 1999, late charges, deposit account fees and other fees decreased $55,000 because the Company closed it's Cape Girardeau, Missouri loan office. In 1998, the Cape Girardeau office generated fee income through the selling of its loan production. Additionally, the Company experienced a $33,000 net gain on available for sale securities during 1998.

Noninterest Expense.

     Noninterest expense increased $18,000, or .7%, for 1999. The increase in noninterest expense resulted primarily from a $102,000 increase in compensation and employee benefits, positively offset with a $25,000 decrease in advertising expense and a $77,000 decrease in other noninterest expense.

     Compensation and employee benefits increased $102,000, or 8.2%, in 1999 due to the termination of the Director Emeritus Retirement Plan in June 1998. As a result of this termination, the deferred compensation accrual related to this plan was reduced by $60,000 during the second quarter of 1998.

Income Tax Expense.

     Income tax expense for 1999 was $654,000 compared to $514,000 for 1998. The Company's effective tax rate for 1999 and 1998 was 33.3% and 30.9%, respectively. The effective tax rate for each year was below the statutory federal rate of 34% due to the Company's investment in tax exempt securities.

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

     In order to increase the interest rate sensitivity of its assets, the Company has originated adjustable rate residential mortgage loans and maintained a consistent level of short- and intermediate-term investment securities and interest-bearing deposits. At December 31, 1999, the Company had $12.0 million of adjustable rate mortgages, $6.8 million of investment securities, mortgage-backed securities and interest-bearing deposits maturing within one year, and $25.8 million of investment securities and mortgage-backed securities maturing within one to five years. In addition, at December 31, 1999, the Company had $3.3 million of consumer loans which typically have maturities of five years or less.

     In managing its future interest rate sensitivity, the Company intends to continue to stress the origination of adjustable rate mortgages and loans with shorter maturities, the maintenance of a consistent level of short- and intermediate-term securities, and pricing strategies that will extend the term of deposit liabilities.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds consist of deposits, securities sold under agreements to repurchase, repayments and prepayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit base. The Company uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest in other interest-bearing assets, to maintain liquidity, and to meet operating expenses. Management anticipates that loan repayments and other sources of funds will be adequate to meet and exceed the Company's liquidity needs for 2000.

     A major portion of the Company's liquidity consists of cash and cash equivalents, which include investments in highly liquid, short-term deposits. The level of these assets is dependent on the Company's operating, investing, lending and financing activities during any given period. At December 31, 1999, cash and cash equivalents totaled $5.8 million.

     The primary investing activities of the Company include origination of loans and purchase of mortgage-backed securities and investment securities. During the year ended December 31, 1999, purchases of investment securities and mortgage-backed securities totaled $94.6 million and $10.9 million, respectively, while loan originations totaled $15.6 million. These investments were funded primarily from loan and mortgage-backed security repayments of $25.8 million and investment security sales and maturities of $106.0 million.

     In April 1997, the Company announced its initial plan to repurchase 5% of its then outstanding common stock. Since that time the Company has continued to repurchase shares when it was determined to be advisable by the Board of Directors and authorized by the appropriate regulatory authorities. As of December 31, 1999, the Company had repurchased approximately 793,000, or 36.3%, of its common shares. Management expects to continue to repurchase common shares when it is viewed as a method of increasing value to the Company's stockholders.

     Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, the Company believes that it could borrow additional funds from the Federal Home Loan Bank (FHLB) or through federal funds purchased. At December 31, 1999, the Company had $5.0 million of long-term, callable advances from the FHLB and $2.8 million borrowed though federal funds purchased.

     At December 31, 1999, the Company exceeded all of its regulatory capital requirements.

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

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

The Board of Directors
Chester Bancorp, Inc.
Chester, Illinois:

     We have audited the accompanying consolidated balance sheets of Chester Bancorp, Inc. and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chester Bancorp Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

[KPMG LLP LOGO]

St. Louis, Missouri
January 28, 2000

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                 DECEMBER 31, 1999 AND 1998                         1999            1998
--------------------------------------------------------------------------------------------
ASSETS
Cash                                                            $  1,245,259    $  1,305,850
Interest-bearing deposits                                          4,592,041       8,708,822
Federal funds sold                                                        --       5,788,000
Bankers' acceptances                                                      --         994,167
--------------------------------------------------------------------------------------------
      Total cash and cash equivalents                              5,837,300      16,796,839
Certificates of deposit                                                   --          95,000
Investment securities:
  Available for sale, at fair value (cost of $5,003,271 and
    $12,467,687 at December 31, 1999 and 1998, respectively)       4,961,045      12,515,769
  Held to maturity, at cost (fair value of $34,977,915 and
    $40,277,481 at December 31, 1999 and 1998, respectively)      36,193,546      40,116,367
Mortgage-backed securities:
  Available for sale, at fair value (cost of $7,175,687 and
    $11,170,541 at December 31, 1999 and 1998, respectively)       7,009,588      11,275,061
  Held to maturity, at cost (fair value of $14,413,424 and
    $10,619,540 at December 31, 1999 and 1998, respectively)      14,724,664      10,595,289
Loans receivable, net                                             48,277,319      48,208,662
Accrued interest receivable                                        1,151,180         909,953
Real estate acquired by foreclosure, net                             186,288         127,613
Office properties and equipment, net                               1,524,196       1,684,381
Income taxes receivable                                                   --         155,261
Deferred tax asset, net                                              198,513              --
Other assets                                                         328,183         316,062
--------------------------------------------------------------------------------------------
                                                                $120,391,822    $142,796,257
============================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Savings deposits                                                $ 90,752,941    $ 99,434,579
Borrowed money                                                     7,807,000      20,880,389
Accrued interest payable                                             139,069         215,420
Advance payments by borrowers for taxes and insurance                376,431         419,552
Income taxes payable                                                 326,001              --
Deferred tax liability, net                                               --          44,174
Accrued expenses and other liabilities                               117,198          97,055
--------------------------------------------------------------------------------------------
      Total liabilities                                           99,518,640     121,091,169
--------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value, 3,000,000 shares authorized,
    2,182,125 shares issued at December 31, 1999 and 1998             21,821          21,821
  Additional paid-in capital                                      21,521,985      21,650,837
  Retained earnings, substantially restricted                     14,681,473      13,803,400
  Accumulated other comprehensive (loss) income                     (129,165)         93,610
  Unearned ESOP shares                                            (1,538,040)     (1,592,980)
  Unamortized restricted stock awards                               (393,480)       (559,674)
  Treasury stock, at cost: 792,572 and 700,137 shares at
    December 31, 1999 and 1998, respectively                     (13,291,412)    (11,711,926)
--------------------------------------------------------------------------------------------
      Total stockholders' equity                                  20,873,182      21,705,088
--------------------------------------------------------------------------------------------
                                                                $120,391,822    $142,796,257
============================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

            THREE YEARS ENDED DECEMBER 31, 1999                    1999          1998          1997
------------------------------------------------------------------------------------------------------
Interest income:
  Loans receivable                                              $3,930,511    $4,496,309    $5,039,655
  Mortgage-backed securities                                     1,459,347     1,145,034     1,050,249
  Investments                                                    2,484,070     2,596,529     2,554,389
  Interest-bearing deposits, federal funds sold, and
     bankers' acceptances                                          392,270       839,157       537,704
------------------------------------------------------------------------------------------------------
       Total interest income                                     8,266,198     9,077,029     9,181,997
------------------------------------------------------------------------------------------------------
Interest expense:
  Savings deposits                                               4,047,612     4,223,085     4,299,985
  Borrowed money                                                   592,623       898,580       346,946
------------------------------------------------------------------------------------------------------
       Total interest expense                                    4,640,235     5,121,665     4,646,931
------------------------------------------------------------------------------------------------------
       Net interest income                                       3,625,963     3,955,364     4,535,066
Provision for loan losses                                          200,000        16,800        97,800
------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses       3,425,963     3,938,564     4,437,266
------------------------------------------------------------------------------------------------------
Noninterest income:
  Late charges, deposit account fees, and other fees               134,181       188,691       134,078
  Gain on sale of investment securities, net                            11        30,318        16,256
  Gain on sale of mortgage-backed securities, net                   --             2,352        --
  Gain on sale of branch                                           915,534        --            --
  Other                                                             19,441        18,448        68,779
------------------------------------------------------------------------------------------------------
       Total noninterest income                                  1,069,167       239,809       219,113
------------------------------------------------------------------------------------------------------
Noninterest expense:
  Compensation and employee benefits                             1,342,858     1,241,287     1,520,102
  Occupancy                                                        288,861       274,119       368,562
  Data processing                                                  160,961       157,330       174,781
  Advertising                                                       40,859        65,570        64,067
  Federal deposit insurance premiums                                57,641        57,813        68,399
  Other                                                            641,173       718,189       638,657
------------------------------------------------------------------------------------------------------
       Total noninterest expense                                 2,532,353     2,514,308     2,834,568
------------------------------------------------------------------------------------------------------
       Income before income tax expense                          1,962,777     1,664,065     1,821,811
Income tax expense                                                 654,091       514,338       511,445
------------------------------------------------------------------------------------------------------
       Net income                                               $1,308,686    $1,149,727    $1,310,366
======================================================================================================
Earnings per common share -- basic                              $     1.03    $     0.75    $     0.68
Earnings per common share -- diluted                            $     1.01    $     0.73    $     0.67
======================================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                   Retained       Accumulated
                                 Common stock       Additional     earnings,         other        Unearned    Unamortized
Three years ended             -------------------    paid-in     substantially   comprehensive      ESOP       restricted
December 31, 1999              Shares     Amount     capital      restricted     (loss) income     shares     stock awards
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996    2,182,125   $21,821   20,865,158    12,271,098        (14,499)     (1,716,600)  $   --
Net income                       --         --          --         1,310,366         --              --           --
Issuance of restricted stock
 awards                          --         --       1,160,894       --              --              --        (1,160,894)
Purchase of treasury stock       --         --          --           --              --              --           --
Issuance of treasury stock
 for restricted stock awards     --         --        (305,494)      (16,366)        --              --           --
Amortization of restricted
 stock award                     --         --          --           --              --              --           435,026
Amortization of ESOP awards      --         --          39,492       --              --              68,680       --
Tax benefit from stock
 related compensation            --         --           6,340       --              --              --           --
Dividends on common stock at
 $.25 per share                  --         --          --          (476,767)        --              --           --
Change in unrealized gain
 (loss) on securities
 available for sale, net of
 tax                             --         --          --           --              46,953          --           --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997    2,182,125   21,821    21,766,390    13,088,331         32,454      (1,647,920)     (725,868)
Net income                       --         --          --         1,149,727         --              --           --
Purchase of treasury stock       --         --          --           --              --              --           --
Issuance of treasury stock
 for restricted stock awards     --         --        (170,996)       (9,161)        --              --           --
Amortization of stock awards     --         --          --           --              --              --           166,194
Amortization of ESOP awards      --         --          40,656       --              --              54,940       --
Tax benefit from stock
 related compensation            --         --          14,787       --              --              --           --
Dividends on common stock at
 $.28 per share                  --         --          --          (425,497)        --              --           --
Change in unrealized gain
 (loss) on securities
 available for sale, net of
 tax                             --         --          --           --              61,156          --           --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998    2,182,125   $21,821   21,650,837    13,803,400         93,610      (1,592,980)  $  (559,674)
Net income                       --         --          --         1,308,686         --              --           --
Purchase of treasury stock       --         --          --           --              --              --           --
Issuance of treasury stock
 for restricted stock awards     --         --        (166,110)       (9,874)        --              --           --
Stock options exercised          --         --          --            (1,526)        --              --           --
Amortization of stock awards     --         --          --           --              --              --           166,194
Amortization of ESOP awards      --         --          37,258       --              --              54,940       --
Dividends on common stock at
 $.33 per share                  --         --          --          (419,213)        --              --           --
Change in unrealized gain
 (loss) on securities
 available for sale, net of
 tax                             --         --          --           --            (222,775)         --           --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999    2,182,125   $21,821   21,521,985    14,681,473       (129,165)     (1,538,040)  $  (393,480)
==========================================================================================================================


                                  Treasury stock           Total
Three years ended             ----------------------   stockholders'
December 31, 1999             Shares       Amount         equity
--------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996      --      $    --         31,426,978
Net income                      --           --          1,310,366
Issuance of restricted stock
 awards                         --           --            --
Purchase of treasury stock    250,900     (3,868,750)   (3,868,750)
Issuance of treasury stock
 for restricted stock awards  (21,821)       321,860       --
Amortization of restricted
 stock award                    --           --            435,026
Amortization of ESOP awards     --           --            108,172
Tax benefit from stock
 related compensation           --           --              6,340
Dividends on common stock at
 $.25 per share                 --           --           (476,767)
Change in unrealized gain
 (loss) on securities
 available for sale, net of
 tax                            --           --             46,953
--------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997    229,079     (3,546,890)   28,988,318
Net income                      --           --          1,149,727
Purchase of treasury stock    483,272     (8,345,193)   (8,345,193)
Issuance of treasury stock
 for restricted stock awards  (12,214)       180,157       --
Amortization of stock awards    --           --            166,194
Amortization of ESOP awards     --           --             95,596
Tax benefit from stock
 related compensation           --           --             14,787
Dividends on common stock at
 $.28 per share                 --           --           (425,497)
Change in unrealized gain
 (loss) on securities
 available for sale, net of
 tax                            --           --             61,156
--------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998    700,137   $(11,711,926)   21,705,088
Net income                      --           --          1,308,686
Purchase of treasury stock    106,044     (1,781,412)   (1,781,412)
Issuance of treasury stock
 for restricted stock awards  (11,865)       175,984       --
Stock options exercised        (1,744)        25,942        24,416
Amortization of stock awards    --           --            166,194
Amortization of ESOP awards     --           --             92,198
Dividends on common stock at
 $.33 per share                 --           --           (419,213)
Change in unrealized gain
 (loss) on securities
 available for sale, net of
 tax                            --           --           (222,775)
--------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999    792,572   $(13,291,412)   20,873,182
====================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

            THREE YEARS ENDED DECEMBER 31, 1999                       1999             1998             1997
---------------------------------------------------------------------------------------------------------------
Net income                                                         $1,308,686       $1,149,727       $1,310,366
Other comprehensive income, net of tax:
  Unrealized holding gain (loss) on securities available for
     sale                                                            (222,768)         (52,239)          57,032
  Transition adjustment from transfer of securities to
     available for sale on October 1, 1998                                 --          133,650               --
  Less adjustment for realized gains included in net income
     (net of tax of $4, $12,415, and $6,177 for 1999, 1998,
     and 1997, respectively)                                               (7)         (20,255)         (10,079)
---------------------------------------------------------------------------------------------------------------
       Total other comprehensive income                              (222,775)          61,156           46,953
---------------------------------------------------------------------------------------------------------------
       Comprehensive income                                        $1,085,911       $1,210,883       $1,357,319
===============================================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

            THREE YEARS ENDED DECEMBER 31, 1999                     1999             1998             1997
--------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                    $   1,308,686    $   1,149,727    $  1,310,366
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization:
      Office properties and equipment                                 147,765          140,073         212,292
      Deferred fees, discounts, and premiums                            5,134         (648,052)       (665,837)
      Stock plans                                                     258,392          261,790         543,198
    Increase in accrued interest receivable                          (241,227)         (22,578)        (23,683)
    Increase (decrease) in accrued interest payable                   (76,351)          56,521          46,276
    Increase (decrease) in income taxes, net                          326,001         (407,474)        291,479
    Gain on sale of investment securities, net                            (11)         (30,318)        (16,256)
    Gain on sale of mortgage-backed securities, net                  --                 (2,352)        --
    Gain on sale of branch                                           (915,534)        --               --
    Provision for loan losses                                         200,000           16,800          97,800
    Net change in other assets and other liabilities                  124,230          (87,341)        (36,440)
--------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                     1,137,085          426,796       1,759,195
--------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Principal repayments on:
    Loans receivable                                               14,993,527       18,288,784      15,002,900
    Mortgage-backed securities                                     10,786,485        8,919,266       5,513,055
    Investment securities                                            --                104,682          88,001
  Proceeds from the maturity of certificates of deposit                95,000          195,000         693,000
  Proceeds from the maturity of investment securities
    available for sale                                              7,235,000       14,000,000       5,500,000
  Proceeds from the maturity of investment securities held
    to maturity                                                    98,104,167       83,805,890     102,527,000
  Proceeds from the sale of investment securities available
    for sale                                                          629,437        4,527,500       4,006,250
  Proceeds from the sale of mortgage-backed securities               --                249,779         --
  Proceeds from redemption of Federal Reserve Bank stock             --               --                 6,000
  Cash invested in:
    Loans receivable                                              (15,620,100)      (6,219,094)    (20,706,983)
    Mortgage-backed securities held to maturity                   (10,882,216)     (17,124,741)     (3,331,285)
    Investment securities available for sale                         (400,000)        (147,187)    (16,624,424)
    Investment securities held to maturity                        (94,215,397)    (109,114,765)    (91,009,152)
    Certificates of deposit                                          --               --               (95,000)
    FHLB stock                                                       --               (178,700)        --
  Cash paid upon sale of branch                                    (8,277,427)        --               --
  Proceeds from sales of real estate acquired through
    foreclosure                                                       248,292           48,205          73,002
  Purchase of office properties and equipment                         (72,046)         (57,706)        (29,505)
--------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) investing activities           2,624,722       (2,703,087)      1,612,859
--------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Increase (decrease) in savings deposits, net of branch
    sale                                                              595,789        4,072,479      (6,884,750)
  Increase (decrease) in securities sold under agreements to
    repurchase                                                    (10,880,389)       2,500,000      (2,959,611)
  Proceeds from (payments on) FHLB advances                        (5,000,000)      10,000,000         --
  Proceeds from federal funds purchased                             2,807,000
  Decrease in advance payments by borrowers for taxes and
    insurance                                                         (43,121)         (19,722)         (8,392)
  Purchase of treasury stock                                       (1,781,412)      (8,345,193)     (3,868,750)
  Dividends paid                                                     (419,213)        (425,497)       (476,767)
--------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities         (14,721,346)       7,782,067     (14,198,270)
--------------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents        (10,959,539)       5,505,776     (10,826,216)
Cash and cash equivalents, beginning of year                       16,796,839       11,291,063      22,117,279
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                          $   5,837,300    $  16,796,839    $ 11,291,063
==============================================================================================================
Supplemental information:
  Interest paid                                                 $   4,716,586    $   5,065,144    $  4,600,655
  Income taxes paid                                                   328,090          603,609         195,357
==============================================================================================================
Noncash investing and financing activities:
  Loans transferred to real estate acquired by foreclosure      $     408,299    $     136,577    $     24,534
  Interest credited to savings deposits                             2,428,952        2,173,699       2,861,760
  Securities transferred to available for sale                       --             21,575,351         --
==============================================================================================================

See accompanying notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Following are the significant accounting policies which Chester Bancorp, Inc. and subsidiaries (the Company) follow in preparing and presenting their consolidated financial statements:

Reorganization to a Stock Corporation

     On October 4, 1996, Chester Savings Bank, FSB (the Bank) converted from a federal mutual savings bank to a federal capital stock savings bank and simultaneously formed the Company, a Delaware corporation, to act as the holding company of the converted savings bank. Pursuant to the plan, the Bank converted to a national bank known as Chester National Bank, and a newly chartered bank subsidiary was formed by the Company known as Chester National Bank of Missouri (collectively referred to as the Banks). The stock conversion resulted in the sale and issuance of 2,182,125 shares of $.01 par value common stock at a price of $10.00 per share. After reducing gross proceeds for conversion costs of $939,363, net proceeds totaled $20,881,887. The stock of the Banks is held by the Company. In conjunction with the conversion, the Company loaned $1,745,700 to the Banks' employee stock ownership plan for the purchase of 174,570 shares in the stock conversion.

Business

     The Company provides a full range of financial services to individual and corporate customers through its home office in Chester, Illinois, and its two banking offices in neighboring cities in Southern Illinois and two banking offices in Perryville, Missouri. The Company is subject to competition from other financial institutions in the area, is subject to the regulations of certain federal agencies, and undergoes periodic examinations by those regulatory authorities.

     The Company has not included segment disclosures regarding specific segments since management makes operating decisions and assesses performance based on the Company as a whole.

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

     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired by foreclosure or in satisfaction of loans. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

Fair Value of Financial Instruments

     Statement of Financial Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the estimated fair value of the Company's financial instruments be disclosed. Fair value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings or a significant portion of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, some fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect these estimates. Fair value estimates are presented for existing on-balance-sheet and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Principles of Consolidation

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

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Statement also provides that on the date of initial application, an entity may transfer any held-to-maturity security into the available-for-sale category. SFAS No. 133, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application permitted. The Company adopted this Statement on October 1, 1998. Although the Company does not have any derivative instruments to record, management reconsidered their ability and intent to hold certain debt securities to maturity and transferred $11,064,440 and $10,510,911 of investment securities

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and mortgage-backed securities, respectively, to available for sale on October 1, 1998. As a result of the transfers, a market valuation account was established for the available-for-sale debt securities of $215,565 to increase the recorded balance of such securities to their fair value, a deferred tax liability of $81,915 was recorded to reflect the tax effect of the market valuation account, and the net increase resulting from the market valuation adjustment of $133,650 was recorded as a transition adjustment in the statement of comprehensive income.

Loans Receivable and Related Fees

     Loans receivable are carried at cost, as management has determined the Company has the ability to hold them to maturity and because it is management's intention to hold loans receivable for the foreseeable future. Interest is credited to income as earned; however, interest receivable is accrued only if deemed collectible. Generally, the Company's policy is to exclude from income interest delinquent over 90 days. Such interest ultimately collected is credited to income in the period received. Loans receivable are returned to accrual status when interest receivable is deemed collectible.

     Loan fees and the related incremental direct costs of originating loans are deferred and are amortized over the lives of the related loans using the interest method.

     The allowance for loan losses is maintained at an amount considered adequate to provide for loan losses. The provision for loan losses is based on periodic analysis of the loan portfolio by management. In this regard, management considers numerous factors, including, but not necessarily limited to, general economic conditions, loan portfolio composition, prior loss experience, and independent appraisals. In addition to the allowance for estimated losses on identified problem loans, an overall unallocated allowance is established to provide for probable credit losses. In estimating such losses, management considers various risk factors including geographic location, loan collateral, and payment history.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize such losses, future additions to the allowance may be necessary based upon changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses. Such agencies may require the Company to recognize additions to the allowance based upon their judgment about information available to them at the time of their examination.

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

Real Estate Acquired by Foreclosure

     Real estate acquired by foreclosure is initially recorded on an individual property basis at estimated fair value, less cost to sell, on the date of foreclosure, thus establishing a new cost basis. Subsequent to foreclosure, real estate is periodically evaluated by management and a valuation allowance is established if the estimated fair value, less cost to sell,

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of the property declines. Subsequent increases in fair value are recorded through a reversal of the valuation allowance, but not below zero. Costs incurred in maintaining the properties are charged to expense.

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

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Earnings Per Share

     Basic earnings per share (EPS), is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Reclassifications

     Certain reclassifications of 1998 and 1997 amounts have been made to conform with the 1999 financial statement presentation.

(2) EARNINGS PER SHARE

     The computation of EPS for the years ended December 31, 1999, 1998, and 1997 follows:

                                                         1999         1998         1997
------------------------------------------------------------------------------------------
Basic income
  Net income                                          $1,308,686   $1,149,727   $1,310,366
==========================================================================================
  Average common shares outstanding                   $1,265,404    1,535,617    1,925,475
==========================================================================================
  Basic EPS                                           $     1.03          .75          .68
==========================================================================================
Diluted EPS:
  Net income                                          $1,308,686   $1,149,727   $1,310,366
==========================================================================================
  Average common shares outstanding                    1,265,404    1,535,617    1,925,475
  Dilutive potential due to stock options                 32,836       39,033       16,983
------------------------------------------------------------------------------------------
  Average number of common shares and dilutive
     potential common shares outstanding              $1,298,240   $1,574,650   $1,942,458
==========================================================================================
  Diluted EPS                                         $     1.01   $      .73   $      .67
==========================================================================================

     Nonvested common shares related to the restricted stock awards granted in 1998 were not included in the computation of diluted EPS because to do so would have been antidilutive for 1999 and 1998.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(3) INVESTMENT SECURITIES

     The amortized cost and fair value of investment securities classified as available for sale at December 31, 1999 and 1998 follows:

                                                          December 31, 1999
                                         ---------------------------------------------------
                                                         Gross        Gross
                                          Amortized    unrealized   unrealized      Fair
                                            cost         gains        losses        value
--------------------------------------------------------------------------------------------
Securities of U.S. government            $   500,071    $   242      $ --        $   500,313
Securities of U.S. government and
  Agencies                                 2,225,000      --          (42,467)     2,182,533
Equity securities                          1,072,500      --           --          1,072,500
Stock in Federal Home Loan Bank              800,700      --           --            800,700
Stock in Federal Reserve Bank                405,000      --           --            405,000
--------------------------------------------------------------------------------------------
                                         $ 5,003,271    $   242      $(42,467)   $ 4,961,045
============================================================================================

                                                          December 31, 1998
                                         ---------------------------------------------------
                                                         Gross        Gross
                                          Amortized    unrealized   unrealized      Fair
                                            cost         gains        losses        value
--------------------------------------------------------------------------------------------
Securities of U.S. government            $ 2,999,419    $14,643      $ --        $ 3,014,062
Securities of U.S. government and
  agencies                                 6,960,631     33,439        --          6,994,070
Equity securities                          1,301,937      --           --          1,301,937
Stock in Federal Home Loan Bank              800,700      --           --            800,700
Stock in Federal Reserve Bank                405,000      --           --            405,000
--------------------------------------------------------------------------------------------
                                         $12,467,687    $48,082      $ --        $12,515,769
============================================================================================

     Gross realized gains, gross realized losses, and gross proceeds on sales of investment securities classified as available for sale follows:

                                                         1999        1998         1997
-----------------------------------------------------------------------------------------
Gross realized gain                                    $     11   $   30,318   $   16,256
=========================================================================================
Gross proceeds                                         $629,437   $4,527,500   $4,006,250
=========================================================================================

     The amortized cost and fair value of investment securities classified as available for sale at December 31, 1999, by contractual maturity, follows:

                                                                Amortized        Fair
                                                                   cost         value
----------------------------------------------------------------------------------------
Within one year                                                 $  500,071    $  500,313
Between one and five years                                       2,225,000     2,182,533
----------------------------------------------------------------------------------------
                                                                 2,725,071     2,682,845
No stated maturity                                               2,278,200     2,278,200
----------------------------------------------------------------------------------------
                                                                $5,003,271    $4,961,045
========================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(3) INVESTMENT SECURITIES (CONTINUED)
     The amortized cost and fair value of investment securities classified as held to maturity at December 31, 1999 and 1998 follows:

                                                         December 31, 1999
                                        ----------------------------------------------------
                                                        Gross         Gross
                                         Amortized    unrealized   unrealized       Fair
                                           cost         gains        losses         value
--------------------------------------------------------------------------------------------
Securities of U.S. government and
  agencies                              $27,458,273    $     --    $(1,024,775)  $26,433,499
Mortgage-backed bonds                     3,000,000          --       (227,812)    2,772,188
Securities of states and
  municipalities                          5,735,272     125,463        (88,507)    5,772,228
--------------------------------------------------------------------------------------------
                                        $36,193,546    $125,463    $(1,341,094)  $34,977,915
============================================================================================

                                                         December 31, 1998
                                        ----------------------------------------------------
                                                        Gross         Gross
                                         Amortized    unrealized   unrealized       Fair
                                           cost         gains        losses         value
--------------------------------------------------------------------------------------------
Securities of U.S. government and
  agencies                              $33,962,412    $  4,152    $   (48,424)  $33,918,140
Mortgage-backed bonds                     1,257,603          --         (1,946)    1,255,657
Securities of states and
  municipalities                          4,896,352     207,332             --     5,103,684
--------------------------------------------------------------------------------------------
                                        $40,116,367    $211,484    $   (50,370)  $40,277,481
============================================================================================

     The amortized cost and fair value of investment securities classified as held to maturity at December 31, 1999, by contractual maturity, follows:

                                                               Amortized        Fair
                                                                 cost           value
----------------------------------------------------------------------------------------
Within one year                                               $ 1,343,476    $ 1,342,454
Between one and five years                                     19,228,769     18,618,258
Between five and ten years                                     10,838,299     10,594,822
Over ten years                                                  4,783,002      4,422,381
----------------------------------------------------------------------------------------
                                                              $36,193,546    $34,977,915
========================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(4) MORTGAGE-BACKED SECURITIES

     The amortized cost and fair value of mortgage-backed securities classified as available for sale at December 31, 1999 and 1998 follows:

                                                              December 31, 1999
                                            ------------------------------------------------------
                                                             Gross         Gross
                                            Amortized      unrealized    unrealized        Fair
                                               cost          gains         losses         value
--------------------------------------------------------------------------------------------------
GNMA                                        $1,496,829      $14,039      $ (23,987)     $1,486,881
FNMA                                         2,903,650        --           (84,771)      2,818,879
FHLMC                                        2,775,208        --           (71,380)      2,703,828
--------------------------------------------------------------------------------------------------
                                            $7,175,687      $14,039      $(180,138)     $7,009,588
==================================================================================================

                                                              December 31, 1998
                                           -------------------------------------------------------
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
==================================================================================================

     Gross realized gains, gross realized losses, and gross proceeds on sales of investment securities classified as available for sale as of December 31, 1999, 1998, and 1997 follows:

                                                                1999     1998     1997
--------------------------------------------------------------------------------------
Gross realized gains                                            $--    $  4,262   $--
Gross realized losses                                            --      (1,910)   --
--------------------------------------------------------------------------------------
     Net realized gains                                         $--       2,352    --
======================================================================================
Gross proceeds                                                  $--    $249,779   $--
======================================================================================

     The amortized cost and fair value of mortgage-backed securities classified as available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments:

                                                                Amortized       Fair
                                                                   cost         value
---------------------------------------------------------------------------------------
Within one year                                                 $  510,993      508,665
Between one and five years                                       1,778,238    1,738,822
Between five and ten years                                       3,237,354    3,136,761
After ten years                                                  1,649,102    1,625,340
---------------------------------------------------------------------------------------
                                                                $7,175,687    7,009,588
=======================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(4) MORTGAGE-BACKED SECURITIES (CONTINUED)
     The amortized cost and fair value of mortgage-backed securities classified as held to maturity at December 31, 1999 and 1998 follows:

                                                             December 31, 1999
                                           ------------------------------------------------------
                                                            Gross         Gross
                                            Amortized     unrealized    unrealized       Fair
                                              cost          gains         losses         value
-------------------------------------------------------------------------------------------------
FNMA                                       $ 3,109,639     $    --      $ (65,760)    $ 3,043,879
FHLMC                                        1,979,963          --        (60,004)      1,919,959
Collateralized mortgage obligations          9,635,063          --       (185,476)      9,449,587
-------------------------------------------------------------------------------------------------
                                           $14,724,664     $    --      $(311,240)    $14,413,424
=================================================================================================

                                                                December 31, 1998
                                           ------------------------------------------------------------
                                                              Gross           Gross
                                            Amortized       unrealized      unrealized         Fair
                                              cost            gains           losses           value
-------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations        $10,595,289       $35,495         $(11,244)      $10,619,540
=======================================================================================================

     The amortized cost and fair value of mortgage-backed securities classified as held to maturity at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments:

                                                                 Amortized           Fair
                                                                   cost              value
---------------------------------------------------------------------------------------------
Between one and five years                                      $ 2,533,658       $ 2,527,417
Between five and ten years                                        4,140,764         4,016,347
After ten years                                                   8,050,242         7,869,661
---------------------------------------------------------------------------------------------
                                                                $14,724,664       $14,413,424
=============================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(5) LOANS RECEIVABLE, NET

     A comparative summary of loans receivable follows:

                                                                   1999              1998
---------------------------------------------------------------------------------------------
Loans secured by real estate:
  Residential:
     1-4 family                                                 $36,301,877       $36,797,825
     Multifamily                                                    587,153           597,123
---------------------------------------------------------------------------------------------
       Total residential                                         36,889,030        37,394,948
  Agriculture and land                                              244,257           453,190
  Commercial                                                      5,815,172         5,456,639
---------------------------------------------------------------------------------------------
       Total loans secured by real estate                        42,948,459        43,304,777
---------------------------------------------------------------------------------------------
Commercial loans                                                  2,632,400         1,874,055
Consumer loans:
  Automobile loans                                                  766,602           751,440
  Home improvement                                                  806,287           980,669
  Credit cards                                                      780,313           804,673
  Loans secured by deposits                                         491,459           352,286
  Other                                                             458,411           586,935
---------------------------------------------------------------------------------------------
       Total consumer loans                                       3,303,072         3,476,003
---------------------------------------------------------------------------------------------
Total loans                                                      48,883,931        48,654,835
---------------------------------------------------------------------------------------------
Less:
  Loans in process                                                    2,576             8,731
  Deferred loan fees, net                                            (1,311)          (11,201)
  Allowance for losses                                              605,347           448,643
---------------------------------------------------------------------------------------------
                                                                    606,612           446,173
---------------------------------------------------------------------------------------------
Loans receivable, net                                           $48,277,319       $48,208,662
=============================================================================================

     The weighted average interest rate on loans was 8.10% and 8.30% at December 31, 1999 and 1998, respectively.

     A summary of activity in the allowance for losses for the years ended December 31, 1999, 1998, and 1997 follows:

                                                           1999           1998           1997
-----------------------------------------------------------------------------------------------
Balance, beginning of year                               $448,643       $436,138       $384,141
Provision charged to expense                              200,000         16,800         97,800
Charge-offs                                               (50,608)       (27,896)       (67,360)
Recoveries                                                  7,312         23,601         21,557
-----------------------------------------------------------------------------------------------
Balance, end of year                                     $605,347       $448,643       $436,138
===============================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(5) LOANS RECEIVABLE, NET (CONTINUED)
     A summary of loans receivable contractually in arrears three months or more is as follows:

                                                                    1999             1998
-------------------------------------------------------------------------------------------
Residential real estate loans                                      $86,073         $149,916
Consumer loans                                                         579            6,185
===========================================================================================
                                                                   $86,652         $156,101
===========================================================================================
Percent of loans receivable                                            .18              .32
===========================================================================================
Number of loans                                                          4               10
===========================================================================================

     There were no impaired loans at December 31, 1999, 1998, or 1997. The average balance of impaired loans during the year ended December 31, 1997 was $2,105.

(6) ACCRUED INTEREST RECEIVABLE

     A comparative summary of accrued interest receivable follows:

                                                                     1999              1998
---------------------------------------------------------------------------------------------
Loans receivable                                                  $  274,146         $322,250
Mortgage-backed securities                                           114,152          109,069
Investment securities                                                762,882          478,634
---------------------------------------------------------------------------------------------
                                                                  $1,151,180         $909,953
=============================================================================================

(7) OFFICE PROPERTIES AND EQUIPMENT, NET

     A comparative summary of office properties and equipment follows:

                                                                     1999             1998
---------------------------------------------------------------------------------------------
Land                                                              $  163,227       $  190,434
Office buildings and improvements                                  2,054,744        2,344,278
Furniture, fixtures and equipment                                  1,304,025        1,268,323
---------------------------------------------------------------------------------------------
                                                                   3,521,996        3,803,035
Less accumulated depreciation                                      1,997,800        2,118,654
---------------------------------------------------------------------------------------------
                                                                  $1,524,196       $1,684,381
=============================================================================================

     Depreciation expense for the years ended December 31, 1999, 1998, and 1997 amounted to $147,765, $140,073, and $212,292, respectively.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(8) DEPOSITS

     A comparative summary of savings deposits follows:

                                                           1999                          1998
                                                  -----------------------       -----------------------
                                 Stated                          Percent                       Percent
                                  rate              Amount       of total         Amount       of total
-------------------------------------------------------------------------------------------------------
Demand deposits:
  NOW accounts                       0-2.00%      $ 8,933,512      9.8%         $ 9,166,456      9.2%
  Money market demand                0-3.90        18,037,833     19.9           16,282,063     16.4
Passbook                          2.50-2.75         7,338,494      8.1            8,534,011      8.6
-------------------------------------------------------------------------------------------------------
                                                  $34,309,839     37.8          $33,982,530     34.2
-------------------------------------------------------------------------------------------------------
Certificates of deposit:
                             Less than 3.00           --            --               40,000       --
                                  3.00-4.99        23,072,406     25.4           12,861,591     13.0
                                  5.00-6.99        33,353,669     36.8           52,512,504     52.8
                                  7.00-8.99            17,027       --               37,954       --
-------------------------------------------------------------------------------------------------------
                                                   56,443,102     62.2           65,452,049     65.8
-------------------------------------------------------------------------------------------------------
                                                  $90,752,941    100.0%         $99,434,579    100.0%
=======================================================================================================

     The weighted average interest rate on deposits was 4.21% and 4.36% at December 31, 1999 and 1998, respectively.

     A summary of the maturities of certificates of deposit at December 31, 1999 and 1998 follows:

                                                    1999                        1998
                                            ---------------------       ---------------------
                                              Amount      Percent         Amount      Percent
---------------------------------------------------------------------------------------------
Within one year                             $39,954,440    70.8%        $39,938,882    61.0%
Second year                                  13,283,200    23.5          15,360,805    23.5
Third year                                    3,130,315     5.6          10,107,933    15.4
Fourth year                                      74,571      .1              32,173      .1
Thereafter                                          576     --               12,256     --
---------------------------------------------------------------------------------------------
                                            $56,443,102   100.0%        $65,452,049   100.0%
=============================================================================================

     Interest expense on savings deposits, by type, for the years ended December 31, 1999, 1998, and 1997 is summarized as follows:

                                                        1999             1998             1997
-------------------------------------------------------------------------------------------------
Passbook                                             $  189,410       $  243,252       $  260,560
NOW accounts                                            164,911          151,666          161,671
Money market demand                                     547,857          546,682          494,391
Certificates of deposit                               3,145,434        3,281,485        3,383,363
-------------------------------------------------------------------------------------------------
                                                     $4,047,612       $4,223,085       $4,299,985
=================================================================================================

     Certificates of deposit of $100,000 or more totaled $9,277,593 and $10,071,981 at December 31, 1999 and 1998, respectively. Investment securities and mortgage-backed securities with a carrying value of approximately $5.3 million and $4.1 million at December 31, 1999 and 1998, respectively, were pledged to secure certain certificates of deposit in excess of insurance of accounts limitations.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(8) DEPOSITS (CONTINUED)
     A corporation affiliated with the Chairman of the Board of the Company had savings deposits of approximately $14.8 million and $14.0 million with the Company at December 31, 1999 and 1998, respectively.

(9) BORROWED MONEY

     A comparative summary of the borrowed money at December 31, 1999 and 1998 follows:

                                                  1999                             1998
                                        -------------------------       --------------------------
                                                         Weighted                         Weighted
                                                         average                          average
                                                         interest                         interest
                                          Amount           rate           Amount            rate
--------------------------------------------------------------------------------------------------
Securities sold under agreements
  to repurchase                         $       --           --%        $10,880,389         4.59%
  Federal funds purchased                2,807,000         5.70                  --           --
  Fixed-term advances from FHLB
     due in 2008                         5,000,000         4.88          10,000,000         4.76
--------------------------------------------------------------------------------------------------
                                        $7,807,000         5.17%        $20,880,389         4.67%
==================================================================================================

     Securities sold under agreements to repurchase (repurchase agreements) are treated as financings, and the obligations to repurchase securities sold are reflected as a liability. All of the repurchase agreements were to repurchase identical securities. The investment securities and mortgage-backed securities underlying the repurchase agreements were delivered to a designated safekeeping agent. These investment securities and mortgage-backed securities had an amortized cost and fair value of $10,987,000 and $10,964,000, respectively, at December 31, 1998.

     The repurchase agreements averaged approximately $2,587,913, $9,523,000, and $6,915,000 during 1999, 1998, and 1997, respectively. The maximum amount outstanding at any month-end during 1999, 1998, and 1997 was $4,540,389, $10,880,389, and $8,380,000, respectively. Interest expense on the agreements was $113,263, $475,463, and $346,946 for the years ended December 31, 1999,
1998, and 1997, respectively. At December 31, 1998, $10,340,000 of the repurchase agreements were with a corporation affiliated with the Chairman of the Board of the Company.

     Interest expense on fixed-term advances from the FHLB was $457,624 and $423,117 for the years ended December 31, 1999 and 1998, respectively. There were no fixed-term advances from the FHLB outstanding during the year ended December 31, 1997.

     Advances from the FHLB of Chicago are secured by stock in the FHLB in the amount of $800,700 and a blanket lien of qualifying first mortgage loans equivalent to 165% of outstanding borrowings. As of December 31, 1999, the Company's available credit from the FHLB cannot exceed the lesser of 35% of total assets ($42.1 million), or 60% of one-to-four family residential mortgages not more than 90 days delinquent ($21.7 million).

(10) INCOME TAXES

     The composition of income tax expense for the years ended December 31, 1999, 1998, and 1997 is as follows:

                                                              1999         1998        1997
---------------------------------------------------------------------------------------------
Current:
  Federal                                                   $ 711,027    $468,345    $527,218
  State                                                        47,468      24,228       6,030
Deferred                                                     (104,404)     21,765     (21,803)
---------------------------------------------------------------------------------------------
                                                            $ 654,091    $514,338    $511,445
=============================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(10) INCOME TAXES (CONTINUED)
     The reasons for the difference between expected federal income tax expense computed at the federal statutory rate of 34% and the actual amount are as follows:

                                                       1999                   1998                    1997
                                                -------------------    -------------------    --------------------
                                                 Amount     Percent     Amount     Percent     Amount      Percent
------------------------------------------------------------------------------------------------------------------
Computed "expected" income tax expense          $667,344     34.0%     $565,782     34.0%     $ 619,416     34.0%
Items affecting federal income tax rate:
  Amortization of ESOP awards                     10,951       .6        13,823       .8         13,427       .8
  State income taxes, net of Federal benefit      31,329      1.6        15,990      1.0          3,980       .2
  Tax-exempt interest                            (74,045)    (3.8)      (91,405)    (5.5)      (131,179)    (7.2)
  Other                                           18,512       .9        10,148       .6          5,801       .3
------------------------------------------------------------------------------------------------------------------
                                                $654,091     33.3%     $514,338     30.9%     $ 511,445     28.1%
==================================================================================================================

     The components of deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are summarized as follows:

                                                                  1999         1998
--------------------------------------------------------------------------------------
Deferred tax assets:
  General loan loss allowance                                   $ 222,746    $ 161,781
  Restricted stock awards                                          48,353       48,350
  Other                                                             7,025        2,665
  Available-for-sale securities market valuation                   79,165       --
--------------------------------------------------------------------------------------
  Total deferred tax assets                                       357,289      212,796
--------------------------------------------------------------------------------------
Deferred tax liabilities:
  Available-for-sale securities market valuation                   --          (59,118)
  Excess of tax bad debt reserves over base year                  (78,348)    (104,464)
  Tax depreciation in excess of that recorded for book
     purposes                                                     (50,622)     (58,553)
  FHLB stock dividends                                            (25,993)     (25,993)
  Other                                                            (3,813)      (8,842)
--------------------------------------------------------------------------------------
  Total deferred tax liabilities                                 (158,776)    (256,970)
--------------------------------------------------------------------------------------
  Net deferred tax asset (liability)                            $ 198,513    $ (44,174)
======================================================================================

     If certain conditions were met, the Bank, in determining taxable income, was allowed a special bad debt deduction based on specified experience formulas or on a percentage of taxable income before such deduction. The special bad deduction accorded thrift institutions was covered under Section 593 of the Internal Revenue Code. On August 20, 1996, the Small Business Job Protection Act of 1996 (the Act) was signed into law. This Act included the repeal of Section 593 effective for tax years beginning after December 31, 1995. The repeal of the thrift reserve method generally requires thrift institutions to recapture into income the portion of bad debt reserves that exceed the base year reserve. The recapture will generally be taken into income ratably over six tax years. However, if the Company meets a residential loan requirement for the tax years beginning in 1996 and 1997, recapture of the reserve can be deferred until the tax year beginning in 1998. At December 31, 1999, the Company had bad debts deducted for tax purposes in excess of the base year reserve of approximately $200,000. The Company has recognized a deferred income tax liability for this amount.

     Certain events covered by IRC Section 593(e), which was not repealed, will trigger a recapture of the base year reserve. The base year reserve of thrift institutions would be recaptured if a thrift ceases to qualify as a bank for federal

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(10) INCOME TAXES (CONTINUED)
income tax purposes. The base year reserves of thrift institutions also remain subject to income tax penalty provisions which, in general, require recapture upon certain stock redemptions of, and excess distributions to, stockholders. At December 31, 1999, retained earnings included approximately $2.1 million of base year reserves for which no deferred federal income tax liability has been recognized.

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

     Quantitative measures established by regulations to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, the Company and the Banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 1999, the most recent notification from regulatory agencies categorized the Banks as well capitalized under the regulatory framework for prompt correction action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios of 10%, 6%, and 5%, respectively. There are no conditions or events since that notification that management believes have changed the Banks' category.

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(11) REGULATORY MATTERS (CONTINUED)
     The Company's and the Banks' actual and required capital amounts and ratios as of December 31, 1999 and 1998 are as follows:

                                                                December 31, 1999
                                                   --------------------------------------------
                                                                                  Capital
                                                         Actual                 requirements
                                                   -------------------       ------------------
            (Dollars in thousands)                 Amount        Ratio       Amount       Ratio
-----------------------------------------------------------------------------------------------
Total capital
  (to risk-weighted assets):
     Company                                       $21,573       44.5%       $3,879        8.0%
     Chester National Bank                          17,268       42.0         3,290        8.0
     Chester National Bank of Missouri               3,345       49.8           537        8.0
Tier I capital
  (to risk-weighted assets):
     Company                                       $21,002       43.3%       $1,939        4.0%
     Chester National Bank                          16,781       40.8         1,645        4.0
     Chester National Bank of Missouri               3,261       48.5           269        4.0
Tier I capital
  (to average assets):
     Company                                       $21,002       16.7%       $3,779        3.0%
     Chester National Bank                          16,781       15.0         3,364        3.0
     Chester National Bank of Missouri               3,261       26.7           366        3.0

                                                                December 31, 1998
                                                   --------------------------------------------
                                                                                  Capital
                                                         Actual                 requirements
                                                   -------------------       ------------------
            (Dollars in thousands)                 Amount        Ratio       Amount       Ratio
-----------------------------------------------------------------------------------------------
Total capital
  (to risk-weighted assets):
     Company                                       $22,060       42.7%       $4,136       8.00%
     Chester National Bank                          17,565       40.0         3,550       8.00
     Chester National Bank of Missouri               3,290       49.7           530       8.00
Tier I capital
  (to risk-weighted assets):
     Company                                       $21,611       41.8%       $2,068       4.00%
     Chester National Bank                          17,197       38.7         1,775       4.00
     Chester National Bank of Missouri               3,209       48.5           265       4.00
Tier I capital
  (to average assets):
     Company                                       $21,611       14.9%       $4,346       3.00%
     Chester National Bank                          17,197       13.2         3,918       3.00
     Chester National Bank of Missouri               3,209       25.6%          375       3.00

(12) PENSION PLAN

     Substantially all employees are included in a trusteed defined benefit pension plan. The benefits contemplated by the plan are funded through payments to the Financial Institutions Retirement Fund, which operates as an industry-wide plan and does not report relative plan assets and actuarial liabilities of the individual participating associations. The cost of

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(12)PENSION PLAN (CONTINUED)
funding is charged to current operations. There is no unfunded liability for past service. Expense for the years ended December 31, 1999, 1998, and 1997 was $27,500, $2,438, and $6,395, respectively.

(13) EMPLOYEE STOCK OWNERSHIP PLAN

     During 1996, the Company established a tax-qualified ESOP. The plan covers substantially all employees who have attained the age of 21 and completed one year of service. In connection with the conversion to a stock corporation, the ESOP purchased 174,570 shares of the Company's common stock at a subscription price of $10.00 per share using funds loaned by the Company. In January 1997, the Company loan was restructured to be repaid with level principal payments over 25 years. In January 1998, the Company loan was restructured again and is now being repaid with level principal payments over 30 years. All shares are held in a suspense account for allocation among the participants as the loan is repaid. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchases of the shares by the ESOP were recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares are committed to be released to compensate employees, the contra equity account is reduced and the Company recognizes compensation expense equal to the fair market value of the shares committed to be released. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt. Compensation expense related to the ESOP was $92,198, $95,596, and $108,172 for the years ended December 31, 1999, 1998, and 1997, respectively.

     The ESOP shares as of December 31, 1999 and 1998 are as follows:

                                                                   1999          1998
----------------------------------------------------------------------------------------
Allocated shares                                                    20,766        15,272
Unreleased shares                                                  153,804       159,298
----------------------------------------------------------------------------------------
Total ESOP shares                                                  174,570       174,570
========================================================================================
Fair value of unreleased shares                                 $2,556,992    $2,678,198
========================================================================================

(14) RESTRICTED STOCK AWARDS

     On April 4, 1997, the Company adopted the 1997 Management Recognition and Development Plan. The plan provides that common stock totaling 82,921 shares can be issued to directors and employees in key management positions to encourage such directors and key employees to remain with the Company. Interest in the plan for each participant vests in five equal installments beginning April 4, 1998. The adoption of the plan in 1997 was recorded in the consolidated financial statements through a $1,160,894 credit to additional paid-in capital with a corresponding charge to a contra equity account for the restricted shares. The contra equity account will be amortized to compensation expense over the period of vesting. Compensation expense was $166,194, $166,194, and $435,026 for the years ended December 31, 1999, 1998, and 1997, respectively.

(15) STOCK OPTION PLAN

     On April 4, 1997, the Company adopted the 1997 Stock Option Plan which provided for the granting of options for a maximum of 218,212 shares of common stock to directors, key officers, and employees. Interest in the plan for each participant vests in five equal installments beginning April 4, 1998. On April 4, 1997 and December 8, 1998, 200,754 and

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(15) STOCK OPTION PLAN (CONTINUED)
17,458 shares were granted at a price per share of $14.00 and $17.00, respectively. Activity within the plan is summarized as follows:

                                                               Number
                                                              of shares      Price
-----------------------------------------------------------------------------------
Balance at December 31, 1998                                   218,212       $14.24
Granted                                                          --            --
Exercised                                                        1,744        14.00
Cancelled                                                        --            --
-----------------------------------------------------------------------------------
Balance at December 31, 1999                                   216,468       $14.24
===================================================================================

     The Company applies APB opinion No. 25 in accounting for stock options and, accordingly, no compensation cost has been recognized in the consolidated financial statements. Had the Company determined compensation cost for stock options granted in 1997 and 1998 based on the fair value at the grant date under SFAS No. 123, the Company's net income in 1999, 1998, and 1997 would have been reduced to the pro forma amount indicated below:

                                                          1999            1998            1997
-------------------------------------------------------------------------------------------------
Net income:
  As reported                                          $1,308,686      $1,149,727      $1,310,366
  Pro forma                                             1,142,019         915,125       1,155,050
=================================================================================================
Earnings per share -- basic:
  As reported                                          $     1.03      $      .75      $      .68
  Pro forma                                                   .90             .60             .60
=================================================================================================
Earnings per share -- diluted:
  As reported                                          $     1.01      $      .73      $      .67
  Pro forma                                                   .88             .58             .59
=================================================================================================

     The per share fair value of stock options granted in 1998 and 1997 were estimated on the date of grant at $5.60 and $5.80, respectively, using the Black-Scholes option-pricing model. The following assumptions were used to determine the per share fair value of the stock options granted in 1998: dividend yield of .14%; risk-free interest rate of 6.00%; expected volatility of 4.2%; and an estimated life of 7 years. The following assumptions were used to determine the per share fair value of the stock options in 1997: dividend yield of .14%; risk-free interest rate of 6.00%; expected volatility of 24.9%; and an estimated life of 7 years.

(16) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(16) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED) require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

     At December 31, 1999, the Company had outstanding commitments to originate residential loans of approximately $613,000, all of which were at fixed rates. In addition, the Company had outstanding credit lines of approximately $1,440,000 at December 31, 1999. Commitments to extend credit may involve elements of interest rate risk in excess of the amount recognized in the consolidated balance sheets. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Company since the time the commitment was made.

(17) LITIGATION

     The Company is involved in various litigation arising in the ordinary course of business. In the opinion of management, at the present time, disposition of the suits and claims will not have a material effect on the financial position of the Company.

(18) LIQUIDATION ACCOUNT

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

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(19) FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1999 and 1998 are as follows:

                                             December 31, 1999             December 31, 1998
                                         --------------------------    --------------------------
                                          Carrying       Estimated      Carrying       Estimated
                                            value       fair value        value       fair value
-------------------------------------------------------------------------------------------------
Interest-earning assets:
  Cash and cash equivalents              $ 5,837,300    $ 5,837,300    $16,796,839    $16,796,839
  Certificates of deposit                    --             --              95,000         95,000
  Investment securities                   41,154,591     39,938,960     52,632,136     52,793,250
  Mortgage-backed securities              21,734,252     21,423,012     21,870,350     21,894,601
  Loans receivable                        48,277,319     48,975,000     48,208,662     49,154,000
-------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits:
     Checking, money market demand,
       and passbooks                     $34,309,839    $34,309,839    $33,982,530    $33,982,530
     Certificates of deposit              56,443,102     56,210,000     65,452,049     65,201,000
     Securities sold under agreements
       to repurchase                         --             --          10,880,389     10,880,389
     Federal funds purchased               2,807,000      2,807,000        --             --
     Fixed-term advances from FHLB         5,000,000      5,000,000     10,000,000     10,000,000
-------------------------------------------------------------------------------------------------

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

     The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(19) FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED) is based on the Company's historical experience, with repayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions.

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

Securities Sold Under Agreements to Repurchase and Federal Funds Purchased

     The carrying value is considered a reasonable estimate of fair value of this financial instrument due to original maturities not exceeding one year.

Fixed-term Advances From FHLB

     The fair value of FHLB advances is based on the discounted value of contractual cash flows. The discount rate is estimated using rates currently available to the Company for similar terms to maturity.

(20) PARENT COMPANY FINANCIAL INFORMATION

     The following are condensed balance sheets as of December 31, 1999 and 1998 and condensed statements of income and cash flows for the years ended December 31, 1999, 1998, and 1997 for Chester Bancorp, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS

                       (In thousands)                            1999       1998
----------------------------------------------------------------------------------
Assets:
  Cash                                                          $     6    $    49
  Investment securities                                           1,272      1,566
  Investment in subsidiaries                                     19,914     20,514
  Other assets                                                       48         71
----------------------------------------------------------------------------------
                                                                $21,240    $22,200
==================================================================================
Liabilities and stockholders' equity:
  Other liabilities                                             $   367    $   495
  Stockholders' equity                                           20,873     21,705
----------------------------------------------------------------------------------
                                                                $21,240    $22,200
==================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

                         CONDENSED STATEMENTS OF INCOME

                       (In thousands)                          1999        1998        1997
--------------------------------------------------------------------------------------------
Interest income                                               $   50      $   53      $  218
Interest expense                                                   6          18          14
--------------------------------------------------------------------------------------------
                                                                  44          35         204
Operating expenses                                               286         295         435
--------------------------------------------------------------------------------------------
  Income (loss) before income tax expense (benefit) and
     equity in undistributed earnings of subsidiaries           (242)       (260)       (231)
Income tax expense (benefit)                                     (80)        (84)       (108)
--------------------------------------------------------------------------------------------
  Income (loss) before equity in undistributed earnings of
     subsidiaries                                               (162)       (176)       (123)
  Equity in undistributed earnings of subsidiaries             1,471       1,326       1,433
--------------------------------------------------------------------------------------------
                                                              $1,309      $1,150      $1,310
============================================================================================

                       CONDENSED STATEMENTS OF CASH FLOWS

                       (In thousands)                          1999      1998      1997
-----------------------------------------------------------------------------------------
Operating activities:
  Net income                                                  $ 1,309   $ 1,150   $ 1,310
  Equity in undistributed earnings of subsidiaries             (1,471)   (1,326)   (1,433)
  Other, net                                                      110       710       575
-----------------------------------------------------------------------------------------
       Net cash provided by (used in) operating activities        (52)      534       452
-----------------------------------------------------------------------------------------
  Investing activities -- decrease in investment securities       294       235     3,687
-----------------------------------------------------------------------------------------
       Net cash provided by investing activities                  294       235     3,687
-----------------------------------------------------------------------------------------
  Financing activities:
     Dividends received from subsidiaries                       1,915     7,992        --
     Purchase of treasury stock                                (1,781)   (8,345)   (3,869)
     Dividends paid                                              (419)     (425)     (477)
-----------------------------------------------------------------------------------------
       Net cash used in financing activities                     (285)     (778)   (4,346)
-----------------------------------------------------------------------------------------
       Net change in cash and cash equivalents                    (43)       (9)     (207)
  Cash and cash equivalents at beginning of year                   49        58       265
-----------------------------------------------------------------------------------------
  Cash and cash equivalents at end of year                    $     6   $    49   $    58
=========================================================================================

CHESTER BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
(CONTINUED)
--------------------------------------------------------------------------------

(21) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data for the year ended December 31, 1999 is as follows:

                                                             Quarter ended
                                         ------------------------------------------------------
(Thousands of dollars,                   March 31,    June 30,    September 30,    December 31,
except per share data)                     1999         1999          1999             1999
-----------------------------------------------------------------------------------------------
Total interest income                     $2,116       $2,078        $2,059           $2,012
Total interest expense                     1,227        1,176         1,141            1,095
-----------------------------------------------------------------------------------------------
  Net interest income                        889          902           918              917
Provision for loan losses                     --           --            --              200
-----------------------------------------------------------------------------------------------
  Net interest income after provision
     for loan losses                         889          902           918              717
Noninterest income                            45           42            35              947
Noninterest expense                          618          659           604              651
-----------------------------------------------------------------------------------------------
  Income before income tax expense           316          285           349            1,013
Income tax expense                            98           89           108              359
-----------------------------------------------------------------------------------------------
  Net income                              $  218       $  196        $  241           $  654
===============================================================================================
Earnings per share -- basic               $  .17       $  .15        $  .19           $  .53
===============================================================================================
Earnings per share -- diluted                .16          .15           .19              .51
===============================================================================================

     Selected quarterly financial data for the year ended December 31, 1998 is as follows:

                                                             Quarter ended
                                         ------------------------------------------------------
(Thousands of dollars,                   March 31,    June 30,    September 30,    December 31,
except per share data)                     1998         1998          1998             1998
-----------------------------------------------------------------------------------------------
Total interest income                     $2,305       $2,288        $2,259           $2,225
Total interest expense                     1,214        1,282         1,288            1,338
-----------------------------------------------------------------------------------------------
  Net interest income                      1,091        1,006           971              887
Provision for loan losses                     12            5            --               --
-----------------------------------------------------------------------------------------------
  Net interest income after provision
     for loan losses                       1,079        1,001           971              887
Noninterest income                            55           50            53               82
Noninterest expense                          678          578           642              616
-----------------------------------------------------------------------------------------------
  Income before income tax expense           456          473           382              353
Income tax expense                           135          146           116              117
-----------------------------------------------------------------------------------------------
  Net income                              $  321       $  327        $  266           $  236
===============================================================================================
Earnings per share -- basic               $  .18       $  .21        $  .18           $  .18
===============================================================================================
Earnings per share -- diluted             $  .18       $  .20        $  .17           $  .18
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
Allen R. Verseman
Thomas E. Welch, Jr.                                              GENERAL INQUIRIES AND REPORTS
Carl H. Welge
                                                                  A copy of the Company's 1999 Annual Report to
CORPORATE HEADQUARTERS                                            the Securities and Exchange Commission, Form
                                                                  10-K, may be obtained without charge by written
1112 State Street                                                 request of shareholders to:
Chester, IL 62233                                                 Michael W. Welge, President
(618) 826-5038                                                    Chester Bancorp, Inc.
                                                                  1112 State Street
ANNUAL MEETING                                                    Chester, IL 62233
Friday, April 7, 2000                                             OFFICERS
10:00 A.M.
American Legion Hall                                              Michael W. Welge
500 E. Opdyke St.                                                 President and Chief Financial Officer
Chester, IL 62233
                                                                  Edward K. Collins
STOCK LISTING                                                     Secretary and Treasurer
Nasdaq National Market                                            FDIC DISCLAIMER
Symbol: CNBA
                                                                  This Annual Report has not been
GENERAL COUNSEL                                                   reviewed, or confirmed for accuracy
                                                                  or relevance, by the FDIC.
Bryan Cave LLP
One Metropolitan Square
Suite 3600
St. Louis, MO 63102-2750
INDEPENDENT AUDITORS
KPMG LLP
10 S. Broadway
St. Louis, MO 63102

[CHESTER BANCORP, INC. LOGO]

     1112 State Street - Chester, Illinois 62233 - Telephone (618) 826-5038