Form 10-K405, Exhibit 13
period 2000-12-31
CHESTER BANCORP INC
filed 2001-03-28
CIK 1010838

                          [CHESTER BANCORP. INC. LOGO]

                               2000 Annual Report

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                Page
                                                                ----
Message to Our Stockholders                                       1
Common Stock and Related Matters                                  2
Selected Consolidated Financial Information                       3
Management's Discussion and Analysis                              5
Independent Auditors' Report                                     13
Consolidated Financial Statements                                14
Notes to Consolidated Financial Statements                       19
Stockholder Information                                  Inside Back Cover

MESSAGE TO OUR STOCKHOLDERS
--------------------------------------------------------------------------------

To Our Stockholders:

     Chester Bancorp, Inc. has completed another profitable year. We earned $1,091,000 of net income during the year 2000 and ended the year with assets of $117,580,000. Our basic earnings per share of stock were 93 cents.

     The price of the Company's common stock has again remained stable during 2000, however, we have continued to increase dividends. During 2000 we paid dividends of 43 cents per share. This amounts to a current return on your investment of approximately 2 1/2 percent, based on our current stock price.

     We continue to focus on maintaining profitability and increasing our lending base while maintaining safe and sound banking practices. Notwithstanding our efforts, our net income is slightly lower than last year and the number of real estate loans we hold has been decreasing. This presents a challenge for us to strive to continue to bring quality loans into our portfolio, increase earnings and earnings per share.

     Our multiple locations, including main facilities in Chester, Illinois, and Perryville, Missouri, and branch facilities in Sparta and Red Bud, Illinois, enable us to provide quality banking service to several local communities in the region. We believe we are well positioned to reverse this trend of decreasing loans and return to the 1% return on assets we achieved during 1999.

     Several years ago the Company made an investment in Perry County Financial Corporation, one of our competitors in Perryville, Missouri. Perry County Financial Corporation has recently agreed to be acquired by Jefferson County Bancshares Inc. for approximately $17.6 million in cash. When this transaction is consummated following approval by the banking regulators and Perry County Financial Corporation shareholders, we will receive a profit on our investment. In addition, we believe that this change in the Perryville banking market will present strategic opportunities for us to increase our presence in that market.

     During 1999 we completed the sale of our branch in Pinckneyville, Illinois. The purchase and assumption transaction included the sale of approximately $10,000,000 of deposits at a premium. This sale contributed to our profitability in 1999 and the lack of a similar sale during 2000 accounts for much of the decrease in our financial performance.

     Since October 4, 1996, the date that the Company initially offered 2,182,125 shares of common stock to the public, the Company has continually and gradually reduced the number of outstanding shares of its common stock through various repurchases to 1,286,146 as of December 31, 2000. We intend to continue to repurchase shares from time to time, to the extent that such repurchases are then determined to be advisable by the Board of Directors, authorized by the appropriate regulatory authorities and comply with applicable legal requirements. This practice is considered by the Board of Directors as a method of increasing value to the Company's stockholders. Such repurchases have enabled the Company to maintain growth in earnings per share.

     On behalf of the Board of Directors of Chester Bancorp, Inc. and the management and employees of Chester National Bank and Chester National Bank of Missouri, I extend our sincere appreciation to our stockholders and customers for your support during 2000. We look forward to an exciting and profitable future.

Sincerely,

/s/ Michael W. Welge
Michael W. Welge
Chairman of the Board,
President and
Chief Financial Officer

COMMON STOCK AND RELATED MATTERS
--------------------------------------------------------------------------------

     The common stock of Chester Bancorp, Inc. is traded in the over-the-counter market and is listed for quotation in the Nasdaq National Market under the symbol "CNBA." The stock was issued on October 4, 1996 at $10.00 per share. As of December 31, 2000, there were 1,286,146 shares of common stock issued and outstanding.

     The following table sets forth the high and low closing prices as reported by Nasdaq National Market and dividends paid per share of common stock for the period indicated.

                                                                    Dividends
  Quarter ended                High                Low                paid
-----------------------------------------------------------------------------
December 31, 1996             $13.750            $12.625            $     .05
March 31, 1997                 15.500             13.125                  .06
June 30, 1997                  15.500             14.000                  .06
September 30, 1997             18.750             14.750                  .06
December 31, 1997              20.500             15.375                  .07
March 31, 1998                 18.750             17.125                  .07
June 30, 1998                  18.000             16.750                  .07
September 30, 1998             18.000             17.000                  .07
December 31, 1998              17.250             16.750                  .07
March 31, 1999                 16.937             16.750                  .07
June 30, 1999                  16.812             16.687                  .08
September 30, 1999             17.125             16.687                  .09
December 31, 1999              16.750             16.250                  .09
March 31, 2000                 17.187             16.625                  .10
June 30, 2000                  17.500             16.625                  .10
September 30, 2000             17.000             16.625                  .11
December 31, 2000              17.250             16.625                  .12

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

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

                                                                         At December 31,
                                               --------------------------------------------------------------------
         (DOLLARS IN THOUSANDS)                  2000           1999           1998           1997           1996
-------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                                   $117,580       $120,392       $142,796       $133,777       $145,843
Loans receivable, net                            47,341         48,277         48,209         60,468         54,842
Mortgage-backed securities, net(1)               15,585         21,734         21,870         13,758         15,897
Investments, net(2)                              50,273         45,747         68,218         54,689         69,842
Savings deposits                                 96,991         90,753         99,435         95,362        102,247
Securities sold under agreements to
  repurchase                                      --             --            10,880          8,380         11,340
Federal funds purchased                           --             2,807          --             --             --
Federal home Loan Bank advances                   --             5,000         10,000          --             --
Stockholders' equity                             19,880         20,873         21,705         28,988         31,427

                                                                     Year ended December 31,
                                               --------------------------------------------------------------------
         (DOLLARS IN THOUSANDS)                  2000           1999           1998           1997           1996
-------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Interest income                                $  7,757       $  8,266       $  9,077       $  9,182       $  9,307
Interest expense                                  4,139          4,640          5,122          4,647          5,300
-------------------------------------------------------------------------------------------------------------------
  Net interest income                             3,618          3,626          3,955          4,535          4,007
Provision for loan losses                         --               200             17             98             33
-------------------------------------------------------------------------------------------------------------------
  Net interest income after provision
     for loan losses                              3,618          3,426          3,938          4,437          3,974
Loss on sale of certificates of deposit           --             --             --             --               (54)
Gain on sale of investment securities
  and mortgage-backed securities                     43          --                33             16             42
Other non-interest income                           192          1,069            207            203            180
Non-interest expense                              2,323          2,532          2,514          2,835          3,338
-------------------------------------------------------------------------------------------------------------------
Income before income taxes                        1,530          1,963          1,664          1,821            804
Income taxes                                        439            654            514            511            109
-------------------------------------------------------------------------------------------------------------------
Net income                                     $  1,091       $  1,309       $  1,150       $  1,310       $    695
===================================================================================================================
Earnings per share -- basic                    $   0.93       $   1.03       $   0.75       $   0.68       $   0.19
===================================================================================================================
Earnings per share -- diluted                  $   0.91       $   1.01       $   0.73       $   0.67       $   0.19
===================================================================================================================

--------------------------------------------------------------------------------

                                                                  At or for the year ended December 31,
                                                       ------------------------------------------------------------
                                                        2000         1999         1998          1997          1996
-------------------------------------------------------------------------------------------------------------------
KEY OPERATING RATIOS(3):
Performance Ratios:
Return on average assets (net income divided by
  average assets)                                        0.94%        1.00%        0.82%          0.96%        0.49%
Return on average equity (net income divided by
  average equity)                                        5.35         6.38         4.63           4.28         4.12
Interest rate spread (difference between average
  yield on interest-earning assets and average
  cost of interest-bearing liabilities)(3)               2.74         2.39         2.31           2.69         2.74
Net interest margin (net interest income as a
  percentage of average interest-earning
  assets)(3)                                             3.42         2.97         3.03           3.60         3.15
Non-interest expense to average assets                   1.99         1.93         1.79           2.07         2.38(5)
Average interest-earning assets to average
  interest-bearing liabilities                         118.24       115.71       118.91         125.71       110.41
Asset Quality:
Allowance for loan losses to total loans at end
  of period                                              1.25         1.24         0.92           0.72         0.70
Ratio of allowance for loan losses to
  non-performing loans                                 460.17       698.60       287.41       1,159.97       485.74
Net charge-offs to average outstanding loans
  during the period                                      0.02         0.09         0.01           0.08         0.07
Ratio of non-performing assets to total
  assets(4)                                              0.23         0.23         0.20           0.06         0.13
Capital Ratios:
Average equity to average assets                        17.52        15.62        17.74          22.39        12.00
Equity to assets at end of period                       16.91        17.34        15.20          21.67        21.55

                                                                             At December 31,
                                                       ------------------------------------------------------------
                                                        2000         1999         1998          1997          1996
-------------------------------------------------------------------------------------------------------------------
OTHER DATA:
Number of:
  Real estate loans outstanding                         1,023        1,050        1,127          1,317        1,466
  Deposit accounts                                      7,888        8,216        9,970         10,391       12,632
  Full-service offices                                      4            4            5              5            6

---------------
(1) Includes mortgage backed securities available for sale of $5.1 million, $7.0 million, $11.3 million, $1.6 million and $1.9 million, at December 31, 2000, 1999, 1998, 1997, and 1996 respectively.
(2) Includes investment securities, nonmarketable equity securities, interest-bearing deposits, federal funds sold, and certificates of deposits. Includes securities available for sale of $4.1 million, $5.0 million, $12.5 million, $19.7 million and $12.5 million at December 31, 2000, 1999, 1998, 1997, and 1996 respectively.
(3) Information is presented on a tax equivalent basis assuming a tax rate of 34%.
(4) Non-performing assets include loans which are contractually past due 90 days or more, loans accounted for on nonaccrual basis and real estate acquired through foreclosure.
(5) Includes SAIF special assessment of $812,498. Non-interest expense to average assets excluding SAIF special assessment is 1.80%.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

GENERAL

     The principal business of Chester Bancorp, Inc. and its subsidiaries consists of attracting deposits from the general public and using these funds to originate mortgage loans secured by one-to-four family residences and to invest in investments and mortgage-backed securities. To a lesser extent, the Company engages in various forms of consumer lending. The Company's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans, mortgage-backed securities and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits, securities sold under agreements to repurchase, federal funds purchased and advances from the Federal Home Loan Bank. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

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

     On October 4, 1996, the Company, completed its conversion from a federal mutual savings bank to a federal capital stock savings bank and simultaneously formed Chester Bancorp, Inc., a Delaware corporation, to act as the holding company of the converted savings bank. Pursuant to the plan of conversion, the Bank converted to a national bank known as Chester National Bank, and a newly chartered bank subsidiary was formed by the Company known as Chester National Bank of Missouri. The stock conversion resulted in the sale and issuance of 2,181,125 shares of $ .01 par value common stock at a price of $10.00 per share. In conjunction with the conversion, the Company loaned $1,745,700 to the Company's employee stock ownership plan for the purchase of 174,570 shares of common stock in connection with the stock conversion. After reducing gross proceeds for conversion costs of $939,363 and $1,745,700 related to the sale of shares to the Company's employee stock ownership plan, net proceeds totaled $19,136,187.

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

FINANCIAL CONDITION

Assets.

     The Company's total assets decreased by $2.8 million, or 2.3%, to $117.6 million at December 31, 2000 from $120.4 million at December 31, 1999. The decrease in the Company's asset size resulted from a $7.8 million decrease in borrowed money offset by a $6.2 increase in the level of savings deposits. Management used funds from the increased level of savings deposits and the decline in mortgage-backed securities investment securities to purchase additional shares of treasury stock and to fund the repayment of borrowed money.

     Loans receivable decreased $937,000 or 1.9%, to $47.3 million at December 31, 2000 from $48.3 million at December 31, 1999. The average balance on loans receivable remained constant at $48.0 million for both 2000 and 1999. New loan originations and loan repayments were heavier during the first half of 2000. Repayments on loans receivable were $9.7 million for 2000 compared to $15.0 million for 1999. New loan originations decreased to $8.8 million in 2000 from $15.6 million in 1999.

     Mortgage-backed securities at December 31, 2000 were $15.6 million compared to $21.7 million at December 31, 1999. Investment securities and nonmarketable equity securities decreased $2.3 million, or 5.7%, to $38.8 million at December 31, 2000. The funds received from the decline in mortgage-backed securities and investment securities were used to purchase additional shares of treasury stock and fund the repayment of borrowed money.

     On a combined basis cash, interest-bearing deposits, federal funds sold and certificates of deposit, increased $6.9 million, or 117.4%, to $12.7 million at December 31, 2000 from $5.8 million at December 31, 1999. Management invested the funds from increased savings deposits into short-term interest-bearing deposits.

Liabilities.

     Savings deposits increased $6.2 million, or 6.9%, to $97.0 million at December 31, 2000 from $90.8 million at December 31, 1999. The increase in savings deposits reflects at $9.3 million increase in the level of deposits from Gilster-Mary Lee Corporation (Gilster-Mary Lee), a food manufacturing and packaging company headquartered in Chester, Illinois. The Chairman of the Board of the Company is also the Executive Vice President, Treasurer and Secretary of Gilster-Mary Lee.

     Borrowed money decreased $7.8 million, or 100.0%, from $7.8 million at December 31, 1999. FHLB advances decreased $5.0 million or 100.0% from $5.0 million at December 31, 1999. The Company had no federal funds purchased at December 31, 2000, whereas the Company had $2.8 million federal funds purchased at December 31, 1999.

     Over the last several years, the Company has maintained a deposit relationship with Gilster-Mary Lee, which at times has had as much as $25 million in funds on deposit, typically with short terms. At December 31, 2000 and 1999, the balance of funds on deposit with the Company was $24.1 million and $14.8 million, respectively.

     A significant loss of funds from Gilster-Mary Lee could impair future earnings as there is no intent to replace the Gilster-Mary Lee savings deposits with other wholesale funds. At December 31, 2000, the Company maintained an adequate liquidity level to cover the withdrawal of such deposits and/or additional reduction of such borrowings.

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

                                               2000                               1999                          1998
                                  -------------------------------    -------------------------------    --------------------
                                                          Average                            Average
                                  Average                 yield/     Average                 yield/     Average
    (Dollars in thousands)        balance     Interest     cost      balance     Interest     cost      balance     Interest
----------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)        $ 48,061     $4,032       8.39%    $ 47,580     $3,931       8.26%    $ 52,893     $4,496
  Investments, net(2)(3)            40,259      2,569       6.38       44,546      2,599       5.83       47,607      2,735
  Mortgage-backed securities,
    net                             18,475      1,131       6.12       24,867      1,459       5.87       18,670      1,145
  Interest-bearing deposits(4)       3,863        192       4.97        8,831        392       4.44       16,128        839
                                  ------------------------------------------------------------------------------------------
    Total interest-earning
      assets                       110,658      7,924       7.16      125,824      8,381       6.66      135,298      9,215
                                              -------------------                -------------------                --------
Noninterest-earning assets           5,859                              5,435                              4,796
                                  --------                           --------                           --------
    Total assets                  $116,517                           $131,259                           $140,094
                                  ========                           ========                           ========
INTEREST-BEARING LIABILITIES:
  Deposits                        $ 91,962      4,041       4.39     $ 96,389      4,048       4.20     $ 95,493      4,223
  Securities sold under
    agreements to repurchase            --         --       4.37        2,588        113       4.37        9,523        476
  Federal funds purchased              884         56       6.33          381         22       5.77           --         --
  Other short-term borrowed
    money                              142         11       8.40           --         --         --           --         --
  FHLB Advances                        601         31       5.16        9,384        457       4.87        8,767        423
                                  ------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                   93,589      4,139       4.42      108,742      4,640       4.27      113,783      5,122
                                              -------------------                --------                           --------
Noninterest-bearing
  liabilities                        2,510                              2,008                              1,458
                                  --------                           --------                           --------
    Total liabilities               96,099                            110,750                            115,241
Stockholders' equity                20,418                             20,509                             24,853
                                  --------                           --------                           --------
    Total liabilities and
      stockholders' equity        $116,517                           $131,259                           $140,094
                                  ========                           ========                           ========
Net interest income                            $3,785                             $3,741                             $4,093
                                               ======                             ======                             ======
Interest rate spread(5)                                     2.74%                              2.39%
                                                          ======                             ======
Net interest margin(6)                                      3.42%                              2.97%
                                                          ======                             ======
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities                                             118.24%                            115.71%
                                                          ======                             ======

                                 1998
                                -------
                                Average
                                yield/
    (Dollars in thousands)       cost
------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)        8.50%
  Investments, net(2)(3)          5.74
  Mortgage-backed securities,
    net                           6.13
  Interest-bearing deposits(4)    5.20
                                -------
    Total interest-earning
      assets                      6.81
                                -------
Noninterest-earning assets
    Total assets
INTEREST-BEARING LIABILITIES:
  Deposits                        4.42
  Securities sold under
    agreements to repurchase      5.00
  Federal funds purchased           --
  Other short-term borrowed
    money                           --
  FHLB Advances                   4.82
                                -------
    Total interest-bearing
      liabilities                 4.50
                                -------
Noninterest-bearing
  liabilities
    Total liabilities
Stockholders' equity
    Total liabilities and
      stockholders' equity
Net interest income
Interest rate spread(5)           2.31%
                                ======
Net interest margin(6)            3.03%
                                ======
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities                   118.91%
                                ======

---------------
(1) Average balance includes nonaccrual loans.
(2) Includes FHLB stock, FRB stock and investment securities.
(3) Information is presented on a tax equivalent basis assuming a tax rate of
    34%
(4) Includes interest-bearing deposits, federal funds sold, bankers' acceptances and certificates of deposit.
(5) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Represents net interest income as a percentage of average interest-earning assets.

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

                                      2000 COMPARED TO 1999                 1999 Compared to 1998
                               -----------------------------------   ------------------------------------
                                                          Total                                  Total
                                               Rate/     increase                     Rate/     increase
   (Dollars in thousands)      Volume   Rate   Volume   (decrease)   Volume   Rate    Volume   (decrease)
---------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)     $  40    $ 61   $   1      $ 102      $(452)   $(127)   $ 14      $(565)
  Investments, net(2)(3)        (250)    244     (23)       (29)      (176)      43      (3)      (136)
  Mortgage-backed securities,
    net                         (375)     62     (16)      (329)       380      (49)    (17)       314
  Interest-bearing
    deposits(4)                 (222)     46     (26)      (202)      (380)    (123)     56       (447)
---------------------------------------------------------------------------------------------------------
    Total net change in
      income on
      interest-earning assets   (807)    413     (64)      (458)      (628)    (256)     50       (834)
---------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
  Deposits                      (186)    187      (9)        (8)        40     (210)     (5)      (175)
  Borrowings                    (515)    156    (135)      (494)      (317)     (56)     66       (307)
---------------------------------------------------------------------------------------------------------
    Total net change in
      expense on
      interest-bearing
      liabilities               (701)    343    (144)      (502)      (277)    (266)     61       (482)
---------------------------------------------------------------------------------------------------------
    Net change in net
      interest income          $(106)   $ 70   $  80      $  44      $(351)   $  10    $(11)     $(352)
=========================================================================================================

                                      1998 Compared to 1997
                               ------------------------------------
                                                           Total
                                                Rate/     increase
   (Dollars in thousands)      Volume   Rate    Volume   (decrease)
-------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)     $(454)   $ (99)   $  9      $(544)
  Investments, net(2)(3)          43      (61)      0        (18)
  Mortgage-backed securities,
    net                          142      (41)     (6)        95
  Interest-bearing
    deposits(4)                 (314)     (25)    (15)       301
-------------------------------------------------------------------
    Total net change in
      income on
      interest-earning assets     72     (226)    (12)      (166)
-------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
  Deposits                       (91)      10       4        (77)
  Borrowings                     571       (2)    (17)       552
-------------------------------------------------------------------
    Total net change in
      expense on
      interest-bearing
      liabilities                480        8     (13)       475
-------------------------------------------------------------------
    Net change in net
      interest income          $(408)   $(234)   $  1      $(641)
===================================================================

(1) Average balance includes nonaccrual loans.
(2) Includes FHLB stock, FRB stock and investment securities.
(3) Information is presented on a tax equivalent basis assuming a tax rate of 34%.
(4) Includes interest-bearing deposits, federal funds sold, bankers' acceptance.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

Net Income.

     The Company's net income for 2000 was $1.1 million compared to $1.3 million for 1999. During the quarter ended December 31, 1999 the Company received a $915,534 premium from the sale of the Company's Pinckneyville Branch. Without considering the impact of the gain from the sale of the branch, net income for 1999 would have been $698,000 compared to $1.1 million for 2000. The higher net income level in 2000, without considering the impact of the gain from the sale of the branch, reflects a $81,000 increase in noninterest income, positively impacted by a $209,000 decrease in noninterest expense and a $200,000 decrease in the provision for loan loss.

Net Interest Income.

     Net interest income decreased $8,000, or .2%, to $3.62 million for 2000 from $3.63 million for 1999. The decrease in net interest income was the result of a $509,000 decrease in interest income, positively offset by a $501,000 decrease in interest expense. Net interest income was impacted by an increase in the ratio of average interest-earning assets to average interest-bearing liabilities of 118.24% in 2000 from 115.75% in 1999.

Interest Income.

     Interest income on loans receivable totaled $4.0 million for 2000 compared to $3.9 million for 1999. The $102,000, or 2.6%, increase in interest income on loans receivable resulted from an increase in the average yield on loans receivable of 8.39% in 2000 from 8.26% in 1999. The average balance of loans receivable was $48.0 million for 2000 and 1999.

     Interest income on mortgage-backed securities decreased $329,000, or 22.5%, to $1.1 million for 2000 from $1.5 million for 1999. The decrease in interest income on mortgage-backed securities resulted from a $6.4 million, or 25.7%, decrease in the average balance of mortgage-backed securities. The impact of a decreased average balance was partially offset by an increase in the average yield on mortgage-backed securities of 6.12% in 2000 from 5.87% in 1999. Management used funds received from the decline in mortgage-backed securities to purchase additional shares of treasury stock and fund the repayment of borrowed money.

     Interest earned on investment securities totaled $2.4 million for 2000 compared to $2.5 million for 1999. The $82,000, or 3.3% decrease in interest income on investment securities resulted from a $4.3 million, or 9.6%, decrease in the average balance of investment securities, positively impacted by an increase in the average yield on investment securities of 6.38% in 2000 from 5.83% in 1999. Management used funds received from the decline in investment securities to purchase additional shares of treasury stock and fund the repayment of borrowed money.

     Interest income on interest-bearing deposits, federal fund sold and certificates of deposit, totaled $192,000 for 2000 compared to $392,000 for 1999. The $200,000, or 51.0%, decrease in interest income on interest-bearing deposits resulted from a $5.0 million, or 56.3%, decrease in the average balance of interest-bearing deposits. Decreased volume was impacted by an increase in the average yield on interest-bearing deposits of 4.97% in 2000 from 4.44% in 1999. Management invested the funds from increased savings deposits into short-term interest-bearing deposits.

Interest Expense.

     Interest expense decreased $501,000, or 10.8%, during 2000. Interest expense on savings deposits decreased $7,000, or .2%, to $4.04 million for 2000 from $4.05 million for 1999. This decrease resulted from the $4.4 million, or 4.6%, reduction in the average balance of deposits of $92.0 million for 2000 from $96.4 million for 1999. The decrease in interest expense on deposits was offset by an increase in the average cost of deposits of 4.39% in 2000 from 4.20% in 1999. Interest expense on securities sold under agreement to repurchase decreased $113,000, or 100.0% for 2000. This decrease resulted primarily from the $2.6 million, or 100.0%, decrease in the average balance of securities sold under agreements to repurchase for 2000. The decrease in the average balance of securities sold under agreements to repurchase was attributable to Gilster-Mary Lee decreasing the level of funds maintained with the Company during 1999.

     Interest expense on FHLB advances decreased $426,000, or 93.2%, for 2000 from $457,000 for 1999. The Company borrowed $10.0 million from the FHLB in February 1998 and invested the funds in a U.S. government agency security with a one-year maturity. In February, 2000 and 1999, respectively, a $5.0 million FHLB advance was called and the Company borrowed funds with federal funds purchased. The average balance and the average cost on FHLB advances for 2000 and 1999 was $601,000 and 5.16%, and $9.4 million and 4.87%, respectively.

     Interest expense on federal funds purchased increased $34,000, or 154.5%, for 2000 from $22,000 for 1999. The average balance and the average cost on federal funds purchased for 2000 and 1999 was $884,000 and 6.33%, and $381,000 and 5.77%, respectively. The Company had no federal funds purchased at December 31, 2000, whereas the Company had $2.8 million at December 31, 1999. Federal funds purchased and FHLB advances were used to partially fund the sale of the Company's Pinckneyville branch transaction in 1999.

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

     The Company had no provision for loan losses during 2000 compared to $200,000 in 1999. Management increased the provision in 1999 due to an increase of the commercial loan portfolio and an increase in net charge-offs.

     The Company's allowance for loan losses was $598,000, or 1.25%, of loans outstanding at December 31, 2000, compared to $605,000, or 1.24%, of loans outstanding at December 31, 1999. The Company's level of net loans charged-off during the year ended December 31, 2000 was $8,000, which represented .02% of average loans receivable outstanding. This percentage of charge-offs decreased from the .09% level of charge-offs experienced in 1999. Based on current levels in the allowance for loan losses in relation to loans receivable and delinquent loans, management's continued effort to favorably resolve problem loan situations, and the low level of charge-offs in recent years, management believes the allowance is adequate at December 31, 2000. At December 31, 2000, loans 90 days or more delinquent totaled $130,000, or .27% of net loans receivable, compared to $87,000, or .18% of net loans receivable at December 31, 1999.

     The allowance for loan losses is maintained to absorb losses inherent in the loan portfolio. The balance of the allowance is based on ongoing, quarterly assessments of the probable estimated losses in the loan portfolio. The Company's methodology for assessing the appropriateness of the allowance consists of applying several formula methods to identified problem loans and portfolio segments. The allowance is calculated by applying loss factors to outstanding loan balances, based on a internal risk grade of such loans or pools of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the allowance. Loss factors are based primarily on historical loss experience over the past three to five years, and may be adjusted for other significant conditions that, in management's judgement, affect the collectibility of the loan portfolio.

     Since the allowance for loan losses is based upon estimates of probable losses, the amount actually observed can vary significantly from the estimated amounts. The historical loss factors attempt to reduce this variance by taking into account recent loss experience. Management evaluates several other conditions in connection with the allowance, including general economic and business conditions, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the portfolio, and regulatory examination results. Management believes the current balance of the allowance for loan losses is adequate. Management will continue to monitor the loan portfolio and assess the adequacy of the allowance at least quarterly.

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

Noninterest Income.

     Noninterest income was $235,000 for 2000 compared to $1.1 million for 1999. The $834,000, or 78.0%, decrease resulted primarily from the sale of the Company's Pinckneyville branch. The sale transaction for the Company totaled $915,534 and was recorded during the last quarter of December 31, 1999. Without considering the impact of the sale transaction, net noninterest income for 1999 would have been $154,000 compared to $235,000 for 2000. The $81,000, or 52.6%, increase resulted primarily from the impact of the $43,000 net gain on the sale of available for sale investment securities and mortgage-backed securities during 2000, combined with a $26,000 increase in late charges and other fee income and a $12,000 increase in other noninterest income. The increase in late charges and other fee income was primarily due to a reclassification of service fee income received from new loans originated, which before the impact of the reclassification, reflects a $16,000 decrease in late charges and other fee income.

Noninterest Expense.

     Noninterest expense decreased $209,000, or 8.3%, for 2000. The decrease in noninterest expense resulted primarily from a $78,000 decrease in compensation and employee benefits, combined with a $39,000 decrease in federal insurance premiums, a $14,000 decrease in occupancy expense and an $78,000 decrease in other noninterest expense. These fluctuations are the result of normal operating procedures.

Income Tax Expense.

     Income tax expense for 2000 was $439,000 compared to $654,000 for 1999. The Company's effective tax rate for 2000 and 1999 was 28.7% and 33.3%, respectively. The effective tax rate for each year was below the statutory federal rate of 34% due to the Company's investment in tax exempt securities.

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

     In order to increase the interest rate sensitivity of its assets, the Company has originated adjustable rate residential mortgage loans and maintained a consistent level of short- and intermediate-term investment securities and interest-bearing deposits. At December 31, 2000, the Company had $13.0 million of adjustable rate mortgages, $12.9 million of investment securities, mortgage-backed securities and interest-bearing deposits maturing within one year, and $22.8 million of investment securities and mortgage-backed securities maturing within one to five years. In addition, at December 31, 2000, the Company had $3.2 million of consumer loans which typically have maturities of five years or less.

     In managing its future interest rate sensitivity, the Company intends to continue to stress the origination of adjustable rate mortgages and loans with shorter maturities, the maintenance of a consistent level of short- and intermediate-term securities, and pricing strategies that will extend the term of deposit liabilities.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds consist of deposits, securities sold under agreements to repurchase, repayments and prepayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit base. The Company uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest in other interest-bearing assets, to maintain liquidity, and to meet operating expenses. Management anticipates that loan repayments and other sources of funds will be adequate to meet and exceed the Company's liquidity needs for 2001.

     A major portion of the Company's liquidity consists of cash and cash equivalents, which include investments in highly liquid, short-term deposits. The level of these assets is dependent on the Company's operating, investing, lending and financing activities during any given period. At December 31, 2000, cash and cash equivalents totaled $11.7 million.

     The primary investing activities of the Company include origination of loans and purchase of mortgage-backed securities and investment securities. During the year ended December 31, 2000, purchases of investment securities and certificates of deposit totaled $4.4 million and $1.0 million, respectively, while loan originations totaled $8.7 million. These investments were funded primarily from loan and mortgage-backed security repayments of $15.4 million and investment security sales and maturities of $7.4 million.

     In April 1997, the Company announced its initial plan to repurchase 5% of its then outstanding common stock. Since that time the Company has continued to repurchase shares when it was determined to be advisable by the Board of Directors and authorized by the appropriate regulatory authorities. As of December 31, 2000, the Company had repurchased approximately 896,000, or 41.1%, of its common shares. Management expects to continue to repurchase common shares when it is viewed as a method of increasing value to the Company's stockholders.

     Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, the Company believes that it could borrow additional funds from the Federal Home Loan Bank or through federal funds purchased. At December 31, 2000, the Company had no borrowed funds.

     At December 31, 2000, the Company exceeded all of its regulatory capital requirements.

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

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the Financial Accounting Standards Board (FASB) issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires all derivative instruments to be recorded on the balance sheet at estimated fair value. Changes in the fair value of derivative instruments are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Statement also provides that on the date of initial application, an entity may transfer any held-to-maturity security into the available-for-sale category. FAS No. 133 is effective for fiscal years beginning after June 15, 1999. In June 1999, Statement of Financial Accounting Standard No. 137 was issued to extend the effective date by one year to all fiscal quarters of fiscal years after June 15, 2000. The Company adopted FAS 133, as amended by FAS 137, on October 1, 1998. In June 2000, Statement of Financial Accounting Standard No. 138 was issued to clarify and amend some provisions of FAS 133. By requirement of the Standard, FAS 138 was adopted upon release in June 2000. Although the Company does not have any derivative instruments to record, management reconsidered their ability and intent to hold certain debt securities to maturity and transferred $11,064,440 and $10,510,911 of investment securities and mortgage-backed securities, respectively, to available for sale on October 1, 1998. As a result of the transfers, a market valuation account was established for the available for sale debt securities of $215,565 to increase the recorded balance of such securities to their fair value, a deferred tax liability of $81,915 was recorded to reflect the tax effect of the market valuation account, and the net increase resulting from the market valuation adjustment of $133,650 was recorded as a transition adjustment in the statement of comprehensive income.

Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

     In September 2000, Statement on Financial Accounting Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued to replace Statement on Financial Accounting Standards No. 125 which was issued in June 1996. Statement No. 125 addressed issues related to transfers of financial assets in which the transferor has some continuing involvement with the transferred assets or with the transferee. Statement No. 140 resolves implementation issues which arose as a result of Statement No. 125, but carries forward most of Statement No. 125's provisions. Statement No. 140 is effective for transfers occurring after March 31, 2000 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Management does not believe the adoption of Statement No. 140 will have a significant impact on its financial statements.

INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

To the Board of Directors
Chester Bancorp, Inc.
Chester, Illinois

     We have audited the accompanying consolidated balance sheet of Chester Bancorp, Inc. as of December 31, 2000, and the related consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Chester Bancorp, Inc. for the year ended December 31, 1999 were audited by other auditors whose report, dated January 28, 2000, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chester Bancorp, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Springfield, Illinois
January 23, 2001

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                 DECEMBER 31, 2000 AND 1999                         2000            1999
--------------------------------------------------------------------------------------------
ASSETS
Cash                                                            $  1,220,381    $  1,245,259
Interest-bearing deposits                                          4,417,973       4,592,041
Federal funds sold                                                 6,050,000              --
--------------------------------------------------------------------------------------------
      Total cash and cash equivalents                             11,688,354       5,837,300
Certificates of deposit                                            1,000,000              --
Investment securities:
  Available for sale, at fair value (cost of $1,750,000 and
    $2,725,071 at December 31, 2000 and 1999, respectively)        1,754,036       2,682,846
  Held to maturity, at cost (fair value of $34,733,050 and
    $34,977,915 at December 31, 2000 and 1999, respectively)      34,728,445      36,193,546
Nonmarketable securities                                           2,322,500       2,278,200
Mortgage-backed securities:
  Available for sale, at fair value (cost of $5,132,377 and
    $7,175,687 at December 31, 2000 and 1999, respectively)        5,097,460       7,009,588
  Held to maturity, at cost (fair value of $10,417,435 and
    $14,413,424 at December 31, 2000 and 1999, respectively)      10,487,947      14,724,664
Loans, net of the allowance for loan losses ($597,580 and
  $605,347 at December 31, 2000 and 1999, respectively)           47,340,779      48,277,319
Accrued interest receivable                                        1,108,650       1,151,180
Office properties and equipment, net                               1,423,951       1,524,196
Other assets                                                         627,423         712,983
--------------------------------------------------------------------------------------------
      Total assets                                              $117,579,545    $120,391,822
============================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
    Non-interest bearing                                        $  4,957,853    $  1,513,449
    Interest bearing                                              92,033,633      89,239,492
Other borrowings                                                          --       7,807,000
Accrued interest payable                                             187,733         139,069
Advance payments by borrowers for taxes and insurance                394,401         376,431
Accrued expenses and other liabilities                               126,165         443,199
--------------------------------------------------------------------------------------------
      Total liabilities                                           97,699,785      99,518,640
--------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' equity
  Common stock, $.01 par value, 3,000,000 shares authorized,
    2,182,125 shares issued at December 31, 2000 and 1999             21,821          21,821
  Additional paid-in capital                                      21,393,214      21,521,985
  Retained earnings, substantially restricted                     15,252,238      14,681,473
  Accumulated other comprehensive loss                               (19,147)       (129,165)
  Unearned ESOP shares                                            (1,483,080)     (1,538,040)
  Unearned restricted stock awards                                  (227,286)       (393,480)
  Treasury stock, at cost: 895,979 and 792,572 shares at
    December 31, 2000 and 1999, respectively                     (15,058,000)    (13,291,412)
--------------------------------------------------------------------------------------------
      Total stockholders' equity                                  19,879,760      20,873,182
--------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                $117,579,545    $120,391,822
============================================================================================

See notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998                       2000          1999          1998
------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                         $4,032,225    $3,930,511    $4,496,309
  Mortgage-backed securities                                     1,130,549     1,459,347     1,145,034
  Investment securities                                          2,402,502     2,484,070     2,596,529
  Other                                                            192,282       392,270       839,157
------------------------------------------------------------------------------------------------------
       Total interest income                                     7,757,558     8,266,198     9,077,029
------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                                       4,040,678     4,047,612     4,223,085
  Other borrowings                                                  98,568       592,623       898,580
------------------------------------------------------------------------------------------------------
       Total interest expense                                    4,139,246     4,640,235     5,121,665
------------------------------------------------------------------------------------------------------
       Net interest income                                       3,618,312     3,625,963     3,955,364
Provision for loan losses                                           --           200,000        16,800
------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses       3,618,312     3,425,963     3,938,564
------------------------------------------------------------------------------------------------------
Noninterest income:
  Late charges, deposit account fees, and other fees               160,350       134,181       188,691
  Gain on sale of investment securities, net                        42,200            11        30,318
  Gain on sale of mortgage-backed securities, net                    1,139        --             2,352
  Gain on sale of branch                                            --           915,534        --
  Other                                                             31,435        19,441        18,448
------------------------------------------------------------------------------------------------------
       Total noninterest income                                    235,124     1,069,167       239,809
------------------------------------------------------------------------------------------------------
Noninterest expense:
  Compensation and employee benefits                             1,264,442     1,342,858     1,241,287
  Occupancy                                                        274,928       288,861       274,119
  Data processing                                                  153,602       160,961       157,330
  Advertising                                                       50,473        40,859        65,570
  Federal deposit insurance premiums                                19,112        57,641        57,813
  Professional fees                                                239,428       256,678       262,304
  Other                                                            321,335       384,495       455,885
------------------------------------------------------------------------------------------------------
       Total noninterest expense                                 2,323,320     2,532,353     2,514,308
------------------------------------------------------------------------------------------------------
       Income before income taxes                                1,530,116     1,962,777     1,664,065
Income taxes                                                       438,734       654,091       514,338
------------------------------------------------------------------------------------------------------
       Net income                                               $1,091,382    $1,308,686    $1,149,727
======================================================================================================
Basic net income per share                                      $     0.93    $     1.03    $     0.75
======================================================================================================
Diluted net income per share                                    $     0.91    $     1.01    $     0.73
======================================================================================================

See notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                  Retained       Accumulated
Years ended                    Common stock       Additional      earnings,         other        Unearned     Unamortized
December 31, 2000, 1999     -------------------     paid-in     substantially   comprehensive      ESOP        restricted
and 1998                     Shares     Amount      capital      restricted     (loss) income     shares      stock awards
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997  2,182,125   $21,821   $21,766,390    $13,088,331      $  32,454     $(1,647,920)   $(725,868)
Net income                     --         --          --           1,149,727        --              --            --
Purchase of treasury stock     --         --          --             --             --              --            --
Issuance of treasury stock
 for restricted stock
 awards                        --         --         (170,996)        (9,161)       --              --            --
Amortization of stock
 awards                        --         --          --             --             --              --           166,194
ESOP shares released           --         --           40,656        --             --               54,940       --
Tax benefit from stock
 related compensation          --         --           14,787        --             --              --            --
Dividends on common stock
 at $.28 per share             --         --          --            (425,497)       --              --            --
Change in unrealized gain
 on securities available
 for sale, net of tax of
 $38,674                       --         --          --             --              61,156         --            --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998  2,182,125   21,821     21,650,837     13,803,400         93,610      (1,592,980)    (559,674)
Net income                     --         --          --           1,308,686        --              --            --
Purchase of treasury stock     --         --          --             --             --              --            --
Issuance of treasury stock
 for restricted stock
 awards                        --         --         (166,110)        (9,874)       --              --            --
Stock options exercised        --         --          --              (1,526)       --              --            --
Amortization of stock
 awards                        --         --          --             --             --              --           166,194
ESOP shares released           --         --           37,258        --             --               54,940       --
Dividends on common stock
 at $.33 per share             --         --          --            (419,213)       --              --            --
Change in unrealized
 (loss) on securities
 available for sale, net
 of tax of $(138,283)          --         --          --             --            (222,775)        --            --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999  2,182,125   21,821     21,521,985     14,681,473       (129,165)     (1,538,040)    (393,480)
Net income                     --         --          --           1,091,382        --              --            --
Purchase of treasury stock     --         --          --             --             --              --            --
Issuance of treasury stock
 for restricted stock
 awards                        --         --         (166,110)       (10,382)       --              --            --
Stock options exercised        --         --          --              (5,728)       --              --            --
Amortization of stock
 awards                        --         --          --             --             --              --           166,194
ESOP shares released           --         --           37,339        --             --               54,960       --
Dividends on common stock
 at $.43 per share             --         --          --            (504,507)       --              --            --
Change in unrealized gain
 on securities available
 for sale, net of tax of
 $67,430                       --         --          --             --             110,018         --            --
--------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000  2,182,125   $21,821   $21,393,214    $15,252,238      $ (19,147)    $(1,483,080)   $(227,286)
==========================================================================================================================


Years ended                     Treasury stock           Total
December 31, 2000, 1999     ----------------------   stockholders'
and 1998                    Shares       Amount         equity
--------------------------
BALANCE, DECEMBER 31, 1997  229,079   $ (3,546,890)   $28,988,318
Net income                                              1,149,727
Purchase of treasury stock  483,272     (8,345,193)    (8,345,193)
Issuance of treasury stock
 for restricted stock
 awards                     (12,214)       180,157        --
Amortization of stock
 awards                       --           --             166,194
ESOP shares released          --           --              95,596
Tax benefit from stock
 related compensation         --           --              14,787
Dividends on common stock
 at $.28 per share            --           --            (425,497)
Change in unrealized gain
 on securities available
 for sale, net of tax of
 $38,674                      --           --              61,156
--------------------------
BALANCE, DECEMBER 31, 1998  700,137    (11,711,926)    21,705,088
Net income                                              1,308,686
Purchase of treasury stock  106,044     (1,781,412)    (1,781,412)
Issuance of treasury stock
 for restricted stock
 awards                     (11,865)       175,984        --
Stock options exercised      (1,744)        25,942         24,416
Amortization of stock
 awards                       --           --             166,194
ESOP shares released          --           --              92,198
Dividends on common stock
 at $.33 per share            --           --            (419,213)
Change in unrealized
 (loss) on securities
 available for sale, net
 of tax of $(138,283)         --           --            (222,775)
--------------------------
BALANCE, DECEMBER 31, 1999  792,572    (13,291,412)    20,873,182
Net income                    --           --           1,091,382
Purchase of treasury stock  121,818     (2,040,452)    (2,040,452)
Issuance of treasury stock
 for restricted stock
 awards                     (11,865)       176,492        --
Stock options exercised      (6,546)        97,372         91,644
Amortization of stock
 awards                       --           --             166,194
ESOP shares released          --           --              92,299
Dividends on common stock
 at $.43 per share            --           --            (504,507)
Change in unrealized gain
 on securities available
 for sale, net of tax of
 $67,430                      --           --             110,018
--------------------------
BALANCE, DECEMBER 31, 2000  895,979   $(15,058,000)   $19,879,760
==========================

See notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

        YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998                  2000             1999             1998
---------------------------------------------------------------------------------------------------------------
Net income                                                         $1,091,382       $1,308,686       $1,149,727
Other comprehensive income (loss), net of tax:
  Unrealized holding gain (loss) on securities available for sale (net of tax of $83,899, $138,287 and $51,089 for
     2000, 1999 and 1998, respectively)                               136,888         (222,768)         (52,239)
  Transition adjustment from transfer of securities to
     available for sale on October 1, 1998                                 --               --          133,650
  Less adjustment for realized gains included in net income
     (net of tax of $(16,469), $(4) and $(12,415) for 2000,
     1999 and 1998, respectively)                                     (26,870)              (7)         (20,255)
---------------------------------------------------------------------------------------------------------------
       Total other comprehensive income (loss)                        110,018         (222,775)          61,156
---------------------------------------------------------------------------------------------------------------
       Comprehensive income                                        $1,201,400       $1,085,911       $1,210,883
===============================================================================================================

See notes to consolidated financial statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

        YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998               2000            1999            1998
------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
  Net income                                                    $ 1,091,382    $  1,308,686    $   1,149,727
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization:
      Office properties and equipment                               150,528         147,765          140,073
      Deferred fees, discounts, and premiums                         43,601           5,134         (648,052)
      Stock plans                                                   350,137         258,392          261,790
    Provision for deferred taxes                                    (15,000)       (104,404)          21,765
    (Increase) decrease in accrued interest receivable               42,530        (241,227)         (22,578)
    Increase (decrease) in accrued interest payable                  48,664         (76,351)          56,521
    Gain on sale of investment securities, net                      (42,200)            (11)         (30,318)
    Gain on sale of mortgage-backed securities, net                  (1,139)        --                (2,352)
    Gain on sale of branch                                          --             (915,534)        --
    Provision for loan losses                                       --              200,000           16,800
    FHLB stock dividend                                             (44,300)        --              --
    Net change in other assets and other liabilities               (333,383)        554,635         (516,580)
------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                   1,290,820       1,137,085          426,796
------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
  Investment securities:
    Available-for-sale:
      Purchases                                                  (1,741,082)       (400,000)        (147,187)
      Proceeds from sales                                         2,258,282         400,000        4,527,500
      Proceeds from calls and maturities                            500,000       7,235,000       14,000,000
    Held-to-maturity:
      Purchases                                                  (2,700,000)    (94,215,397)    (109,114,765)
      Proceeds from maturities and paydowns                       4,149,000      98,104,167       83,910,572
  Mortgage-backed securities:
    Available-for-sale:
      Proceeds from sales                                           538,389         --               249,779
      Proceeds from maturities and paydowns                       1,509,219       3,999,603          496,585
    Held-to-maturity:
      Purchases                                                     --          (10,882,216)     (17,124,741)
      Proceeds from maturities and paydowns                       4,214,016       6,786,882        8,422,681
Principal repayments on loans                                     9,661,854      14,993,527       18,288,784
Origination of loans                                             (8,778,943)    (15,620,100)      (6,219,094)
Purchase of nonmarketable securities                                --              --              (178,700)
Proceeds from calls and maturities of nonmarketable
  securities                                                        --              229,437         --
Purchase of certificates of deposit                              (1,000,000)        --              --
Proceeds from the maturity of certificates of deposit               --               95,000          195,000
Cash paid upon sale of branch                                       --           (8,277,427)        --
Proceeds from sales of real estate acquired through
  foreclosure                                                        95,226         248,292           48,205
Purchase of office properties and equipment                         (50,283)        (72,046)         (57,706)
------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) investing activities         8,655,678       2,624,722       (2,703,087)
------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
  Increase in deposits                                            6,238,545         595,789        4,072,479
  Increase (decrease) in securities sold under agreements to
    repurchase                                                      --          (10,880,389)       2,500,000
  Proceeds from (payments on) FHLB advances                      (5,000,000)     (5,000,000)      10,000,000
  Proceeds from (payments on) federal funds purchased            (2,807,000)      2,807,000         --
  Increase (decrease) in advance payments by borrowers for
    taxes and insurance                                              17,970         (43,121)         (19,722)
  Purchase of treasury stock                                     (2,040,452)     (1,781,412)      (8,345,193)
  Dividends paid                                                   (504,507)       (419,213)        (425,497)
------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities        (4,095,444)    (14,721,346)       7,782,067
------------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents        5,851,054     (10,959,539)       5,505,776
Cash and cash equivalents:
  Beginning of year                                               5,837,300      16,796,839       11,291,063
------------------------------------------------------------------------------------------------------------
  End of year                                                   $11,688,354    $  5,837,300    $  16,796,839
============================================================================================================
Supplemental disclosures of cash flow information
  Cash paid during the year for:
    Interest paid                                               $ 4,090,582    $  4,716,586    $   5,065,144
    Income taxes paid                                               777,099         328,090          603,609
============================================================================================================
Supplemental schedule of noncash investing and financing
  activities
  Loans transferred to real estate acquired by foreclosure      $    45,776    $    408,299    $     136,577
  Securities transferred to available for sale                      --              --            21,575,351
============================================================================================================

See notes to consolidated financial statements.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS -- Chester Bancorp, Inc. and Subsidiaries (the Company) provides a full range of financial services to individual and corporate customers through its home office in Chester, Illinois, and its two banking offices in neighboring cities in Southern Illinois and two banking offices in Perryville, Missouri. The Company is subject to competition from other financial institutions in the area, is subject to the regulations of certain federal agencies, and undergoes periodic examinations by those regulatory authorities.

     The Company has not included segment disclosures regarding specific segments since management makes operating decisions and assesses performance based on the Company as a whole.

     The significant accounting and reporting policies of the Company and its subsidiary follow:

     BASIS OF CONSOLIDATION AND FINANCIAL STATEMENT PRESENTATION -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Chester National Bank and Chester National Bank of Missouri. Significant intercompany accounts and transactions have been eliminated in consolidation.

     The consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles and conform to predominate practice within the banking industry.

     In preparing the consolidated financial statements, Company management is required to make estimates and assumptions, which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the market value of investment and mortgage-backed securities, the determination of the allowance for losses on loans and valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS -- For purposes of reporting cash flows, cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits in other depository institutions and federal funds sold.

     SECURITIES HELD TO MATURITY -- Debt securities and mortgage backed securities for which the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, is included in interest income.

     SECURITIES AVAILABLE FOR SALE -- Securities classified as available for sale are those debt securities and mortgage backed securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

     Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of other comprehensive income, net of the related deferred tax effect. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income.

     Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

     Declines in the fair value of individual securities classified as either held to maturity or available for sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

     NONMARKETABLE SECURITIES -- Nonmarketable securities at December 31, 2000 and 1999 include local municipal bonds and equity investments in local community development organizations and Federal Home Loan Bank and Federal Reserve Bank stock. The municipal bonds mature ratably through the year 2005. These securities are carried at cost, as they have no readily ascertainable market value.

     LOANS -- Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the unpaid principal amounts less the allowance for loan losses and net deferred loan origination fees.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loan origination fees, net of certain direct loan origination costs are deferred and amortized to interest income over the contractual lives of the loans using the level yield method.

     Interest on loans is accrued based upon the principal amounts outstanding. The Company's policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal or generally when a loan becomes contractually past due ninety days or more with respect to principal or interest. Accrued interest on nonaccrual loans is reversed and offset against interest income in the period the loan is deemed uncollectible. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collectibility of interest or principal.

     ALLOWANCE FOR LOAN LOSSES -- The Company considers a loan to be impaired when management believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the Company records a loss valuation equal to the excess of the loan's carrying value over the present value of the estimated future cash flows discounted at the loan's effective rate, based on the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. One-to-four family residential loans and consumer loans are collectively evaluated for impairment. Loans on residential properties with greater than four units and loans on construction and development and commercial properties are evaluated for impairment on a loan-by-loan basis.

     The allowance for loan losses is established through a provision for loan losses charged to operating expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the Banks to make additions to the allowance for loan losses based on their judgments of collectibility based on information available to them at the time of their examination.

     OFFICE PROPERTIES AND EQUIPMENT -- Office properties and equipment are stated at cost, less accumulated depreciation. Depreciation charged to operations is primarily computed utilizing the straight-line method over the estimated useful lives of the related assets. Estimated lives are 10 to 35 years for buildings and improvements, and 3 to 15 years for furniture and equipment. Management periodically reviews the carrying value of its long-lived assets to determine if an impairment has occurred or whether changes in circumstances have occurred that would require a revision to the remaining useful life. In making such determination, management evaluates the performance, on an undiscounted basis, of the underlying operations or assets, which give rise to such amount.

     INCOME TAXES -- Deferred taxes are provided on a liability method which recognizes deferred tax assets for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     STOCK OPTION PLAN -- The Company accounts for its stock option grants in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, accordingly no compensation expense is recognized for the stock grants if the exercise price is equal to or more than the fair value of the shares at the date of the grant. Proforma information regarding net income and earnings per share as calculated under the provisions of Statement 123, Accounting for Stock Based Compensation is provided in Note 10.

     NET INCOME PER SHARE -- Basic net income per share is determined by dividing net income for the year by the weighted average number of common shares.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Diluted net income per share considers the potential dilutive effects of the exercise of the outstanding stock options under the Company's stock option plan.

     The following reflects net income per share calculations for basic and diluted methods:

                                                                      December 31,
                                                         --------------------------------------
                                                            2000          1999          1998
-----------------------------------------------------------------------------------------------
Net income available to common shareholders              $1,091,382    $1,308,686    $1,149,727
Basic average common shares outstanding                   1,170,331     1,265,404     1,535,617
Dilutive potential due to stock options                      31,818        32,836        39,033
-----------------------------------------------------------------------------------------------
Average number of common shares and dilutive
  potential common shares outstanding                     1,202,149     1,298,240     1,574,650
-----------------------------------------------------------------------------------------------
Basic net income per share                               $     0.93    $     1.03    $     0.75
===============================================================================================
Diluted net income per share                             $     0.91    $     1.01    $     0.73
===============================================================================================

     ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES -- Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This Statement applies to all entities. FAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application is encouraged. The Statement is not to be applied retroactively to financial statements of prior periods. In June 1999, Statement of Financial Accounting Standard No. 137 was issued to extend the effective date by one year to all fiscal quarters of fiscal years beginning after June 15, 2000. The Company adopted FAS 133, as amended by FAS 137, on October 1, 1998. In June 2000, Statement of Financial Accounting Standard No. 138 was issued to clarify and amend some provisions of FAS 133. By requirement of the Standard, FAS 138 was adopted upon release in June 2000. Although the Company does not have any derivative instruments to record, management reconsidered their ability and intent to hold certain debt securities to maturity and transferred $11,064,440 and $10,510,911 of investment securities and mortgage-backed securities, respectively, to available for sale on October 1, 1998. As a result of the transfers, a market valuation account was established for the available for sale debt securities of $215,565 to increase the recorded balance of such securities to their fair value, a deferred tax liability of $81,915 was recorded to reflect the tax effect of the market valuation account, and the net increase resulting from the market valuation adjustment of $133,650 was recorded as a transition adjustment in the statement of comprehensive income.

     ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES -- In September 2000, Statement on Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued to replace Statement on Financial Accounting Standards No. 125 which was issued in June 1996. Statement No. 125 addressed issues related to transfers of financial assets in which the transferor has some continuing involvement with the transferred assets or with the transferee. Statement No. 140 resolves implementation issues which arose as a result of Statement No. 125, but carries forward most of Statement No. 125's provisions. Statement No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Management does not believe the adoption of Statement No. 140 will have a significant impact on its financial statements.

     RECLASSIFICATIONS -- Certain amounts included in the 1999 consolidated financial statements and footnotes have been reclassified to conform to the 2000 presentation.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(2) INVESTMENT SECURITIES

     The amortized cost and fair value of investment securities available for sale follow:

                                                              December 31, 2000
                                           -------------------------------------------------------
                                                            Gross          Gross
                                            Amortized     unrealized    unrealized        Fair
                                              cost          gains         losses          value
--------------------------------------------------------------------------------------------------
Securities of U.S. government              $   250,000     $  2,500     $   --         $   252,500
Securities of U.S. government and
  agencies                                   1,500,000        5,636          (4,100)     1,501,536
--------------------------------------------------------------------------------------------------
     Total                                 $ 1,750,000     $  8,136     $    (4,100)   $ 1,754,036
==================================================================================================

                                                              December 31, 1999
                                           -------------------------------------------------------
                                                            Gross          Gross
                                            Amortized     unrealized    unrealized        Fair
                                              cost          gains         losses          value
--------------------------------------------------------------------------------------------------
Securities of U.S. government              $   500,071     $    242     $   --         $   500,313
Securities of U.S. government and
  agencies                                   2,225,000       --             (42,467)     2,182,533
--------------------------------------------------------------------------------------------------
     Total                                 $ 2,725,071     $    242     $   (42,467)   $ 2,682,846
==================================================================================================

     The amortized cost and fair value of investment securities classified as held to maturity follow:

                                                              December 31, 2000
                                           -------------------------------------------------------
                                                            Gross          Gross
                                            Amortized     unrealized    unrealized        Fair
                                              cost          gains         losses          value
--------------------------------------------------------------------------------------------------
Securities of U.S. government and
  agencies                                 $25,740,140     $ 37,170     $  (229,465)   $25,547,845
Mortgage-backed bonds                        3,000,000       --             (70,320)     2,929,680
Securities of states and municipalities      5,988,305      310,284         (43,064)     6,255,525
--------------------------------------------------------------------------------------------------
     Total                                 $34,728,445     $347,454     $  (342,849)   $34,733,050
==================================================================================================

                                                              December 31, 1999
                                           -------------------------------------------------------
                                                            Gross          Gross
                                            Amortized     unrealized    unrealized        Fair
                                              cost          gains         losses          value
--------------------------------------------------------------------------------------------------
Securities of U.S. government and
  agencies                                 $27,458,274     $ --         $(1,024,775)   $26,433,499
Mortgage-backed bonds                        3,000,000       --            (227,812)     2,772,188
Securities of states and municipalities      5,735,272      125,463         (88,507)     5,772,228
--------------------------------------------------------------------------------------------------
     Total                                 $36,193,546     $125,463     $(1,341,094)   $34,977,915
==================================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(2) INVESTMENT SECURITIES (CONTINUED)

     The amortized cost and fair value at December 31, 2000, by contractual maturity, are shown below:

                                            Available for sale                Held to maturity
                                        --------------------------      ----------------------------
                                        Amortized          Fair          Amortized          Fair
                                           cost           value            cost             value
----------------------------------------------------------------------------------------------------
One year or less                        $   --          $   --          $ 1,400,368      $ 1,398,559
One year through five years              1,750,000       1,754,036       18,091,370       17,976,967
Five years through ten years                --              --            8,747,971        8,801,574
Over ten years                              --              --            6,488,736        6,555,950
----------------------------------------------------------------------------------------------------
                                        $1,750,000      $1,754,036      $34,728,445      $34,733,050
====================================================================================================

     Gross realized gains and (losses) from the sale of investment securities classified as available for sale follow:

                                                             For the year ended December 31,
                                                          -------------------------------------
                                                            2000           1999          1998
-----------------------------------------------------------------------------------------------
Gross realized gain                                       $ 65,169         $11          $30,318
Gross realized (losses)                                    (22,969)        --             --
-----------------------------------------------------------------------------------------------
     Net gain                                             $ 42,200         $11          $30,318
===============================================================================================

     Investment securities and mortgage backed securities with a carrying value of approximately $5,300,000 at December 31, 2000 and 1999, respectively, were pledged to collateralize certain deposit accounts with balances in excess of $100,000 and for other purposes as required or permitted by law.

(3) MORTGAGE-BACKED SECURITIES

     The amortized cost and fair values of mortgage-backed securities classified as available for sale follow:

                                                             December 31, 2000
                                        ------------------------------------------------------------
                                                           Gross           Gross
                                         Amortized       unrealized      unrealized         Fair
                                           cost            gains           losses           value
----------------------------------------------------------------------------------------------------
GNMA                                    $   820,827       $ 3,259        $  (5,406)      $   818,680
FNMA                                      1,974,553         --             (19,181)        1,955,372
FHLMC                                     2,336,997         --             (13,589)        2,323,408
----------------------------------------------------------------------------------------------------
     Total                              $ 5,132,377       $ 3,259        $ (38,176)      $ 5,097,460
====================================================================================================

                                                             December 31, 1999
                                        ------------------------------------------------------------
                                                           Gross           Gross
                                         Amortized       unrealized      unrealized         Fair
                                           cost            gains           losses           value
----------------------------------------------------------------------------------------------------
GNMA                                    $ 1,496,829       $14,039        $ (23,987)      $ 1,486,881
FNMA                                      2,903,650         --             (84,771)        2,818,879
FHLMC                                     2,775,208         --             (71,380)        2,703,828
----------------------------------------------------------------------------------------------------
     Total                              $ 7,175,687       $14,039        $(180,138)      $ 7,009,588
====================================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(3) MORTGAGE-BACKED SECURITIES (CONTINUED)
     The amortized cost and fair value of mortgage backed securities classified as held to maturity follow:

                                                              December 31, 2000
                                            ------------------------------------------------------
                                                             Gross         Gross
                                             Amortized     unrealized    unrealized       Fair
                                               cost          gains         losses         value
--------------------------------------------------------------------------------------------------
FNMA                                        $ 2,604,225     $ 3,100      $ (23,215)    $ 2,584,110
FHLMC                                         1,623,203       2,470         (3,901)      1,621,772
Collateralized mortgage obligations           6,260,519       8,662        (57,628)      6,211,553
--------------------------------------------------------------------------------------------------
     Total                                  $10,487,947     $14,232      $ (84,744)    $10,417,435
==================================================================================================

                                                              December 31, 1999
                                            ------------------------------------------------------
                                                             Gross         Gross
                                             Amortized     unrealized    unrealized       Fair
                                               cost          gains         losses         value
--------------------------------------------------------------------------------------------------
FNMA                                        $ 3,109,639     $    --      $ (65,760)    $ 3,043,879
FHLMC                                         1,979,963          --        (60,004)      1,919,959
Collateralized mortgage obligations           9,635,062          --       (185,476)      9,449,586
--------------------------------------------------------------------------------------------------
     Total                                  $14,724,664     $    --      $(311,240)    $14,413,424
==================================================================================================

     Gross realized gains and (losses) on sales of mortgage-backed securities classified as available for sale follow:

                                                                   Year ended December 31,
                                                               -------------------------------
                                                                2000        1999        1998
----------------------------------------------------------------------------------------------
Gross realized gains                                           $1,197       $--        $ 4,262
Gross realized (losses)                                           (58)       --         (1,910)
----------------------------------------------------------------------------------------------
     Net realized gains                                        $1,139       $--        $ 2,352
==============================================================================================

     Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties and mutual funds do not have stated maturity dates. Therefore, stated maturities are not disclosed.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(4) LOANS

     Loans consist of:

                                                                        December 31,
                                                                -----------------------------
                                                                   2000              1999
---------------------------------------------------------------------------------------------
Loans secured by real estate:
  Residential:
     1-4 family                                                 $36,987,918       $36,301,877
     Multifamily                                                    423,171           587,153
---------------------------------------------------------------------------------------------
       Total residential                                         37,411,089        36,889,030
  Agricultural and land                                             208,418           244,257
  Commercial                                                      4,668,761         5,815,172
---------------------------------------------------------------------------------------------
       Total loans secured by real estate                        42,288,268        42,948,459
---------------------------------------------------------------------------------------------
Commercial loans                                                  2,433,961         2,632,400
---------------------------------------------------------------------------------------------
Consumer loans:
  Automobile loans                                                  833,661           766,602
  Home improvement                                                  744,310           806,287
  Credit cards                                                      785,486           780,313
  Loans secured by deposits                                         550,967           491,459
  Other                                                             310,643           458,411
---------------------------------------------------------------------------------------------
       Total consumer loans                                       3,225,067         3,303,072
---------------------------------------------------------------------------------------------
       Total loans                                               47,947,296        48,883,931
---------------------------------------------------------------------------------------------
Less:
  Loans in process                                                    2,365             2,576
  Deferred loan fees (costs), net                                     6,572            (1,311)
  Allowance for loan losses                                         597,580           605,347
---------------------------------------------------------------------------------------------
                                                                    606,517           606,612
---------------------------------------------------------------------------------------------
       Loans, net                                               $47,340,779       $48,277,319
=============================================================================================

     The Banks have granted loans to officers and directors and related interests. At December 31, 2000, all loans to officers and directors were current with respect to principal and interest. Changes in loans to officers and directors for the year ended December 31, 2000 are summarized as follows:

Balance beginning of year                                         $386,894
Additions                                                          220,000
Repayments                                                         (91,189)
--------------------------------------------------------------------------
Balance, end of year                                              $515,705
==========================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(4) LOANS (CONTINUED)
     Activity in the allowance for loan losses follows:

                                                               Year ended December 31,
                                                      ------------------------------------------
                                                        2000             1999             1998
------------------------------------------------------------------------------------------------
Balance, beginning of year                            $605,347         $448,643         $436,138
Provision                                                --             200,000           16,800
Charge-offs                                            (21,952)         (50,608)         (27,896)
Recoveries                                              14,185            7,312           23,601
------------------------------------------------------------------------------------------------
Balance, end of year                                  $597,580         $605,347         $448,643
================================================================================================

(5) OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment consist of:

                                                                         December 31,
                                                                 -----------------------------
                                                                    2000               1999
----------------------------------------------------------------------------------------------
Land                                                             $  163,227         $  163,227
Office buildings and improvements                                 2,132,912          2,054,744
Furniture, fixtures and equipment                                 1,335,058          1,304,025
----------------------------------------------------------------------------------------------
                                                                  3,631,197          3,521,996
Less accumulated depreciation                                     2,207,246          1,997,800
----------------------------------------------------------------------------------------------
     Total                                                       $1,423,951         $1,524,196
==============================================================================================

(6) DEPOSITS

     Certificates of deposit of $100,000 or more totaled $11,777,471 and $9,277,593 at December 31, 2000 and 1999, respectively.

     At December 31, 2000, the scheduled maturities of certificates of deposit were as follows:

                                                                     Amount
------------------------------------------------------------------------------
2001                                                               $46,109,615
2002                                                                 6,361,054
2003                                                                 6,249,084
2004                                                                     8,351
2005                                                                   --
Thereafter                                                             --
------------------------------------------------------------------------------
     Total                                                         $58,728,104
==============================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(7) OTHER BORROWINGS

     A summary of the other borrowings follows:

                                                                     December 31, 1999
                                                                ---------------------------
                                                                                Weighted
                                                                                 average
                                                                  Amount      interest rate
-------------------------------------------------------------------------------------------
Federal funds purchased                                         $2,807,000        5.70%
Fixed-term advances from FHLB due in 2008                        5,000,000        4.88
-------------------------------------------------------------------------------------------
                                                                $7,807,000        5.17%
===========================================================================================

     Investment securities and mortgage-backed securities with a carrying value of approximately $11,000,000 at December 31, 1999 were pledged to secure federal funds purchased.

     Advances from the FHLB of Chicago are secured by stock in the FHLB in the amount of $845,000 and a blanket lien of qualifying first mortgage loans equivalent to 165% of outstanding borrowings.

(8) INCOME TAXES

     Under provisions of the Internal Revenue Code and similar sections of state income tax laws that apply to tax years beginning before December 31, 1995, qualifying thrifts were allowed to claim bad debt deductions based on the greater of (1) a specified percentage of taxable income, as defined, or (2) actual loss experience. If, in the future, any of the accumulated bad debt deductions are used for any purpose other than to absorb bad debt losses, gross taxable income may result and income taxes may be payable.

     The Small Business Job Protection Act became law on August 20, 1996. One of the provisions in this law repealed the reserve method of accounting for bad debts for thrift institutions so that the bad debt deduction described in the preceding paragraph will no longer be effective for tax years beginning after December 31, 1995. The change in the law requires that the tax bad debt reserves accumulated after December 31, 1987 be recaptured into taxable income over a six-year period. The start of the six-year period can be delayed for up to two tax years if the Company meets certain residential lending thresholds. Deferred taxes have been provided on the portion of the tax reserve for loan loss that must be recaptured.

     Retained earnings at December 31, 2000 and 1999 includes approximately $2,066,000 of the tax reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $800,000 as of December 31, 2000 and 1999.

     Income taxes for the years ended December 31, 2000, 1999 and 1998 are summarized as follows:

                                                                 Year ended December 31,
                                                            ---------------------------------
                                                              2000        1999         1998
---------------------------------------------------------------------------------------------
Current:
  Federal                                                   $442,704    $ 711,027    $468,345
  State                                                       11,030       47,468      24,228
---------------------------------------------------------------------------------------------
     Total current                                           453,734      758,495     492,573
Deferred                                                     (15,000)    (104,404)     21,765
---------------------------------------------------------------------------------------------
     Total                                                  $438,734    $ 654,091    $514,338
=============================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(8) INCOME TAXES (CONTINUED)

     Income tax expense differs from that computed at the maximum Federal statutory rate of 35% as follows:

                                                       Year ended December 31,
                                ----------------------------------------------------------------------
                                        2000                     1999                     1998
                                --------------------      -------------------      -------------------
                                 Amount      Percent       Amount     Percent       Amount     Percent
------------------------------------------------------------------------------------------------------
Computed "expected" income
  tax expense                   $ 535,541     35.0%       $686,972     35.0%       $582,423     35.0%
Items affecting federal
  income tax rate:
     Amortization of ESOP
       awards                      (2,009)    (0.1)         11,273      0.6          14,230      0.9
     State income taxes, net
       of Federal benefit           7,170      0.5          32,250      1.6          16,460      1.0
     Tax-exempt interest         (121,848)    (8.0)        (76,223)    (3.9)        (94,093)    (5.7)
     Other                         19,880      1.3            (181)     0.0          (4,682)    (0.3)
------------------------------------------------------------------------------------------------------
                                $ 438,734     28.7%       $654,091     33.3%       $514,338     30.9%
======================================================================================================

     The components of the deferred tax assets and liabilities follow:

                                                                     December 31,
                                                                ----------------------
                                                                  2000         1999
--------------------------------------------------------------------------------------
Deferred tax assets:
  General loan loss allowance                                   $ 219,738    $ 222,746
  Restricted stock awards                                          48,385       48,353
  Other                                                            --            7,025
  Available-for-sale securities market valuation                   11,735       79,165
--------------------------------------------------------------------------------------
     Total deferred tax assets                                    279,858      357,289
--------------------------------------------------------------------------------------
Deferred tax liabilities:
  Excess of tax bad debt reserves over base year                  (52,232)     (78,348)
  Tax depreciation in excess of that recorded for book
     purposes                                                     (33,756)     (50,622)
  FHLB stock dividends                                            (43,155)     (25,993)
  Other                                                            (4,632)      (3,813)
--------------------------------------------------------------------------------------
     Total deferred tax liabilities                              (133,775)    (158,776)
--------------------------------------------------------------------------------------
     Net deferred tax asset                                     $ 146,083    $ 198,513
======================================================================================

(9) REGULATORY CAPITAL REQUIREMENTS

     The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of the Company and Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(9) REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 2000, that the Company and Banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 2000, the most recent notification from the regulatory agencies categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

     The Company's and the Banks' actual capital amounts and ratios were as follows:

                                                            December 31, 2000
                                          ------------------------------------------------------
                                                                                   To be well
                                                                                   capitalized
                                                                                      under
                                                                                     prompt
                                                                For capital        corrective
                                                                 adequacy            action
                                               Actual            purposes          provisions
                                          ----------------    ---------------    ---------------
(Dollars in thousands)                    Amount     Ratio    Amount    Ratio    Amount    Ratio
------------------------------------------------------------------------------------------------
Total capital (to risk-weighted
  assets):
  Company                                $20,451     43.6%   $3,756      8.0%    $--        N/A
  Chester National Bank                   16,026     39.6     3,235      8.0     4,043     10.0%
  Chester National Bank of Missouri        3,469     58.1       478      8.0       597     10.0
Tier I capital (to risk-weighted
  assets):
  Company                                 19,899     42.4%    1,878      4.0%     --        N/A
  Chester National Bank                   15,549     38.5     1,617      4.0     2,426      6.0%
  Chester National Bank of Missouri        3,394     56.9       239      4.0       358      6.0
Tier I capital (to average assets):
  Company                                 19,899     17.1%    3,488      3.0%     --        N/A
  Chester National Bank                   15,549     15.0     3,119      3.0     5,198      5.0%
  Chester National Bank of Missouri        3,394     30.5       334      3.0       556      5.0

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(9) REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

                                                            December 31, 1999
                                          ------------------------------------------------------
                                                                                   To be well
                                                                                   capitalized
                                                                                      under
                                                                                     prompt
                                                                For capital        corrective
                                                                 adequacy            action
                                               Actual            purposes          provisions
                                          ----------------    ---------------    ---------------
(Dollars in thousands)                    Amount     Ratio    Amount    Ratio    Amount    Ratio
------------------------------------------------------------------------------------------------
Total capital (to risk-weighted
  assets):
  Company                                $21,573     44.5%   $3,879      8.0%    $--        N/A
  Chester National Bank                   17,268     42.0     3,290      8.0     4,111     10.0%
  Chester National Bank of Missouri        3,345     49.8       537      8.0       672     10.0
Tier I capital (to risk-weighted
  assets):
  Company                                 21,002     43.3%    1,939      4.0%     --        N/A
  Chester National Bank                   16,781     40.8     1,645      4.0     2,468      6.0%
  Chester National Bank of Missouri        3,261     48.5       269      4.0       403      6.0
Tier I capital (to average assets):
  Company                                 21,002     16.7%    3,779      3.0%     --        N/A
  Chester National Bank                   16,781     15.0     3,364      3.0     5,594      5.0%
  Chester National Bank of Missouri        3,261     26.7       366      3.0       611      5.0

(10) EMPLOYEE BENEFITS

     DEFINED BENEFIT PENSION PLAN -- Substantially all employees are included in a trusteed defined benefit pension plan. The benefits contemplated by the plan are funded through payments to the Financial Institutions Retirement Fund, which operates as an industry-wide plan and does not report relative plan assets and actuarial liabilities of the individual participating associations. The cost of funding is charged to current operations. There is no unfunded liability for past service. Expense for the years ended December 2000, 1999 and 1998 was $24,000, $27,500, and $2,400, respectively.

     EMPLOYEE STOCK OWNERSHIP PLAN -- The Company has an employee stock ownership plan which covers substantially all employees who have attained the age of 21 and completed one year of service. In connection with the conversion to a stock corporation, the ESOP purchased 174,570 shares of the Company's common stock at a subscription price of $10.00 per share using funds loaned by the Company. The Company loan is being repaid with level principal payments over 30 years. All shares are held in a suspense account for allocation among the participants as the loan is repaid. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchases of the shares by the ESOP were recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares are committed to be released to compensate employees, the contra equity account is reduced and the Company recognizes compensation expense equal to the fair market value of the shares committed to be released. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt. Compensation expense related to the ESOP was $92,299, $92,198 and $95,596 for the years ended December 31, 2000, 1999 and 1998, respectively.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(10) EMPLOYEE BENEFITS (CONTINUED)
     The ESOP shares follow:

                                                                      December 31,
                                                                ------------------------
                                                                   2000          1999
----------------------------------------------------------------------------------------
Allocated shares                                                    26,262        20,766
Unreleased shares                                                  148,308       153,804
----------------------------------------------------------------------------------------
Total ESOP shares                                                  174,570       174,570
========================================================================================
Fair value of unreleased shares                                 $2,474,890    $2,556,992
========================================================================================

     RESTRICTED STOCK AWARDS -- The 1997 Management Recognition and Development Plan provides that 82,921 shares of common stock can be awarded to directors and employees in key management positions to encourage such directors and key employees to remain with the Company. The shares vest over a five year period beginning on the adoption date. The value of the common stock contributed to the Plan is being amortized to compensation expense over the vesting period. Compensation expense was $166,194 for each of the years ended December 31, 2000, 1999 and 1998.

     STOCK OPTION PLAN -- The 1997 Stock Option Plan provides for the granting of options for a maximum of 218,212 shares of common stock to directors, key officers and employees. The options vest in five equal installments beginning on the first anniversary of the grant date of the options.

     On April 4, 2000, the Company adopted the 2000 Stock Option Plan, which provided for the granting of options for a maximum of 50,000 shares of common stock to directors, key officers and employees. Interest in the plan for each participant vests in five equal installments beginning on the first anniversary of the grant date of the options. On December 12, 2000, 16,000 shares were granted at a price per share of $16.69.

     Activity within the plan is summarized as follows:

                                                     Year ended December 31,
                                 ---------------------------------------------------------------
                                        2000                  1999                  1998
                                 -------------------   -------------------   -------------------
                                           Weighted-             Weighted-             Weighted-
                                            average               average               average
                                           exercise              exercise              exercise
        Fixed options            Shares      price     Shares      price     Shares      price
------------------------------------------------------------------------------------------------
Outstanding at beginning of
  year                           216,468    $14.24     218,212    $14.24     200,754    $14.00
Granted                           16,000     16.69       --        --         17,458     17.00
Exercised                         (6,546)    14.00      (1,744)    14.00       --        --
Forfeited                         (1,310)    14.00       --        --          --        --
                                 -------               -------               -------
Outstanding at end of year       224,612     14.42     216,468     14.24     218,212     14.24
                                 =======               =======               =======
Options exercisable at
  year-end                       121,676                83,096                40,151
                                 =======               =======               =======
Weighted-average fair value of
  options granted during the
  year                                      $ 5.49                   N/A                $ 5.60
                                            ======                ======                ======

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(10) EMPLOYEE BENEFITS (CONTINUED)

     For purposes of proforma disclosures the estimated fair value of the stock options is amortized to expense over the vesting period. The proforma effects of the options granted for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                                Year ended December 31,
                                                         --------------------------------------
                                                            2000          1999          1998
-----------------------------------------------------------------------------------------------
Net income:
  As reported                                            $1,091,382    $1,308,686    $1,149,727
  Pro forma                                                 923,748     1,142,019       994,889
Net income per common share -- basic:
  As reported                                                  0.93          1.03          0.75
  Pro forma                                                    0.79          0.90          0.65
Net income per common share -- diluted:
  As reported                                                  0.91          1.01          0.73
  Pro forma                                                    0.77          0.88          0.63

     The per share fair value of stock options granted in 2000 and 1998 were estimated on the date of grant at $5.49 and $5.60, respectively, using the Black-Scholes option-pricing model. The following assumptions were used to determine the per share fair value of the stock options granted in 2000: dividend yield of .14%; risk-free interest rate of 6.00%; expected volatility of 2.25%; and an estimated life of 7 years. The following assumptions were used to determine the per share fair value of the stock options granted in 1998: dividend yield of .14%; risk-free interest rate of 6.00%; expected volatility of 4.2%; and an estimated life of 7 years.

(11) CONTINGENCIES

     The Company is a defendant in legal actions arising from normal business activities. Management, after consultation with legal counsel, believes that the resolution of these actions will not have any material adverse effect on the Company's consolidated financial statements.

(12) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers in the way of commitments to extend credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. Substantially all commitments to extend credit are at adjustable rates. The Company has not issued any standby letters of credit. A summary of the Company's commitments is as follows:

                                 Variable                                    Range of rates
                                   rate        Fixed rate        Total       on fixed rate
December 31, 2000               commitments    commitments    commitments     commitments
-------------------------------------------------------------------------------------------
Commitments to extend credit    $1,228,474     $2,829,832     $4,058,306      8.0% - 12.9%

                                 Variable                                    Range of rates
                                   rate        Fixed rate        Total       on fixed rate
December 31, 1999               commitments    commitments    commitments     commitments
-------------------------------------------------------------------------------------------
Commitments to extend credit     1,400,559      2,990,013      4,390,572      7.1% - 12.9%

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(12) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK (CONTINUED)

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. Credit card commitments are unsecured.

     Substantially all of the Company's loans are to borrowers located in Randolph, Jackson, Williamson and Perry counties in Illinois and Perry and Cape Girardeau counties in Missouri.

(13) LIQUIDATION ACCOUNT

     At the time of conversion to a stock corporation, the Bank established a liquidation account for the benefit of eligible savings account holders who continue to maintain their savings accounts with the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such event), eligible savings account holders who continue to maintain their accounts with the Bank shall be entitled to receive a distribution from the liquidation account after payment to all creditors but before any liquidation distribution with respect to common stock. The initial liquidation account was established at approximately $11.9 million. This account is proportionately reduced for any subsequent reduction in the eligible holders' deposit accounts. The creation and maintenance of the liquidation account will not restrict the use or application of any of the capital accounts of the Company, except that the Company may not declare or pay a cash dividend on, or purchase any of, its capital stock, if the effect of such dividends or repurchase would be to cause the Company's net worth to be reduced below the aggregate amount then required for the liquidation account, or the amount required by federal or state law.

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has estimated fair value amounts by using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Approximate carrying values and estimated fair values are summarized below:

                                                               December 31,
                                         --------------------------------------------------------
                                                    2000                          1999
                                         --------------------------    --------------------------
                                          Carrying       Estimated      Carrying       Estimated
                                            value       fair value        value       fair value
-------------------------------------------------------------------------------------------------
Interest-earning assets:
  Cash and cash equivalents              $11,688,354    $11,688,354    $ 5,837,300    $ 5,837,300
  Certificates of deposit                  1,000,000      1,000,000        --             --
  Investment securities                   38,804,981     38,809,586     41,154,592     39,938,961
  Mortgage-backed securities              15,585,407     15,514,895     21,734,252     21,423,012
  Loans                                   47,340,779     44,638,000     48,277,319     48,975,000
  Accrued interest receivable              1,108,650      1,108,650      1,151,180      1,151,180
Interest-bearing liabilities:
  Deposits:
     Checking, money market demand,
       and passbooks                     $38,263,382    $38,263,382    $34,309,839    $34,309,839
     Certificates of deposit              58,728,104     58,743,618     56,443,102     56,210,000
  Federal funds purchased                    --             --           2,807,000      2,807,000
  Fixed-term advances from FHLB              --             --           5,000,000      5,000,000
  Accrued interest payable                   187,733        187,733        139,069        139,069

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     The carrying value of cash and cash equivalents, certificates of deposit, checking, money market, demand and passbooks, and federal funds purchased are considered reasonable estimates of those instruments fair values.

     The fair value of investment securities and mortgage-backed securities is based on quoted market prices and prices obtained from independent pricing services. Nonmarketable securities, for which current market values are not readily available, are believed to have carrying values, which approximate market values. The fair value of loans and certificates of deposit, are estimated based on present values using published rates currently available that are applicable to each category of such financial instruments. The carrying value of accrued interest receivable and accrued interest payable approximates its fair value.

     No adjustment was made to the interest rates for changes in credit of performing loans for there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the interest rates along with the general reserves applicable to the performing loan portfolio results in a fair valuation of such loans.

     The fair value of FHLB advances is based on the discounted value of contractual cash flows. The discount rate is estimated using rates currently available to the Company for similar terms to maturity.

     The Company does not have unrecognized financial instruments, other than those discussed in Note 12, which are subject to fair value disclosure. The difference between the fair value and the face value for the instruments disclosed in Note 12 was not considered material.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

(15) PARENT COMPANY FINANCIAL INFORMATION

     The following are condensed balance sheets and condensed statements of income and cash flows for Chester Bancorp, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                    December 31,
                                                                ---------------------
(In thousands)                                                   2000          1999
-------------------------------------------------------------------------------------
Assets:
  Cash                                                          $    71       $     6
  Investment securities                                           1,073         1,272
  Investment in subsidiaries                                     18,923        19,914
  Other assets                                                       48            48
-------------------------------------------------------------------------------------
                                                                $20,115       $21,240
=====================================================================================
Liabilities and stockholders' equity:
  Other liabilities                                             $   235       $   367
  Stockholders' equity                                           19,880        20,873
-------------------------------------------------------------------------------------
                                                                $20,115       $21,240
=====================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(15) PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)
                         CONDENSED STATEMENTS OF INCOME

                                                                  Year ended December 31,
                                                              --------------------------------
(In thousands)                                                 2000         1999         1998
----------------------------------------------------------------------------------------------
Interest income                                               $   20       $   50       $   53
Interest expense                                                --              6           18
----------------------------------------------------------------------------------------------
                                                                  20           44           35
Operating expenses                                               287          286          295
----------------------------------------------------------------------------------------------
  (Loss) before income tax (benefit) and equity in
     undistributed earnings of subsidiaries                     (267)        (242)        (260)
Income tax (benefit)                                            (122)         (80)         (84)
----------------------------------------------------------------------------------------------
  (Loss) before equity in undistributed earnings of
     subsidiaries                                               (145)        (162)        (176)
Equity in undistributed earnings of subsidiaries               1,236        1,471        1,326
----------------------------------------------------------------------------------------------
                                                              $1,091       $1,309       $1,150
==============================================================================================

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                   Year ended December 31,
                                                                -----------------------------
(In thousands)                                                   2000       1999       1998
---------------------------------------------------------------------------------------------
Operating activities:
  Net income                                                    $ 1,091    $ 1,309    $ 1,150
  Equity in undistributed earnings of subsidiaries               (1,236)    (1,471)    (1,326)
  Other, net                                                         98        110        710
---------------------------------------------------------------------------------------------
     Net cash provided by (used in) operating activities            (47)       (52)       534
---------------------------------------------------------------------------------------------
Investing activities -- decrease in investment securities           199        294        235
---------------------------------------------------------------------------------------------
     Net cash provided by investing activities                      199        294        235
---------------------------------------------------------------------------------------------
Financing activities:
  Dividends received from subsidiaries                            2,458      1,915      7,992
  Purchase of treasury stock                                     (2,040)    (1,781)    (8,345)
  Dividends paid                                                   (505)      (419)      (425)
---------------------------------------------------------------------------------------------
     Net cash used in financing activities                          (87)      (285)      (778)
---------------------------------------------------------------------------------------------
     Net change in cash and cash equivalents                         65        (43)        (9)
Cash and cash equivalents at beginning of year                        6         49         58
---------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                        $    71    $     6    $    49
=============================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

(16) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                           Three months ended
                                         ------------------------------------------------------
(Thousands of dollars,                   December 31,    September 30,    June 30,    March 31,
except per share data)                       2000            2000           2000        2000
-----------------------------------------------------------------------------------------------
Interest income                             $1,964          $1,915         $1,926      $1,953
Interest expense                             1,089           1,031            999       1,021
-----------------------------------------------------------------------------------------------
  Net interest income                          875             884            927         932
Provision for losses on loans               --              --              --          --
-----------------------------------------------------------------------------------------------
  Net interest income after provision
     for losses on loans                       875             884            927         932
Noninterest income                             136              42             44          13
Noninterest expense                            585             563            582         593
-----------------------------------------------------------------------------------------------
  Income before income taxes                   426             363            389         352
Income taxes                                   128             106            105         100
-----------------------------------------------------------------------------------------------
  Net income                                $  298          $  257         $  284      $  252
===============================================================================================
Basic earnings per share                    $ 0.27          $ 0.22         $ 0.24      $ 0.20
===============================================================================================
Diluted earnings per share                  $ 0.26          $ 0.21         $ 0.23      $ 0.20
===============================================================================================

                                                           Three months ended
                                         ------------------------------------------------------
(Thousands of dollars,                   December 31,    September 30,    June 30,    March 31,
except per share data)                       1999            1999           1999        1999
-----------------------------------------------------------------------------------------------
Interest income                             $2,012          $2,059         $2,078      $2,116
Interest expense                             1,095           1,141          1,176       1,227
-----------------------------------------------------------------------------------------------
  Net interest income                          917             918            902         889
Provision for losses on loans                  200          --              --          --
-----------------------------------------------------------------------------------------------
  Net interest income after provision
     for losses on loans                       717             918            902         889
Noninterest income                             947              35             42          45
Noninterest expense                            651             604            659         618
-----------------------------------------------------------------------------------------------
  Income before income taxes                 1,013             349            285         316
Income taxes                                   359             108             89          98
-----------------------------------------------------------------------------------------------
  Net income                                $  654          $  241         $  196      $  218
===============================================================================================
Basic earnings per share                    $ 0.53          $ 0.19         $ 0.15      $ 0.17
===============================================================================================
Diluted earnings per share                  $ 0.51          $ 0.19         $ 0.15      $ 0.16
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
Allen R. Verseman
Thomas E. Welch, Jr.                                              GENERAL INQUIRIES AND REPORTS
Carl H. Welge
                                                                  A copy of the Company's 2000 Annual Report to
CORPORATE HEADQUARTERS                                            the Securities and Exchange Commission, Form
                                                                  10-K, may be obtained without charge by written
1112 State Street                                                 request of shareholders to:
Chester, IL 62233                                                 Michael W. Welge, President
(618) 826-5038                                                    Chester Bancorp, Inc.
                                                                  1112 State Street
ANNUAL MEETING                                                    Chester, IL 62233
Friday, April 6, 2001                                             FDIC DISCLAIMER
10:00 A.M.
American Legion Hall                                              This Annual Report has not been
500 E. Opdyke St.                                                 reviewed, or confirmed for accuracy
Chester, IL 62233                                                 or relevance, by the FDIC.
STOCK LISTING
Nasdaq National Market
Symbol: CNBA
INDEPENDENT AUDITORS
McGladrey & Pullen, LLP
15 South Old State Capitol Plaza, Suite 200
Springfield, IL 62705

[CHESTER BANCORP, INC. LOGO]

     1112 State Street - Chester, Illinois 62233 - Telephone (618) 826-5038