Form 10-K, Exhibit 13
period 2001-12-31
CHESTER BANCORP INC
filed 2002-03-22
CIK 1010838

                          [CHESTER BANCORP. INC. LOGO]

                               2001 Annual Report

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                       Page
                                                                       ----
Message to Our Stockholders                                              1
Common Stock and Related Matters                                         2
Selected Consolidated Financial Information                              3
Management's Discussion and Analysis                                     5
Independent Auditors' Report                                            12
Consolidated Balance Sheets                                             13
Consolidated Statements of Income                                       14
Consolidated Statements of Stockholders' Equity                         15
Consolidated Statements of Comprehensive Income                         16
Consolidated Statements of Cash Flows                                   17
Notes to Consolidated Financial Statements                              18
Stockholder Information                                  Inside Back Cover

MESSAGE TO OUR STOCKHOLDERS
--------------------------------------------------------------------------------

To Our Stockholders:

     Chester Bancorp, Inc. has completed another profitable year. We earned $1,016,605 of net income during the year 2001 and ended the year with assets of $111,761,298. Our basic earnings per share of common stock were $1.00, based on the average shares outstanding.

     The price of the Company's common stock increased during 2001, and we have continued to increase dividends. During 2001 we paid cash dividends of 53 cents per share, which amounts to an approximate annual cash return on your investment of over three percent. This is excellent in today's volatile market.

     Since October 4, 1996, the date that the Company initially offered 2,182,125 shares of common stock to the public, the Company has continually and gradually reduced the number of outstanding shares of its common stock through various repurchases. As part of this effort, the Company conducted an issuer tender offer between July 10, 2001, and August 15, 2001, which resulted in the repurchase of 273,216 shares of common stock at a purchase price of $17.75 per share. As of December 31, 2001, the Company had 977,970 shares of common stock outstanding.

     We intend to continue to repurchase shares from time to time, to the extent that such repurchases are then determined to be advisable by the Board of Directors, authorized by the appropriate regulatory authorities and comply with applicable legal requirements. This practice is considered by the Board of Directors as a method of increasing value to the Company's stockholders. Such repurchases have helped the Company maintain growth in earnings per share.

     Since the initial public offering in 1996, the Company's common stock had been listed on the Nasdaq National Market; however, in April of 2001, because of our size, we changed to listing our common stock on the Nasdaq SmallCap Market. Price quotes on the Company's common stock can still be found under the symbol "CNBA" for the Nasdaq SmallCap Market.

     On behalf of the Board of Directors of Chester Bancorp, Inc. and the management and employees of Chester National Bank and Chester National Bank of Missouri, I extend our sincere appreciation to our stockholders and customers for your support during 2001. As in years past, we look forward to an exciting and profitable future.

Sincerely,

/s/ Michael W. Welge
Michael W. Welge
Chairman of the Board,
President and Chief
Financial Officer

COMMON STOCK AND RELATED MATTERS
--------------------------------------------------------------------------------

     The common stock of Chester Bancorp, Inc. is traded in the over-the-counter market and is listed for quotation in the Nasdaq SmallCap Market under the symbol "CNBA." The stock was issued on October 4, 1996 at $10.00 per share. As of December 31, 2001, there were 977,970 shares of common stock issued and outstanding.

     The following table sets forth the high and low closing prices as reported by Nasdaq SmallCap Market and dividends paid per share of common stock for the period indicated.

                                                                    Dividends
  Quarter ended                High                Low                paid
-----------------------------------------------------------------------------
December 31, 1996             $13.750            $12.625            $     .05
March 31, 1997                $15.500            $13.125            $     .06
June 30, 1997                 $15.500            $14.000            $     .06
September 30, 1997            $18.750            $14.750            $     .06
December 31, 1997             $20.500            $15.375            $     .07
March 31, 1998                $18.750            $17.125            $     .07
June 30, 1998                 $18.000            $16.750            $     .07
September 30, 1998            $18.000            $17.000            $     .07
December 31, 1998             $17.250            $16.750            $     .07
March 31, 1999                $16.937            $16.750            $     .07
June 30, 1999                 $16.812            $16.687            $     .08
September 30, 1999            $17.125            $16.687            $     .09
December 31, 1999             $16.750            $16.250            $     .09
March 31, 2000                $17.187            $16.625            $     .10
June 30, 2000                 $17.500            $16.625            $     .10
September 30, 2000            $17.000            $16.625            $     .11
December 31, 2000             $17.250            $16.625            $     .12
March 31, 2001                $17.500            $16.620            $     .12
June 30, 2001                 $17.500            $16.500            $     .13
September 30, 2001            $22.000            $16.500            $     .14
December 31, 2001             $20.000            $17.250            $     .14

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

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

                                                                          At December 31
                                               --------------------------------------------------------------------
(Dollars in thousands)                           2001           2000           1999           1998           1997
-------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                                   $111,761       $117,580       $120,392       $142,796       $133,777
Loans receivable, net                            41,097         47,341         48,277         48,209         60,468
Mortgage-backed securities, net(1)                7,110         15,585         21,734         21,870         13,758
Investments, net(2)                              59,918         50,273         45,747         68,218         54,689
Savings deposits                                 91,414         96,991         90,753         99,435         95,362
Securities sold under agreements to
  repurchase                                      --             --             --            10,880          8,380
Federal funds purchased                           --             --             2,807          --             --
Federal Home Loan Bank advances                   5,000          --             5,000         10,000          --
Stockholders' equity                             14,948         19,880         20,873         21,705         28,988

                                                                     Year Ended December 31,
                                               --------------------------------------------------------------------
(Dollars in thousands)                           2001           2000           1999           1998           1997
-------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Interest income                                $  7,342       $  7,757       $  8,266       $  9,077       $  9,182
Interest expense                                  4,014          4,139          4,640          5,122          4,647
-------------------------------------------------------------------------------------------------------------------
  Net interest income                             3,328          3,618          3,626          3,955          4,535
Provision for loan losses                         --             --               200             17             98
-------------------------------------------------------------------------------------------------------------------
  Net interest income after provision
     for loan losses                              3,328          3,618          3,426          3,938          4,437
Gain on sale of investment securities
  and mortgage-backed securities                    128             43          --                33             16
Other non-interest income                           258            192          1,069            207            203
Non-interest expense                              2,305          2,323          2,532          2,514          2,835
-------------------------------------------------------------------------------------------------------------------
Income before income taxes                        1,409          1,530          1,963          1,664          1,821
Income taxes                                        392            439            654            514            511
-------------------------------------------------------------------------------------------------------------------
Net income                                        1,017          1,091          1,309          1,150          1,310
===================================================================================================================
Earnings per share -- basic                    $   1.00       $   0.93       $   1.03       $   0.75       $   0.68
===================================================================================================================
Earnings per share -- diluted                  $   0.97       $   0.91       $   1.01       $   0.73       $   0.67
===================================================================================================================
Dividends declared per common share            $   0.53       $   0.43       $   0.33       $   0.28       $   0.25
===================================================================================================================

--------------------------------------------------------------------------------

                                                                  At or for the year ended December 31,
                                                       ------------------------------------------------------------
                                                        2001         2000         1999         1998          1997
-------------------------------------------------------------------------------------------------------------------
KEY OPERATING RATIOS(3):
Performance Ratios:
Return on average assets (net income divided by
  average assets)                                        0.85%        0.94%        1.00%        0.82%          0.96%
Return on average equity (net income divided by
  average equity)                                        5.70         5.35         6.38         4.63           4.28
Interest rate spread (difference between average
  yield on interest-earning assets and average
  cost of interest-bearing liabilities)(3)               2.52         2.74         2.39         2.31           2.69
Net interest margin (net interest income as a
  percentage of average interest-earning
  assets)(3)                                             3.03         3.42         2.97         3.03           3.60
Non-interest expense to average assets                   1.92         1.99         1.93         1.79           2.07
Average interest-earning assets to average
  interest-bearing liabilities                         114.46       118.24       115.71       118.91         125.71
Asset Quality:
Allowance for loan losses to total loans at end
  of period                                              1.42         1.25         1.24         0.92           0.72
Ratio of allowance for loan losses to
  non-performing loans                                 458.69       460.17       698.60       287.41       1,159.97
Net charge-offs to average outstanding loans
  during the period                                     -0.02         0.02         0.09         0.01           0.08
Ratio of non-performing assets to total
  assets(4)                                              0.13         0.23         0.23         0.20           0.06
Capital Ratios:
Average equity to average assets                        14.90        17.52        15.62        17.74          22.39
Equity to assets at end of period                       13.37        16.91        17.34        15.20          21.67

                                                                             At December 31,
                                                       ------------------------------------------------------------
                                                        2001         2000         1999          1998          1997
-------------------------------------------------------------------------------------------------------------------
OTHER DATA:
Number of:
  Real estate loans outstanding                           880        1,023        1,050          1,127        1,317
  Deposit accounts                                      7,301        7,888        8,216          9,970       10,391
  Full-service offices                                      4            4            4              5            5

---------------
(1) Includes mortgage backed securities available for sale of $512,000, $5.1 million, $7.0 million, $11.3 million and $1.6 million, at December 31, 2001, 2000, 1999, 1998 and 1997 respectively.
(2) Includes investment securities, marketable securities, nonmarketable equity securities, interest-bearing deposits, federal funds sold, and certificates of deposits. Includes securities available for sale of $5.2 million, $4.1 million, $5.0 million, $12.5 million and $19.7 million at December 31, 2001, 2000, 1999, 1998 and 1997 respectively.
(3) Information is presented on a tax equivalent basis assuming a tax rate of 34%.
(4) Non-performing assets include loans which are contractually past due 90 days or more, loans accounted for on nonaccrual basis and real estate acquired through foreclosure.

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

FINANCIAL CONDITION

Assets.

     The Company's total assets decreased by $5.8 million, or 4.9%, to $111.8 million at December 31, 2001 from $117.6 million at December 31, 2000. The decrease in the Company's asset size was attributable to a $4.9 million, or 24.8% decrease in stockholders' equity. This decrease was the result of a continued effort to repurchase shares. In addition to shares being purchased through the repurchase plan, the Company purchased 273,216 shares through an Offer to Purchase dated July 19, 2001. These shares were purchased at $17.75, plus cost associated with the offer totaling $41,049, which resulted in the total purchase amount of $4,890,633.

     Loans receivable decreased $6.2 million or 13.2%, to $41.1 million at December 31, 2001 from $47.3 million at December 31, 2000. The average balance on loans receivable decreased $3.2 million, or 6.6%, for the twelve months ended December 31, 2001. Repayments on loans receivable were $13.4 million for 2001 compared to $9.7 for 2000. New loan originations decreased to $7.4 million in 2001 from $8.8 million in 2000. Refinancing volume was high due to the low level of interest rates throughout 2001.

     Mortgage-backed securities at December 31, 2001 were $7.1 million compared to $15.6 million at December 31, 2000. Investment securities, marketable securities and nonmarketable equity securities increased $947,000, or 2.4%, to $39.8 million at December 31, 2001. The funds received from the decline in mortgage-backed securities were used to purchase additional shares of treasury stock.

     On a combined basis cash, interest-bearing deposits, federal funds sold and certificates of deposit, increased $8.3 million, or 65.6%, to $21.0 million at December 31, 2001 from $12.7 million at December 31, 2000. Management invested the funds received from maturing investment securities, calls and sales, and the principal repayment on mortgage-backed securities into short-term interest-bearing deposits.

Liabilities.

     Savings deposits decreased $5.6 million, or 5.8%, to $91.4 million at December 31, 2001 from $97.0 million at December 31, 2000. The decrease in savings deposits reflects management's decision to compete less aggressively on savings rates during a low interest rate environment.

     Advances from the Federal Home Loan Bank (FHLB) were $5.0 million at December 31, 2001, whereas the Company had no FHLB advances at December 31, 2000. The advance has a ten year term at a fixed rate of interest. Management invested the funds from the advances into U.S. government agency securities with a five year maturity. The average balance and the average cost of borrowed money for 2001 was $4.9 million and 4.86%, respectively, compared to $1.6 million and 6.05% for 2000, respectively.

     Over the last several years, the Company has maintained a deposit relationship with Gilster-Mary Lee, which at times has had as much as $25 million in funds on deposit, typically with short terms. At December 31, 2001 and 2000, the balance of funds on deposit with the Company was $21.7 million and $24.1 million, respectively.

     A significant loss of funds from Gilster-Mary Lee could impair future earnings as there is no intent to replace the Gilster-Mary Lee savings deposits with other wholesale funds. At December 31, 2001, the Company maintained an adequate liquidity level to cover the withdrawal of such deposits and/or additional reduction of such borrowings.

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

                                               2001                               2000
                                  -------------------------------    -------------------------------
                                                          Average                            Average
                                  Average                 yield/     Average                 yield/
    (Dollars in thousands)        balance     Interest     cost      balance     Interest     cost
----------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)        $ 44,910     $3,663       8.16%    $ 48,061     $4,032       8.39%
  Investments, net(2)(3)            37,254      2,389       6.41       40,259      2,569       6.38
  Mortgage-backed securities,
    net                             12,435        751       6.04       18,475      1,131       6.12
  Interest-bearing deposits(4)      20,398        698       3.42        3,863        192       4.97
                                  ------------------------------------------------------------------
    Total interest-earning
      assets                       114,997      7,501       6.52      110,658      7,924       7.16
                                               ------     ------                  ------     ------
Noninterest-earning assets           4,747                              5,859
                                  --------                           --------
    Total assets                  $119,744                           $116,517
                                  ========                           ========
INTEREST-BEARING LIABILITIES:
  Deposits                        $ 95,678      3,781       3.95     $ 91,962      4,041       4.39%
  Securities sold under
    agreements to repurchase            --         --         --           --         --         --
  Federal funds purchased               --         --         --          884         56       6.33
  Other short-term borrowed
    money                               --         --         --          142         11       8.40
  FHLB Advances                      4,794        233       4.86          601         31       5.16
                                  ------------------------------------------------------------------
    Total interest-bearing
      liabilities                  100,472      4,014       4.00       93,589      4,139       4.42
                                               ------     ------                  ------     ------
Noninterest-bearing
  liabilities                        1,434                              2,510
                                  --------                           --------
    Total liabilities              101,906                             96,099
Stockholders' equity                17,838                             20,418
                                  --------                           --------
    Total liabilities and
      stockholders' equity        $119,744                           $116,517
                                  ========                           ========
Net interest income                            $3,487                             $3,785
                                               ======                             ======
Interest rate spread (5)                                    2.52%                              2.74%
                                                          ======                             ======
Net interest margin (6)                                     3.03%                              3.42%
                                                          ======                             ======
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities                                             114.46%                            118.24%
                                                          ======                             ======

                                             1999
                                -------------------------------
                                                        Average
                                Average                 yield/
    (Dollars in thousands)      balance     Interest     cost
------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)      $ 47,580     $3,931       8.26%
  Investments, net(2)(3)          44,546      2,599       5.83
  Mortgage-backed securities,
    net                           24,867      1,459       5.87
  Interest-bearing deposits(4)     8,831        392       4.44
                                -------------------------------
    Total interest-earning
      assets                     125,824      8,381       6.66
                                             ------     ------
Noninterest-earning assets         5,435
                                --------
    Total assets                $131,259
                                ========
INTEREST-BEARING LIABILITIES:
  Deposits                      $ 96,389      4,048       4.20
  Securities sold under
    agreements to repurchase       2,588        113       4.37
  Federal funds purchased            381         22       5.77
  Other short-term borrowed
    money                             --         --         --
  FHLB Advances                    9,384        457       4.87
                                -------------------------------
    Total interest-bearing
      liabilities                108,742      4,640       4.27
                                             ------     ------
Noninterest-bearing
  liabilities                      2,008
                                --------
    Total liabilities            110,750
Stockholders' equity              20,509
                                --------
    Total liabilities and
      stockholders' equity      $131,259
                                ========
Net interest income                          $3,741
                                             ======
Interest rate spread (5)                                  2.39%
                                                        ======
Net interest margin (6)                                   2.97%
                                                        ======
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities                                           115.71%
                                                        ======

---------------
(1) Average balance includes nonaccrual loans.
(2) Includes FHLB stock, FRB stock, marketable securities and investment securities.
(3) Information is presented on a tax equivalent basis assuming a tax rate of 34%.
(4) Includes interest-bearing deposits, federal funds sold, bankers' acceptances and certificates of deposit.
(5) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Represents net interest income as a percentage of average interest-earning assets.

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

                                                             2001 COMPARED TO 2000                  2000 Compared to 1999
                                                      ------------------------------------   ------------------------------------
                                                                                  Total                                  Total
                                                                       Rate/     Increase                     Rate/     Increase
(Dollars in thousands)                                Volume   Rate    Volume   (Decrease)   Volume   Rate    Volume   (Decrease)
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)                            $(264)   $(112)  $   7      $(369)     $  40    $  61   $   1      $ 102
  Investments, net(2)(3)                               (192)      13      (1)      (180)      (250)     244     (23)       (29)
  Mortgage-backed securities, net                      (370)     (15)      5       (380)      (375)      62     (16)      (329)
  Interest-bearing deposits(4)                          822      (60)   (256)       506       (222)      46     (26)      (202)
---------------------------------------------------------------------------------------------------------------------------------
    Total net change in income on interest-earning
      assets                                             (4)    (174)   (245)      (423)      (807)     413     (64)      (458)
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
  Deposits                                              163     (407)    (16)      (260)      (186)     187      (9)        (8)
  Borrowings                                            191      (19)    (37)       135       (515)     156    (135)      (494)
---------------------------------------------------------------------------------------------------------------------------------
    Total net change in expense on interest-bearing
      liabilities                                       354     (426)    (53)      (125)      (701)     343    (144)      (502)
---------------------------------------------------------------------------------------------------------------------------------
    Net change in net interest income                 $(358)   $ 252   $(192)     $(298)     $(106)   $  70   $  80      $  44
=================================================================================================================================

(1) Average balance includes nonaccrual loans.
(2) Includes FHLB stock, FRB stock, marketable securities and investment securities.
(3) Information is presented on a tax equivalent basis assuming a tax rate of 34%.
(4) Includes interest-bearing deposits, federal funds sold, bankers' acceptances and certificates of deposits.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

Net Income

     The Company's net income for 2001 was $1.0 million compared to $1.1 million for 2000. The lower net income level in 2001 reflects a $290,000 decline in net interest income, positively offset by a $151,000 increase in noninterest income. The decline in interest income resulted from a decrease in the Company's interest spread.

Net Interest Income.

     Net interest income decreased $290,000, or 8.0%, to $3.3 million for 2001 from $3.6 million for 2000. The decrease in net interest income was the result of a $415,000 decrease in interest income, positively offset by a $125,000 decrease in interest expense. The decrease in net interest income was the result of a decline in the ratio of average interest-earning assets to average interest-bearing liabilities of 114.46% in 2001 from 118.24% in 2000.

Interest Income.

     Interest income on loans receivable totaled $3.7 million for 2001 compared to $4.0 million for 2000. The $369,000, or 9.2%, decrease in interest income on loans receivable resulted from a $3.2 million, or 6.6%, decrease in the average balance of loans receivable. The impact of decreased volume was further impacted by a decline in the average yield on loans receivable of 8.16% in 2001 from 8.39% in 2000.

     Interest income on mortgage-backed securities decreased $380,000, or 33.6%, to $751,000 for 2001 from $1.1 million for 2000. The decrease in interest income on mortgage-backed securities resulted from a $6.0 million, or 32.7%, decrease in the average balance of mortgage-backed securities. The impact of a decreased average balance was further impacted by a decrease in the average yield on mortgage-backed securities of 6.04% in 2001 from 6.12% in 2000. Management used funds received from the decline in mortgage-backed securities to purchase additional shares of treasury stock.

     Interest earned on investment securities totaled $2.2 million for 2001 compared to $2.4 million for 2000. The $172,000, or 7.2% decrease in interest income on investment securities resulted from a $3.0 million, or 7.5%, decrease in the average balance of investment securities. The average yield on investment securities for 2001 and 2000 was 6.41% and 6.38%, respectively. Management used funds received from the decline in investment securities to purchase additional shares of treasury stock.

     Interest income on interest-bearing deposits, federal fund sold and certificates of deposit, totaled $698,000 for 2001 compared to $192,000 for 2000. The $506,000, or 263.5%, increase in interest income on interest-bearing deposits resulted from a $16.5 million, or 428.0%, increase in the average balance of interest-bearing deposits. The increase in interest income from interest-bearing deposits was partially offset by a decrease in the average yield on interest-bearing deposits of 3.42% in 2001 from 4.97% in 2000. The increase in the average balance on interest-bearing deposits resulted primarily from management's decision to invest excess funds into short-term, interest-bearing deposits while longer term investment opportunities were evaluated.

Interest Expense.

     Interest expense decreased $125,000, or 3.0%, during 2001. Interest expense on savings deposits decreased $260,000, or 6.4%, to $3.8 million for 2001 from $4.0 million for 2000. This decrease resulted primarily from the decrease in the average cost of deposit to 3.95% in 2001 from 4.39% in 2000. The decrease in the average cost of deposits was due to the lower interest rate environment.

     Interest expense on FHLB advances increased $202,000, or 651.6%, for 2001 from $31,000 for 2000. The Company borrowed $5.0 million from the FHLB in January 2001 and invested the funds in a U.S. government agency security with a five year maturity. The average balance and the average cost on FHLB advances for 2001 and 2000 was $4.8 million and 4.86%, and $601,000 and 5.16%, respectively.

     Interest expense on federal funds purchased decreased $56,000, or 100.0%, for 2001. The Company had no federal funds purchased during 2001, whereas the average balance and the average cost on federal funds purchased for 2000 was $884,000 and 6.33%, respectively.

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

     The Company had no provisions for loan losses during 2001 and 2000 as no significant problem loans were identified and the allowance for loan losses was deemed by management to be adequate.

     The Company's allowance for loan losses was $591,000, or 1.42%, of loans outstanding at December 31, 2001, compared to $598,000, or 1.25%, of loans outstanding at December 31, 2000. The Company's level of net loans charged-off (recovered) during the year ended December 31, 2001 was ($7,000), which represented -.02% of average loans receivable outstanding. Based on current levels in the allowance for loan losses in relation to loans receivable and delinquent loans, management's continued effort to favorably resolve problem loan situations, and the low level of charge-offs in recent years, management believes the allowance is adequate at December 31, 2001. At December 31, 2001, loans 90 days or more delinquent totaled $129,000, or .31% of net loans receivable, compared to $130,000, or .27% of net loans receivable at December 31, 2000.

     The allowance for loan losses is maintained to absorb losses inherent in the loan portfolio. The balance of the allowance is based on ongoing, quarterly assessments of the probable estimated losses in the loan portfolio. The Bank's methodology for assessing the appropriateness of the allowance consists of applying several formula methods to identified problem loans and portfolio segments. The allowance is calculated by applying loss factors to outstanding loan balances, based on a internal risk grade of such loans or pools of loans. Changes in risk grades of both performing and nonperforming loans affect the amount of the allowance. Loss factors are based primarily on historical loss experience over the past three to five years, and may be adjusted for other significant conditions that, in management's judgement, affect the collectibility of the loan portfolio.

     Since the allowance for loan losses is based upon estimates of probable losses, the amount actually observed can vary significantly from the estimated amounts. The historical loss factors attempt to reduce this variance by taking into account recent loss experience. Management evaluates several other conditions in connection with the allowance, including general economic and business conditions, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the portfolio, and regulatory examination results. The formulas used in the analysis were changed in 2001 to reflect the changing mix of the loan portfolio. Management believes the current balance of the allowance for loan losses is adequate. Management will continue to monitor the loan portfolio and assess the adequacy of the allowance at least quarterly.

     The financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and, accordingly, provisions for loan losses are based on management's assessment of the factors set forth above. The Company regularly reviews its loan portfolio, including problem loans, to determine whether any loans are impaired, require classification and/or the establishment of appropriate reserves. Management believes it has established its existing allowance for loan losses in accordance with GAAP; however, future additions may be necessary if economic conditions or other circumstances differ substantially from the assumptions used in making the initial determination.

Noninterest Income.

     Noninterest income was $386,000 for 2001 compared to $235,000 for 2000. The $151,000, or 64.3%, increase resulted primarily from the impact of the $128,000 net gain on the sale of investment securities, marketable securities and mortgage-backed securities during 2001, combined with a $30,000 increase in late charges and other fee income and a $36,000 increase in other noninterest income. The increase in other noninterest income was primarily due to a $31,000 state income tax refund for a prior accounting period.

Noninterest Expense.

     Noninterest expense decreased $18,000, or .8%, for 2001. The decrease in noninterest expense resulted primarily from a $29,000 decrease in professional fees, combined with a $7,000 decrease in data processing expense and a $5,000 decrease in advertising expense, partially offset by a $10,000 increase in compensation and employee expense and a $13,000 increase in occupancy expense. These fluctuations are the result of normal operating procedures.

Income Tax Expense.

     Income tax expense for 2001 was $392,000 compared to $439,000 for 2000. The Company's effective tax rate for 2001 and 2000 was 27.9% and 28.7%, respectively. The effective tax rate for each year was below the statutory federal rate of 34% due to the Company's investment in tax exempt securities.

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

     In order to increase the interest rate sensitivity of its assets, the Company has originated adjustable rate residential mortgage loans and maintained a consistent level of short- and intermediate-term investment securities and interest-bearing deposits. At December 31, 2001, the Company had $11.2 million of adjustable rate mortgages, $21.1 million of investment securities, mortgage-backed securities and interest-bearing deposits maturing within one year, and $21.9 million of investment securities and mortgage-backed securities maturing within one to five years. In addition, at December 31, 2001, the Company had $2.7 million of consumer loans which typically have maturities of five years or less.

     In managing its future interest rate sensitivity, the Company intends to continue to stress the origination of adjustable rate mortgages and loans with shorter maturities, the maintenance of a consistent level of short- and intermediate-term securities, and pricing strategies that will extend the term of deposit liabilities.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds consist of deposits, securities sold under agreements to repurchase, repayments and prepayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit base. The Company uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest in other interest-bearing assets, to maintain liquidity, and to meet operating expenses. Management anticipates that loan repayments and other sources of funds will be adequate to meet and exceed the Company's liquidity needs for 2002.

     A major portion of the Company's liquidity consists of cash and cash equivalents, which include investments in highly liquid, short-term deposits. The level of these assets is dependent on the Company's operating, investing, lending and financing activities during any given period. At December 31, 2001, cash and cash equivalents totaled $21.0 million.

     The primary investing activities of the Company include origination of loans and purchase of mortgage-backed securities and investment securities. During the year ended December 31, 2001, purchases of investment securities and mortgage-backed securities totaled $40.6 million and $1.5 million, respectively, while loan originations totaled $7.4 million. These investments were funded primarily from loan and mortgage-backed security repayments of $19.8 million and investment security sales and maturities of $43.6 million, and FHLB advances of $5.00 million.

     In April 1997, the Company announced its initial plan to repurchase 5% of its then outstanding common stock. Since that time the Company has continued to repurchase shares when it was determined to be advisable by the Board of Directors and authorized by the appropriate regulatory authorities. As of December 31, 2001, the Company had repurchased approximately 1,204,000, or 55.2%, of its common shares. Management expects to continue to repurchase common shares when it is viewed as a method of increasing value to the Company's stockholders.

     As part of the Company's repurchase plan, the Company purchased 273,216 shares at the purchase price of $17.75 per share during an Offer to Purchase dated July 9, 2001. After costs associated with this offer, the total purchase amount was $4,890,633.

     Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, the Company believes that it could borrow additional funds from the Federal Home Loan Bank or through federal funds purchased. At December 31, 2001, the Company had $5.0 million of long-term advances from the FHLB.

     At December 31, 2001, the Company exceeded all of its regulatory capital requirements.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" was issued to address financial reporting and obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities and to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal operations of a long-lived asset, except for certain obligations of lessees. Statement No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not believe the adoption of Statement No. 143 will have a significant impact on its financial statements.

     In August, 2001, Statement on Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued to supersede Statement No. 121 "Accounting for the Impairment and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30 "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". Statement No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. Management does not believe the adoption of Statement No. 143 will have a significant impact on its financial statements.

INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

To the Board of Directors
Chester Bancorp, Inc.
Chester, Illinois

     We have audited the accompanying consolidated balance sheets of Chester Bancorp, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Chester Bancorp, Inc. for the year ended December 31, 1999 were audited by other auditors whose report, dated January 28, 2000, expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chester Bancorp, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

Springfield, Illinois
January 25, 2002

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

December 31, 2001 and 2000                                          2001            2000
--------------------------------------------------------------------------------------------
ASSETS
Cash                                                            $    851,602    $  1,220,381
Interest-bearing deposits                                          3,406,480       4,417,973
Federal funds sold                                                16,760,000       6,050,000
--------------------------------------------------------------------------------------------
      Total cash and cash equivalents                             21,018,082      11,688,354
Certificates of deposit                                              --            1,000,000
Investment securities:
  Available for sale, at fair value (cost of $1,659,955 and
    $1,750,000 at December 31, 2001 and 2000, respectively)        1,632,477       1,754,036
  Held to maturity, at cost (fair value of $35,273,053 and
    $34,733,050 at December 31, 2001 and 2000, respectively)      34,572,352      34,728,445
Nonmarketable equity securities                                    3,547,000       2,322,500
Mortgage-backed securities:
  Available for sale, at fair value (cost of $500,338 and
    $5,132,377 at December 31, 2001 and 2000, respectively)          511,578       5,097,460
  Held to maturity, at cost (fair value of $6,689,342 and
    $10,417,435 at December 31, 2001 and 2000, respectively)       6,598,411      10,487,947
Loans, net of the allowance for loan losses ($590,590 and
  $597,580 at December 31, 2001 and 2000, respectively)           41,097,027      47,340,779
Accrued interest receivable                                          778,175       1,108,650
Office properties and equipment, net                               1,527,507       1,423,951
Other assets                                                         478,689         627,423
--------------------------------------------------------------------------------------------
      Total assets                                              $111,761,298    $117,579,545
============================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
    Non-interest bearing                                        $  5,022,030    $  4,957,853
    Interest bearing                                              86,391,754      92,033,633
  FHLB advances                                                    5,000,000         --
  Advance payments by borrowers for taxes and insurance              183,378         394,401
  Accrued interest payable                                            61,826         187,733
  Accrued expenses and other liabilities                             154,510         126,165
--------------------------------------------------------------------------------------------
      Total liabilities                                           96,813,498      97,699,785
--------------------------------------------------------------------------------------------
Commitments and Contingencies (Notes 11 and 12)
Stockholders' Equity
  Common stock, $.01 par value, 3,000,000 shares authorized,
    2,182,125 shares issued                                           21,821          21,821
  Additional paid-in capital                                      21,268,104      21,393,214
  Retained earnings, substantially restricted                     15,737,450      15,252,238
  Accumulated other comprehensive (loss)                             (10,068)        (19,147)
  Unearned ESOP shares                                            (1,428,120)     (1,483,080)
  Unearned restricted stock awards                                   (61,092)       (227,286)
  Treasury stock, at cost: 1,204,155 and 895,979 shares at
    December 31, 2001 and 2000, respectively                     (20,580,295)    (15,058,000)
--------------------------------------------------------------------------------------------
      Total stockholders' equity                                  14,947,800      19,879,760
--------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                $111,761,298    $117,579,545
============================================================================================

See Notes to Consolidated Financial Statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

Years Ended December 31, 2001, 2000 and 1999                       2001          2000          1999
------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                         $3,662,799    $4,032,225    $3,930,511
  Investment securities                                          2,230,428     2,402,502     2,484,070
  Mortgage-backed securities                                       751,323     1,130,549     1,459,347
  Other                                                            697,595       192,282       392,270
------------------------------------------------------------------------------------------------------
       Total interest income                                     7,342,145     7,757,558     8,266,198
------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                                       3,780,633     4,040,678     4,047,612
  Other borrowings                                                 233,333        98,568       592,623
------------------------------------------------------------------------------------------------------
       Total interest expense                                    4,013,966     4,139,246     4,640,235
------------------------------------------------------------------------------------------------------
       Net interest income                                       3,328,179     3,618,312     3,625,963
Provision for loan losses                                               --            --       200,000
------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses       3,328,179     3,618,312     3,425,963
------------------------------------------------------------------------------------------------------
Noninterest income:
  Late charges, deposit account fees, and other fees               190,845       160,350       134,181
  Gain on sale of investment securities, net                        60,318        42,200            11
  Gain on sale of mortgage-backed securities, net                   67,430         1,139            --
  Gain on sale of branch                                                --            --       915,534
  Other                                                             67,651        31,435        19,441
------------------------------------------------------------------------------------------------------
       Total noninterest income                                    386,244       235,124     1,069,167
------------------------------------------------------------------------------------------------------
Noninterest expense:
  Compensation and employee benefits                             1,274,241     1,264,442     1,342,858
  Occupancy                                                        288,344       274,928       288,861
  Data processing                                                  146,072       153,602       160,961
  Advertising                                                       45,322        50,473        40,859
  Federal deposit insurance premiums                                18,188        19,112        57,641
  Professional fees                                                210,622       239,428       256,678
  Other                                                            322,291       321,335       384,495
------------------------------------------------------------------------------------------------------
       Total noninterest expense                                 2,305,080     2,323,320     2,532,353
------------------------------------------------------------------------------------------------------
       Income before income taxes                                1,409,343     1,530,116     1,962,777
Income taxes                                                       392,738       438,734       654,091
------------------------------------------------------------------------------------------------------
       Net income                                               $1,016,605    $1,091,382    $1,308,686
======================================================================================================
Basic net income per share                                      $     1.00    $     0.93    $     1.03
======================================================================================================
Diluted net income per share                                    $     0.97    $     0.91    $     1.01
======================================================================================================

See Notes to Consolidated Financial Statements

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                 Accumulated
                                                                  Retained          Other                      Unearned
                               Common Stock       Additional      Earnings,     Comprehensive    Unearned     Restricted
Years Ended December 31,    -------------------     Paid-In     Substantially      (Loss)          ESOP          Stock
2001, 2000 and 1999          Shares     Amount      Capital      Restricted        Income         Shares        Awards
-------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998  2,182,125   $21,821   $21,650,837    $13,803,400      $  93,610     $(1,592,980)   $(559,674)
Net income                         --       --             --      1,308,686             --              --           --
Purchase of treasury stock         --       --             --             --             --              --           --
Issuance of treasury stock
 for restricted stock
 awards                            --       --       (166,110)        (9,874)            --              --           --
Stock options exercised            --       --             --         (1,526)            --              --           --
Amortization of stock
 awards                            --       --             --             --             --              --      166,194
ESOP shares released               --       --         37,258             --             --          54,940           --
Dividends on common stock
 at $.33 per share                 --       --             --       (419,213)            --              --           --
Change in unrealized
 (loss) on securities
 available for sale, net
 of tax of $(138,283)              --       --             --             --       (222,775)             --           --
-------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999  2,182,125   21,821     21,521,985     14,681,473       (129,165)     (1,538,040)    (393,480)
Net income                         --       --             --      1,091,382             --              --           --
Purchase of treasury stock         --       --             --             --             --              --           --
Issuance of treasury stock
 for restricted stock
 awards                            --       --       (166,110)       (10,382)            --              --           --
Stock options exercised            --       --             --         (5,728)            --              --           --
Amortization of stock
 awards                            --       --             --             --             --              --      166,194
ESOP shares released               --       --         37,339             --             --          54,960           --
Dividends on common stock
 at $.43 per share                 --       --             --       (504,507)            --              --           --
Change in unrealized gain
 on securities available
 for sale, net of tax of
 $67,430                           --       --             --             --        110,018              --           --
-------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000  2,182,125   21,821     21,393,214     15,252,238        (19,147)     (1,483,080)    (227,286)
Net income                         --       --             --      1,016,605             --              --           --
Purchase of treasury stock         --       --             --                            --              --           --
Issuance of treasury stock
 for restricted stock
 awards                            --       --       (166,110)       (10,382)            --              --           --
Stock options exercised            --       --             --           (763)            --              --           --
Amortization of stock
 awards                            --       --             --             --             --              --      166,194
ESOP shares released               --       --         41,000             --             --          54,960           --
Dividends on common stock
 at $.53 per share                 --       --             --       (520,248)            --              --           --
Change in unrealized gain
 on securities available
 for sale, net of tax of
 $5,564                            --       --             --             --          9,079              --           --
-------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001  2,182,125   $21,821   $21,268,104    $15,737,450      $ (10,068)    $(1,428,120)   $ (61,092)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------


                                Treasury stock           Total
Years Ended December 31,    ----------------------   Stockholders'
2001, 2000 and 1999         Shares       Amount         Equity
--------------------------  --------------------------------------
BALANCE, DECEMBER 31, 1998  700,137   $(11,711,926)   $21,705,088
Net income                                              1,308,686
Purchase of treasury stock  106,044     (1,781,412)    (1,781,412)
Issuance of treasury stock
 for restricted stock
 awards                     (11,865)       175,984             --
Stock options exercised      (1,744)        25,942         24,416
Amortization of stock
 awards                          --             --        166,194
ESOP shares released             --             --         92,198
Dividends on common stock
 at $.33 per share               --             --       (419,213)
Change in unrealized
 (loss) on securities
 available for sale, net
 of tax of $(138,283)            --             --       (222,775)
---------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999  792,572    (13,291,412)    20,873,182
Net income                       --             --      1,091,382
Purchase of treasury stock  121,818     (2,040,452)    (2,040,452)
Issuance of treasury stock
 for restricted stock
 awards                     (11,865)       176,492             --
Stock options exercised      (6,546)        97,372         91,644
Amortization of stock
 awards                          --             --        166,194
ESOP shares released             --             --         92,299
Dividends on common stock
 at $.43 per share               --             --       (504,507)
Change in unrealized gain
 on securities available
 for sale, net of tax of
 $67,430                         --             --        110,018
------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000  895,979    (15,058,000)    19,879,760
Net income                       --             --      1,016,605
Purchase of treasury stock  320,914     (5,711,772)    (5,711,772)
Issuance of treasury stock
 for restricted stock
 awards                     (11,865)       176,492             --
Stock options exercised        (873)        12,985         12,222
Amortization of stock
 awards                          --             --        166,194
ESOP shares released             --             --         95,960
Dividends on common stock
 at $.53 per share               --             --       (520,248)
Change in unrealized gain
 on securities available
 for sale, net of tax of
 $5,564                          --             --          9,079
---------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001  1,204,155 $(20,580,295)   $14,947,800
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

Years Ended December 31, 2001, 2000 and 1999                          2001             2000             1999
---------------------------------------------------------------------------------------------------------------
Net income                                                         $1,016,605       $1,091,382       $1,308,686
Other comprehensive income (loss), net of tax:
  Unrealized holding gain (loss) on securities available for sale (net of tax of $54,109, $83,899 and ($138,287) for
     2001, 2000 and 1999, respectively)                                88,282          136,888         (222,768)
  Less adjustment for realized gains included in net income
     (net of tax of $(48,545), $(16,469) and $(4) for 2001,
     2000 and 1999, respectively)                                     (79,203)         (26,870)              (7)
---------------------------------------------------------------------------------------------------------------
       Total other comprehensive income (loss)                          9,079          110,018         (222,775)
---------------------------------------------------------------------------------------------------------------
       Comprehensive income                                        $1,025,684       $1,201,400       $1,085,911
===============================================================================================================

See Notes to Consolidated Financial Statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

Years Ended December 31, 2001, 2000 and 1999                        2001           2000            1999
-----------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                                    $  1,016,605    $ 1,091,382    $  1,308,686
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization:
      Office properties and equipment                                153,309        150,528         147,765
      Deferred fees, discounts, and premiums                         (87,399)        43,601           5,134
      Stock plans                                                    274,376        350,137         258,392
    Provision for deferred taxes                                       9,397        (15,000)       (104,404)
    (Increase) decrease in accrued interest receivable               330,475         42,530        (241,227)
    Increase (decrease) in accrued interest payable                 (125,907)        48,664         (76,351)
    Gain on sale of investment securities, net                       (60,318)       (42,200)            (11)
    Gain on sale of mortgage-backed securities, net                  (67,430)        (1,139)        --
    Gain on sale of branch                                           --             --             (915,534)
    Provision for loan losses                                        --             --              200,000
    FHLB stock dividend                                              (97,000)       (44,300)        --
    Net change in other assets and other liabilities                  21,917       (333,383)        554,635
-----------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                    1,368,025      1,290,820       1,137,085
-----------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
  Investment securities:
    Available-for-sale:
      Purchases                                                   (5,756,442)    (1,741,082)       (400,000)
      Proceeds from sales                                          4,883,555      2,258,282         400,000
      Proceeds from calls and maturities                           1,000,000        500,000       7,235,000
    Held-to-maturity:
      Purchases                                                  (32,665,000)    (2,700,000)    (94,215,397)
      Proceeds from maturities and paydowns                       32,896,145      4,149,000      98,104,167
  Nonmarketable equity securities:
      Purchases                                                   (2,150,000)       --              --
      Proceeds from sales                                          1,045,750        --              --
      Proceeds from calls and maturities                             --             --              229,437
  Mortgage-backed securities:
    Available-for-sale:
      Proceeds from sales                                          3,794,185        538,389         --
      Proceeds from maturities and paydowns                          910,817      1,509,219       3,999,603
    Held-to-maturity:
      Purchases                                                   (1,497,672)       --          (10,882,216)
      Proceeds from maturities and paydowns                        5,393,027      4,214,016       6,786,882
Principal repayments on loans                                     13,447,983      9,661,854      14,993,527
Origination of loans                                              (7,367,780)    (8,778,943)    (15,620,100)
Purchase of certificates of deposit                                  --          (1,000,000)        --
Proceeds from the maturity of certificates of deposit              1,000,000        --               95,000
Cash paid upon sale of branch                                        --             --           (8,277,427)
Proceeds from sales of real estate acquired through
  foreclosure                                                        304,745         95,226         248,292
Purchase of office properties and equipment                         (256,865)       (50,283)        (72,046)
-----------------------------------------------------------------------------------------------------------
      Net cash provided by investing activities                   14,982,448      8,655,678       2,624,722
-----------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Increase (decrease) in deposits                                 (5,577,702)     6,238,545         595,789
  Increase (decrease) in securities sold under agreements to
    repurchase                                                       --             --          (10,880,389)
  Proceeds from (payments on) FHLB advances                        5,000,000     (5,000,000)     (5,000,000)
  Proceeds from (payments on) federal funds purchased                --          (2,807,000)      2,807,000
  Increase (decrease) in advance payments by borrowers for
    taxes and insurance                                             (211,023)        17,970         (43,121)
  Purchase of treasury stock                                      (5,711,772)    (2,040,452)     (1,781,412)
  Dividends paid                                                    (520,248)      (504,507)       (419,213)
-----------------------------------------------------------------------------------------------------------
      Net cash (used in) financing activities                     (7,020,745)    (4,095,444)    (14,721,346)
-----------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents         9,329,728      5,851,054     (10,959,539)
Cash and cash equivalents:
  Beginning of year                                               11,688,354      5,837,300      16,796,839
-----------------------------------------------------------------------------------------------------------
  End of year                                                   $ 21,018,082    $11,688,354    $  5,837,300
===========================================================================================================
Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for:
    Interest paid                                               $  4,139,873    $ 4,090,582    $  4,716,586
    Income taxes paid                                                350,130        777,099         328,090
===========================================================================================================
Supplemental Schedule of Noncash Investing and Financing
  Activities
  Loans transferred to real estate acquired by foreclosure      $    164,544    $    45,776    $    408,299
===========================================================================================================

See Notes to Consolidated Financial Statements.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

     The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominate practice within the banking industry.

     In preparing the consolidated financial statements, Company management is required to make estimates and assumptions, which significantly affect the amounts reported in the consolidated financial statements. Significant estimates which are particularly susceptible to change in a short period of time include the market value of investment and mortgage-backed securities, the determination of the allowance for loan losses and valuation of real estate and other properties acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS -- For purposes of reporting cash flows, cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits in other depository institutions, excluding certificates of deposits, and federal funds sold.

     SECURITIES HELD TO MATURITY -- Debt securities and mortgage backed securities for which the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, is included in interest income.

     SECURITIES AVAILABLE FOR SALE -- Securities classified as available for sale are those debt securities, mortgage backed securities, mutual fund shares and marketable equity securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

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

     NONMARKETABLE EQUITY SECURITIES -- Nonmarketable equity securities at December 31, 2001 and 2000 include equity investments in local community organizations and Federal Home Loan Bank and Federal Reserve Bank stock. These securities are carried at cost, as they have no readily ascertainable market value.

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

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

     STOCK OPTION PLAN-- The Company accounts for its stock option grants in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, accordingly no compensation expense is recognized for the stock grants if the exercise price is equal to or more than the fair value of the shares at the date of the grant. Proforma information regarding net income and earnings per share as calculated under the provisions of Statement 123, Accounting for Stock Based Compensation is provided in Note 10.

     NET INCOME PER SHARE -- Basic net income per share is determined by dividing net income for the year by the weighted average number of common shares.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Diluted net income per share considers the potential dilutive effects of the exercise of the outstanding stock options under the Company's stock option plan.

     The following reflects net income per share calculations for basic and diluted methods:

                                                            2001          2000          1999
                             ------------------------------------
Net income available to common shareholders              $1,016,605    $1,091,382    $1,308,686
===============================================================================================
Basic average common shares outstanding                  $1,012,230    $1,170,331    $1,265,404
Dilutive potential due to stock options                      39,483        31,818        32,836
-----------------------------------------------------------------------------------------------
Average number of common shares and dilutive
  potential common shares outstanding                     1,051,713     1,202,149     1,298,240
-----------------------------------------------------------------------------------------------
Basic net income per share                               $     1.00    $     0.93    $     1.03
===============================================================================================
Diluted net income per share                             $     0.97    $     0.91    $     1.01
===============================================================================================

     ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS -- In June 2001, Statement on Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" was issued to address financial reporting and obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities and to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal operations of a long-lived asset, except for certain obligations of lessees. Statement No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not believe the adoption of statement No. 143 will have a significant impact on the financial statements.

     ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS -- In August 2001, Statement on Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued to supersede Statement No 121 "Accounting for the Impairment and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30 "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". Statement No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. Management does not believe the adoption of statement No. 144 will have a significant impact on the financial statements.

NOTE 2. INVESTMENT SECURITIES

     The amortized cost and fair value of investment securities available for sale follow:

                                                             December 31, 2001
                                          -------------------------------------------------------
                                                           Gross          Gross
                                           Amortized     Unrealized    Unrealized        Fair
                                             Cost          Gains        (Losses)         Value
-------------------------------------------------------------------------------------------------
Mutual fund shares                        $ 1,659,955     $ --         $   (27,478)   $ 1,632,477
-------------------------------------------------------------------------------------------------
     Total                                $ 1,659,955     $ --         $   (27,478)   $ 1,632,477
=================================================================================================

                                                             December 31, 2000
-------------------------------------------------------------------------------------------------
Securities of U.S. government             $   250,000     $  2,500     $   --         $   252,500
Securities of U.S. government and
  agencies                                  1,500,000        5,636          (4,100)     1,501,536
-------------------------------------------------------------------------------------------------
     Total                                $ 1,750,000     $  8,136     $    (4,100)   $ 1,754,036
=================================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 2. INVESTMENT SECURITIES (CONTINUED)

     The amortized cost and fair value of investment securities classified as held to maturity follow:

                                                             December 31, 2001
                                           ------------------------------------------------------
                                                            Gross         Gross
                                            Amortized     Unrealized    Unrealized       Fair
                                              Cost          Gains        (Losses)        Value
-------------------------------------------------------------------------------------------------
Securities of U.S. government and
  agencies                                 $25,900,566     $432,251     $  (7,810)    $26,325,007
Mortgage-backed bonds                        1,000,000          824        --           1,000,824
Securities of states and municipalities      7,671,786      320,922       (45,486)      7,947,222
-------------------------------------------------------------------------------------------------
     Total                                 $34,572,352     $753,997     $ (53,296)    $35,273,053
=================================================================================================

                                                             December 31, 2000
-------------------------------------------------------------------------------------------------
Securities of U.S. government and
  agencies                                 $25,740,140     $ 37,170     $(229,465)    $25,547,845
Mortgage-backed bonds                        3,000,000       --           (70,320)      2,929,680
Securities of states and municipalities      5,988,305      310,284       (43,064)      6,255,525
-------------------------------------------------------------------------------------------------
     Total                                 $34,728,445     $347,454     $(342,849)    $34,733,050
=================================================================================================

     The amortized cost and fair value at December 31, 2001, by contractual maturity, are shown below:

                                            Available for Sale             Held to Maturity
                                         -------------------------    ---------------------------
                                          Amortized        Fair        Amortized         Fair
                                            Cost          Value           Cost           Value
-------------------------------------------------------------------------------------------------
One year or less                         $   --         $   --        $    906,224    $   910,195
One year through five years                  --             --          20,692,518     20,986,549
Five years through ten years                 --             --           9,444,427      9,688,525
Over ten years                               --             --           3,529,183      3,687,784
Mutual fund shares                         1,659,955     1,632,477         --             --
-------------------------------------------------------------------------------------------------
                                         $ 1,659,955    $1,632,477    $ 34,572,352    $35,273,053
=================================================================================================

     Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties and mutual funds do not have stated maturity dates. Therefore, stated maturities are not disclosed.

     Gross realized gains and (losses) from the sale of investment securities classified as available for sale follow:

                                                           For the year ended December 31,
                                                       ----------------------------------------
                                                         2001            2000            1999
-----------------------------------------------------------------------------------------------
Gross realized gains                                   $ 60,318         $65,169         $    11
Gross realized (losses)                                   --            (22,969)          --
-----------------------------------------------------------------------------------------------
     Net gains                                         $ 60,318         $42,200         $    11
===============================================================================================

     Investment securities and mortgage backed securities with a carrying value of approximately $2,500,000 and $5,300,000 at December 31, 2001 and 2000,
respectively, were pledged to collateralize certain deposit accounts with balances in excess of $100,000 and for other purposes as required or permitted by law.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 3. MORTGAGE-BACKED SECURITIES

     The amortized cost and fair values of mortgage-backed securities classified as available for sale follow:

                                                             December 31, 2001
                                        ------------------------------------------------------------
                                                           Gross           Gross
                                         Amortized       Unrealized      Unrealized         Fair
                                           Cost            Gains          (Losses)          Value
----------------------------------------------------------------------------------------------------
GNMA                                    $   153,653       $ 5,383        $  --           $   159,036
FNMA                                        346,685         5,857           --               352,542
----------------------------------------------------------------------------------------------------
     Total                              $   500,338       $11,240        $  --           $   511,578
====================================================================================================

                                                             December 31, 2000
----------------------------------------------------------------------------------------------------
GNMA                                    $   820,827       $ 3,259        $  (5,406)      $   818,680
FNMA                                      1,974,553         --             (19,181)        1,955,372
FHLMC                                     2,336,997         --             (13,589)        2,323,408
----------------------------------------------------------------------------------------------------
     Total                              $ 5,132,377       $ 3,259        $ (38,176)      $ 5,097,460
====================================================================================================

     The amortized cost and fair value of mortgage backed securities classified as held to maturity follow:

                                                              December 31, 2001
                                            ------------------------------------------------------
                                                             Gross         Gross
                                             Amortized     Unrealized    Unrealized       Fair
                                               Cost          Gains        (Losses)        Value
--------------------------------------------------------------------------------------------------
GNMA                                        $   625,600     $ 9,758      $  --         $   635,358
FNMA                                          1,716,276      28,380         --           1,744,656
FHLMC                                         1,708,417      35,876         --           1,744,293
Collateralized mortgage obligations           2,548,118      22,572         (5,655)      2,565,035
--------------------------------------------------------------------------------------------------
     Total                                  $ 6,598,411     $96,586      $  (5,655)    $ 6,689,342
==================================================================================================

                                                              December 31, 2000
--------------------------------------------------------------------------------------------------
FNMA                                        $ 2,604,225     $ 3,100      $ (23,215)    $ 2,584,110
FHLMC                                         1,623,203       2,470         (3,901)      1,621,772
Collateralized mortgage obligations           6,260,519       8,662        (57,628)      6,211,553
--------------------------------------------------------------------------------------------------
     Total                                  $10,487,947     $14,232      $ (84,744)    $10,417,435
==================================================================================================

     Gross realized gains and (losses) on sales of mortgage-backed securities classified as available for sale follow:

                                                                 Year Ended December 31,
                                                            ----------------------------------
                                                             2001          2000         1999
----------------------------------------------------------------------------------------------
Gross realized gains                                        $67,430       $1,197       $ --
Gross realized (losses)                                       --             (58)        --
----------------------------------------------------------------------------------------------
     Net realized gains                                     $67,430       $1,139       $ --
==============================================================================================

     Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties and do not have stated maturity dates. Therefore, stated maturities are not disclosed.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 4. LOANS

     Loans consist of:

                                                                        December 31,
                                                                -----------------------------
                                                                   2001              2000
---------------------------------------------------------------------------------------------
Loans secured by real estate:
  Residential:
     1-4 family                                                 $32,659,775       $36,987,918
     Multifamily                                                    377,190           423,171
---------------------------------------------------------------------------------------------
       Total residential                                         33,036,965        37,411,089
  Agricultural and land                                             367,487           208,418
  Commercial                                                      3,307,068         4,668,761
---------------------------------------------------------------------------------------------
       Total loans secured by real estate                        36,711,520        42,288,268
---------------------------------------------------------------------------------------------
Commercial loans                                                  2,235,990         2,433,961
---------------------------------------------------------------------------------------------
Consumer loans:
  Automobile loans                                                  680,857           833,661
  Home improvement                                                  678,686           744,310
  Credit cards                                                      617,681           785,486
  Loans secured by deposits                                         409,536           550,967
  Other                                                             356,499           310,643
---------------------------------------------------------------------------------------------
       Total consumer loans                                       2,743,259         3,225,067
---------------------------------------------------------------------------------------------
       Total loans                                               41,690,769        47,947,296
---------------------------------------------------------------------------------------------
Less:
  Loans in process                                                   (2,425)            2,365
  Deferred loan fees (costs), net                                     5,577             6,572
  Allowance for loan losses                                         590,590           597,580
---------------------------------------------------------------------------------------------
                                                                    593,742           606,517
---------------------------------------------------------------------------------------------
       Loans, net                                               $41,097,027       $47,340,779
=============================================================================================

     Activity in the allowance for loan losses follows:

                                                                Year Ended December 31,
                                                         --------------------------------------
                                                           2001           2000           1999
-----------------------------------------------------------------------------------------------
Balance, beginning of year                               $597,580       $605,347       $448,643
Provision                                                   --             --           200,000
Charge-offs                                               (16,250)       (21,952)       (50,608)
Recoveries                                                  9,260         14,185          7,312
-----------------------------------------------------------------------------------------------
Balance, end of year                                     $590,590       $597,580       $605,347
===============================================================================================

     The Banks have granted loans to officers and directors and related interests. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties. At

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 4. LOANS (CONTINUED)

December 31, 2001, all loans to officers and directors were current with respect to principal and interest. Changes in loans to officers and directors for the year ended December 31, 2001 are summarized as follows:

Balance beginning of year                                          $515,705
Additions                                                           133,463
Repayments                                                         (220,308)
---------------------------------------------------------------------------
Balance, end of year                                               $428,860
===========================================================================

NOTE 5. OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment consist of:

                                                                         December 31,
                                                                 -----------------------------
                                                                    2001               2000
----------------------------------------------------------------------------------------------
Land                                                             $  163,227         $  163,227
Office buildings and improvements                                 2,238,001          2,132,912
Furniture, fixtures and equipment                                 1,486,834          1,335,058
----------------------------------------------------------------------------------------------
                                                                  3,888,062          3,631,197
Less accumulated depreciation                                     2,360,555          2,207,246
----------------------------------------------------------------------------------------------
     Total                                                       $1,527,507         $1,423,951
==============================================================================================

NOTE 6. DEPOSITS

     Certificates of deposit of $100,000 or more totaled $10,315,536 and $11,777,471 at December 31, 2001 and 2000, respectively.

     At December 31, 2001, the scheduled maturities of certificates of deposit were as follows:

                                                                     Amount
------------------------------------------------------------------------------
2002                                                               $33,856,273
2003                                                                15,050,347
2004                                                                 3,842,645
2005                                                                   574,608
------------------------------------------------------------------------------
     Total                                                         $53,323,873
==============================================================================

NOTE 7. FHLB ADVANCES

     Advances from the Federal Home Loan Bank totaled $5,000,000 at December 31, 2001. The advance bears interest at 4.8% and matures on January 17, 2011. Pursuant to collateral agreements with the FHLB, advances are collateralized by all the institution's stock in the FHLB and qualifying first mortgage loans.

NOTE 8. INCOME TAXES

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

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 8. INCOME TAXES (CONTINUED)

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

     Retained earnings at December 31, 2001 and 2000 includes approximately $2,066,000 of the tax reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $800,000 as of December 31, 2001 and 2000.

     Income taxes for the years ended December 31, 2001, 2000 and 1999 are summarized as follows:

                                                                 Year Ended December 31,
                                                            ---------------------------------
                                                              2001        2000        1999
---------------------------------------------------------------------------------------------
Current:
  Federal                                                   $361,225    $442,704    $ 711,027
  State                                                       22,116      11,030       47,468
---------------------------------------------------------------------------------------------
     Total current                                           383,341     453,734      758,495
Deferred                                                       9,397     (15,000)    (104,404)
---------------------------------------------------------------------------------------------
     Total                                                  $392,738    $438,734    $ 654,091
=============================================================================================

     Income tax expense differs from that computed at the maximum Federal statutory rate of 35% as follows:

                                                      Year Ended December 31,
                                 ------------------------------------------------------------------
                                        2001                    2000                   1999
                                 -------------------    --------------------    -------------------
                                  Amount     Percent     Amount      Percent     Amount     Percent
---------------------------------------------------------------------------------------------------
Computed "expected" income tax
  expense                        $493,270      35.0%    $ 535,541      35.0%    $686,972      35.0%
Items affecting federal income
  tax rate:
  Amortization of ESOP awards      (4,960)    (0.4)%       (2,009)    (0.1)%      11,273       0.6%
  State income taxes, net of
     Federal benefit               14,375       1.0%        7,170       0.5%      32,250       1.6%
  Tax-exempt interest             (96,734)    (6.9)%     (121,848)    (8.0)%     (76,223)    (3.9)%
  Other                           (13,213)    (0.8)%       19,880       1.3%        (181)      0.0%
---------------------------------------------------------------------------------------------------
                                 $392,738      27.9%    $ 438,734      28.7%    $654,091      33.3%
===================================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 8. INCOME TAXES (CONTINUED)

     The components of the deferred tax assets and liabilities follow:

                                                                    December 31,
                                                                --------------------
                                                                  2001        2000
------------------------------------------------------------------------------------
Deferred tax assets:
  General loan loss allowance                                   $228,069    $219,738
  Restricted stock awards                                         48,418      48,385
  Other                                                           15,885       --
  Available-for-sale securities market valuation                   6,171      11,735
------------------------------------------------------------------------------------
     Total deferred tax assets                                   298,543     279,858
------------------------------------------------------------------------------------
Deferred tax liabilities:
  Excess of tax bad debt reserves over base year                 (37,513)    (52,232)
  Tax depreciation in excess of that recorded for book
     purposes                                                    (31,223)    (33,756)
  FHLB stock dividends                                           (98,685)    (43,155)
  Other                                                            --         (4,632)
------------------------------------------------------------------------------------
     Total deferred tax liabilities                             (167,421)   (133,775)
------------------------------------------------------------------------------------
     Net deferred tax asset                                     $131,122    $146,083
====================================================================================

NOTE 9. REGULATORY CAPITAL REQUIREMENTS

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 2001, that the Company and Banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 2001, the most recent notification from the regulatory agencies categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 9. REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

     The Company's and the Banks' actual capital amounts and ratios were as follows:

                                                            December 31, 2001
                                          ------------------------------------------------------
                                                                                   To Be Well
                                                                                   Capitalized
                                                                                      Under
                                                                                     Prompt
                                                                For Capital        Corrective
                                                                 Adequacy            Action
                                               Actual            Purposes          Provisions
                                          ----------------    ---------------    ---------------
(Dollars in thousands)                    Amount     Ratio    Amount    Ratio    Amount    Ratio
------------------------------------------------------------------------------------------------
Total capital (to risk-weighted
  assets):
  Company                                 $15,495    35.7%    $3,476     8.0%    $--        N/A
  Chester National Bank                   11,759     30.7     3,064      8.0     3,829     10.0%
  Chester National Bank of Missouri        3,602     71.3       404      8.0       505     10.0
Tier I capital (to risk-weighted
  assets):
  Company                                 14,958     34.4%    1,738      4.0%     --        N/A
  Chester National Bank                   11,286     29.5     1,532      4.0     2,298      6.0%
  Chester National Bank of Missouri        3,538     70.1       202      4.0       303      6.0
Tier I capital (to average assets):
  Company                                 14,958     13.3%    3,362      3.0%     --        N/A
  Chester National Bank                   11,286     11.2     3,014      3.0     5,024      5.0%
  Chester National Bank of Missouri        3,538     31.4       338      3.0       563      5.0

                                                            December 31, 2000
                                          ------------------------------------------------------
                                                                                   To Be Well
                                                                                   Capitalized
                                                                                      Under
                                                                                     Prompt
                                                                For Capital        Corrective
                                                                 Adequacy            Action
                                               Actual            Purposes          Provisions
                                          ----------------    ---------------    ---------------
(Dollars in thousands)                    Amount     Ratio    Amount    Ratio    Amount    Ratio
------------------------------------------------------------------------------------------------
Total capital (to risk-weighted
  assets):
  Company                                 $20,451    43.6%    $3,756     8.0%    $--        N/A
  Chester National Bank                   16,026     39.6     3,235      8.0     4,043     10.0%
  Chester National Bank of Missouri        3,469     58.1       478      8.0       597     10.0
Tier I capital (to risk-weighted
  assets):
  Company                                 19,899     42.4%    1,878      4.0%     --        N/A
  Chester National Bank                   15,549     38.5     1,617      4.0     2,426      6.0%
  Chester National Bank of Missouri        3,394     56.9       239      4.0       358      6.0
Tier I capital (to average assets):
  Company                                 19,899     17.1%    3,488      3.0%     --        N/A
  Chester National Bank                   15,549     15.0     3,119      3.0     5,198      5.0%
  Chester National Bank of Missouri        3,394     30.5       334      3.0       556      5.0

NOTE 10. EMPLOYEE BENEFITS

     DEFINED BENEFIT PENSION PLAN -- Substantially all employees are included in a trusteed defined benefit pension plan. The benefits contemplated by the plan are funded through payments to the Financial Institutions Retirement Fund, which

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 10. EMPLOYEE BENEFIT (CONTINUED)

operates as an industry-wide plan and does not report relative plan assets and actuarial liabilities of the individual participating associations. The cost of funding is charged to current operations. There is no unfunded liability for past service. Expense for the years ended December 2001, 2000 and 1999 was $66,000, $24,000, and $27,500, respectively.

     EMPLOYEE STOCK OWNERSHIP PLAN -- The Company has an employee stock ownership plan which covers substantially all employees who have attained the age of 21 and completed one year of service. In connection with the conversion to a stock corporation, the ESOP purchased 174,570 shares of the Company's common stock at a subscription price of $10.00 per share using funds loaned by the Company. The Company loan is being repaid with level principal payments over 30 years. All shares are held in a suspense account for allocation among the participants as the loan is repaid. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchases of the shares by the ESOP were recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares are committed to be released to compensate employees, the contra equity account is reduced and the Company recognizes compensation expense equal to the fair market value of the shares committed to be released. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt. Compensation expense related to the ESOP was $95,960, $92,299, and $92,198 for the years ended December 31, 2001, 2000 and 1999, respectively.

     The ESOP shares follow:

                                                                      December 31,
                                                                ------------------------
                                                                   2001          2000
----------------------------------------------------------------------------------------
Allocated shares                                                    31,758        26,262
Unreleased shares                                                  142,812       148,308
----------------------------------------------------------------------------------------
Total ESOP shares                                                  174,570       174,570
========================================================================================
Fair value of unreleased shares                                 $2,649,163    $2,474,890
========================================================================================

     RESTRICTED STOCK AWARDS -- The 1997 Management Recognition and Development Plan provides that 82,921 shares of common stock can be awarded to directors and employees in key management positions to encourage such directors and key employees to remain with the Company. The shares vest over a five year period beginning on the adoption date. The value of the common stock contributed to the Plan is being amortized to compensation expense over the vesting period. Compensation expense was $166,194 for each of the years ended December 31, 2001, 2000 and 1999.

     STOCK OPTION PLAN -- The 1997 Stock Option Plan provides for the granting of options for a maximum of 218,212 shares of common stock to directors, key officers and employees. The options vest in five equal installments beginning on the first anniversary of the grant date of the options.

     On April 4, 2000, the Company adopted the 2000 Stock Option Plan, which provided for the granting of options for a maximum of 50,000 shares of common stock to directors, key officers and employees. Interest in the plan for each participant vests in five equal installments beginning on the first anniversary of the grant date of the options. On December 12, 2000, 16,000 shares were granted at a price per share of $16.69. On August 14, 2001, 14,000 shares were granted at a price per share of $17.00.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 10. EMPLOYEE BENEFIT (CONTINUED)

     Activity within the plan is summarized as follows:

                                                     Year Ended December 31,
                                 ---------------------------------------------------------------
                                        2001                  2000                  1999
                                 -------------------   -------------------   -------------------
                                           Weighted-             Weighted-             Weighted-
                                            Average               Average               Average
                                           Exercise              Exercise              Exercise
        Fixed Options            Shares      Price     Shares      Price     Shares      Price
------------------------------------------------------------------------------------------------
Outstanding at beginning of
  year                           224,612    $14.42     216,468    $14.24     218,212    $14.24
Granted                           14,000     17.00      16,000     16.69       --        --
Exercised                           (873)    14.00      (6,546)    14.00      (1,744)    14.00
Forfeited                           (437)    14.00      (1,310)    14.00       --        --
                                 -------               -------               -------
Outstanding at end of year       237,302     14.56     224,612     14.42     216,468     14.24
                                 =======               =======               =======
Options exercisable at
  year-end                       166,598               121,676                83,096
                                 =======               =======               =======
Weighted-average fair value of
  options granted during the
  year                                      $ 5.98                $ 5.49                   N/A
                                            ======                ======                ======

     For purposes of proforma disclosures the estimated fair value of the stock options is amortized to expense over the vesting period. The proforma effects on income for the years ended December 31, 2001, 2000 and 1999, based on options granted from 1997 to 2001 are as follows:

                                                                Year Ended December 31,
                                                         --------------------------------------
                                                            2001          2000          1999
-----------------------------------------------------------------------------------------------
  Net income:
As reported                                              $1,016,605    $1,091,382    $1,308,686
  Pro forma                                                 833,738       923,748     1,142,019
Net income per common share -- basic:
  As reported                                                  1.00          0.93          1.03
  Pro forma                                                    0.82          0.79          0.90
Net income per common share -- diluted:
  As reported                                                  0.97          0.91          1.01
  Pro forma                                                    0.79          0.77          0.88

     The per share fair value of stock options granted in 2001 and 2000 were estimated on the date of grant at $5.98, and $5.49, respectively, using the Black-Scholes option-pricing model. The following assumptions were used to determine the per share fair value of the stock options granted in 2001: dividend yield of .14%; risk-free interest rate of 5.00%; expected volatility of 20.01%; and an estimated life of 7 years. The following assumptions were used to determine the per share fair value of the stock options granted in 2000: dividend yield of .14%; risk-free interest rate of 6.00%; expected volatility of 2.25%; and an estimated life of 7 years.

NOTE 11. CONTINGENCIES

     The Company is a defendant in legal actions arising from normal business activities. Management, after consultation with legal counsel, believes that the resolution of these actions will not have any material adverse effect on the Company's consolidated financial statements.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

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

                                 Variable                                    Range of Rates
                                   Rate        Fixed Rate        Total       on Fixed Rate
Commitments to extend credit    Commitments    Commitments    Commitments     Commitments
-------------------------------------------------------------------------------------------
December 31, 2001               $  842,483     $2,937,132     $3,779,615      7.0% - 12.9%
December 31, 2000               $1,228,474     $2,829,832     $4,058,306      8.0% - 12.9%

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

NOTE 13. LIQUIDATION ACCOUNT

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

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     Approximate carrying values and estimated fair values are summarized below:

                                                               December 31,
                                         --------------------------------------------------------
                                                    2001                          2000
                                         --------------------------    --------------------------
                                          Carrying       Estimated      Carrying       Estimated
                                            Value       Fair Value        Value       Fair Value
-------------------------------------------------------------------------------------------------
Interest-earning assets:
  Cash and cash equivalents              $21,018,082    $21,018,082    $11,688,354    $11,688,354
  Certificates of deposit                    --             --           1,000,000      1,000,000
  Investment securities                   39,751,829     40,452,530     38,804,981     38,809,586
  Mortgage-backed securities               7,109,989      7,200,920     15,585,407     15,514,895
  Loans                                   41,097,027     41,513,000     47,340,779     44,638,000
  Accrued interest receivable                778,175        778,175      1,108,650      1,108,650
Interest-bearing liabilities:
  Deposits:
     Checking, money market demand,
       and passbooks                      38,089,911     38,089,911     38,263,382     38,263,382
     Certificates of deposit              53,323,873     53,946,174     58,728,104     58,743,618
  Fixed-term advances from FHLB            5,000,000      5,000,000        --             --
  Accrued interest payable                    61,826         61,826        187,733        187,733

     The carrying value of cash and cash equivalents, certificates of deposit, checking, money market, demand and passbooks are considered reasonable estimates of those instruments fair values.

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

     The fair value of fixed-term advances from FHLB is based on the discounted value of contractual cash flows. The discount rate is estimated using rates currently available to the Company for similar terms to maturity.

     The Company does not have unrecognized financial instruments, other than those discussed in Note 12, which are subject to fair value disclosure. The difference between the fair value and the face value for the instruments disclosed in Note 12 was not considered material.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION

     The following are condensed balance sheets and condensed statements of income and cash flows for Chester Bancorp, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                    December 31,
                                                                ---------------------
(In thousands)                                                   2001          2000
-------------------------------------------------------------------------------------
Assets:
  Cash                                                          $   123       $    71
  Investment securities                                             200         1,073
  Investment in subsidiaries                                     14,815        18,923
  Other assets                                                       48            48
-------------------------------------------------------------------------------------
                                                                $15,186       $20,115
=====================================================================================
Liabilities and stockholders' equity:
  Other liabilities                                             $   238       $   235
  Stockholders' equity                                           14,948        19,880
-------------------------------------------------------------------------------------
                                                                $15,186       $20,115
=====================================================================================

                         CONDENSED STATEMENTS OF INCOME

                                                                 Year Ended December 31,
                                                            ----------------------------------
(In thousands)                                               2001          2000          1999
----------------------------------------------------------------------------------------------
Interest income                                             $    12       $    20       $   50
Dividend income from subsidiaries                             5,300         2,458        1,915
Interest expense                                              --            --              (6)
Gain on sale of investments                                      23         --            --
----------------------------------------------------------------------------------------------
                                                              5,335         2,478        1,959
Net operating expenses                                          280           287          286
----------------------------------------------------------------------------------------------
  Income before income tax (benefit) and equity in
     undistributed earnings of subsidiaries                   5,055         2,191        1,673
Income tax (benefit)                                            (80)         (122)         (80)
----------------------------------------------------------------------------------------------
  Income before equity in undistributed earnings of
     subsidiaries                                             5,135         2,313        1,753
Equity in undistributed earnings of subsidiaries             (4,118)       (1,222)        (284)
----------------------------------------------------------------------------------------------
                                                            $ 1,017       $ 1,091       $1,309
==============================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 15. PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                 Year Ended December 31,
                                                           -----------------------------------
(In thousands)                                              2001          2000          1999
----------------------------------------------------------------------------------------------
Operating activities:
  Net income                                               $ 1,017       $ 1,091       $ 1,309
  Equity in undistributed earnings of subsidiaries          (1,182)       (1,236)       (1,471)
  Other, net                                                   275            98           110
----------------------------------------------------------------------------------------------
     Net cash provided by (used in) operating
       activities                                              110           (47)          (52)
----------------------------------------------------------------------------------------------
Investing activities -- decrease in investment
  securities                                                   873           199           294
----------------------------------------------------------------------------------------------
     Net cash provided by investing activities                 873           199           294
----------------------------------------------------------------------------------------------
Financing activities:
  Dividends received from subsidiaries                       5,301         2,458         1,915
  Purchase of treasury stock                                (5,712)       (2,040)       (1,781)
  Dividends paid                                              (520)         (505)         (419)
----------------------------------------------------------------------------------------------
     Net cash used in financing activities                    (931)          (87)         (285)
----------------------------------------------------------------------------------------------
     Net change in cash and cash equivalents                    52            65           (43)
Cash and cash equivalents at beginning of year                  71             6            49
----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                   $   123       $    71       $     6
==============================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                      Year Ended December 31, 2001
                                         ------------------------------------------------------
                                                           Three Months Ended
(Thousands of dollars,                   ------------------------------------------------------
except per share data)                   December 31,    September 30,    June 30,    March 31,
-----------------------------------------------------------------------------------------------
Interest income                             $1,542          $1,834         $1,945      $2,021
Interest expense                               789             986          1,080       1,159
-----------------------------------------------------------------------------------------------
  Net interest income                          753             848            865         862
Provision for losses on loans               --              --              --          --
-----------------------------------------------------------------------------------------------
  Net interest income after provision
     for losses on loans                       753             848            865         862
Noninterest income                             109             118             98          61
Noninterest expense                            562             589            577         577
-----------------------------------------------------------------------------------------------
  Income before income taxes                   300             377            386         346
Income taxes                                    77             110            106          99
-----------------------------------------------------------------------------------------------
  Net income                                $  223          $  267         $  280      $  247
===============================================================================================
Basic earnings per share                    $ 0.27          $ 0.26         $ 0.25      $ 0.22
===============================================================================================
Diluted earnings per share                  $ 0.27          $ 0.25         $ 0.24      $ 0.21
===============================================================================================

                                                      Year Ended December 31, 2000
                                         ------------------------------------------------------
                                                           Three Months Ended
(Thousands of dollars,                   ------------------------------------------------------
except per share data)                   December 31,    September 30,    June 30,    March 31,
-----------------------------------------------------------------------------------------------
Interest income                             $1,964          $1,915         $1,926      $1,953
Interest expense                             1,089           1,031            999       1,021
-----------------------------------------------------------------------------------------------
     Net interest income                       875             884            927         932
Provision for losses on loans                   --              --             --          --
-----------------------------------------------------------------------------------------------
     Net interest income after
       provision for losses on loans           875             884            927         932
     Noninterest income                        136              42             44          13
     Noninterest expense                       585             563            582         593
-----------------------------------------------------------------------------------------------
     Income before income taxes                426             363            389         352
Income taxes                                   128             106            105         100
-----------------------------------------------------------------------------------------------
     Net income                             $  298          $  257         $  284      $  252
===============================================================================================
Basic earnings per share                    $ 0.27          $ 0.22         $ 0.24      $ 0.20
===============================================================================================
Diluted earnings per share                  $ 0.26          $ 0.21         $ 0.23      $ 0.20
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
Allen R. Verseman
Thomas E. Welch, Jr.                                              FDIC DISCLAIMER
Carl H. Welge
                                                                  This Annual Report has not been
CORPORATE HEADQUARTERS                                            reviewed, or confirmed for accuracy
                                                                  or relevance, by the FDIC.
1112 State Street
Chester, IL 62233                                                 GENERAL INQUIRIES AND REPORTS
(618) 826-5038
                                                                  A copy of the Company's 2001 Annual Report to
ANNUAL MEETING                                                    the Securities and Exchange Commission, Form
                                                                  10-K, may be obtained without charge by written
Friday, April 5, 2002                                             request of shareholders to:
10:00 A.M.                                                        Michael W. Welge, President
American Legion Hall                                              Chester Bancorp, Inc.
500 E. Opdyke St.                                                 1112 State Street
Chester, IL 62233                                                 Chester, IL 62233
STOCK LISTING
Nasdaq SmallCap Market
Symbol: CNBA
INDEPENDENT AUDITORS
McGladrey & Pullen, LLP
15 South Old State Capitol Plaza, Suite 200
Springfield, IL 62705

[CHESTER BANCORP, INC. LOGO]

     1112 State Street - Chester, Illinois 62233 - Telephone (618) 826-5038