Form 10-K, Exhibit 13
period 2002-12-31
CHESTER BANCORP INC
filed 2003-03-26
CIK 1010838

                                                                 Exhibit 13


                          [CHESTER BANCORP, INC. LOGO]

                               2002 ANNUAL REPORT

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                       Page
                                                                       ----
Message to Our Stockholders                                              1
Common Stock and Related Matters                                         2
Selected Consolidated Financial Information                              3
Management's Discussion and Analysis                                     5
Independent Auditors' Report                                            15
Consolidated Balance Sheets                                             16
Consolidated Statements of Income                                       17
Consolidated Statements of Stockholders' Equity                         18
Consolidated Statements of Comprehensive Income                         19
Consolidated Statements of Cash Flows                                   20
Notes to Consolidated Financial Statements                              21
Stockholder Information                                  Inside Back Cover

MESSAGE TO OUR STOCKHOLDERS
--------------------------------------------------------------------------------

To Our Stockholders:

     Chester Bancorp, Inc. has completed another profitable year. We earned $1,005,101 of net income during the year 2002 and ended the year with assets of $113,849,089. Our basic earnings per share of common stock were $1.26, based on the average shares outstanding.

     The market price of the Company's common stock gradually increased during 2002, and we have continued to increase dividends. During 2002 we paid cash dividends of 64 cents per share, which is an 11 cent increase over 2001 and amounts to an approximate annual cash return on your investment of over 3%, based on the market value of our common stock at the beginning of the year 2002.

     Since October 4, 1996, the date that the Company initially offered 2,182,125 shares of common stock to the public, the Company has continually and gradually reduced the number of outstanding shares of its common stock through various repurchases. As of December 31, 2002, the Company had 896,568 shares of common stock outstanding. We intend to continue to repurchase shares from time to time, to the extent that such repurchases are then determined to be advisable by the Board of Directors, authorized by the appropriate regulatory authorities and comply with applicable legal requirements. This practice is considered by the Board of Directors as a method of increasing value to the Company's stockholders. Such repurchases have helped the Company maintain growth in earnings per share.

     On behalf of the Board of Directors of Chester Bancorp, Inc. and the management and employees of Chester National Bank and Chester National Bank of Missouri, I extend our sincere appreciation to our stockholders and customers for your support during 2002. As in years past, we look forward to an exciting and profitable future.

Sincerely,

/s/ Michael W. Welge
Michael W. Welge
Chairman of the Board,
President and Chief
Financial Officer

COMMON STOCK AND RELATED MATTERS
--------------------------------------------------------------------------------

     The common stock of Chester Bancorp, Inc. is traded in the over-the-counter market and is listed for quotation in the Nasdaq SmallCap Market under the symbol "CNBA." The stock was issued on October 4, 1996 at $10.00 per share. As of December 31, 2002, there were 896,568 shares of common stock issued and outstanding.

     The following table sets forth the high and low closing prices as reported by Nasdaq SmallCap Market and dividends paid per share of common stock for the period indicated.

                                                                    Dividends
  Quarter ended                High                Low                paid
-----------------------------------------------------------------------------
December 31, 1996             $13.750            $12.625            $     .05
March 31, 1997                $15.500            $13.125            $     .06
June 30, 1997                 $15.500            $14.000            $     .06
September 30, 1997            $18.750            $14.750            $     .06
December 31, 1997             $20.500            $15.375            $     .07
March 31, 1998                $18.750            $17.125            $     .07
June 30, 1998                 $18.000            $16.750            $     .07
September 30, 1998            $18.000            $17.000            $     .07
December 31, 1998             $17.250            $16.750            $     .07
March 31, 1999                $16.937            $16.750            $     .07
June 30, 1999                 $16.812            $16.687            $     .08
September 30, 1999            $17.125            $16.687            $     .09
December 31, 1999             $16.750            $16.250            $     .09
March 31, 2000                $17.187            $16.625            $     .10
June 30, 2000                 $17.500            $16.625            $     .10
September 30, 2000            $17.000            $16.625            $     .11
December 31, 2000             $17.250            $16.625            $     .12
March 31, 2001                $17.500            $16.620            $     .12
June 30, 2001                 $17.500            $16.500            $     .13
September 30, 2001            $22.000            $16.500            $     .14
December 31, 2001             $20.000            $17.250            $     .14
March 31, 2002                $19.750            $18.550            $     .15
June 30, 2002                 $22.490            $19.000            $     .15
September 30, 2002            $22.625            $20.000            $     .17
December 31, 2002             $24.000            $20.250            $     .17

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

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

                                                                          At December 31
                                               --------------------------------------------------------------------
(Dollars in thousands)                           2002           2001           2000           1999           1998
-------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                                   $113,849       $111,761       $117,580       $120,392       $142,796
Loans receivable, net                            35,634         41,097         47,341         48,277         48,209
Mortgage-backed securities, net(1)                3,241          7,110         15,585         21,734         21,870
Investments, net(2)                              70,958         59,918         50,273         45,747         68,218
Savings deposits                                 94,848         91,414         96,991         90,753         99,435
Securities sold under agreements to
  repurchase                                      --             --             --             --            10,880
Federal funds purchased                           --             --             --             2,807          --
Federal Home Loan Bank advances                   5,000          5,000          --             5,000         10,000
Stockholders' equity                             13,710         14,948         19,880         20,873         21,705

                                                                         Year Ended December 31,
                                                   --------------------------------------------------------------------
(Dollars in thousands except per share data)         2002           2001           2000           1999           1998
-----------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Interest income                                    $  5,457       $  7,342       $  7,757       $  8,266       $  9,077
Interest expense                                      2,466          4,014          4,139          4,640          5,122
-----------------------------------------------------------------------------------------------------------------------
  Net interest income                                 2,991          3,328          3,618          3,626          3,955
Provision for loan losses                             --             --             --               200             17
-----------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for
     loan losses                                      2,991          3,328          3,618          3,426          3,938
Gain on sale of investment securities and
  mortgage-backed securities(3)                         130            128             43          --                33
Other non-interest income                               248            258            192          1,069            207
Non-interest expense                                  2,158          2,305          2,323          2,532          2,514
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                            1,211          1,409          1,530          1,963          1,664
Income taxes                                            206            392            439            654            514
-----------------------------------------------------------------------------------------------------------------------
Net income                                            1,005          1,017          1,091          1,309          1,150
=======================================================================================================================
Earnings per share -- basic                        $   1.26       $   1.00       $   0.93       $   1.03       $   0.75
=======================================================================================================================
Earnings per share -- diluted                      $   1.16       $   0.97       $   0.91       $   1.01       $   0.73
=======================================================================================================================
Dividends declared per common share                $   0.64       $   0.53       $   0.43       $   0.33       $   0.28
=======================================================================================================================

---------------

(1) Includes mortgage backed securities available for sale of $512,000, $5.1 million, $7.0 million, and $11.3 million, at December 31, 2001, 2000, 1999, and 1998, respectively. The Company had no mortgage backed securities available for sale at December 31, 2002.

(2) Includes investment securities, marketable securities, nonmarketable equity securities, trading securities, interest-bearing deposits, federal funds sold, and certificates of deposits. Includes securities available for sale of $4.8 million, $5.2 million, $4.1 million, $5.0 million and $12.5 million at December 31, 2002, 2001, 2000, 1999 and 1998, respectively.

(3) Includes unrealized loss on trading securities of $10,000 at December 31, 2002.

--------------------------------------------------------------------------------

                                                                  At or for the Year Ended December 31,
                                                       ------------------------------------------------------------
                                                        2002         2001         2000         1999          1998
-------------------------------------------------------------------------------------------------------------------
KEY OPERATING RATIOS:
Performance Ratios:
Return on average assets (net income divided by
  average assets)                                        0.90%        0.85%        0.94%        1.00%          0.82%
Return on average equity (net income divided by
  average equity)                                        6.89         5.70         5.35         6.38           4.63
Interest rate spread (difference between average
  yield on interest-earning assets and average
  cost of interest-bearing liabilities)(4)               2.66         2.52         2.74         2.39           2.31
Net interest margin (net interest income as a
  percentage of average interest-earning
  assets)(4)                                             2.92         3.03         3.42         2.97           3.03
Non-interest expense to average assets                   1.93         1.92         1.99         1.93           1.79
Average interest-earning assets to average
  interest-bearing liabilities                         111.35       114.46       118.24       115.71         118.91
Asset Quality:
Allowance for loan losses to total loans at end
  of period                                              1.59         1.42         1.25         1.24           0.92
Ratio of allowance for loan losses to
  non-performing loans                               1,072.50       458.69       460.17       698.60         287.41
Net charge-offs to average outstanding loans
  during the period                                      0.04         0.02         0.02         0.09           0.01
Ratio of non-performing assets to total
  assets(5)                                              0.06         0.13         0.23         0.23           0.20
Capital Ratios:
Average equity to average assets                        13.01        14.90        17.52        15.62          17.74
Equity to assets at end of period                       12.04        13.37        16.91        17.34          15.20

                                                                             At December 31,
                                                       ------------------------------------------------------------
                                                         2002          2001         2000         1999         1998
-------------------------------------------------------------------------------------------------------------------
OTHER DATA:
Number of:
  Real estate loans outstanding                             765          880        1,023        1,050        1,127
  Deposit accounts                                        6,868        7,301        7,888        8,216        9,970
  Full-service offices                                        4            4            4            4            5

---------------

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

FINANCIAL CONDITION

Assets.

     The Company's total assets increased by $2.1 million, or 1.9%, to $113.8 million at December 31, 2002 from $111.8 million at December 31, 2001. The increase in the Company's asset size was mainly attributable to an increase in cash and cash equivalents of $8.9 million, which resulted from an increase in savings deposits of $3.4 million and, partially offset by the purchase of treasury stock of $1.9 million during the twelve months ended December 31, 2002. The increase in cash and cash equivalents resulted from decreases in loans receivable and mortgage-backed securities.

     Loans receivable decreased $5.5 million or 13.3%, to $35.6 million at December 31, 2002 from $41.1 million at December 31, 2001. The average balance on loans receivable decreased $7.7 million, or 17.2%, for the twelve months ended December 31, 2002, coupled with a 53 basis point decline in the average interest rate on loans receivable. Repayments on loans receivable were $12.3 million for 2002 compared to $13.4 for 2001. New loan originations decreased to $6.9 million in 2002 from $7.4 million in 2001. Refinancing volume was high due to the low level of interest rates throughout 2002, positively offset by new loan origination increasing during the second half of 2002. During this period of record low interest rates and economic instability, management has decided to continue to focus on originating high quality loans.

     Mortgage-backed securities at December 31, 2002 were $3.2 million compared to $7.1 million at December 31, 2001. Investment securities, marketable securities, nonmarketable equity securities and trading securities increased $2.6 million, or 6.4%, to $42.3 million at December 31, 2002. As a function of management's plan to re-align the mix of interest earning assets, proceeds from maturities, calls and sales of investment securities and mortgage-backed securities, along with principal repayments on loans and mortgage-backed securities, were re-invested in short-term, callable investment securities and short-term interest-bearing deposits.

     On a combined basis cash, interest-bearing deposits, federal funds sold and certificates of deposit, increased $8.9 million, or 42.5%, to $30.0 million at December 31, 2002 from $21.0 million at December 31, 2001. Management invested the funds received from maturing investment securities, calls and sales, and the principal repayment on loans and mortgage-backed securities into short-term interest-bearing deposits.

Liabilities.

     Savings deposits increased $3.4 million, or 3.8%, to $94.8 million at December 31, 2002 from $91.4 million at December 31, 2001. The increase in savings deposits reflects a $5.9 million increase in the level of deposits from Gilster-Mary Lee Corporation (Gilster-Mary Lee), a food manufacturing and packaging company headquartered in Chester, Illinois. The Chairman of the Board of the Company is also the Executive Vice President, Treasurer and Secretary of Gilster-Mary Lee.

     Over the last several years, the Company has maintained a deposit relationship with Gilster-Mary Lee, which at times has had as much as $25 million in funds on deposit, typically with short terms. At December 31, 2002 and 2001, the balance of funds on deposit with the Company was $27.7 million and $21.8 million, respectively.

     A significant loss of funds from Gilster-Mary Lee could impair future earnings as there is no intent to replace the Gilster-Mary Lee savings deposits with other wholesale funds. At December 31, 2002, the Company maintained an adequate liquidity level to cover the withdrawal of such deposits and/or additional reduction of such borrowings.

     Advances from the Federal Home Loan Bank (FHLB) were $5.0 million at December 31, 2002, and 2001. The advance has a ten year term at a fixed rate of interest of 4.87%. Management invested the funds from the advances into U.S. government agency securities with a five year maturity and a rate of 6.00%. The average balance of borrowed money was $5.0 and $4.8 million for 2002 and 2001, respectively. The average cost of borrowed money was 4.8% for both 2002 and 2001.

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

                                               2002                               2001
                                  -------------------------------    -------------------------------
                                                          Average                            Average
                                  Average                 yield/     Average                 yield/
(Dollars in thousands)            balance     Interest     cost      balance     Interest     cost
----------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)        $ 37,202     $2,840       7.63%    $ 44,910     $3,663       8.16%
  Investments, net(2)(3)            39,657      2,126       5.36       37,254      2,389       6.41
  Mortgage-backed securities,
    net                              4,670        266       5.70       12,435        751       6.04
  Interest-bearing deposits(4)      25,777        367       1.42       20,398        698       3.42
                                  ------------------------------------------------------------------
    Total interest-earning
      assets                       107,306      5,599       5.22      114,997      7,501       6.52
                                               ------     ------                  ------     ------
  Noninterest-earning assets         4,758                              4,747
                                  --------                           --------
    Total assets                  $112,064                           $119,744
                                  ========                           ========
INTEREST-BEARING LIABILITIES:
  Deposits                        $ 91,368      2,223       2.43     $ 95,678      3,781       3.95%
  Federal funds purchased               --         --         --           --         --         --
  Other short-term borrowed
    money                               --         --         --           --         --         --
  FHLB Advances                      5,000        243       4.86        4,794        233       4.86
                                  ------------------------------------------------------------------
    Total interest-bearing
      liabilities                   96,368      2,466       2.56      100,472      4,014       4.00
                                               ------     ------                  ------     ------
  Noninterest-bearing
    liabilities                      1,112                              1,434
                                  --------                           --------
    Total liabilities               97,480                            101,906
  Stockholders' equity              14,584                             17,838
                                  --------                           --------
    Total liabilities and
      stockholders' equity        $112,064                           $119,744
                                  ========                           ========
  Net interest income                          $3,133                             $3,487
                                               ======                             ======
  Interest rate spread(5)                                   2.66%                              2.52%
                                                          ======                             ======
  Net interest margin(6)                                    2.92%                              3.03%
                                                          ======                             ======
  Ratio of average
    interest-earning assets to
    average interest-bearing
    liabilities                                           111.35%                            114.46%
                                                          ======                             ======

                                             2000
                                -------------------------------
                                                        Average
                                Average                 yield/
(Dollars in thousands)          balance     Interest     cost
------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)      $ 48,061     $4,032       8.39%
  Investments, net(2)(3)          40,259      2,569       6.38
  Mortgage-backed securities,
    net                           18,475      1,131       6.12
  Interest-bearing deposits(4)     3,863        192       4.97
                                -------------------------------
    Total interest-earning
      assets                     110,658      7,924       7.16
                                             ------     ------
  Noninterest-earning assets       5,859
                                --------
    Total assets                $116,517
                                ========
INTEREST-BEARING LIABILITIES:
  Deposits                      $ 91,962      4,041       4.39
  Federal funds purchased            884         56       6.33
  Other short-term borrowed
    money                            142         11       8.40
  FHLB Advances                      601         31       5.16
                                -------------------------------
    Total interest-bearing
      liabilities                 93,589      4,139       4.42
                                             ------     ------
  Noninterest-bearing
    liabilities                    2,510
                                --------
    Total liabilities             96,099
  Stockholders' equity            20,418
                                --------
    Total liabilities and
      stockholders' equity      $116,517
                                ========
  Net interest income                        $3,785
                                             ======
  Interest rate spread(5)                                 2.74%
                                                        ======
  Net interest margin(6)                                  3.42%
                                                        ======
  Ratio of average
    interest-earning assets to
    average interest-bearing
    liabilities                                         118.24%
                                                        ======

---------------

(1) Average balance includes nonaccrual loans.
(2) Includes FHLB stock, FRB stock, marketable securities, trading securities and investment securities.
(3) Information is presented on a tax equivalent basis assuming a tax rate of 34%.
(4) Includes interest-bearing deposits, federal funds sold, and certificates of deposit.
(5) Represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Represents net interest income as a percentage of average interest-earning assets.

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

                                                            2002 COMPARED TO 2001                   2001 Compared to 2000
                                                    --------------------------------------   ------------------------------------
                                                                                  Total                                  Total
                                                                       Rate/     Increase                     Rate/     Increase
(Dollars in thousands)                              Volume    Rate     Volume   (Decrease)   Volume   Rate    Volume   (Decrease)
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net(1)                          $(629)   $  (235)  $  41     $  (823)    $(264)   $(112)  $   7      $(369)
  Investments, net(2)(3)                              154       (392)    (25)       (263)     (192)      13      (1)      (180)
  Mortgage-backed securities, net                    (469)       (43)     27        (485)     (370)     (15)      5       (380)
  Interest-bearing deposits(4)                        184       (407)   (108)       (331)      822      (60)   (256)       506
---------------------------------------------------------------------------------------------------------------------------------
    Total net change in income on interest-earning
      assets                                         (760)    (1,077)    (65)     (1,902)       (4)    (174)   (245)      (423)
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
  Deposits                                           (170)    (1,453)     65      (1,558)      163     (407)    (16)      (260)
  Borrowings                                           10         --      --          10       191      (19)    (37)       135
---------------------------------------------------------------------------------------------------------------------------------
    Total net change in expense on
      interest-bearing liabilities                   (160)    (1,453)     65      (1,548)      354     (426)    (53)      (125)
---------------------------------------------------------------------------------------------------------------------------------
    Net change in net interest income               $(600)   $   376   $(130)    $  (354)    $(358)   $ 252   $(192)     $(298)
=================================================================================================================================

(1) Average balance includes nonaccrual loans.
(2) Includes FHLB stock, FRB stock, marketable securities, trading securities and investment securities.
(3) Information is presented on a tax equivalent basis assuming a tax rate of 34%.
(4) Includes interest-bearing deposits, federal funds sold, and certificates of deposits.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

Net Income.

     The Company's net income for 2002 was $1.01 million compared to $1.02 million for 2001. The lower net income level in 2002 reflects a $337,000 decline in net interest income which was partially offset by a $147,000 decrease in noninterest expense and a $187,000 decrease in income tax expense. The decline in income tax expense resulted from a realignment of deferred and current income taxes during 2002.

Net Interest Income.

     Net interest income decreased $337,000, or 10.1%, to $3.0 million for 2002 from $3.3 million for 2001. The decrease in net interest income was the result of a $1.9 million decrease in interest income, positively offset by a $1.5 million decrease in interest expense. The decrease in net interest income was the result of a decline in the ratio of average interest-earning assets to average interest-bearing liabilities of 111.35% in 2002 from 114.46% in 2001.

Interest Income.

     Interest income on loans receivable totaled $2.8 million for 2002 compared to $3.7 million for 2001. The $823,000, or 22.5%, decrease in interest income on loans receivable resulted from a $7.7 million, or 17.2%, decrease in the average balance of loans receivable. The impact of decreased volume was further impacted by a decline in the average yield on loans receivable to 7.63% in 2002 from 8.16% in 2001.

     Interest income on mortgage-backed securities decreased $485,000, or 64.6%, to $266,000 for 2002 from $751,000 for 2001. The decrease in interest income on mortgage-backed securities resulted from a $7.8 million, or 62.4%, decrease in the average balance of mortgage-backed securities. The impact of a decreased average balance was further impacted by a decrease in the average yield on mortgage-backed securities to 5.70% in 2002 from 6.04% in 2001. Management invested the funds received from the repayments of mortgage-backed securities into short-term, interest-bearing deposits.

     Interest earned on investment securities totaled $2.0 million for 2002 compared to $2.2 million for 2001. The $247,000, or 11.1% decrease in interest income on investment securities was the result of a decrease in the average tax equivalent yield on investment securities to 5.36% in 2002 from 6.41% in 2001, positively offset by an increase in the average balance of investment securities of $2.4 million, or 6.5% for 2002.

     Interest income on interest-bearing deposits, federal fund sold and certificates of deposit, totaled $367,000 for 2002 compared to $698,000 for 2001. The $331,000, or 47.4%, decrease in interest income on interest-bearing deposits was the result of a decrease in the average yield on interest-bearing deposits to 1.42% in 2002 from 3.42% in 2001, partially offset by an increase in the average balance of interest-bearing deposits of $5.4 million. The increase in the average balance on interest-bearing deposits resulted primarily from management's decision to invest excess funds into short-term, interest-bearing deposits while longer term investment opportunities were evaluated.

Interest Expense.

     Interest expense decreased $1.5 million, or 38.6%, during 2002. Interest expense on savings deposits decreased $1.6 million, or 41.2%, to $2.2 million for 2002 from $3.8 million for 2001. This decrease resulted primarily from the decrease in the average cost of deposits to 2.43% in 2002 from 3.95% in 2001, combined with a decrease in the average balance of savings deposits of $4.3 million.

     Interest expense on FHLB advances increased $10,000, or 4.3%, for 2002 from $233,000 for 2001. The Company borrowed $5.0 million from the FHLB in January 2001 and invested the funds in a U.S. government agency security with a five year maturity and a rate of 6.00%. The average balance and the average cost on FHLB advances for 2002 and 2001 was $5.0 million and 4.86%, and $4.8 and 4.86%, respectively.

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

     The Company had no provisions for loan losses during 2002 and 2001 as no significant problem loans were identified and the allowance for loan losses was deemed by management to be adequate.

     The Company's allowance for loan losses was $575,000, or 1.59%, of loans outstanding at December 31, 2002, compared to $591,000, or 1.42%, of loans outstanding at December 31, 2001. The Company's level of net loans charged-off during the year ended December 31, 2002 was $15,000, which represented .04% of average loans outstanding. Based on current levels in the allowance for loan losses in relation to loans receivable and delinquent loans, management's continued effort to favorably resolve problem loan situations, and the low level of charge-offs in recent years, management believes the allowance is adequate at December 31, 2002. At December 31, 2002, loans 90 days or more delinquent totaled $54,000, or .15% of net loans receivable, compared to $129,000, or .31% of net loans receivable at December 31, 2001.

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

Noninterest Income.

     Noninterest income was $378,000 for 2002 compared to $386,000 for 2001. The $8,000, or 2.1%, decrease was attributable to a $28,000 decrease in other income, positively offset by a $17,000 increase in fee income. The decrease in other noninterest income was primarily due to a $31,000 state income tax refund related to a prior accounting period.

Noninterest Expense.

     Noninterest expense decreased $147,000, or 6.4%, for 2002. The decrease in noninterest expense resulted primarily from a $144,000 decrease in compensation and employee expense, combined with a $12,000 decrease in professional fees, a $4,000 decrease in data processing expense and a $3,000 decrease in advertising expense, partially offset by a $18,000 increase in other expense. The decrease in compensation expense was due to the 1997 Management Retention Plan ending in April, 2002. These fluctuations are the result of normal operating procedures.

Income Tax Expense.

     Income tax expense for 2002 was $206,000 compared to $393,000 for 2001. The Company's effective tax rate for 2002 and 2001 was 17.0% and 27.9%, respectively. The effective tax rate for each year was below the statutory federal rate of 34% due to the Company's investment in tax exempt securities. During 2002 the Company reclassified deferred tax assets to current tax expense, reducing the current tax liability in order to better align the accounts with tax assets and liabilities expected to be realized in the future.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

Net Income.

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

Interest Income.

     Interest income on loans receivable totaled $3.7 million for 2001 compared to $4.0 million for 2000. The $369,000, or 9.2%, decrease in interest income on loans receivable resulted from a $3.2 million, or 6.6%, decrease in the average balance of loans receivable. The impact of decreased volume was further impacted by a decline in the average yield on loans receivable to 8.16% in 2001 from 8.39% in 2000.

     Interest income on mortgage-backed securities decreased $380,000, or 33.6%, to $751,000 for 2001 from $1.1 million for 2000. The decrease in interest income on mortgage-backed securities resulted from a $6.0 million, or 32.7%, decrease in the average balance of mortgage-backed securities. The impact of a decreased average balance was further impacted by a decrease in the average yield on mortgage-backed securities to 6.04% in 2001 from 6.12% in 2000. Management used funds received from the decline in mortgage-backed securities to purchase additional shares of treasury stock.

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

     Interest income on interest-bearing deposits, federal fund sold and certificates of deposit, totaled $698,000 for 2001 compared to $192,000 for 2000. The $506,000, or 263.5%, increase in interest income on interest-bearing deposits resulted from a $16.5 million, or 428.0%, increase in the average balance of interest-bearing deposits. The increase in interest income from interest-bearing deposits was partially offset by a decrease in the average yield on interest-bearing deposits to 3.42% in 2001 from 4.97% in 2000. The increase in the average balance on interest-bearing deposits resulted primarily from management's decision to invest excess funds into short-term, interest-bearing deposits while longer term investment opportunities were evaluated.

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

     The Company's allowance for loan losses was $591,000, or 1.42%, of loans outstanding at December 31, 2001, compared to $598,000, or 1.25%, of loans outstanding at December 31, 2000. The Company's level of net loans charged-off (recovered) during the year ended December 31, 2001 was ($7,000), which represented -.02% of average loans outstanding. Based on current levels in the allowance for loan losses in relation to loans receivable and delinquent loans, management's continued effort to favorably resolve problem loan situations, and the low level of charge-offs in recent years, management believes the allowance is adequate at December 31, 2001. At December 31, 2001, loans 90 days or more delinquent totaled $129,000, or .31% of net loans receivable, compared to $130,000, or .27% of net loans receivable at December 31, 2000.

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

     In order to increase the interest rate sensitivity of its assets, the Company has originated adjustable rate residential mortgage loans and maintained a consistent level of short- and intermediate-term investment securities and interest-bearing deposits. At December 31, 2002, the Company had $8.1 million of adjustable rate mortgages, $33.3 million of investment securities, mortgage-backed securities and interest-bearing deposits maturing within one year, and $22.4 million of investment securities and mortgage-backed securities maturing within one to five years. In addition, at December 31, 2002, the Company had $2.5 million of consumer loans which typically have maturities of five years or less.

     In managing its future interest rate sensitivity, the Company intends to continue to stress the origination of adjustable rate mortgages and loans with shorter maturities, the maintenance of a consistent level of short- and intermediate-term securities, and pricing strategies that will extend the term of deposit liabilities.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds consist of deposits, securities sold under agreements to repurchase, repayments and prepayments of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit base. The Company uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest in other interest-bearing assets, to maintain liquidity, and to meet operating expenses. Management anticipates that loan repayments and other sources of funds will be adequate to meet and exceed the Company's liquidity needs for 2003.

     A major portion of the Company's liquidity consists of cash and cash equivalents, which include investments in highly liquid, short-term deposits. The level of these assets is dependent on the Company's operating, investing, lending and financing activities during any given period. At December 31, 2002, cash and cash equivalents totaled $30.0 million.

     The primary investing activities of the Company include origination of loans and purchase of mortgage-backed securities and investment securities. During the year ended December 31, 2002, purchases of investment securities totaled $43.8 million, while loan originations totaled $6.9 million. These investments were funded primarily from loan and mortgage-backed security repayments of $15.7 million and investment and mortgage-backed security sales and maturities of $42.4 million.

     In April 1997, the Company announced its initial plan to repurchase 5% of its then outstanding common stock. Since that time the Company has continued to repurchase shares when it was determined to be advisable by the Board of Directors and authorized by the appropriate regulatory authorities. As of December 31, 2002, the Company had repurchased approximately 1,285,557, or 58.9%, of its original common shares issued. Management expects to continue to repurchase common shares when it is viewed as a method of increasing value to the Company's stockholders.

     Liquidity management is both a daily and long-term function of business management. If the Company requires funds beyond its ability to generate them internally, the Company believes that it could borrow additional funds from the Federal Home Loan Bank or through federal funds purchased. At December 31, 2002, the Company had $5.0 million of long-term advances from the FHLB.

     At December 31, 2002, the Company exceeded all of its regulatory capital requirements.

INTEREST RATE RISK MANAGEMENT

     Interest rate sensitivity is closely monitored through the Company's asset-liability management procedures. At the end of this section is a table reflecting the Company's interest rate gap (rate sensitive assets minus rate sensitive liabilities) analysis at December 31, 2002, individually and cumulatively, through various time periods.

     At December 31, 2002, the static gap analysis indicated substantial liability sensitivity over one-year time periods. Generally, such a position indicates that an overall rise in interest rates would result in an unfavorable impact on the Company's net interest margin, as liabilities would reprice more quickly than assets. Conversely, the net interest margin would be expected to improve with an overall decline in interest rates. As savings, NOW and money market accounts are subject to withdrawal on demand, they are presented in the analysis based on their GAP BETA, which is the average of the rising and falling betas. Based on the Company's experience, pricing such deposits is not expected to change in direct correlation with changes in the general level of short-term interest rates. Accordingly, management believes that gradual increase in the general level of interest rates will not have a material effect on the Company's net interest income.

     The asset/liability management process, which involves structuring the consolidated balance sheet to allow approximately equal amounts of assets and liabilities to reprice at the same time, is a process essential to minimize the effect of fluctuating interest rates on net interest income. The following table reflects the Company's interest rate gap (rate-sensitive assets minus rate-sensitive liabilities) analysis as of December 31, 2002, individually and cumulatively, through various time periods. Amortizing accounts, which include MBS, CMO's and loans are first adjusted to cash flow.

Following amortization, prepayment speeds are applied. The floating rate loans are estimated by subtracting the average maturity from loans repricing less than 3 months.

                                                                     More than
                                                                       three     More than
                                                            Three     months      one year
                                                           months     through     through     More than
(Dollars in thousands)                          Floating   or less   one year    five years   five years    Total
------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
  Loans receivable, net                         $ 4,913    $ 3,349    $ 6,589     $ 10,428     $10,930     $36,209
  Investment and mortgage-backed securities          --     14,892      3,376       15,006       8,419      41,693
  Other interest-earning assets                  14,800         --     17,706           --          --      32,506
------------------------------------------------------------------------------------------------------------------
     Total interest-earning assets               19,713     18,241     27,671       25,434      19,349     110,408
------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING ASSETS:
  Savings, NOW, and money market accounts       $ 6,420    $    --    $    --     $ 31,425     $    --     $37,845
  Certificate of deposit                             --     15,109     26,209       10,535          --      51,853
  Other borrowed money                               --         --         --        5,000          --          --
------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities           6,420     15,109     26,209       46,960          --      94,698
     Interest sensitivity gap                   $13,293    $ 3,132    $ 1,462     $(21,526)    $19,349     $15,710
==================================================================================================================
     Cumulative interest-sensitivity gap        $13,293    $16,425    $17,887     $ (3,639)    $15,710
==================================================================================================================
     Ratio of cumulative gap to total assets        .12        .14        .16         (.03)        .14
==================================================================================================================

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

INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

To the Board of Directors
Chester Bancorp, Inc.
Chester, Illinois

     We have audited the accompanying consolidated balance sheets of Chester Bancorp, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chester Bancorp, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

Springfield, Illinois
January 24, 2003

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

December 31, 2002 and 2001                                          2002            2001
--------------------------------------------------------------------------------------------
ASSETS
Cash                                                            $  1,298,481    $    851,602
Interest-bearing deposits                                         18,676,709       3,406,480
Federal funds sold                                                 9,975,000      16,760,000
--------------------------------------------------------------------------------------------
      Total cash and cash equivalents                             29,950,190      21,018,082
Investment securities:
  Available for sale, at fair value (cost of $900,000 and
    $1,659,955 at December 31, 2002 and 2001, respectively)          899,863       1,632,477
  Held to maturity, at cost (fair value of $38,524,739 and
    $35,273,053 at December 31, 2002 and 2001, respectively)      37,551,853      34,572,352
  Trading securities, at fair value                                  352,551         --
Nonmarketable equity securities                                    3,502,400       3,547,000
Mortgage-backed securities:
  Available for sale, at fair value (cost of $500,388 at
    December 31, 2001)                                               --              511,578
  Held to maturity, at cost (fair value of $3,378,408 and
    $6,689,342 at December 31, 2002 and 2001, respectively)        3,240,925       6,598,411
Loans, net of the allowance for loan losses ($575,234 and
  $590,590 at December 31, 2002 and 2001, respectively)           35,633,544      41,097,027
Office properties and equipment, net                               1,404,783       1,527,507
Accrued interest receivable                                          756,248         778,175
Other assets                                                         556,732         478,689
--------------------------------------------------------------------------------------------
      Total assets                                              $113,849,089    $111,761,298
============================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits:
    Non-interest bearing                                        $  5,149,295    $  5,022,030
    Interest bearing                                              89,698,414      86,391,754
--------------------------------------------------------------------------------------------
      Deposit total                                               94,847,709      91,413,784
  FHLB advances                                                    5,000,000       5,000,000
  Advance payments by borrowers for taxes and insurance              162,860         183,378
  Accrued interest payable                                            53,204          61,826
  Accrued expenses and other liabilities                              75,353         154,510
--------------------------------------------------------------------------------------------
      Total liabilities                                          100,139,126      96,813,498
--------------------------------------------------------------------------------------------
Stockholders' Equity
  Common stock, $.01 par value, 3,000,000 shares authorized,
    2,182,125 shares issued                                           21,821          21,821
  Additional paid-in capital                                      21,137,443      21,268,104
  Retained earnings, partially restricted                         16,221,066      15,737,450
  Accumulated other comprehensive (loss)                                 (85)        (10,068)
  Unearned ESOP                                                   (1,392,620)     (1,428,120)
  Unearned restricted stock awards                                   --              (61,092)
  Treasury stock, at cost: 1,285,557 and 1,204,155 shares at
    December 31, 2002 and 2001, respectively                     (22,277,662)    (20,580,295)
--------------------------------------------------------------------------------------------
      Total stockholders' equity                                  13,709,963      14,947,800
--------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                $113,849,089    $111,761,298
============================================================================================

See Notes to Consolidated Financial Statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000                       2002          2001          2000
------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                         $2,839,830    $3,662,799    $4,032,225
  Investment securities -- taxable                               1,633,212     1,869,771     2,027,611
  Investment securities -- tax exempt                              350,621       360,657       374,891
  Mortgage-backed securities                                       265,882       751,323     1,130,549
  Other                                                            366,984       697,595       192,282
------------------------------------------------------------------------------------------------------
       Total interest income                                     5,456,529     7,342,145     7,757,558
------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                                       2,222,404     3,780,633     4,040,678
  FHLB advances and other borrowings                               243,333       233,333        98,568
------------------------------------------------------------------------------------------------------
       Total interest expense                                    2,465,737     4,013,966     4,139,246
------------------------------------------------------------------------------------------------------
       Net interest income                                       2,990,792     3,328,179     3,618,312
Provision for loan losses                                           --            --            --
------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses       2,990,792     3,328,179     3,618,312
------------------------------------------------------------------------------------------------------
Noninterest income:
  Late charges, deposit account fees, and other fees               208,336       190,845       160,350
  Unrealized (loss) on trading securities                          (10,068)       --            --
  Gain on sale of securities, net                                  140,082       127,748        43,339
  Other                                                             39,837        67,651        31,435
------------------------------------------------------------------------------------------------------
       Total noninterest income                                    378,187       386,244       235,124
------------------------------------------------------------------------------------------------------
Noninterest expense:
  Compensation and employee benefits                             1,129,859     1,274,241     1,264,442
  Occupancy                                                        288,256       288,344       274,928
  Data processing                                                  142,431       146,072       153,602
  Professional fees                                                198,759       210,622       239,428
  Advertising                                                       42,614        45,322        50,473
  Federal deposit insurance premiums                                15,713        18,188        19,112
  Other                                                            340,213       322,291       321,335
------------------------------------------------------------------------------------------------------
       Total noninterest expense                                 2,157,845     2,305,080     2,323,320
------------------------------------------------------------------------------------------------------
       Income before income taxes                                1,211,134     1,409,343     1,530,116
Income taxes                                                       206,033       392,738       438,734
------------------------------------------------------------------------------------------------------
       Net income                                               $1,005,101    $1,016,605    $1,091,382
======================================================================================================
Basic net income per share                                      $     1.26    $     1.00    $     0.93
======================================================================================================
Diluted net income per share                                    $     1.16    $     0.97    $     0.91
======================================================================================================

See Notes to Consolidated Financial Statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                      Retained       Accumulated                   Unearned
                                   Common Stock       Additional      Earnings,         Other                     Restricted
Years Ended December 31, 2002,  -------------------     Paid-In     Substantially   Comprehensive    Unearned       Stock
2001 and 2000                    Shares     Amount      Capital      Restricted        (Loss)          ESOP         Awards
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999      2,182,125   $21,821   $21,521,985    $14,681,473      $(129,165)    $(1,538,040)  $(393,480)
Net income                         --         --          --           1,091,382        --              --           --
Purchase of treasury stock         --         --          --             --             --              --           --
Issuance of treasury stock for
 restricted stock awards           --         --         (166,110)       (10,382)       --              --           --
Stock options exercised            --         --          --              (5,728)       --              --           --
Amortization of stock awards       --         --          --             --             --              --          166,194
ESOP shares released               --         --           37,339        --             --               54,960      --
Dividends on common stock at
 $.43 per share                    --         --          --            (504,507)       --              --           --
Change in unrealized gain on
 securities available for
 sale, net of tax of $67,430       --         --          --             --             110,018         --           --
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000      2,182,125    21,821    21,393,214     15,252,238        (19,147)     (1,483,080)   (227,286)
Net income                         --         --          --           1,016,605        --              --           --
Purchase of treasury stock         --         --          --             --             --              --           --
Issuance of treasury stock for
 restricted stock awards           --         --         (166,110)       (10,382)       --              --           --
Stock options exercised            --         --          --                (763)       --              --           --
Amortization of stock awards       --         --          --             --             --              --          166,194
ESOP shares released               --         --           41,000        --             --               54,960      --
Dividends on common stock at
 $.53 per share                    --         --          --            (520,248)       --              --           --
Change in unrealized gain on
 securities available for
 sale, net of tax of $5,564        --         --          --             --               9,079         --           --
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001      2,182,125    21,821    21,268,104     15,737,450        (10,068)     (1,428,120)    (61,092)
Net income                         --         --          --           1,005,101        --              --           --
Purchase of treasury stock         --         --          --             --             --              --           --
Issuance of treasury stock for
 restricted stock awards           --         --         (166,516)       (10,407)       --              --           --
Stock options exercised            --         --          --              (1,528)       --              --           --
Amortization of stock awards       --         --          --             --             --              --           61,092
ESOP shares released               --         --           35,855        --             --               35,500      --
Dividends on common stock at
 $.64 per share                    --         --          --            (509,550)       --              --           --
Change in unrealized gain on
 securities available for
 sale, net of tax of $6,118        --         --          --             --               9,983         --           --
----------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002      2,182,125   $21,821   $21,137,443    $16,221,066      $     (85)    $(1,392,620)  $  --
============================================================================================================================


                                     Treasury Stock            Total
Years Ended December 31, 2002,  ------------------------   Stockholders'
2001 and 2000                    Shares        Amount         Equity
------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999        792,572   $(13,291,412)   $20,873,182
Net income                         --            --           1,091,382
Purchase of treasury stock        121,818     (2,040,452)    (2,040,452)
Issuance of treasury stock for
 restricted stock awards          (11,865)       176,492        --
Stock options exercised            (6,546)        97,372         91,644
Amortization of stock awards       --            --             166,194
ESOP shares released               --            --              92,299
Dividends on common stock at
 $.43 per share                    --            --            (504,507)
Change in unrealized gain on
 securities available for
 sale, net of tax of $67,430       --            --             110,018
------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000        895,979    (15,058,000)    19,879,760
Net income                         --            --           1,016,605
Purchase of treasury stock        320,914     (5,711,772)    (5,711,772)
Issuance of treasury stock for
 restricted stock awards          (11,865)       176,492        --
Stock options exercised              (873)        12,985         12,222
Amortization of stock awards       --            --             166,194
ESOP shares released               --            --              95,960
Dividends on common stock at
 $.53 per share                    --            --            (520,248)
Change in unrealized gain on
 securities available for
 sale, net of tax of $5,564        --            --               9,079
------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001      1,204,155    (20,580,295)    14,947,800
Net income                         --            --           1,005,101
Purchase of treasury stock         95,042     (1,900,262)    (1,900,262)
Issuance of treasury stock for
 restricted stock awards          (11,894)       176,923        --
Stock options exercised            (1,746)        25,972         24,444
Amortization of stock awards       --            --              61,092
ESOP shares released               --            --              71,355
Dividends on common stock at
 $.64 per share                    --            --            (509,550)
Change in unrealized gain on
 securities available for
 sale, net of tax of $6,118        --            --               9,983
------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002      1,285,557   $(22,277,662)   $13,709,963
========================================================================

See Notes to Consolidated Financial Statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000                     2002         2001         2000
--------------------------------------------------------------------------------------------------
Net income                                                    $1,005,101   $1,016,605   $1,091,382
Other comprehensive income, net of tax:
  Unrealized holding gain on securities available for sale
     (net of tax of $10,458, $54,109 and $83,899 for 2002,
     2001 and 2000, respectively)                                 17,065       88,282      136,888
  Less adjustment for realized gain included in net income
     (net of tax benefit of $4,340, $48,545 and $16,469 for
     2002, 2001 and 2000, respectively)                           (7,082)     (79,203)     (26,870)
--------------------------------------------------------------------------------------------------
       Total other comprehensive income (loss)                     9,983        9,079      110,018
--------------------------------------------------------------------------------------------------
       Comprehensive income                                   $1,015,084   $1,025,684   $1,201,400
==================================================================================================

See Notes to Consolidated Financial Statements.

CHESTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

Years Ended December 31, 2002, 2001 and 2000                        2002            2001           2000
-----------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                                    $  1,005,101    $  1,016,605    $ 1,091,382
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization:
      Office properties and equipment                                146,451         153,309        150,528
      Deferred fees, discounts, and premiums                        (102,134)        (87,399)        43,601
      Amortization of stock plans                                    132,447         262,154        258,493
    Provision for deferred taxes                                      77,896           9,397        (15,000)
    Decrease in accrued interest receivable                           21,927         330,475         42,530
    Increase (decrease) in accrued interest payable                   (8,622)       (125,907)        48,664
    Purchases of trading securities                               (1,403,645)        --             --
    Proceeds from sale of trading securities                       1,069,686         --             --
    Unrealized loss on trading securities                             10,068         --             --
    Gain on sale of securities                                      (140,082)       (127,748)       (43,339)
    Provision for loan losses                                        --              --             --
    FHLB stock dividend                                             (155,400)        (97,000)       (44,300)
    Net change in other assets and other liabilities                (246,547)         21,917       (333,383)
-----------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                      407,146       1,355,803      1,199,176
-----------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
  Investment securities:
    Available-for-sale:
      Purchases                                                     (900,000)     (5,756,442)    (1,741,082)
      Proceeds from sales                                          1,667,527       4,883,555      2,258,282
      Proceeds from calls and maturities                             --            1,000,000        500,000
    Held-to-maturity:
      Purchases                                                  (42,885,000)    (32,665,000)    (2,700,000)
      Proceeds from maturities and paydowns                       40,026,000      32,896,145      4,149,000
  Nonmarketable equity securities:
      Purchases                                                      --           (2,150,000)       --
      Proceeds from sales                                            300,000       1,045,750        --
  Mortgage-backed securities:
    Available-for-sale:
      Proceeds from sales                                            435,101       3,794,185        538,389
      Proceeds from maturities and paydowns                           69,383         910,817      1,509,219
    Held-to-maturity:
      Purchases                                                      --           (1,497,672)       --
      Proceeds from maturities and paydowns                        3,335,901       5,393,027      4,214,016
Principal repayments on loans                                     12,329,882      13,447,983      9,661,854
Origination of loans                                              (6,902,707)     (7,367,780)    (8,778,943)
Purchase of certificates of deposit                              (12,000,000)        --          (1,000,000)
Proceeds from the maturity of certificates of deposit             12,000,000       1,000,000             --
Proceeds from sales of real estate acquired through
  foreclosure                                                         44,563         304,745         95,226
Purchase of office properties and equipment                          (23,727)       (256,865)       (50,283)
-----------------------------------------------------------------------------------------------------------
      Net cash provided by investing activities                    7,496,923      14,982,448      8,655,678
-----------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Increase (decrease) in deposits                                  3,433,925      (5,577,702)     6,238,545
  Proceeds from (payments on) FHLB advances                          --            5,000,000     (5,000,000)
  Payments on federal funds purchased                                --              --          (2,807,000)
  Increase (decrease) in advance payments by borrowers for
    taxes and insurance                                              (20,518)       (211,023)        17,970
  Purchase of treasury stock                                      (1,900,262)     (5,711,772)    (2,040,452)
  Exercise of stock options                                           24,444          12,222         91,644
  Dividends paid                                                    (509,550)       (520,248)      (504,507)
-----------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities          1,028,039      (7,008,523)    (4,003,800)
-----------------------------------------------------------------------------------------------------------
      Net increase in cash and cash equivalents                    8,932,108       9,329,728      5,851,054
Cash and cash equivalents:
  Beginning of year                                               21,018,082      11,688,354      5,837,300
-----------------------------------------------------------------------------------------------------------
  End of year                                                   $ 29,950,190    $ 21,018,082    $11,688,354
===========================================================================================================
Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for:
    Interest                                                    $  2,474,360    $  4,139,873    $ 4,090,582
===========================================================================================================
    Income taxes                                                $    260,562    $    350,130    $   777,099
===========================================================================================================
Supplemental Schedule of Noncash Investing and Financing
  Activities
  Loans transferred to real estate acquired by foreclosure      $     39,232    $    164,544    $    45,776
===========================================================================================================

See Notes to Consolidated Financial Statements.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS -- Chester Bancorp, Inc. and Subsidiaries (the Company) provides a full range of financial services to individual and corporate customers through its home office in Chester, Illinois, and its two banking offices in neighboring cities in Southern Illinois and a banking office in Perryville, Missouri. The Company is subject to competition from other financial institutions in the area, is subject to the regulations of certain federal agencies, and undergoes periodic examinations by those regulatory authorities.

     The Company has not included segment disclosures regarding specific segments since management makes operating decisions and assesses performance based on the Company as a whole.

     The significant accounting and reporting policies of the Company and its subsidiaries follow:

     BASIS OF CONSOLIDATION AND FINANCIAL STATEMENT PRESENTATION -- The financial statements include the accounts of the Company and its wholly owned subsidiaries, Chester National Bank and Chester National Bank of Missouri. Significant intercompany accounts and transactions have been eliminated in consolidation.

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

     TRADING SECURITIES -- Trading securities, which are generally held for the short term, in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account securities are included in current income as a component of other income.

     NONMARKETABLE EQUITY SECURITIES -- Nonmarketable equity securities at December 31, 2002 and 2001 include Federal Home Loan Bank and Federal Reserve Bank stock. These securities are carried at cost, as they have no readily ascertainable market value.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     LOANS -- Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff is stated at the unpaid principal amounts less the allowance for loan losses and net deferred loan origination fees. Loan origination fees, net of certain direct loan origination costs are deferred and amortized to interest income over the contractual lives of the loans using the level yield method.

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

     OFFICE PROPERTIES AND EQUIPMENT -- Office properties and equipment are stated at cost, less accumulated depreciation. Depreciation charged to operations is primarily computed utilizing the straight-line method over the estimated useful lives of the related assets. Estimated lives are 10 to 35 years for buildings and improvements, and 3 to 15 years for furniture and equipment. Management periodically reviews the carrying value of its long-lived assets to determine if impairment has occurred or whether changes in circumstances have occurred that would require a revision to the remaining useful life. In making such determination, management evaluates the performance, on an undiscounted basis, of the underlying operations or assets, which give rise to such amount.

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

     STOCK OPTION PLAN -- The Company has two stock-based employee compensation plans which have been in existence for all periods presented, and which are more fully described in Note 9. As permitted under accounting principles generally accepted in the United States of America, grants of options under the plans are accounted for under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Because options granted under the plans had an exercise price equal to market value of the

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

underlying common stock on the date of the grant, no stock-based employee compensation cost is included in determining net income. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

     For purposes of pro forma disclosures the estimated fair value of the stock options is amortized to expense over the vesting period. The pro forma effects on income for the years ended December 31, 2002, 2001 and 2000, based on options granted from 1997 to 2001 are as follows:

                                                                Year Ended December 31,
                                                         --------------------------------------
                                                            2002          2001          2000
-----------------------------------------------------------------------------------------------
Net income, as reported                                  $1,005,101    $1,016,605    $1,091,382
Deduct total stock-based compensation expense
  determined under the fair value method for all
  awards, net of related tax effects                        (86,805)     (182,867)     (167,634)
-----------------------------------------------------------------------------------------------
Pro forma net income                                     $  918,296    $  833,738    $  923,748
===============================================================================================
Earnings per share:
  Basic:
     As reported                                         $     1.26    $     1.00    $     0.93
     Pro forma                                           $     1.10    $     0.82    $     0.79
  Diluted:
     As reported                                         $     1.16    $     0.97    $     0.91
     Pro forma                                           $     1.01    $     0.79    $     0.77

     The per share fair value of stock options granted in 2001 and 2000 were estimated on the date of grant at $5.98 and $5.49, respectively, using the Black-Scholes option-pricing model. The following assumptions were used to determine the per share fair value of the stock options granted in 2001: dividend yield of .14%; risk-free interest rate of 5.00%; expected volatility of 20.01%; and an estimated life of 7 years. The following assumptions were used to determine the per share fair value of the stock options granted in 2000: dividend yield of .14%; risk-free interest rate of 6.00%; expected volatility of 2.25%; and an estimated life of 7 years.

     RECLASSIFICATION OF CERTAIN ITEMS -- Certain items on the financial statements for the year ended December 31, 2001 have been reclassified, with no effect on net income, or earnings per share, to be consistent with the classifications adopted for the year ended December 31, 2002.

     NET INCOME PER SHARE -- Basic earnings per share for the years ended December 31, 2002, 2001, and 2000 are determined by dividing net income for the year by the weighted average number of common shares. Shares acquired by the ESOP are held in trust but were not considered in the weighted average shares outstanding until the shares were committed for allocation.

     Diluted earnings per share considers the potential dilutive effects of the exercise of the outstanding stock options under the Bank's stock option plans as well as unreleased ESOP shares.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     The following reflects earnings per share calculations for basic and diluted methods:

                                                            2002          2001          2000
-----------------------------------------------------------------------------------------------
Net income available to common shareholders              $1,005,101    $1,016,605    $1,091,382
===============================================================================================
Basic potential common shares:
  Weighted average shares outstanding                    $  934,059    $1,157,790    $1,319,841
  Weighted average ESOP shares unallocated                 (139,325)     (145,560)     (149,510)
-----------------------------------------------------------------------------------------------
Basic average shares outstanding                            794,734     1,012,230     1,170,331
-----------------------------------------------------------------------------------------------
Diluted potential common shares:
  Average stock option equivalents                           69,893        39,483        31,818
-----------------------------------------------------------------------------------------------
Diluted average shares outstanding                          864,627     1,051,713     1,202,149
-----------------------------------------------------------------------------------------------
Basic earnings per share                                 $     1.26    $     1.00    $     0.93
===============================================================================================
Diluted earnings per share                               $     1.16    $     0.97    $     0.91
===============================================================================================

     ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS -- In June 2001, Statement on Financial Accounting Standards No. 143 Accounting for Asset Retirement Obligations was issued to address financial reporting and obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities and to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal operations of a long-lived asset, except for certain obligations of lessees. Statement No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management does not believe the adoption of Statement No. 143 will have a significant impact on the financial statements.

NOTE 2. INVESTMENT AND MORTGAGE-BACKED SECURITIES

     The amortized cost and fair value of investment and mortgage-backed securities available for sale follow:

                                                              December 31, 2002
                                             ----------------------------------------------------
                                                             Gross         Gross
                                             Amortized     Unrealized    Unrealized       Fair
                                                Cost         Gains        (Losses)       Value
-------------------------------------------------------------------------------------------------
Securities of states and municipalities      $  900,000     $ --          $   (137)    $  899,863
-------------------------------------------------------------------------------------------------
     Total                                   $  900,000     $ --          $   (137)    $  899,863
=================================================================================================

                                                              December 31, 2001
-------------------------------------------------------------------------------------------------
Mutual fund shares                           $1,659,955     $ --          $(27,478)    $1,632,477
Mortgage-backed securities                      500,338      11,240         --            511,578
-------------------------------------------------------------------------------------------------
     Total                                   $2,160,293     $11,240       $(27,478)    $2,144,055
=================================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 2. INVESTMENT AND MORTGAGE-BACKED SECURITIES (CONTINUED)

     The amortized cost and fair value of investment and mortgage-backed securities classified as held to maturity follow:

                                                             December 31, 2002
                                           ------------------------------------------------------
                                                            Gross         Gross
                                            Amortized     Unrealized    Unrealized       Fair
                                              Cost          Gains        (Losses)        Value
-------------------------------------------------------------------------------------------------
Securities of U.S. government and
  agencies                                 $27,866,601    $ 337,686      $ --         $28,204,287
Mortgage-backed bonds                        1,000,000       34,444        --           1,034,444
Securities of states and municipalities      6,179,457      389,180        (1,091)      6,567,546
Corporate bonds                              2,505,795      212,667        --           2,718,462
                                           ------------------------------------------------------
     Investment securities                  37,551,853      973,977        (1,091)     38,524,739
Mortgage-backed securities                   3,240,925      137,483        --           3,378,408
-------------------------------------------------------------------------------------------------
     Total                                 $40,792,778    $1,111,460     $ (1,091)    $41,903,147
=================================================================================================

                                                             December 31, 2001
-------------------------------------------------------------------------------------------------
Securities of U.S. government and
  agencies                                 $25,900,566    $ 432,251      $ (7,810)    $26,325,007
Mortgage-backed bonds                        1,000,000          824        --           1,000,824
Securities of states and municipalities      7,671,786      320,922       (45,486)      7,947,222
                                           ------------------------------------------------------
     Investment securities                  34,572,352      753,997       (53,296)     35,273,053
Mortgage-backed securities                   6,598,411       96,586        (5,655)      6,689,342
-------------------------------------------------------------------------------------------------
     Total                                 $41,170,763    $ 850,583      $(58,951)    $41,962,395
=================================================================================================

     The amortized cost and fair value at December 31, 2002, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, stated maturities are not disclosed.

                                              Available for Sale           Held to Maturity
                                             ---------------------    --------------------------
                                             Amortized      Fair       Amortized        Fair
                                               Cost        Value         Cost           Value
------------------------------------------------------------------------------------------------
One year or less                             $900,000     $899,863    $ 3,438,389    $ 3,505,187
One year through five years                        --           --     22,194,715     22,672,137
Five years through ten years                       --           --      9,036,075      9,217,684
Over ten years                                     --           --      2,882,674      3,129,731
------------------------------------------------------------------------------------------------
  Investment securities                       900,000      899,863     37,551,853     38,524,739
Mortgage-backed securities                         --           --      3,240,925      3,378,408
------------------------------------------------------------------------------------------------
                                             $900,000     $899,863    $40,792,778    $41,903,147
================================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 2. INVESTMENT AND MORTGAGE-BACKED SECURITIES (CONTINUED)

     Gross realized gains and (losses) from the sale of investment and mortgage-backed securities follow:

                                                                    For the Year Ended
                                                                       December 31,
                                                             --------------------------------
                                                               2002        2001        2000
---------------------------------------------------------------------------------------------
Gross realized gains:
  Trading securities                                         $ 28,660    $  --       $  --
  Nonmarketable securities                                    100,000       --          --
  Available for sale securities                                12,330     127,748      66,366
---------------------------------------------------------------------------------------------
     Gross realized gains                                     140,990     127,748      66,366
---------------------------------------------------------------------------------------------
Gross realized (losses) on available for sale securities         (908)      --        (23,027)
---------------------------------------------------------------------------------------------
     Net gains                                               $140,082    $127,748    $ 43,339
=============================================================================================

     Investment securities and mortgage backed securities with a carrying value of approximately $3,900,000 and $2,500,000 at December 31, 2002 and 2001,
respectively, were pledged to collateralize certain deposit accounts with balances in excess of $100,000 and for other purposes as required or permitted by law.

NOTE 3. LOANS

     Loans consist of:

                                                                        December 31,
                                                               -------------------------------
                                                                  2002                2001
----------------------------------------------------------------------------------------------
Loans secured by real estate:
  Residential:
     1-4 family                                                $28,760,735         $32,659,775
     Multifamily                                                   253,439             377,190
----------------------------------------------------------------------------------------------
       Total residential                                        29,014,174          33,036,965
  Agricultural and land                                            317,040             367,487
  Commercial                                                     2,599,323           3,307,068
----------------------------------------------------------------------------------------------
       Total loans secured by real estate                       31,930,537          36,711,520
----------------------------------------------------------------------------------------------
Commercial loans                                                 1,748,128           2,235,990
----------------------------------------------------------------------------------------------
Consumer loans:
  Automobile loans                                                 554,611             680,857
  Home improvement                                                 503,819             678,686
  Credit cards                                                     549,316             617,681
  Loans secured by deposits                                        454,394             409,536
  Other                                                            470,627             358,924
----------------------------------------------------------------------------------------------
       Total consumer loans                                      2,532,767           2,745,684
----------------------------------------------------------------------------------------------
       Total loans                                              36,211,432          41,693,194
----------------------------------------------------------------------------------------------
Less:
  Deferred loan fees, net                                            2,654               5,577
  Allowance for loan losses                                        575,234             590,590
----------------------------------------------------------------------------------------------
                                                                   577,888             596,167
----------------------------------------------------------------------------------------------
       Loans, net                                              $35,633,544         $41,097,027
==============================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 3. LOANS (CONTINUED)

     The Banks utilize their data processing system to identify loan payments not made by their contractual due date and calculate the number of days each loan exceeds the contractual due date. The accrual of interest on any loan is discontinued when in the opinion of management; there is reasonable doubt as to the collectibility of interest and principal, or the loan reaches ninety days past due. Total loans no longer accruing interest as of December 31, 2002, 2001 and 2000 were $53,635, $128,756 and $129,861, respectively.

     Activity in the allowance for loan losses follows:

                                                                 Year Ended December 31,
                                                             --------------------------------
                                                               2002        2001        2000
---------------------------------------------------------------------------------------------
Balance, beginning of year                                   $590,590    $597,580    $605,347
  Provision                                                     --          --          --
  Charge-offs                                                 (19,642)    (16,250)    (21,952)
  Recoveries                                                    4,286       9,260      14,185
---------------------------------------------------------------------------------------------
Balance, end of year                                         $575,234    $590,590    $597,580
=============================================================================================

     The Banks have granted loans to officers and directors and related interests. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties. At December 31, 2002, all loans to officers and directors were current with respect to principal and interest. Changes in loans to officers and directors for the year ended December 31, 2002 are summarized as follows:

Balance beginning of year                                       $428,860
Additions                                                        435,241
Repayments                                                      (482,076)
------------------------------------------------------------------------
Balance, end of year                                            $382,025
========================================================================

NOTE 4. OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment consist of:

                                                                      December 31,
                                                                ------------------------
                                                                   2002          2001
----------------------------------------------------------------------------------------
Land                                                            $  167,227    $  167,227
Office buildings and improvements                                2,235,585     2,234,001
Furniture, fixtures and equipment                                1,508,976     1,486,834
----------------------------------------------------------------------------------------
                                                                 3,911,788     3,888,062
Less accumulated depreciation                                    2,507,005     2,360,555
----------------------------------------------------------------------------------------
  Total                                                         $1,404,783    $1,527,507
========================================================================================

NOTE 5. DEPOSITS

     Certificates of deposit of $100,000 or more totaled $12,357,790 and $10,315,536 at December 31, 2002 and 2001, respectively.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 5. DEPOSITS (CONTINUED)

     At December 31, 2002, the scheduled maturities of certificates of deposit were as follows:

                                                                  Amount
---------------------------------------------------------------------------
2003                                                            $41,316,510
2004                                                              6,958,716
2005                                                              3,331,689
2006                                                                245,679
---------------------------------------------------------------------------
  Total                                                         $51,852,594
===========================================================================

     At December 31, 2002 and 2001, the Banks had deposits totaling approximately $27,700,000 and $21,800,000, respectively, from a corporation to which the Company's Chairman of the Board is an executive officer.

NOTE 6. FHLB ADVANCES

     Advances from the Federal Home Loan Bank totaled $5,000,000 at December 31, 2002 and 2001. The advances bear interest at 4.8% and mature on January 17, 2011. Pursuant to collateral agreements with the FHLB, advances are collateralized by all the institution's stock in the FHLB and qualifying first mortgage loans.

NOTE 7. INCOME TAXES

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

     Retained earnings at December 31, 2002 and 2001 includes approximately $2,066,000 of the tax reserve which accumulated prior to 1988, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $800,000 as of December 31, 2002 and 2001.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 7. INCOME TAXES (CONTINUED)

     Income taxes for the years ended December 31, 2002, 2001 and 2000 are summarized as follows:

                                                                 Year Ended December 31,
                                                             --------------------------------
                                                               2002        2001        2000
---------------------------------------------------------------------------------------------
Current:
  Federal                                                    $119,472    $361,225    $442,704
  State                                                         8,665      22,116      11,030
---------------------------------------------------------------------------------------------
     Total current                                            128,137     383,341     453,734
Deferred                                                       77,896       9,397     (15,000)
---------------------------------------------------------------------------------------------
     Total                                                   $206,033    $392,738    $438,734
=============================================================================================

     Income tax expense differs from that computed at the maximum Federal statutory rate of 35% as follows:

                                                        Year Ended December 31,
                                   -----------------------------------------------------------------
                                          2002                   2001                   2000
                                   -------------------    -------------------    -------------------
                                    Amount     Percent     Amount     Percent     Amount     Percent
----------------------------------------------------------------------------------------------------
Computed "expected" income tax
  expense                          $423,897     35.0%     $493,270     35.0%     $535,541     35.0%
Items affecting federal income
  tax rate:
  Amortization of ESOP awards       (32,586)    (2.7)%      (4,960)    (0.4)%      (2,009)    (0.1)%
  State income taxes, net of
     Federal benefit                  5,632      0.5%       14,375      1.0%        7,170      0.5%
  Tax-exempt interest              (115,782)    (9.6)%     (96,734)    (6.9)%    (121,848)    (8.0)%
  Other                             (75,128)    (6.2)%     (13,213)    (0.8)%      19,880      1.3%
----------------------------------------------------------------------------------------------------
                                   $206,033     17.0%     $392,738     27.9%     $438,734     28.7%
====================================================================================================

     The components of the deferred tax assets and liabilities follow:

                                                                    December 31,
                                                                --------------------
                                                                  2002        2001
------------------------------------------------------------------------------------
Deferred tax assets:
  General loan loss allowance                                   $222,213    $228,069
  Restricted stock awards                                          --         48,418
  Other                                                           12,886      15,885
  Available-for-sale securities market valuation                      53       6,171
------------------------------------------------------------------------------------
     Total deferred tax assets                                   235,152     298,543
------------------------------------------------------------------------------------
Deferred tax liabilities:
  Excess of tax bad debt reserves over base year                  (5,679)    (37,513)
  Tax depreciation in excess of that recorded for book
     purposes                                                    (18,898)    (31,223)
  FHLB stock dividends                                          (155,811)    (98,685)
  Other                                                           (7,656)      --
------------------------------------------------------------------------------------
     Total deferred tax liabilities                             (188,044)   (167,421)
------------------------------------------------------------------------------------
     Net deferred tax asset                                     $ 47,108    $131,122
====================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 8. REGULATORY CAPITAL REQUIREMENTS

     The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of the Company and Banks' assets, liabilities, and certain off- balance-sheet items as calculated under regulatory accounting practices. The Company and Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk- weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes, at December 31, 2002, that the Company and Banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 2002, the most recent notification from the regulatory agencies categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

     The Company's primary source of cash is dividends received from the Banks. By regulation, the Banks are prohibited from paying dividends in excess of the current year's net income plus the retained net earnings from the prior two years, without regulatory approval. At December 31, 2002, the Banks had approximately $819,000 of retained earnings available for the payment of dividends without obtaining prior regulatory approval and have been receiving approval for special dividends for the past three years. As a practical matter, dividends distributed by the Banks are restricted to amounts that maintain prudent capital levels.

     During 2002, the Company received regulatory approval from their primary regulators to restructure the capital of the organization to better utilize the capital. As a result, Chester National Bank and Chester National Bank of Missouri provided $2,500,000 and $1,000,000, respectively to Chester Bancorp, Inc.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 8. REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

     The Company's and the Banks' actual capital amounts and ratios were as follows:

                                                            December 31, 2002
                                          ------------------------------------------------------
                                                                                   To Be Well
                                                                                   Capitalized
                                                                                  Under Prompt
                                                                For Capital        Corrective
                                                                 Adequacy            Action
                                               Actual            Purposes          Provisions
                                          ----------------    ---------------    ---------------
(Dollars in thousands)                    Amount     Ratio    Amount    Ratio    Amount    Ratio
------------------------------------------------------------------------------------------------
Total capital (to risk-weighted
  assets):
  Company                                 $14,230    33.9%    $3,353     8.0%    $--        N/A
  Chester National Bank                     9,935    26.9%     2,951     8.0%    3,689     10.0%
  Chester National Bank of Missouri         2,728    58.3%       374     8.0%      468     10.0%
Tier I capital (to risk-weighted
  assets):
  Company                                  13,710    32.7%     1,677     4.0%     --        N/A
  Chester National Bank                     9,474    25.7%     1,475     4.0%    2,213      6.0%
  Chester National Bank of Missouri         2,669    57.0%       187     4.0%      281      6.0%
Tier I capital (to average assets):
  Company                                  13,710    12.0%     4,553     4.0%     --        N/A
  Chester National Bank                     9,474     9.1%     4,143     4.0%    5,179      5.0%
  Chester National Bank of Missouri         2,669    28.2%       378     4.0%      473      5.0%

                                                            December 31, 2001
                                          ------------------------------------------------------
                                                                                   To Be Well
                                                                                   Capitalized
                                                                                  Under Prompt
                                                                For Capital        Corrective
                                                                 Adequacy            Action
                                               Actual            Purposes          Provisions
                                          ----------------    ---------------    ---------------
(Dollars in thousands)                    Amount     Ratio    Amount    Ratio    Amount    Ratio
------------------------------------------------------------------------------------------------
Total capital (to risk-weighted
  assets):
  Company                                 $15,495    35.7%    $3,476     8.0%    $--        N/A
  Chester National Bank                    11,759    30.7%     3,064     8.0%    3,829     10.0%
  Chester National Bank of Missouri         3,602    71.3%       404     8.0%      505     10.0%
Tier I capital (to risk-weighted
  assets):
  Company                                  14,958    34.4%     1,738     4.0%     --        N/A
  Chester National Bank                    11,286    29.5%     1,532     4.0%    2,298      6.0%
  Chester National Bank of Missouri         3,538    70.1%       202     4.0%      303      6.0%
Tier I capital (to average assets):
  Company                                  14,958    13.3%     3,362     3.0%     --        N/A
  Chester National Bank                    11,286    11.2%     3,014     3.0%    5,024      5.0%
  Chester National Bank of Missouri         3,538    31.4%       338     3.0%      563      5.0%

NOTE 9. EMPLOYEE BENEFITS

     DEFINED BENEFIT PENSION PLAN -- Substantially all employees are included in a trusteed defined benefit pension plan. The benefits contemplated by the plan are funded through payments to the Financial Institutions Retirement Fund, which operates as an industry-wide plan and does not report relative plan assets and actuarial liabilities of the individual

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 9. EMPLOYEE BENEFITS (CONTINUED)

participating associations. The cost of funding is charged to current operations. There is no unfunded liability for past service. Expense for the years ended December 2002, 2001 and 2000 was $27,944, $66,000 and $24,000,
respectively.

     EMPLOYEE STOCK OWNERSHIP PLAN -- The Company has an employee stock ownership plan which covers substantially all employees who have attained the age of 21 and completed one year of service. In connection with the conversion to a stock corporation, the ESOP purchased 174,570 shares of the Company's common stock at a subscription price of $10.00 per share using funds loaned by the Company. The Company loan is being repaid with level principal payments over 30 years. During October 2002, the loan was restructured to a term of forty years. All shares are held in a suspense account for allocation among the participants as the loan is repaid. Shares released from the suspense account are allocated among the participants based upon their pro rata annual compensation. The purchases of the shares by the ESOP were recorded by the Company as unearned ESOP shares in a contra equity account. As ESOP shares are committed to be released to compensate employees, the contra equity account is reduced and the Company recognizes compensation expense equal to the fair market value of the shares committed to be released. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt. Compensation expense related to the ESOP was $71,355, $95,960 and $92,299 for the years ended December 31, 2002, 2001 and 2000, respectively.

     The ESOP shares follow:

                                                                      December 31,
                                                                ------------------------
                                                                   2002          2001
----------------------------------------------------------------------------------------
Allocated shares                                                    35,308        31,758
Unreleased shares                                                  139,262       142,812
----------------------------------------------------------------------------------------
  Total ESOP shares                                                174,570       174,570
========================================================================================
Fair value of unreleased shares                                 $3,103,871    $2,649,163
========================================================================================

     RESTRICTED STOCK AWARDS -- The 1997 Management Recognition and Development Plan provides that 82,921 shares of common stock can be awarded to directors and employees in key management positions to encourage such directors and key employees to remain with the Company. The shares vest over a five-year period beginning on the adoption date. The value of the common stock contributed to the Plan is being amortized to compensation expense over the vesting period. Compensation expense was $61,092 for the years ended December 31, 2002 and $166,194 for both of the years ended 2001 and 2000.

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

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 9. EMPLOYEE BENEFITS (CONTINUED)

     Activity within the plan is summarized as follows:

                                                     Year Ended December 31,
                                 ---------------------------------------------------------------
                                        2002                  2001                  2000
                                 -------------------   -------------------   -------------------
                                           Weighted-             Weighted-             Weighted-
                                            Average               Average               Average
                                           Exercise              Exercise              Exercise
Fixed Options                    Shares      Price     Shares      Price     Shares      Price
------------------------------------------------------------------------------------------------
Outstanding at beginning of
  year                           237,302    $14.56     224,612    $14.42     216,468    $14.24
Granted                            --        --         14,000     17.00      16,000     16.69
Exercised                         (1,746)    14.00        (873)    14.00      (6,546)    14.00
Forfeited                           (436)    14.00        (437)    14.00      (1,310)    14.00
                                 -------               -------               -------
Outstanding at end of year       235,120     14.57     237,302     14.56     224,612     14.42
                                 =======               =======               =======
Options exercisable at
  year-end                       214,028               166,598               121,676
                                 =======               =======               =======
Weighted-average fair value of
  options granted during the
  year                                         N/A                $ 5.98                $ 5.49
                                            ======                ======                ======

NOTE 10. CONTINGENCIES

     The Company is a defendant in legal actions arising from normal business activities. Management, after consultation with legal counsel, believes that the resolution of these actions will not have any material adverse effect on the Company's consolidated financial statements.

NOTE 11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

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

                                                                               Range of Rates
                                Variable Rate    Fixed Rate        Total       on Fixed Rate
Commitments to extend credit     Commitments     Commitments    Commitments     Commitments
---------------------------------------------------------------------------------------------
December 31, 2002                 $1,298,015     $3,845,838     $5,143,853     5.25% - 12.9%
December 31, 2001                 $  842,483     $2,937,132     $3,779,615      7.0% - 12.9%

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

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 12. LIQUIDATION ACCOUNT

     At the time of conversion to a stock corporation, the Bank established a liquidation account for the benefit of eligible savings account holders who continue to maintain their savings accounts with the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such event), eligible savings account holders who continue to maintain their accounts with the Bank shall be entitled to receive a distribution from the liquidation account after payment to all creditors but before any liquidation distribution with respect to common stock. The initial liquidation account was established at approximately $11.9 million. This account is proportionately reduced for any subsequent reduction in the eligible holders' deposit accounts. The creation and maintenance of the liquidation account will not restrict the use or application of any of the capital accounts of the Company, except that the Company may not declare or pay a cash dividend on, or purchase any of, its capital stock, if the effect of such dividends or repurchase would be to cause the Company's net worth to be reduced below the aggregate amount then required for the liquidation account, or the amount required by federal or state law. Due to various natural events, such as death, relocation and general attrition of accounts, the balance in the liquidation account has been reduced to approximately $6.2 million as of December 31, 2002.

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

     Approximate carrying values and fair values are summarized below:

                                                               December 31,
                                         --------------------------------------------------------
                                                    2002                          2001
                                         --------------------------    --------------------------
                                          Carrying         Fair         Carrying         Fair
                                            Value          Value          Value          Value
-------------------------------------------------------------------------------------------------
Interest-earning assets:
  Cash and cash equivalents              $29,950,190    $29,950,190    $21,018,082    $21,018,082
  Investment securities                   42,306,667     43,279,553     39,751,829     40,452,530
  Mortgage-backed securities               3,240,925      3,378,408      7,109,989      7,200,920
  Loans                                   35,633,544     36,275,000     41,097,027     41,513,000
  Accrued interest receivable                756,248        756,248        778,175        778,175
Interest-bearing liabilities:
  Deposits:
     Checking, money market demand,
       and passbooks                      42,995,115     42,995,115     38,089,911     38,089,911
     Certificates of deposit              51,852,594     52,324,515     53,323,873     53,946,174
  Fixed-term advances from FHLB            5,000,000      5,000,000      5,000,000      5,000,000
  Accrued interest payable                    53,204         53,204         61,826         61,826

     The carrying value of cash and cash equivalents, checking, money market, demand and passbooks are considered reasonable estimates of those instruments fair values.

     The fair value of investment securities, mortgage-backed securities and trading securities is based on quoted market prices and prices obtained from independent pricing services. Nonmarketable securities, for which current market values are not readily available, are believed to have carrying values, which approximate market values. The fair value of loans and certificates of deposit, are estimated based on present values using published rates currently available that are applicable to each category of such financial instruments. The carrying value of accrued interest receivable and accrued interest payable approximates its fair value.

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

     The Company does not have unrecognized financial instruments, other than those discussed in Note 11, which are subject to fair value disclosure. The difference between the fair value and the face value for the instruments disclosed in Note 11 was not considered material.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

NOTE 14. PARENT COMPANY FINANCIAL INFORMATION

     The following are condensed balance sheets and condensed statements of income and cash flows for Chester Bancorp, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                    December 31,
                                                                ---------------------
(In thousands)                                                   2002          2001
-------------------------------------------------------------------------------------
Assets:
  Cash                                                          $ 1,419       $   123
  Investment securities                                             352           200
  Investment in subsidiaries                                     12,143        14,815
  Other assets                                                        4            48
-------------------------------------------------------------------------------------
                                                                $13,918       $15,186
=====================================================================================
Liabilities and stockholders' equity:
  Other liabilities                                             $   208       $   238
  Stockholders' equity                                           13,710        14,948
-------------------------------------------------------------------------------------
                                                                $13,918       $15,186
=====================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 14. PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                         CONDENSED STATEMENTS OF INCOME

                                                                 Year Ended December 31,
                                                            ----------------------------------
(In thousands)                                               2002         2001          2000
----------------------------------------------------------------------------------------------
Interest income                                             $    8       $    12       $    20
Dividend income from subsidiaries                              185         5,300         2,458
Gain on sale of investments, including trading
  securities                                                   129            23         --
Unrealized (loss) on trading securities                        (10)        --            --
----------------------------------------------------------------------------------------------
                                                               312         5,335         2,478
Net operating expenses                                         169           280           287
----------------------------------------------------------------------------------------------
  Income before income tax (benefit) and equity in
     undistributed earnings of subsidiaries                    143         5,055         2,191
Income tax (benefit)                                           (43)          (80)         (122)
----------------------------------------------------------------------------------------------
  Income before equity in undistributed earnings of
     subsidiaries                                              186         5,135         2,313
Equity in undistributed earnings of subsidiaries               819        (4,118)       (1,222)
----------------------------------------------------------------------------------------------
                                                            $1,005       $ 1,017       $ 1,091
==============================================================================================

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                 Year Ended December 31,
                                                           -----------------------------------
(In thousands)                                              2002          2001          2000
----------------------------------------------------------------------------------------------
Operating activities:
  Net income                                               $ 1,005       $ 1,017       $ 1,091
  Equity in undistributed earnings of subsidiaries            (819)        4,118         1,222
  Purchases of trading securities                           (1,403)        --            --
  Proceeds from sale of trading securities                   1,041         --            --
  Unrealized loss on trading securities                         10         --            --
  Amortization of stock plans                                  133           262           258
  Other, net                                                    15             2          (252)
----------------------------------------------------------------------------------------------
     Net cash provided by (used in) operating
       activities                                              (18)        5,399         2,319
----------------------------------------------------------------------------------------------
Investing activities -- decrease in investment
  securities                                                   200           873           199
----------------------------------------------------------------------------------------------
     Net cash provided by investing activities                 200           873           199
----------------------------------------------------------------------------------------------
Financing activities:
  Purchase of treasury stock                                (1,900)       (5,712)       (2,040)
  Dividends paid                                              (510)         (520)         (505)
  Stock options exercised                                       24            12            92
  Capital restructure                                        3,500         --            --
----------------------------------------------------------------------------------------------
     Net cash (used in) provided by financing
       activities                                            1,114        (6,220)       (2,453)
----------------------------------------------------------------------------------------------
     Net change in cash and cash equivalents                 1,296            52            65
Cash and cash equivalents at beginning of year                 123            71             6
----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                   $ 1,419       $   123       $    71
==============================================================================================

CHESTER BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)
--------------------------------------------------------------------------------

NOTE 15. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                      Year Ended December 31, 2002
                                         ------------------------------------------------------
                                                           Three Months Ended
(Thousands of dollars,                   ------------------------------------------------------
except per share data)                   December 31,    September 30,    June 30,    March 31,
-----------------------------------------------------------------------------------------------
Interest income                             $1,265          $1,296         $1,439      $1,457
Interest expense                               592             606            616         652
-----------------------------------------------------------------------------------------------
  Net interest income                          673             690            823         805
Provision for losses on loans               --              --              --          --
-----------------------------------------------------------------------------------------------
  Net interest income after provision
     for losses on loans                       673             690            823         805
Noninterest income                             184              63             62          69
Noninterest expense                            478             546            558         575
-----------------------------------------------------------------------------------------------
  Income before income taxes                   379             207            327         299
Income taxes                                    23              46             86          52
-----------------------------------------------------------------------------------------------
  Net income                                $  356          $  161         $  241      $  247
===============================================================================================
Basic earnings per share                    $ 0.45          $ 0.20         $ 0.29      $ 0.30
===============================================================================================
Diluted earnings per share                  $ 0.41          $ 0.18         $ 0.27      $ 0.28
===============================================================================================

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
===============================================================================================

STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

BOARD OF DIRECTORS                                                TRANSFER AGENT

Michael W. Welge, Chairman                                        Registrar and Transfer Company
John R. Beck, M.D.                                                10 Commerce Drive
Edward K. Collins                                                 Cranford, NJ 07016
James C. McDonald                                                 (800) 368-5948
Thomas E. Welch, Jr.
Carl H. Welge                                                     FDIC DISCLAIMER

CORPORATE HEADQUARTERS                                            This Annual Report has not been
                                                                  reviewed, or confirmed for accuracy
1112 State Street                                                 or relevance, by the FDIC.
Chester, IL 62233
(618) 826-5038                                                    GENERAL INQUIRIES AND REPORTS

ANNUAL MEETING                                                    A copy of the Company's 2002 Annual Report to
                                                                  the Securities and Exchange Commission, Form
Friday, April 11, 2003                                            10-K, may be obtained without charge by written
10:00 A.M.                                                        request of shareholders to:
American Legion Hall                                              Michael W. Welge, President
500 E. Opdyke St.                                                 Chester Bancorp, Inc.
Chester, IL 62233                                                 1112 State Street
                                                                  Chester, IL 62233
STOCK LISTING

Nasdaq SmallCap Market
Symbol: CNBA

INDEPENDENT AUDITORS

McGladrey & Pullen, LLP
15 South Old State Capitol Plaza, Suite 200
Springfield, IL 62705

[CHESTER BANCORP, INC. LOGO]

     1112 State Street - Chester, Illinois 62233 - Telephone (618) 826-5038